   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AMSCAN HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              5110                             13-3911462
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                             AMSCAN HOLDINGS, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               JAMES M. HARRISON
                             AMSCAN HOLDINGS, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                                 (914) 345-2020
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                MILTON G. STROM, ESQ.                              MITCHELL S. PRESSER, ESQ.
      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                  WACHTELL, LIPTON, ROSEN & KATZ
                  919 THIRD AVENUE                                    51 WEST 52ND STREET
              NEW YORK, NEW YORK 10022                             NEW YORK, NEW YORK 10019
                   (212) 735-3000                                       (212) 403-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon consummation of the Merger as described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with the General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                   PROPOSED        PROPOSED    PROPOSED MAXIMUM
                                                   MAXIMUM         MAXIMUM        AGGREGATE         AMOUNT
                                                 AMOUNT TO BE   OFFERING PRICE     OFFERING    OF REGISTRATION
                   TITLE(1)                     REGISTERED(2)    PER SHARE(3)      PRICE(3)         FEE(4)
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per share........    136 shares      $6.7325       $142,046,654         $0
===============================================================================================================

(1) This Registration Statement relates to the Common Stock of the Registrant to be issued to the holders of the Registrant's Common Stock in the proposed merger of Confetti Acquisition, Inc. with and into the Registrant, with the Registrant continuing as the surviving corporation in the merger (the "Merger").

(2) Represents an estimate of the maximum number of shares of Registrant's Common Stock that may be issued in the Merger.

(3) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1). The proposed maximum aggregate offering price is based upon the product of (i) 21,098,649, the total number of the Registrant's shares to be received by the Registrant in the Merger, assuming all stockholders of the Registrant elect the Mixed Consideration in the Merger, and (ii) the average of the high and low sales prices of a share of the Registrant's Common Stock on the Nasdaq National Market ($16.0625) on November 6, 1997 minus $9.33 in cash to be paid by the Registrant to stockholders for each share of the Registrant's Common Stock.

(4) Pursuant to Rule 457(b), the required fee of $43,045 is reduced by the fee of $67,912 previously paid on September 12, 1997 pursuant to Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, and Rules 0-11 and 14a-(6)(j) promulgated thereunder, in connection with the filing of preliminary proxy materials relating to the Merger as described herein, and has been credited against the registration fee payable in connection with this Registration Statement. Accordingly, no fee is payable with this filing.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

                                 [AMSCAN LOGO]

                             AMSCAN HOLDINGS, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523

                                                               November 14, 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Amscan Holdings, Inc. (the "Company"), which will be held at the executive offices of the Company, 80 Grasslands Road, Elmsford, New York, on Wednesday, December 17, 1997, at 10:00 a.m., local time.

     At the Special Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 10, 1997 (the "Merger Agreement"), between the Company and Confetti Acquisition, Inc., a newly organized Delaware corporation ("Acquisition") affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co., and to approve the transactions contemplated by the Merger Agreement. If stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby, and such transactions are consummated, Acquisition will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation, and each share of common stock of the Company ("Company Common Stock"), with certain exceptions, will be converted, at the election of the holder thereof, into the right to receive from the Company following the Merger either $16.50 in cash (the "Cash Consideration"), or $9.33 in cash plus a retained interest in the Company equal to one share for every 150,000 shares so elected (the "Mixed Consideration"), with cash to be paid in lieu of fractional shares of Company Common Stock. Detailed information concerning the proposed Merger is set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully. A copy of the Merger Agreement is included as Annex A to the Proxy Statement/Prospectus.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Company Common Stock held by stockholders of record on November 13, 1997 (the "Record Date"). The majority stockholder of the Company, the estate of John A. Svenningsen, the founder and former Chairman and Chief Executive Officer of the Company (the "Estate"), beneficially owned, as of the Record Date, shares of Company Common Stock representing approximately 71.2% of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Pursuant to a Voting Agreement, dated as of August 10, 1997 (the "Voting Agreement"), among Acquisition, the Estate and Christine Svenningsen, the wife of Mr. Svenningsen and executrix of the Estate, the Estate and Mrs. Svenningsen have, among other things, irrevocably agreed to vote all the shares held by the Estate in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Accordingly, the requisite vote of stockholders to approve and adopt the Merger Agreement is assured. Pursuant to the Voting Agreement, the Estate and Mrs. Svenningsen have also agreed to elect the Mixed Consideration in the Merger with respect to all of the shares held by the Estate.

     Holders of Company Common Stock will be entitled to appraisal rights under Delaware law in connection with the Merger, as described in the Proxy Statement/Prospectus.

     THE BOARD OF DIRECTORS, UPON THE UNANIMOUS RECOMMENDATION OF ITS INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE VOTING AGREEMENT AND DETERMINED, BASED ON THE AVAILABILITY OF THE CASH CONSIDERATION IN THE MERGER TO ANY STOCKHOLDER WHO SO ELECTS, THAT THE MERGER AGREEMENT, THE VOTING AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST

INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN THE ESTATE), AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. In reaching such determination and recommendation, the Board's independent directors considered, among other things, the opinion of Wasserstein Perella & Co., Inc., who served as the independent directors' financial advisor with respect to such transactions ("Wasserstein Perella"), that the Cash Consideration to be received by the stockholders of the Company, other than the Estate, pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. Wasserstein Perella's opinion is included as Annex C to the Proxy Statement/Prospectus. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the review undertaken by Wasserstein Perella. IN MAKING A DETERMINATION AS TO WHETHER TO ELECT THE CASH CONSIDERATION OR THE MIXED CONSIDERATION, STOCKHOLDERS SHOULD BE AWARE THAT THE CASH CONSIDERATION HAS A SIGNIFICANTLY HIGHER CURRENT VALUE THAN THE MIXED CONSIDERATION.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     NO ACTION IS REQUIRED AT THIS TIME FOR STOCKHOLDERS TO ELECT THE CASH CONSIDERATION. UNLESS STOCKHOLDERS MAKE AN AFFIRMATIVE ELECTION TO RECEIVE THE MIXED CONSIDERATION IN ACCORDANCE WITH THE ENCLOSED FORM OF ELECTION, THEY WILL BE DEEMED TO HAVE ELECTED THE CASH CONSIDERATION. STOCKHOLDERS ELECTING THE CASH CONSIDERATION SHOULD NOT RETURN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL, AND THEN ONLY IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. STOCKHOLDERS ELECTING THE MIXED CONSIDERATION SHOULD RETURN THEIR STOCK CERTIFICATES TOGETHER WITH THE ENCLOSED FORM OF ELECTION PURSUANT TO THE INSTRUCTIONS CONTAINED IN SUCH FORM OF ELECTION.

                                          Yours very truly,

                                          /s/ Gerald C. Rittenberg
                                          GERALD C. RITTENBERG
                                          President and Acting Chairman of the
                                          Board

                                 [AMSCAN LOGO]

                             AMSCAN HOLDINGS, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 17, 1997
                            ------------------------

To the Stockholders of
  Amscan Holdings, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Amscan Holdings, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company, 80 Grasslands Road, Elmsford, New York, on Wednesday, December 17, 1997, at 10:00 a.m., local time, for the following purposes, which are more fully described in the accompanying Proxy Statement/Prospectus:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 10, 1997 (the "Merger Agreement"), between the Company and Confetti Acquisition, Inc., a Delaware corporation ("Acquisition") affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co., pursuant to which, among other things, Acquisition will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation, and each share of common stock, par value $0.10 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock owned by the Company or any subsidiary of the Company or by Acquisition or any subsidiary of Acquisition, which will be cancelled and retired, and other than shares of Company Common Stock subject to appraisal rights) will be converted, at the election of the holder thereof, into the right to receive from the Company following the Merger either (a) $16.50 in cash (the "Cash Consideration"), or (b) $9.33 in cash plus a retained interest in the Company equal to one share of Company Common Stock for every 150,000 shares of Company Common Stock so elected (the "Mixed Consideration"), with cash to be paid in lieu of fractional shares of Company Common Stock, and to approve the transactions contemplated by the Merger Agreement, including the Merger; and

          2. To transact such other business as may properly come before the Special Meeting.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Company Common Stock held by stockholders of record on November 13, 1997 (the "Record Date"). The majority stockholder of the Company, the estate of John A. Svenningsen, the founder and former Chairman and Chief Executive Officer of the Company (the "Estate"), beneficially owned, as of the Record Date, shares of Company Common Stock representing approximately 71.2% of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Pursuant to a Voting Agreement, dated as of August 10, 1997, among Acquisition, the Estate and Christine Svenningsen, the wife of John A. Svenningsen and executrix of the Estate, the Estate and Mrs. Svenningsen have, among other things, irrevocably agreed to vote all of the shares of Company Common Stock held by the Estate in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. Accordingly, the requisite vote of stockholders to approve and adopt the Merger Agreement is assured.

     Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during regular business hours at the executive offices of the

Company, 80 Grasslands Road, Elmsford, New York, during the 10 days immediately prior to the Special Meeting.

     Shares of Company Common Stock represented by all properly executed proxies received in time for the Special Meeting will be voted in the manner specified in the proxies relating thereto. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter.

     In connection with the proposed Merger, appraisal rights will be available to those stockholders of the Company who meet and comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), a copy of which is included as Annex D to the Proxy Statement/Prospectus. Reference is made to the section entitled "STOCKHOLDERS' APPRAISAL RIGHTS" in the Proxy Statement/Prospectus for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed Merger.

     YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES OF COMPANY COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

     NO ACTION IS REQUIRED AT THIS TIME FOR STOCKHOLDERS TO ELECT THE CASH CONSIDERATION. UNLESS STOCKHOLDERS MAKE AN AFFIRMATIVE ELECTION TO RECEIVE THE MIXED CONSIDERATION IN ACCORDANCE WITH THE ENCLOSED FORM OF ELECTION, THEY WILL BE DEEMED TO HAVE ELECTED THE CASH CONSIDERATION. STOCKHOLDERS ELECTING THE CASH CONSIDERATION SHOULD NOT RETURN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL, AND THEN ONLY IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. STOCKHOLDERS ELECTING THE MIXED CONSIDERATION SHOULD RETURN THEIR STOCK CERTIFICATES TOGETHER WITH THE ENCLOSED FORM OF ELECTION PURSUANT TO THE INSTRUCTIONS CONTAINED IN SUCH FORM OF ELECTION.

     IF YOU HAVE ANY QUESTIONS OR REQUIRE ADDITIONAL MATERIAL, PLEASE CONTACT DANIEL DEWEEVER AT CHASEMELLON SHAREHOLDER SERVICES, L.L.C. AT 1-888-213-0969 (TOLL FREE) OR 212-273-8293 (COLLECT).

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ James M. Harrison
                                          JAMES M. HARRISON
                                          Secretary
Elmsford, New York
November 14, 1997

                             AMSCAN HOLDINGS, INC.

                                      LOGO
                            ------------------------

                           PROXY STATEMENT/PROSPECTUS
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 17, 1997

     This Proxy Statement/Prospectus is being furnished to stockholders of Amscan Holdings, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at a Special Meeting of Stockholders, which will be held at the executive offices of the Company, 80 Grasslands Road, Elmsford, New York, on Wednesday, December 17, 1997, at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement/Prospectus relates to, among other things, the proposed merger (the "Merger") of Confetti Acquisition, Inc., a Delaware corporation ("Acquisition") affiliated with GS Capital Partners II, L.P. ("GSCP II") and certain other private investment funds managed by Goldman, Sachs & Co. ("Goldman Sachs"), with and into the Company pursuant to an Agreement and Plan of Merger, dated as of August 10, 1997 (the "Merger Agreement"), between the Company and Acquisition, and the transactions contemplated thereby.

     Pursuant to the Merger Agreement, each share of the Company's common stock, par value $0.10 per share (the "Company Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than shares of Company Common Stock owned by the Company or any subsidiary of the Company or by Acquisition or any subsidiary of Acquisition, which will be cancelled and retired, and other than shares of Company Common Stock subject to appraisal rights), will be converted, at the election of the holder thereof, into the right to receive from the Company following the Merger, either (a) $16.50 in cash (the "Cash Consideration") or (b) $9.33 in cash plus a retained interest in the Company equal to one fully paid and nonassessable share of Company Common Stock for every 150,000 shares of Company Common Stock so elected (the "Mixed Consideration"), with cash being paid in lieu of any fractional shares. No action is required at this time for stockholders to elect the Cash Consideration. Unless stockholders make an affirmative election to receive the Mixed Consideration in accordance with the Form of Election accompanying this Proxy Statement/Prospectus (the "Form of Election"), they will be deemed to have elected the Cash Consideration. Holders of shares of Company Common Stock who elect the Mixed Consideration and who would otherwise have been entitled to retain a fraction of a share of Company Common Stock will receive, in lieu thereof (but in addition to the $9.33 in cash to be paid for each share so elected), cash in an amount equal to $0.50 per share so elected. See "THE MERGER -- Merger Consideration." A copy of the Merger Agreement is included as Annex A to this Proxy Statement/Prospectus. The summaries of the Merger Agreement set forth in this Proxy Statement/Prospectus do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

     This Proxy Statement/Prospectus also constitutes a prospectus of the Company with respect to the 136 shares of Company Common Stock that may be retained by stockholders in the Merger.

     Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Company Common Stock held by stockholders of record on November 13, 1997 (the "Record Date"). The majority stockholder of the Company, the estate of John A. Svenningsen, the founder and former Chairman and Chief Executive Officer of the Company (the "Estate"), beneficially owned, as of the Record Date, shares of Company Common Stock representing approximately 71.2% of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting. Pursuant to a Voting Agreement, dated as of August 10, 1997 (the "Voting Agreement"), among Acquisition, the Estate and Christine Svenningsen, the wife of John A. Svenningsen and the executrix of the Estate, the Estate and Mrs. Svenningsen (collectively, the "Svenningsen Stockholders") have, among other things, irrevocably agreed to vote all of the shares of Company Common Stock held by the Estate in favor of the approval and the adoption of the Merger

Agreement and the transactions contemplated thereby. Accordingly, the requisite vote of the holders of shares of Company Common Stock to approve and adopt the Merger Agreement is assured. The Svenningsen Stockholders have also agreed to elect the Mixed Consideration in the Merger with respect to all of the shares of Company Common Stock held by the Estate.

     As a result, and assuming no stockholder of the Company other than the Estate elects the Mixed Consideration, there will be 1,000 shares of Company Common Stock outstanding immediately following the Merger, of which GSCP will own 825 shares, Gerald C. Rittenberg, President and Acting Chairman of the Board, will own 60 shares, James M. Harrison, Chief Financial Officer and Secretary, will own 15 shares (all of which will be restricted), and the Estate will retain ownership of 100 shares. In addition, following consummation of the Merger, an additional 10 shares will be purchased by certain employees, including William S. Wilkey, Senior Vice President -- Sales and Marketing, who will acquire approximately seven shares.

     Upon completion of the Merger, GSCP will hold in excess of 80% of the outstanding shares of Company Common Stock and, therefore, GSCP will control the Company. The Company has been advised by GSCP that, as of the date of this Proxy Statement/Prospectus, GSCP has no plan to offer to the public the shares of the Company Common Stock it will acquire in the Merger.

     The Board of Directors, upon the unanimous recommendation of its independent directors, has unanimously approved the Merger Agreement and the Voting Agreement and determined, based on the availability of the Cash Consideration in the Merger to any stockholder who so elects, that the Merger Agreement, the Voting Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company's stockholders (other than the Estate), and recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching such determination and recommendation, the independent directors considered, among other things, the opinion of Wasserstein Perella & Co., Inc., who served as the independent directors' financial advisor with respect to such transactions ("Wasserstein Perella"), that the Cash Consideration to be received by the stockholders of the Company, other than the Estate, pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. Wasserstein Perella's opinion is included as Annex C to this Proxy Statement/Prospectus. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the review undertaken by Wasserstein Perella. In making a determination as to whether to elect the Cash Consideration or the Mixed Consideration in the Merger, stockholders should be aware that the Cash Consideration has a significantly higher current value than the Mixed Consideration. See "The MERGER -- Recommendation of the Board of Directors; Reasons for the Merger."

     The Company Common Stock is listed for trading on the Nasdaq National Market ("Nasdaq") under the symbol "AMSN." On August 8, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of the Company Common Stock as reported on Nasdaq was $12 1/8 per share. On November 13, 1997, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the last sale price of the Company Common Stock as reported on Nasdaq was $15 1/16 per share. Stockholders of the Company should obtain current market quotations for the Company Common Stock. If the Merger is approved and consummated, the Company anticipates that it will seek to have the Company Common Stock delisted from Nasdaq. In addition, upon consummation of the Merger, the Company Common Stock will be eligible for deregistration under the Exchange Act. See "RISK FACTORS -- Delisting; Illiquidity of Company Common Stock."

     This Proxy Statement/Prospectus, the accompanying form of proxy and the other enclosed documents are first being mailed to stockholders of the Company on or about November 17, 1997.

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMPANY COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is November 14, 1997.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
FORWARD-LOOKING STATEMENTS............................................................    2
SUMMARY...............................................................................    3
  The Company.........................................................................    3
  The Special Meeting.................................................................    3
  The Merger..........................................................................    5
  Selected Historical and Merger Pro Forma Consolidated and Combined Financial and
     Other Data.......................................................................   12
  Market Price Data and Dividends.....................................................   16
RISK FACTORS..........................................................................   17
  Control by GSCP.....................................................................   17
  Delisting; Illiquidity of Company Common Stock......................................   17
  Substantial Leverage................................................................   17
  Potential Dilution of Company Stockholders..........................................   18
  Concentration of Customer Sales and Credit Risk.....................................   18
  Importance of Identifying Design Trends and Consumer Preferences....................   18
  Competition.........................................................................   19
  Impact of Changing Paper Prices.....................................................   19
  Risks Associated with Further Expansion Through Acquisitions........................   19
  Seasonality.........................................................................   19
  Dependence on Key Personnel.........................................................   20
THE SPECIAL MEETING...................................................................   21
  Matters to be Considered............................................................   21
  Required Vote.......................................................................   21
  Voting and Revocation of Proxies....................................................   21
  Record Date; Stock Entitled to Vote; Quorum.........................................   22
  Stockholders' Appraisal Rights......................................................   22
  Solicitation of Proxies.............................................................   22
THE MERGER............................................................................   23
  Background of the Merger............................................................   23
  Recommendation of the Board of Directors; Reasons for the Merger....................   26
  Opinion of Financial Advisor........................................................   28
  Merger Consideration................................................................   34
  Mixed Election; Mixed Election Procedure............................................   34
  Effective Time of the Merger........................................................   35
  Procedures for Exchange of Certificates.............................................   35
  Fractional Shares...................................................................   36
  Conduct of Business Pending the Merger..............................................   36
  Conditions to Consummation of the Merger............................................   37
  Federal Income Tax Consequences.....................................................   37
  Accounting Treatment................................................................   40
  Effect on Stock and Employee Benefit Matters........................................   40
  Interests of Certain Persons in the Merger..........................................   41
  Nasdaq Delisting; Deregistration....................................................   47
  Resale of Company Common Stock Following the Merger.................................   47
  Merger Financings...................................................................   47
  Stockholder Litigation..............................................................   49
STOCKHOLDERS' APPRAISAL RIGHTS........................................................   50

                                                                                        PAGE
                                                                                        ----
THE MERGER AGREEMENT..................................................................   53
  The Merger..........................................................................   53
  Representations and Warranties......................................................   53
  Certain Pre-Closing Covenants.......................................................   53
  Limitation on Solicitations.........................................................   55
  Board of Directors and Officers of the Company Following the Merger.................   55
  Stock and Employee Benefit Plans....................................................   55
  Access to Information...............................................................   56
  Cooperation and Reasonable Best Efforts.............................................   56
  Indemnification and Insurance.......................................................   56
  Conditions to Consummation of the Merger............................................   57
  Termination.........................................................................   58
  Amendment and Waiver................................................................   59
  Expenses and Certain Required Payments..............................................   59
CERTAIN RELATED AGREEMENTS............................................................   61
  Voting Agreement....................................................................   61
  Tax Indemnification Agreement.......................................................   62
  Stockholders Agreement..............................................................   63
MERGER PRO FORMA CONSOLIDATED FINANCIAL DATA..........................................   64
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   74
  General.............................................................................   74
  Financial Impact of Organization of the Company.....................................   74
  Results of Operations...............................................................   76
  Liquidity and Capital Resources.....................................................   82
  Recently Issued Accounting Standards................................................   85
  Quarterly Results...................................................................   86
THE COMPANY...........................................................................   87
  General.............................................................................   87
  Party Goods Industry Overview.......................................................   88
  Product Design......................................................................   89
  Manufactured and Purchased Products.................................................   89
  The Selling Process.................................................................   89
  Distribution and Systems............................................................   90
  Competition.........................................................................   90
  Customers...........................................................................   91
  Future Acquisitions.................................................................   91
  Competitive Strengths...............................................................   92
  Operational Review..................................................................   92
  Company Strategy....................................................................   93
  Product Line........................................................................   93
  Intellectual Property and Licenses..................................................   94
  Employees...........................................................................   95
  Facilities..........................................................................   95
  Legal Proceedings...................................................................   96
MANAGEMENT............................................................................   97
  Directors and Executive Officers....................................................   97
  Executive Compensation and Related Information......................................   98

                                                                                        PAGE
                                                                                        ----
  Compensation of Directors...........................................................  100
  Certain Relationships and Related Transactions......................................  101
DESCRIPTION OF CAPITAL STOCK..........................................................  103
  General.............................................................................  103
  Company Common Stock................................................................  103
  Company Common Stock Following the Merger...........................................  103
  Provisions of Delaware Law and the Company's Certificate of Incorporation and
     By-laws..........................................................................  103
  Classified Board of Directors.......................................................  104
  Special Meetings of Stockholders....................................................  104
  Stockholder Action by Written Consent...............................................  104
  Advance Notice Requirements for Stockholder Proposals and Director Nominations......  105
  Liability; Indemnity................................................................  105
  Other Provisions....................................................................  105
  Shares Reserved for Issuance........................................................  106
  Transfer Agent......................................................................  106
  Listing.............................................................................  106
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................  107
ACQUISITION AND GSCP..................................................................  109
REGULATORY APPROVALS..................................................................  109
  Antitrust...........................................................................  110
  Other...............................................................................  110
LEGAL MATTERS.........................................................................  110
EXPERTS...............................................................................  110
STOCKHOLDER PROPOSALS.................................................................  110
OTHER MATTERS.........................................................................  111
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1
ANNEX A -- AGREEMENT AND PLAN OF MERGER...............................................  A-1
ANNEX B -- VOTING AGREEMENT...........................................................  B-1
ANNEX C -- OPINION OF WASSERSTEIN PERELLA.............................................  C-1
ANNEX D -- SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
  RELATING TO THE RIGHTS OF DISSENTING STOCKHOLDERS...................................  D-1

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ACQUISITION. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission; and may be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     This Proxy Statement/Prospectus constitutes a prospectus of the Company filed with the Commission as part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the retention of Company Common Stock. Any statement herein concerning the provision of any document is not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE CORPORATE SECRETARY OF THE COMPANY, 80 GRASSLANDS ROAD, ELMSFORD, NEW YORK 10523, TELEPHONE: 914-345-2020. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 1, 1997.

                           FORWARD-LOOKING STATEMENTS

     This Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of various provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Proxy Statement/Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including the financial projections described under "THE
MERGER -- Recommendation of the Board of Directors; Reasons for the Merger," future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, including any changes to operations, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to,
(1) the significant considerations discussed in this Proxy Statement/Prospectus,
(2) the concentration of sales by the Company to party goods superstores where the reduction of purchases by a small number of customers could materially reduce the Company's sales and profitability, (3) the concentration of the Company's credit risk in party goods superstores, many of which are privately held and have expanded rapidly in recent years, (4) the failure by the Company to anticipate changes in tastes and preferences of party goods retailers and consumers, (5) the introduction of new products by the Company's competitors,
(6) the inability of the Company to increase prices to recover fully future increases in raw material prices, especially increases in paper prices, (7) the loss of key employees, (8) changes in general business conditions, (9) other factors which might be described from time to time in the Company's filings with the Commission, and (10) other factors which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Proxy Statement/Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations. In addition, although the Company believes that it has the product offerings and resources needed for continued growth in revenues and margins, future revenue and margin trends cannot be reliably predicted. Changes in such trends may cause the Company to adjust its operations in the future. Because of the foregoing and other factors, recent trends should not be considered reliable indicators of future financial results.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. The summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders of the Company are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

     FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMPANY COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER, INCLUDING CERTAIN RISKS RELATED TO CONTINUING TO HOLD COMPANY COMMON STOCK, SEE "RISK FACTORS."

                                  THE COMPANY

     The Company was organized on October 3, 1996 to become the holding company for the businesses previously conducted by the Company's principal subsidiary, Amscan Inc., and certain affiliated companies ("Affiliates"). The Company designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. The Company's products include paper and plastic tableware (such as plates, napkins, tableware, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations and balloons) and novelties (such as games and party favors). The Company offers over 250 product ensembles, generally containing 30 to 150 coordinated items. The Company's product ensembles are designed to be used in connection with seasonal holidays and special events such as birthdays, christenings, first communions, bar and bat mitzvahs, confirmations, graduations, baby and bridal showers and anniversaries, as well as themed celebrations such as Hawaiian luaus, Mardi Gras and '50s rock-and-roll parties. The Company's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell the Company's products in more than 20,000 retail outlets throughout the world, including North America, Australia, the United Kingdom, Germany and Sweden. See "THE COMPANY."

     The principal executive offices of the Company are located at 80 Grasslands Road, Elmsford, New York 10523 and the telephone number at such address is (914) 345-2020.

                              THE SPECIAL MEETING

TIME AND PLACE; RECORD DATE

     The Special Meeting will be held at 10:00 a.m., local time, on Wednesday, December 17, 1997 at the executive offices of the Company, 80 Grasslands Road, Elmsford, New York. Stockholders of record of the Company at the close of business on November 13, 1997 will be entitled to notice of, and to vote at, the Special Meeting. The date of the first mailing of this Proxy Statement/Prospectus to stockholders of the Company is on or about November 17, 1997. At the close of business on the Record Date, there were 21,098,785 shares of Company Common Stock outstanding and entitled to vote.

MATTERS TO BE CONSIDERED

     The purpose of the Special Meeting is for the Company's stockholders to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby (the "Merger Proposal"), pursuant to which Acquisition will merge with and into the Company, the stockholders of the Company will receive the consideration described under "THE MERGER -- Merger Consideration," and the stockholders of Acquisition, which include GSCP II and certain affiliates of GSCP II (collectively, "GSCP"), and certain employees of the Company, will receive 900 shares of Company Common Stock, which, assuming no stockholders of the Company other than the Estate elect the Mixed Consideration, will be approximately 90% of the shares of Company Common Stock outstanding after giving effect to the Merger.

     In addition, stockholders of the Company will consider and vote upon any other proposals which are properly brought before the Special Meeting for a vote thereon.

REQUIRED VOTE; QUORUM

     The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at the Special Meeting, provided a quorum is present. The Estate, which, as of August 10, 1997, owned an aggregate of 15,024,616 shares of Company Common Stock, representing approximately 71.2% of Company Common Stock outstanding on such date, and Christine Svenningsen, executrix of the Estate, have agreed to vote all of the shares of Company Common Stock owned by the Estate and all other shares of Company Common Stock, if any, that the Estate acquires after August 10, 1997 and during the term of the Voting Agreement (collectively, the "Subject Shares"), in favor of the Merger Proposal. See "THE SPECIAL MEETING -- Required Vote" and "THE MERGER -- Interests of Certain Persons in the Merger."

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting will constitute a quorum.

VOTING OF PROXY

     Shares of Company Common Stock represented by all properly executed proxies received in time for the Special Meeting will be voted in the manner specified in the proxies relating thereto. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter. See "THE SPECIAL MEETING -- Required Vote."

     It is not expected that any matter other than the Merger Proposal will be brought before stockholders at the Special Meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the proxy.

ADJOURNMENTS; REVOCABILITY OF PROXIES

     If the Special Meeting is adjourned, for whatever reason, the approval of the Merger Proposal shall be considered and voted upon by stockholders at the subsequent, reconvened meeting, if any.

     You may revoke your proxy at any time prior to its exercise (i) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy),
(ii) by giving notice of revocation of your proxy at the Special Meeting or
(iii) by delivering (a) a written notice of revocation of your proxy or (b) a duly executed proxy bearing a date later than the proxy previously executed, to the Secretary of the Company at 80 Grasslands Road, Elmsford, New York 10523. Unless revoked in one of the manners set forth above, proxies in the form enclosed will be voted at the Special Meeting in accordance with your instructions.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Company Common Stock. Such persons will be paid reasonable out-of-pocket expenses.

     ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") will assist in the solicitation of proxies by the Company for an estimated fee of $3,500, plus reimbursement of reasonable out-of-pocket expenses. If you have any questions or require additional material, please call Daniel DeWeever at ChaseMellon at 1-888-213-0969 (toll free) or 212-273-8293 (collect).

     HOLDERS OF COMPANY COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. SEE "THE MERGER -- PROCEDURE FOR EXCHANGE OF CERTIFICATES," "-- MIXED ELECTION; MIXED ELECTION PROCEDURE" AND "-- FRACTIONAL SHARES" FOR INSTRUCTIONS ON EXCHANGING STOCK CERTIFICATES FOR CASH CONSIDERATION AND ELECTING THE MIXED CONSIDERATION.

                                   THE MERGER

EFFECT OF THE MERGER

     At the Effective Time, Acquisition will be merged with and into the Company and the Company will continue as the surviving corporation following the Merger. Each issued and outstanding share of Company Common Stock (other than shares owned by the Company or any subsidiary of the Company or by Acquisition or any subsidiary of Acquisition, which will be cancelled and retired, and other than shares of Company Common Stock subject to appraisal rights (see "STOCKHOLDERS' APPRAISAL RIGHTS")) will be converted, at the election of the holder thereof, into the right to receive from the Company following the Merger either (i) $16.50 in cash (the "Cash Consideration"), or (ii) $9.33 in cash plus a retained interest in the Company equal to one fully paid and nonassessable share of Company Common Stock for every 150,000 shares of Company Common Stock so elected by such holder (the "Mixed Consideration"), with cash to be paid in lieu of fractional shares of Company Common Stock. No action is required at this time for stockholders to elect the Cash Consideration. Unless stockholders make an affirmative election to receive the Mixed Consideration in accordance with the Form of Election, they will be deemed to have elected the Cash Consideration. Holders of shares of Company Common Stock who elect the Mixed Consideration and who would otherwise have been entitled to retain a fraction of a share of Company Common Stock will receive, in lieu thereof (but in addition to the $9.33 in cash to be paid for each share so elected), cash in an amount equal to $0.50 per share so elected. See "THE MERGER -- Fractional Shares." Each stockholder of the Company may receive the Cash Consideration with respect to some of the stockholder's shares of Company Common Stock and the Mixed Consideration with respect to other shares of Company Common Stock.

     In addition, at the Effective Time, each issued and outstanding share of common stock, par value $0.10 per share, of Acquisition (the "Acquisition Common Stock") will be converted into a number of shares of Company Common Stock equal to the quotient of (i) 900 divided by (ii) the number of shares of Acquisition Common Stock outstanding immediately prior to the Effective Time. It is anticipated that, immediately prior to the Effective Time, GSCP and certain members of management of the Company will own approximately 91.7% and 8.3%, respectively, of the outstanding shares of Acquisition Common Stock. Pursuant to the Voting Agreement, the Svenningsen Stockholders have agreed, among other things, to elect the Mixed Consideration with respect to all the Subject Shares. As a result, and assuming no other stockholder of the Company elects the Mixed Consideration, GSCP, certain members of management (including Gerald C. Rittenberg, President and Acting Chairman of the Board, and James M. Harrison, Chief Financial Officer and Secretary, through their ownership of Acquisition Common Stock immediately prior to the Merger) and the Estate will own shares of Company Common Stock immediately following the Merger representing approximately 82.5% and 7.5% and almost 10%, respectively, of the shares of Company Common Stock outstanding immediately following the Merger. In addition, upon consummation of the Merger, certain employees will purchase additional shares of Company Common Stock and/or receive options to purchase shares of Company Common Stock following the Merger. Such options will vest over a five-year period and are subject to forfeiture upon the occurrence of certain events. See "THE
MERGER -- Interests of Certain Persons in the Merger."

RECOMMENDATION OF THE BOARD OF DIRECTORS

     On August 10, 1997, the Board of Directors, upon the unanimous recommendation of its independent directors, unanimously (i) determined, based on the availability of the Cash Consideration in the Merger to any stockholder who so elects, that the Merger Agreement, the Voting Agreement, the Tax Indemnification Agreement (as defined below) and the transactions contemplated thereby are fair to and in the best interests of the Company's stockholders (other than the Estate) and (ii) resolved to recommend that the Company's stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. In reaching such determination and recommendation, the independent directors considered a number of factors. See "THE MERGER -- Background of the Merger" and "-- Recommendation of the Board of Directors; Reasons for the Merger." In view of such factors, the Board of Directors did not solicit business combination proposals from other parties before approving the Merger Agreement and the transactions contemplated thereby. In making a determination as to whether to elect the Cash Consideration or the Mixed Consideration in the Merger, stockholders should be aware that the Cash Consideration has a significantly higher current value than the Mixed Consideration.

OPINION OF FINANCIAL ADVISOR

     Wasserstein Perella has acted as the exclusive financial advisor to the Board's independent directors in connection with the proposed Merger and has assisted the independent directors in, among other things, their examination of the fairness from a financial point of view of the Cash Consideration to be received by the stockholders of the Company, other than the Estate, pursuant to the Merger Agreement. The Board's independent directors selected Wasserstein Perella as their financial advisor, after interviewing them and two other financial advisors, because of Wasserstein Perella's experience and expertise in transactions similar to the Merger.

     On August 10, 1997, Wasserstein Perella delivered its oral opinion (which was subsequently confirmed in writing) to the independent directors to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken, as set forth therein, the Cash Consideration to be received in the Merger by the holders of Company Common Stock, other than the Estate, is fair to such holders from a financial point of view. A copy of Wasserstein Perella's written opinion, which sets forth the assumptions made, procedures followed, matters considered, and limitations on and scope of the review by Wasserstein Perella is included as Annex C to this Proxy Statement/Prospectus. Stockholders of the Company are encouraged to read such opinion in its entirety. Wasserstein Perella did not express any views on any other terms of the transactions contemplated by the Merger Agreement or on the fairness from a financial point of view of the Mixed Consideration that stockholders of the Company may elect to receive pursuant to the Merger. See "THE MERGER -- Opinion of Financial Advisor."

MIXED ELECTION PROCEDURE

     Record holders of shares of Company Common Stock will be entitled to make an unconditional election (a "Mixed Election") on or prior to the Election Date (as defined below), to retain and receive, as applicable, the Mixed Consideration with respect to their respective shares so elected. Holders of Company Common Stock making the Mixed Election and electing the Mixed Consideration must properly complete and sign the Form of Election, and such Form of Election, together with all certificates representing shares of Company Common Stock duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent") at one of the addresses listed on the Form of Election by 5:00 p.m., New York City time, on the business day next preceding the date of the Special Meeting (the "Election Date") and must not be withdrawn. See "THE MERGER -- Mixed Election; Mixed Election Procedure."

FRACTIONAL SHARES

     Fractional shares of Company Common Stock will not be issued in the Merger. Holders of Company Common Stock who elect the Mixed Consideration and who would otherwise have been entitled to retain a fraction of a share of Company Common Stock will receive, in lieu thereof (but in addition to the $9.33 in cash to be paid for each share so elected), cash in an amount equal to $0.50 per share so elected. See "THE MERGER -- Fractional Shares."

     Stockholders desiring to elect the Mixed Consideration should only do so with respect to shares of Company Common Stock in whole number multiples of 150,000 shares. A stockholder making such an election for a number of shares that is not a whole number multiple of 150,000 will receive $9.83 per share in cash (including $9.33 per share to be paid pursuant to the Mixed Election and $0.50 per share to be paid in lieu of fractional shares) with respect to the portion of such election made with respect to a number of shares in excess of a whole number multiple of 150,000. Such a stockholder would receive a greater amount of cash in the Merger by electing the Cash Consideration of $16.50 per share with respect to those shares which are not whole number multiples of 150,000.

CONDITIONS TO THE MERGER

     The obligations of the Company and Acquisition to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite stockholder approval, the termination or expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which termination has been granted (see "REGULATORY APPROVALS"), and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger.

     Acquisition's obligation to effect the Merger is further subject to, among other things, (i) Acquisition and the Company receiving the proceeds of financing on the terms and conditions contemplated by the Merger Agreement or upon terms and conditions which are, in the reasonable judgment of Acquisition, substantially equivalent to such terms and conditions or such other terms and conditions which are reasonably satisfactory to Acquisition, (ii) Acquisition being reasonably satisfied that (A) the Merger will be recorded as a recapitalization for financial reporting purposes and (B) the New Employment Arrangements (as defined under "THE MERGER -- Interests of Certain Persons in the Merger") are in full force and effect, (iii) the Estate having made and not revoked a Mixed Election with respect to at least 15,024,616 shares of Company Common Stock, (iv) the Tax Indemnification Agreement being in full force and effect and (v) there being no suit, action or proceeding by a federal, state, local or foreign government or any court, arbitral authority, official or agency, domestic or foreign (a "Governmental Entity") (or any suit, action or proceeding by any other person which has a reasonable likelihood of success) (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or seeking material damages from Acquisition, the Company or any of their respective affiliates, (B) seeking to prohibit or limit the ownership or operations by Acquisition, the Company or any of their subsidiaries of any material portion of the business or assets of the Company, (C) seeking to limit the exercise of full rights of ownership of any shares of Company Common Stock, including voting rights, or (D) seeking to prohibit Acquisition or its affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger" and "REGULATORY APPROVALS."

REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and the applicable waiting period has expired or been terminated. On August 22, 1997, GSCP II and certain of its affiliates, the Estate and the Company filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. As of September 24, 1997, the waiting period under the HSR Act with respect all such filings had terminated. See "REGULATORY APPROVALS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the independent directors of the Board, regarding material U.S. federal income tax consequences of the Merger, is contained in the section entitled "THE
MERGER -- Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, IT IS RECOMMENDED THAT HOLDERS OF COMPANY COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

TREATMENT OF COMPANY STOCK OPTIONS AND ESOP

     With certain exceptions, including pursuant to the New Employment Arrangements, it is anticipated that immediately prior to the Effective Time, each outstanding Company Stock Option (as defined under "THE MERGER -- Effect on Stock and Employee Benefit Matters") granted under the Stock Plan (as defined under "THE MERGER -- Effect on Stock and Employee Benefit Matters"), whether or not then exercisable, will be cancelled by the Company and each such holder of a Company Stock Option will be entitled to receive from the Company at the Effective Time or as soon as practicable thereafter in consideration of such cancellation an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of $16.50 over the exercise price per share of Company Common Stock previously subject to such Company Stock Option, reduced by the amount of any withholding or other taxes required by law to be withheld.

     It is anticipated that the Stock Plan will terminate as of the Effective Time, and following the Effective Time, no holder of a Company Stock Option nor any participant in the Stock Plan will have any right thereunder to acquire equity securities of the Company pursuant thereto following the Merger and will be entitled to receive only the amount described in the preceding paragraph. In addition, effective as of the Effective Time, the Company's Employee Stock Ownership Plan (the "ESOP") shall be amended in certain respects. See "THE MERGER -- Effect on Stock and Employee Benefit Matters."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and has considered them in addition to the other matters described under "THE MERGER -- Recommendation of the Board of Directors; Reasons for the Merger."

     Pursuant to the Voting Agreement, the Svenningsen Stockholders have, among other things, granted Acquisition an irrevocable option (the "Voting Agreement Option") to purchase the Subject Shares, in whole but not in part, at a cash price of $9.83 per share subject to certain conditions, exercisable during the 90-day period following a termination of the Merger Agreement (other than a termination upon mutual consent of the Company and Acquisition and other than a termination by the Company based on an actual material breach by Acquisition of its obligations under the Merger Agreement). In the event that Acquisition purchases the Subject Shares pursuant to the Voting Agreement Option, it will be required to make a cash tender offer for the remaining shares of Company Common Stock not held by it at a price of $16.50 per share, subject to certain conditions set forth in the Voting Agreement. See "CERTAIN RELATED AGREEMENTS -- Voting Agreement."

     Upon consummation of the Merger, the Company will enter into a Stockholders Agreement (the "Stockholders Agreement") with GSCP and the Estate and certain employees of the Company listed as parties thereto (including the Estate, the "Non-GSCP Investors"). See "CERTAIN RELATED AGREEMENTS -- Stockholders Agreement."

     Concurrent with the execution of the Merger Agreement and the Voting Agreement, Acquisition entered into agreements with certain employees of the Company relating, for certain of such employees, to their employment with the Company following the Effective Time and relating to their ownership of Company Common Stock and options to purchase shares of Company Common Stock following the Merger as more fully described under "THE MERGER -- Interests of Certain Persons in the Merger" (collectively, the "New Employment Arrangements"). The effectiveness of each of the New Employment Arrangements is contingent upon the effectiveness of the Merger and there being no termination of the employee's current employment agreement, if any. At the Effective Time, certain of the New Employment Arrangements will replace and supersede current employment agreements for such employees. Certain of the current employ-ment agreements contain change of control or similar severance provisions which would have entitled the employees to receive a multiple of salary, bonus and other benefits upon termination of their employment following the Merger if they had not entered into the New Employment Arrangements. See
"MANAGEMENT -- Executive Compensation and Related Information."

     Certain of the New Employment Arrangements provide for the employee's position with the Company, compensation and benefits, including bonus, severance payment, non-compete and other customary provisions. Certain of the New Employment Arrangements also provide for the granting to the employee, in connection with the Merger, of restricted stock and/or options to purchase Company Common Stock and, in certain cases, the rollover and/or cashing out of existing Company Stock Options and/or contribution to Acquisition of shares of Company Common Stock owned by the employee in exchange for shares of Acquisition Common Stock. Pursuant to the New Employment Agreements, Messrs. Rittenberg and Harrison will each acquire an ownership interest in Acquisition Common Stock immediately prior to the Merger. For a more detailed summary of each of the New Employment Arrangements, see "THE MERGER -- Interests of Certain Persons in the Merger."

     Except as described above with respect to shares of Company Common Stock and Company Stock Options acquired by certain employees of the Company pursuant to the New Employment Arrangements, and/or as otherwise agreed by the Company, Acquisition and the holder of such shares of Company Common Stock or Company Stock Options, shares of Company Common Stock and Company Stock Options held by officers and directors of the Company will be converted into the right to receive the same consideration as shares of Company Common Stock held by other stockholders and Company Stock Options held by other option holders, as the case may be.

     Pursuant to an Agreement, dated October 9, 1996 (the "Stock Agreement"), among Amscan Inc., John A. Svenningsen and Mr. Rittenberg, as amended by an agreement entered into between Mr. Rittenberg and the Estate (the "Amendment"), effective as of August 19, 1997, Mr. Rittenberg has the right to receive from the Estate and certain trusts of which Mr. Svenningsen was a trustee (the "Svenningsen Trusts") five percent of the net proceeds of any sale of shares of Company Common Stock held by the Estate (including any shares of Company Common Stock retained by the Estate in the Merger with respect to which such right will continue) and the Svenningsen Trusts (which are not expected to retain shares of Company Common Stock in the Merger), respectively, for a period of six years from the closing of the IPO (as defined herein) on December 24, 1996. Pursuant to the Stock Agreement, in connection with the Merger, Mr. Rittenberg will be entitled to receive a cash payment, payable within 30 days following the Effective Time, in an amount equal to approximately $7.1 million from the Estate and the Svenningsen Trusts. See "THE MERGER -- Interests of Certain Persons in the Merger."

     In addition, pursuant to the Amendment, Mr. Rittenberg will satisfy the remaining unpaid balance of approximately $3.6 million of certain indebtedness owed by Mr. Rittenberg to the Estate by (i) instructing the release to Christine Svenningsen of 224,555 shares of Company Common Stock owned by Mr. Rittenberg and held in escrow in connection with such indebtedness or (ii) in the event that the closing of the Merger occurs prior to December 31, 1997, delivering to Christine Svenningsen cash in an amount equal to the Cash Consideration payable in respect of the 224,555 shares of Company Common Stock (whereupon the escrow agent holding such shares will release such shares to Mr. Rittenberg).

     Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time to indemnify all present and former directors, officers, employees and agents of the Company, to the fullest extent currently provided in the Company's Certificate of Incorporation and By-laws consistent with applicable law, for acts or omissions occurring prior to the Effective Time to the extent such acts or omissions are uninsured and will, subject to certain limitations, maintain for six years its current directors' and officers' liability insurance. See "THE MERGER AGREEMENT -- Indemnification and Insurance."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by mutual consent of Acquisition and the Company; (ii) by either Acquisition or the Company (a) if any court of competent jurisdiction, arbitrator or other Governmental Entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or the Voting Agreement, or otherwise altering the terms of any of the foregoing in any significant respect, and such order, decree, ruling or other action is or has become final and nonappealable, or (b) if the Merger has not been consummated on or before December 31, 1997, provided that the right to terminate the Merger Agreement for such cause will not be available to the party whose action or failure to act caused or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constituted a breach of the Merger Agreement, (iii) by Acquisition if the required approval of the stockholders of the Company has not been obtained at a duly held meeting of stockholders or at any adjournment thereof or (iv) by the Company if prior to receipt of the required approval of stockholders of the Company, the Board of Directors approves an Acquisition Transaction (as defined under "THE MERGER AGREEMENT -- Termination") on terms which the Board of Directors has determined in good faith to be more favorable to the Company and its stockholders (other than the Estate) than the transactions contemplated by the Merger Agreement and based on the advice of its outside counsel that failing to approve the Acquisition Transaction and terminate the Merger Agreement would constitute a breach of the fiduciary duties of the Board of Directors under applicable law, provided that the Company provides Acquisition with at least three business days' prior written notice of the Board authorization and intention to effect such termination, the Company is in compliance with its obligations under the Merger Agreement in all material respects and a Termination Fee (as defined herein) of $8 million has been paid to Acquisition at or prior to the time of such termination (which Termination Fee is required to be returned to the Company in the event that Acquisition exercises the Voting Agreement Option pursuant to the Voting Agreement and the Company does not take affirmative action preventing or restricting Acquisition from acquiring additional shares of Company Common Stock, including pursuant to the tender offer required thereby). See "THE MERGER AGREEMENT -- Termination" and "-- Expenses and Certain Required Payments" and "CERTAIN RELATED AGREEMENTS -- Voting Agreement."

CERTAIN RELATED AGREEMENTS

     Voting Agreement. In connection with the Merger, Acquisition has entered into the Voting Agreement with the Svenningsen Stockholders, pursuant to which the Svenningsen Stockholders have, among other things, (i) agreed to vote all the Subject Shares in favor of the Merger and against certain competing transactions (the "Voting Actions"), and to elect the Mixed Consideration in the Merger with respect to all such shares, (ii) agreed not to sell or transfer any of the Subject Shares prior to the Effective Time or termination of the Voting Agreement, and (iii) granted Acquisition the Voting Agreement Option. See "CERTAIN RELATED AGREEMENTS -- Voting Agreement." In the event that Acquisition purchases the Subject Shares pursuant to the Voting Agreement Option, it will be required to make a cash tender offer for the remaining shares of Company Common Stock not held by it at a price of $16.50 per share, subject to certain conditions set forth in the Voting Agreement.

     In addition, pursuant to the Voting Agreement, the Svenningsen Stockholders have granted to Acquisition a proxy to vote the Subject Shares in accordance with clause (i) of the preceding paragraph with respect to the Voting Actions, which proxy is irrevocable during the term of the Voting Agreement and coupled with an interest. The Svenningsen Stockholders have also agreed to waive any rights of appraisal available in the Merger and to take or refrain from taking certain other actions.

     The covenants and agreements contained in the Voting Agreement with respect to the Subject Shares will terminate upon the earliest of (a) the Effective Time of the Merger, (b) the termination of the Merger Agreement based upon mutual consent of the Company and Acquisition, (c) the termination of the Merger Agreement by the Company based on an actual material breach by Acquisition of its obligations under the Merger Agreement, or (d) the 91st day following another termination of the Merger Agreement pursuant to its terms (after which termination the Voting Agreement Option becomes exercisable), subject to certain extensions if the Voting Agreement Option has been exercised but the closing of such exercise has not occurred. See "CERTAIN RELATED AGREEMENTS -- Voting Agreement."

     Tax Indemnification Agreement. Pursuant to the Tax Indemnification Agreement, and contingent upon the effectiveness of the Merger, the Company, on the one hand, and the Svenningsen Stockholders, on the other hand, have agreed to indemnify one another with respect to certain tax liabilities that may arise as a result of the election by certain subsidiaries of the Company to have been treated and operated as S corporations under the Internal Revenue Code of 1986, as amended (the "Code"). See "CERTAIN RELATED AGREEMENTS -- Tax Indemnification Agreement."

     Stockholders Agreement. Upon consummation of the Merger, the Company will enter into the Stockholders Agreement with GSCP and the Non-GSCP Investors (including the Estate). The Stockholders Agreement will provide for, among other things, (i) the right of the Non-GSCP Investors to participate in, and the right of GSCP to require the Non-GSCP Investors to participate in, certain sales of Company Common Stock by GSCP, (ii) prior to an initial public offering of the stock of the Company, certain rights of the Company to purchase, and certain rights of the Non-GSCP Investors (other than the Estate) to require the Company to purchase (except in the case of termination of employment by such Non-GSCP Investors), all, but not less than all, of the shares of the Company Common Stock owned by a Non-GSCP Investor (other than the Estate) upon the termination of employment or the death or disability of such Non-GSCP Investor, at prices determined in accordance with the Stockholders Agreement, (iii) certain rights of GSCP and the Non-GSCP Investors relating to the registration of Company Common Stock under the Securities Act and (iv) certain additional restrictions on the rights of the Non-GSCP Investors to transfer shares of Company Common Stock. For a more detailed summary of the provisions of the Stockholders Agreement, see "CERTAIN RELATED AGREEMENTS -- Stockholders Agreement."

ACQUISITION AND GSCP II

     Acquisition was formed to effect the transactions contemplated by the Merger Agreement and the Voting Agreement and has not engaged in any activities other than those incident to its formation and such transactions. All of the Acquisition Common Stock is owned by GSCP II and certain other private investment funds which are affiliated with Goldman Sachs and The Goldman Sachs Group, L.P.

     The principal business address of Acquisition, GSCP II, Goldman Sachs and The Goldman Sachs Group, L.P. is 85 Broad Street, New York, New York 10004.

STOCKHOLDERS' APPRAISAL RIGHTS

     In connection with the Merger, stockholders of the Company will be entitled to demand appraisal rights in respect of their shares of Company Common Stock under Section 262 ("Section 262") of the General Corporation Law of the State of Delaware (the "DGCL"), subject to the satisfaction by such stockholders of the conditions for appraisal rights pursuant to Section 262, including Section 262's requirement that the stockholder (i) deliver to the Company, prior to the vote being taken on the Merger at the Special Meeting, written notice of his or her intent to demand payment for his or her shares of Company Common Stock if the Merger is effected and (ii) not vote in favor of the Merger. The full text of
Section 262 is included as Annex D to this Proxy Statement/Prospectus. See "STOCKHOLDERS' APPRAISAL RIGHTS" and Annex D.

                    SELECTED HISTORICAL AND MERGER PRO FORMA
               CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA

     The following table sets forth selected historical and Merger pro forma consolidated and combined financial and other data for the Company. The historical consolidated and combined financial statements for the Company's four most recent fiscal years have been audited. The selected historical income statement data for the three years ended December 31, 1996 and balance sheet data as of December 31, 1996 and 1995 have been derived from, and should be read in conjunction with, the audited consolidated and combined financial statements of the Company and the related notes thereto appearing elsewhere in this Proxy Statement/Prospectus. The selected historical data presented below as of December 31, 1992, and for the year then ended, are derived from unaudited combined financial statements of Amscan Inc. and Affiliates. The selected historical unaudited financial data for the nine months ended September 30, 1997 and September 30, 1996 have been derived from, and should be read in conjunction with, the unaudited consolidated and combined financial statements of the Company and the related notes thereto appearing elsewhere in this Proxy Statement/Prospectus. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included in the unaudited consolidated and combined financial statements of the Company. Results for the nine months ended September 30, 1997 are not necessarily indicative of results that can be expected for the entire 1997 fiscal year. See "INDEX TO FINANCIAL STATEMENTS."

     The selected Merger pro forma data is unaudited and intended to present the effect of certain transactions that have occurred or will occur in connection with the consummation of the Merger. The selected Merger pro forma consolidated statement of income data for the periods presented give effect to the Merger and related transactions as if such transactions were consummated as of January 1, 1996. The selected Merger pro forma consolidated statement of income data for the year ended December 31, 1996 also includes supplemental pro forma adjustments to give effect to certain events that occurred in conjunction with the organization of the Company and its subsidiaries (the "Organization") and the Company's initial public offering in December 1996 (the "IPO") as if they had occurred as of January 1, 1996. The selected Merger pro forma consolidated balance sheet data gives effect to the Merger and related transactions as though these transactions had occurred on September 30, 1997. The historical and the Merger pro forma consolidated and combined data should be read in conjunction with "Unaudited Merger Pro Forma Consolidated Financial Data" and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information contained elsewhere in this Proxy Statement/Prospectus.

                      NINE MONTHS ENDED SEPTEMBER 30,                             YEARS ENDED DECEMBER 31,
                    -----------------------------------    ----------------------------------------------------------------------
                    MERGER PRO                             MERGER PRO
                      FORMA                                  FORMA
                       1997         1997         1996         1996         1996         1995        1994        1993       1992
                    ----------   ----------    --------    ----------   ----------    --------    --------    --------    -------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT
 DATA:
Net sales.......... $ 161,286    $  161,286    $147,008    $ 192,705    $  192,705    $167,403    $132,029    $108,934    $86,944
Cost of sales......   103,460       103,460      92,861      123,913       123,913     108,654      86,748      72,656     56,565
                    ---------    ----------    --------    ---------    ----------    --------    --------    --------    -------
Gross profit.......    57,826        57,826      54,147       68,792        68,792      58,749      45,281      36,278     30,379
Selling expenses...     9,598         9,598       8,691       11,838        11,838      12,241      11,309       9,780      8,770
General and
 administrative
 expenses..........    13,329        13,225      14,113       19,951        19,266      15,002      14,460      11,080      9,316
Art and development
 costs.............     3,891         3,891       3,671        5,173         5,173       4,256       2,796       2,596      1,551
Non-recurring
 compensation in
 connection with
 the IPO(a)........                                                         15,535
Special
 bonuses(b)........                               3,300                      4,222       2,581       2,200       1,106        850
                    ---------    ----------    --------    ---------    ----------    --------    --------    --------    -------
Income from
 operations........    31,008        31,112      24,372       31,830        12,758      24,669      14,516      11,716      9,892
Interest expense,
 net...............    16,789         2,654       4,569       22,908         6,691       5,772       3,843       2,304      2,092
Other (income)
 expense, net......      (219)         (219)       (301)         335           335        (309)         82         308         16
                    ---------    ----------    --------    ---------    ----------    --------    --------    --------    -------
Income before
 income taxes and
 minority
 interests.........    14,438        28,677      20,104        8,587         5,732      19,206      10,591       9,104      7,784
Income taxes.......     5,860        11,627         767        3,653         1,952         731         464         348        297
Minority
 interests.........       149           149       1,242          250         1,653       1,041         160         301         53
                    ---------    ----------    --------    ---------    ----------    --------    --------    --------    -------
Net income......... $   8,429    $   16,901    $ 18,095    $   4,684    $    2,127    $ 17,434    $  9,967    $  8,455    $ 7,434
                    =========    ==========    ========    =========    ==========    ========    ========    ========    =======
Net income per
 share............. $8,429.00    $     0.80                $4,684.00
Weighted average
 common shares
 outstanding.......     1,000    21,097,133                    1,000

PRO FORMA DATA
 (RELATING TO
 CHANGE IN TAX
 STATUS PRIOR TO
 ORGANIZATION AND
 IPO):
Income before
 income taxes......                            $ 18,862                 $    4,079    $ 18,165    $ 10,431    $  8,803    $ 7,731
Pro forma income
 taxes(c)..........                               7,888                      1,827       7,403       4,238       3,566      3,265
                                               --------                 ----------    --------    --------    --------    -------
Pro forma net
 income(c).........                            $ 10,974                 $    2,252    $ 10,762    $  6,193    $  5,237    $ 4,466
                                               ========                 ==========    ========    ========    ========    =======
Pro forma net
 income used for
 pro forma net
 income per share
 calculation(d)....                                                     $   12,010
Pro forma net
 income per
 share.............                                                     $     0.60
Pro forma weighted
 average common
 shares
 outstanding(e)....                                                     20,097,116

OTHER FINANCIAL
 DATA:
Gross margin.......      35.9 %        35.9%       36.8%        35.7 %        35.7%       35.1%       34.3%       33.3%      34.9%
Capital
 expenditures...... $   6,954    $    6,954    $  7,648    $  11,008    $   11,008    $  4,522    $  8,040    $  7,669    $ 3,084
Depreciation and
 amortization...... $   4,505    $    4,505    $  3,579    $   5,387    $    5,137    $  4,332    $  3,672    $  2,628    $ 1,847
Earnings to fixed
 charges(f)........       1.8 x         7.7x        4.3x         1.3 x         1.7x        3.8x        3.2x        3.7x       4.0x
Cash flow from
 operating
 activities........              $    8,479    $  1,562                 $   12,273    $  4,721    $  5,119    $  9,932    $ 5,284
Cash flow from
 investing
 activities........              $   (6,755)   $ (5,574)                $   (7,613)   $ (4,513)   $ (7,294)   $ (6,868)   $(3,084)
Cash flow from
 financing
 activities........              $   (2,536)   $  5,019                 $   (5,958)   $    147    $  2,756    $ (1,889)   $(3,162)

NON-GAAP FINANCIAL
 DATA:
Adjusted
 EBITDA(g)......... $  35,513    $   35,617    $ 31,251    $  37,217    $   37,652    $ 31,582    $ 20,388    $ 15,450    $12,589
Adjusted EBITDA
 margin............      22.0 %        22.1%       21.3%        19.3 %        19.5%       18.9%       15.4%       14.2%      14.5%
Adjusted EBITDA to
 interest
 expense...........       2.1 x        12.7x        6.5x         1.6 x         5.4x        5.2x        5.1x        5.7x       5.9x

                                         SEPTEMBER 30,
                              -----------------------------------
                              MERGER PRO                                                     DECEMBER 31,
                                FORMA                                 -----------------------------------------------------------
                                 1997         1997         1996         1996         1995         1994         1993        1992
                              ----------    --------     --------     --------     --------     --------     --------     -------
                                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..............  $ 96,294     $ 74,872     $  2,096     $ 45,405     $  8,383     $   (438)    $  4,730     $ 7,765
Total assets.................  $171,694     $162,760     $138,265     $140,274     $114,601     $ 93,884     $ 80,090     $60,652
Short-term obligations(h)....  $  1,785     $ 15,576     $ 86,173     $ 33,262     $ 58,541     $ 50,869     $ 37,271     $25,993
Long-term obligations........   236,014       24,828       12,412       15,085       12,284        8,800       11,852      11,116
                               --------     --------     --------     --------     --------     --------     --------     -------
Total obligations............  $237,799     $ 40,404     $ 98,585     $ 48,347     $ 70,825     $ 59,669     $ 49,123     $37,109
                               ========     ========     ========     ========     ========     ========     ========     =======
Stockholders' equity
 (deficiency)................  $(95,282)    $ 89,002     $ 24,639     $ 67,949     $ 27,205     $ 20,820     $ 18,496     $15,550

               NOTES TO SELECTED HISTORICAL AND MERGER PRO FORMA
               CONSOLIDATED AND COMBINED FINANCIAL AND OTHER DATA
                             (DOLLARS IN THOUSANDS)

(a) In conjunction with the IPO, the Company recorded non-recurring compensation expense of $15,535 in 1996, including stock and cash payments of $12,535 to certain executives in connection with the termination of prior employment agreements and $3,000 for the establishment of the ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

(b) In each of the five years ended December 31, 1996 and for the nine months ended September 30, 1996, special bonus arrangements existed with certain members of management. In connection with the IPO, such special bonus arrangements were substantially modified and generally replaced by incentives tied to the value of Company Common Stock.

(c) Prior to the consummation of the IPO, Amscan Inc., Am-Source, Inc., and certain other subsidiaries of the Company elected to be taxed as S corporations under the Code. The pro forma net income amounts give effect to pro forma income tax amounts for each of the periods shown at statutory rates (40.50%) assuming these subsidiaries had not elected S corporation status.

(d) Pro forma net income used for the pro forma net income per share calculation for 1996 is higher than the pro forma net income shown for such period due to adjustments described in Note (16) of the Notes to Consolidated Financial Statements. See "Notes to Consolidated Financial Statements -- December 31, 1996."

(e) Represents shares issued and outstanding as of December 31, 1996 in connection with the exchange of shares in the Organization, the IPO shares, the ESOP shares and other shares issued in contemplation of the IPO as described in Note (16) of the Notes to Consolidated Financial Statements. See "Notes to Consolidated Financial Statements -- December 31, 1996."

(f) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of the rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

(g) "EBITDA" represents earnings before interest, income taxes, depreciation and amortization. "Adjusted EBITDA" represents EBITDA adjusted for certain items reflected in the following table. Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA and Adjusted EBITDA are presented because they are widely accepted financial indicators of a leveraged company's ability to service and/or incur indebtedness and because management believes EBITDA and Adjusted EBITDA are relevant measures of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. EBITDA and Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating EBITDA and Adjusted EBITDA, investors should consider that EBITDA and Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities, such as changes in operating assets and liabilities and purchases of property and equipment, (ii) are not measures of performance calculated in accordance with generally accepted accounting principles, (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

                              NINE MONTHS ENDED DECEMBER 31,                         YEARS ENDED DECEMBER 31,
                             --------------------------------    ----------------------------------------------------------------
                             MERGER PRO                          MERGER PRO
                               FORMA                               FORMA
                                1997        1997       1996         1996       1996       1995       1994       1993       1992
                             ----------    -------    -------    ----------   -------    -------    -------    -------    -------
    EBITDA...................  $ 35,583    $35,687    $27,010     $ 36,632    $15,907    $28,269    $17,946    $13,735    $11,670
    Adjustments -- increase
      (decrease):
      Special bonuses and
        non-recurring
        compensation.........                           3,300                  19,757      2,581      2,200      1,106        850
      Other expense (income),
        net..................      (219)      (219)      (301)         335        335       (309)        82        308         16
      Minority interests.....       149        149      1,242          250      1,653      1,041        160        301         53
                               -------     -------    -------      -------    -------    -------    -------    -------    -------
    Adjusted EBITDA..........  $ 35,513    $35,617    $31,251     $ 37,217    $37,652    $31,582    $20,388    $15,450    $12,589
                               =======     =======    =======      =======    =======    =======    =======    =======    =======

(h) Short-term obligations consist primarily of the Company's borrowings under bank lines of credit, current portions of long-term obligations and debt due to stockholders.

                        MARKET PRICE DATA AND DIVIDENDS

     The Company Common Stock is listed on and trades on Nasdaq under the symbol "AMSN." The following table shows, for the fiscal periods indicated, the high and low closing bid quotations per share of Company Common Stock as quoted on Nasdaq. These market quotations reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.

     The Company Common Stock commenced trading on Nasdaq on December 19, 1996 following the IPO.

                                                                        COMMON STOCK
                                                                       --------------
                                                                       HIGH       LOW
                                                                       ----       ---
        FISCAL YEAR ENDED DECEMBER 31, 1996
        Fourth Quarter (from December 19, 1996)......................  $12  5/8   $12

        FISCAL YEAR ENDING DECEMBER 31, 1997
        First Quarter................................................   14         11 3/4
        Second Quarter...............................................   13  1/2    11
        Third Quarter................................................   16  1/8    11
        Fourth Quarter (through November 13, 1997)...................   16 3/16    15 1/16

     On August 8, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the last reported sale price of the Company Common Stock on Nasdaq was $12 1/8. On November 13, 1997, the latest practicable trading day prior to the printing of this Proxy Statement/ Prospectus, the last reported sale price of the Company Common Stock on Nasdaq was $15 1/16. As of November 13, 1997, there were approximately 392 holders of record of the Company Common Stock.

     Since its organization on October 3, 1996, the Company has not declared or paid any cash dividends or distributions on its capital stock. The Company currently intends to retain earnings of the Company for working capital, repayment of indebtedness, capital expenditures and general corporate purposes and does not anticipate paying cash dividends on the Company Common Stock in the foreseeable future. Company stockholders should obtain current market quotations for Company Common Stock.

                                  RISK FACTORS

     Holders of Company Common Stock should carefully consider the following factors in connection with their consideration of the Merger and their election of the Cash Consideration or the Mixed Consideration.

CONTROL BY GSCP

     Upon completion of the Merger, in excess of 80% of the outstanding shares of Company Common Stock will be held by GSCP. Accordingly, GSCP will control the Company and have the power to elect all of its directors, appoint new management and approve any action requiring the approval of the holders of Company Common Stock, including adopting amendments to the Company's certificate of incorporation and approving mergers or sales of all or substantially all of the Company's assets. The directors elected by GSCP will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the capital policies of the Company in effect prior to the Merger will continue after the Merger. The Company's ability to repurchase stock and to pay dividends will be significantly restricted by its proposed debt financing. See
"-- Substantial Leverage."

     In addition, the existence of a controlling stockholder of the Company may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding Company Common Stock. A third party would be required to negotiate any such transaction with GSCP and the interests of GSCP may be different from the interests of other Company stockholders.

DELISTING; ILLIQUIDITY OF COMPANY COMMON STOCK

     Following the consummation of the Merger, the Company anticipates that it will seek to have the Company Common Stock, which currently is traded on Nasdaq, delisted. In addition, following consummation of the Merger, the Company Common Stock will be eligible for deregistration under the Exchange Act. Any delisting of the Company Common Stock, together with the substantial decrease in the number of shares of the Company Common Stock to be held by holders thereof other than GSCP, is expected to result in a substantial decrease in the liquidity of the Company Common Stock, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder.

     Upon any such delisting, shares of the Company Common Stock would trade, if at all, only in the over-the-counter market. As a result, it is expected that the shares will trade much less frequently relative to the trading volume of the Company Common Stock prior to the Merger.

SUBSTANTIAL LEVERAGE

     In connection with consummating the transactions contemplated by the Merger Agreement, the Company will enter into the Merger Financings to, among other things, (i) fund payment of the cash consideration in the Merger, (ii) repay or repurchase certain indebtedness of the Company, (iii) pay the fees and expenses incurred in connection with the Merger and the Merger Financings and (iv) raise funds for general corporate purposes. Although the definitive terms of the Merger Financings have not been finalized as of the date of this Proxy Statement/Prospectus, the Company expects that such terms will contain financial and other restrictive covenants that will limit the ability of the Company to, among other things, borrow additional funds and dispose of assets, and require the Company to maintain certain earnings-to-fixed charges and other financial ratios. Failure by the Company to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     As of September 30, 1997, after giving pro forma effect to the Merger and the Merger Financings and the application of the net proceeds therefrom, the Company would have had (i) $237.8 million of consolidated indebtedness and (ii) because the distribution to stockholders and all of the expenses relating to the Merger will be charged to earnings and stockholders' equity, $95.3 million of consolidated stockholders' deficiency. The degree to which the Company will be leveraged could have important consequences for the Company, including the following: (a) the Company's ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired or any such financing, if available, may not be on terms favorable to the Company; (b) any interest expense or other debt service may reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (c) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; and (d) high leverage may place the Company at a competitive disadvantage and may make it vulnerable to a downturn in its business or the economy generally. See "THE MERGER -- Merger Financings."

     In addition, the substantial leverage will have a negative effect on the Company's net income. Pro forma net income for the nine months ended September 30, 1997 and the fiscal year ended December 31, 1996 giving effect to the Merger would have been $8,429,000 and $4,684,000, respectively, as compared to $16,901,000 and $15,918,000 for the same periods on a historical and supplemental pro forma basis, respectively, and pro forma interest expense, net for the nine months ended September 30, 1997 and the fiscal year ended December 31, 1996 giving effect to the Merger would have been $16,789,000 and $22,908,000, respectively, as compared to $2,654,000 and $4,463,000 for the same periods on a historical and supplemental pro forma basis, respectively.

     After the Merger is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under the revolving credit portion of a senior secured credit facility consisting of a revolving credit facility and term loans. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, meet debt service requirements and finance the Company's strategic plans. The revolving credit facility will be available for the Company's working capital needs and a portion thereof will be available for the issuance of letters of credit. The term loan portion of the senior secured credit facility will be drawn in full upon consummation of the Merger. See "THE MERGER -- Merger Financings."

POTENTIAL DILUTION OF COMPANY STOCKHOLDERS

     Following the Merger, the Company intends to grant certain employees options to purchase Company Common Stock and to sell to certain employees shares of Company Common Stock, the exercise and sale of which, following the Merger, would dilute the holdings of stockholders of the Company and also dilute the holdings of GSCP. See "THE MERGER -- Interests of Certain Persons in the Merger."

CONCENTRATION OF CUSTOMER SALES AND CREDIT RISK

     The concentration of sales by the Company to party goods superstore chains has resulted in a significant concentration of sales and unsecured trade receivables with such customers. Combined sales to the Company's two largest customers, Party City Corporation ("Party City") and Party Stores Holdings, Inc. ("Party Stores Holdings"), accounted in the aggregate for approximately 10%, 17% and 21% of the Company's sales in 1994, 1995 and 1996, respectively. In addition, at September 30, 1997, these two customers together accounted for approximately 14% of the Company's accounts receivable.

     Although the Company believes its relationships with these customers are good, should either of them significantly reduce their volume of purchases from the Company, the Company's financial condition and results of operations could be adversely affected. Moreover, while the Company believes that adequate provisions for bad debts have been made in its financial statements, should it be unable to collect receivables from its party superstore customers to any significant extent, the Company's financial condition and results of operations would be adversely affected. From time to time, the Company has provided additional reserves or restructured accounts receivables because of the credit condition of certain customers. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources."

IMPORTANCE OF IDENTIFYING DESIGN TRENDS AND CONSUMER PREFERENCES

     In manufacturing and distributing party goods, the Company's success depends in part on its ability to anticipate the tastes and preferences of party goods retailers and consumers. The Company's strategy has depended to a significant extent on the regular introduction of new designs which are attractive and distinctive. The Company's failure to anticipate, identify or react appropriately to changes in consumer tastes could, among other things, lead to excess inventories and significant markdowns or to a shortage of products and foregone sales, any of which could have an adverse effect on the Company's financial condition or results of operations.

COMPETITION

     The party goods industry is highly competitive. The Company competes with many other companies, including smaller, independent specialty manufacturers as well as divisions or subsidiaries of larger companies with greater financial and other resources than those of the Company. Certain of these competitors control licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. The Company has pursued a strategy of developing its own designs and generally has not pursued licensing opportunities.

IMPACT OF CHANGING PAPER PRICES

     The principal raw material used by the Company in its products is paper, which historically accounts for approximately 35-40% of the annual cost of production of the Company's paper plates, cups and napkins. The price of paper is subject to change due to numerous factors beyond the control of the Company. Any significant increase in the cost of paper would adversely affect the Company's raw material costs. Competitive conditions will determine how much of paper price increases can be passed on by party goods retailers to the ultimate consumers of the Company's products. If the Company is unable to pass future paper price increases to the party goods retailers, the Company's financial condition and results of operations would be adversely affected.

RISKS ASSOCIATED WITH FURTHER EXPANSION THROUGH ACQUISITIONS

     The Company has from time to time expanded its product line and further vertically integrated its operations through strategic acquisitions. The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities, and such inquiries have been received since the announcement of the Merger. As of the date of this Proxy Statement/Prospectus, the Company has no agreements to acquire other companies or businesses; however, the Company intends to pursue acquisition opportunities aggressively.

     There are various risks associated with pursuing an acquisition strategy of this nature. The risks include problems inherent in integrating new businesses, including potential loss of customers and key personnel and potential disruption of operations. There can be no assurance that businesses acquired by the Company will generate significant revenues or satisfy the Company's strategic objectives. Moreover, there can be no assurance that suitable acquisition candidates will be available, that acquisitions can be completed on reasonable terms, that the Company will successfully integrate the operations of any acquired entities or that the Company will have access to adequate funds to effect any desired acquisitions. The amount of debt financing available for future acquisitions will be limited by restrictions contained in the Company's indebtedness.

SEASONALITY

     Due to the number of holidays falling in the fourth quarter of the calendar year, the Company's business is somewhat seasonal, and, as a result, the quarterly results of operations may not be indicative of those for a full year. Third quarter sales are generally the highest of the year due to a combination of increased sales to consumers of the Company's products during summer months as well as initial shipments of seasonal holiday merchandise as retailers build inventory. Conversely, fourth quarter sales are generally lower as retailers sell through inventories purchased during the third quarter. The overall growth rate of the Company's sales in recent years has, in part, offset this sales variability. Promotional activities, including special dating and pricing terms, particularly with respect to Halloween and Christmas products, result in generally lower margins and profitability in the fourth quarter, as well as higher accounts receivable balances and associated higher interest costs to support these balances. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Quarterly Results."

DEPENDENCE ON KEY PERSONNEL

     The Company's success will continue to depend to a significant extent on its executives, managers and other key personnel. Although the Company has entered into employment agreements with certain employees which provide for such employees to acquire an equity interest in the Company, there can be no assurance that the Company will be able to retain such employees or other executives, managers and key personnel or attract additional qualified management in the future. The loss of the services of Gerald C. Rittenberg, President and Acting Chairman of the Board, William S. Wilkey, Senior Vice President -- Sales and Marketing, or James M. Harrison, Chief Financial Officer and Secretary, could have an adverse effect on the Company's financial condition or results of operations. The Company does not maintain key-man life insurance on any of these executives.

                              THE SPECIAL MEETING
MATTERS TO BE CONSIDERED

     The purpose of the Special Meeting is to consider and vote upon the Merger Proposal. If the Merger Agreement and the transactions contemplated thereby are approved by the stockholders of the Company, Acquisition will merge with and into the Company and the 5,801,441 shares of Company Common Stock (representing approximately 27.5% of the shares of Company Common Stock issued and outstanding as of the Record Date) currently held by stockholders of the Company other than the Estate (excluding 272,728 shares of Company Common Stock which, as described under "THE MERGER -- Interests of Certain Persons in the Merger," Gerald C. Rittenberg has agreed to contribute to Acquisition immediately prior to the Effective Time), assuming no stockholders other than the Estate make a Mixed Election, will be converted into the right to receive $16.50 per share in cash. The 15,024,616 shares of Company Common Stock held by the Estate will be converted into the right to receive $9.33 per share in cash and the right to retain 100 shares of Company Common Stock, with cash to be paid in lieu of fractional shares. The shares which are to be retained by the Estate are expected to represent almost 10% of the shares of Company Common Stock expected to be issued and outstanding immediately following the Merger. If the Merger is approved and consummated, all outstanding shares of Acquisition Common Stock will be converted into 900 shares of Company Common Stock, which will represent approximately 90% of the Company Common Stock expected to be issued and outstanding after the Merger. The Merger Agreement is included as Annex A to this Proxy Statement/Prospectus. See "THE MERGER" and "THE MERGER AGREEMENT."

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     In addition to the Merger Proposal, stockholders will be asked to transact any other business properly brought before the Special Meeting. The Board of Directors of the Company is not presently aware of any such other business.

REQUIRED VOTE

     The approval of the Merger Proposal will require the affirmative vote of the holders of a majority of Company Common Stock entitled to vote thereon. Pursuant to the Voting Agreement, the Svenningsen Stockholders have agreed to vote all of the Subject Shares in favor of the Merger Proposal. As of the Record Date, the Estate beneficially owned 15,024,616 shares of Company Common Stock entitled to vote at the Special Meeting, representing approximately 71.2% of the Company Common Stock outstanding on such date. Because the Estate owns a majority of the issued and outstanding shares of Company Common Stock entitled to vote, the requisite vote of the holders of shares of Company Common Stock to approve and adopt the Merger Proposal is assured. See "CERTAIN RELATED AGREEMENTS -- Voting Agreement."

VOTING AND REVOCATION OF PROXIES

     Shares of Company Common Stock that are entitled to vote and are represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Company Common Stock represented by such proxy will be voted FOR the Merger Proposal. The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy. The persons appointed as proxies may not exercise their discretionary voting authority to vote any such proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the approval of the Merger Agreement.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the proxy at the Special Meeting or
(iii) delivering to the Secretary of the Company (a) a written notice of revocation or (b) a duly executed proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company at 80 Grasslands Road, Elmsford, New York 10523, Attention: Secretary, and must be received before the taking of the vote at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of Company Common Stock at the close of business on the Record Date, November 13, 1997, will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 21,098,785 shares of Company Common Stock. Shares of Company Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining whether a quorum is present but proxies marked "abstain" will not be counted as votes cast in favor of the Merger Proposal. Because the vote on the Merger Proposal requires the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock, abstentions will have the same effect as a negative vote on this proposal.

     Although brokers who hold shares in "street name" have authority to vote on certain matters when they do not receive instructions from beneficial owners, brokers will not be entitled to vote on the Merger Proposal absent instructions from beneficial owners. Shares of Company Common Stock held by brokers who do not receive instructions but are present, in person or by proxy, will be counted as present for quorum purposes and will have the same effect as a vote against the Merger Proposal.

STOCKHOLDERS' APPRAISAL RIGHTS

     Each holder of Company Common Stock has a right to dissent from the Merger, and, if the Merger is consummated, to receive "fair value" for his or her shares in cash by complying with the provisions of Delaware law, including Section 262 of the DGCL. The dissenting stockholder must deliver to the Company, prior to the vote being taken on the Merger Agreement at the Special Meeting, written notice of his or her intent to demand payment for his or her shares if the Merger is effected and must not vote in favor of the Merger Agreement. The full text of Section 262 of the DGCL is included as Annex D hereto. See "STOCKHOLDERS' APPRAISAL RIGHTS" for a further discussion of such rights and the legal consequences of voting shares of Company Common Stock in favor of the Merger Proposal.

SOLICITATION OF PROXIES

     The Company will bear the cost of the solicitation of proxies and the cost of printing and mailing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders of the Company by telephone, telegram or by personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     If you have any questions or require additional material, please contact Daniel DeWeever at ChaseMellon Shareholder Services at 1-888-213-0696 (toll free) or 212-273-8293 (collect).

     HOLDERS OF COMPANY COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS, BUT STOCKHOLDERS ELECTING THE MIXED CONSIDERATION SHOULD RETURN THE ENCLOSED FORM OF ELECTION TOGETHER WITH DULY ENDORSED CERTIFICATES OF THE COMPANY COMMON STOCK PURSUANT TO THE INSTRUCTIONS CONTAINED IN THE FORM OF ELECTION ENCLOSED HEREWITH. SEE "THE MERGER -- PROCEDURE FOR EXCHANGE OF CERTIFICATES" AND "-- MIXED ELECTION; MIXED ELECTION PROCEDURE."

                                   THE MERGER

BACKGROUND OF THE MERGER

     In February 1997, John A. Svenningsen, then Chairman of the Board and Chief Executive Officer of the Company and then beneficial owner of approximately 71.8% of the outstanding Company Common Stock, through Gerald C. Rittenberg, President of the Company, and James M. Harrison, Chief Financial Officer and Secretary of the Company, contacted Robert Harrison, a Managing Director of Goldman Sachs, the lead underwriter of the Company's initial public offering in December 1996, to discuss possible alternatives for Mr. Svenningsen to obtain liquidity for his interest in the Company in light of his deteriorating health.

     On April 14, 1997, Mr. Svenningsen met with Robert Harrison and another representative of Goldman Sachs and preliminarily discussed several alternative transactions, including a secondary offering or block trade of Mr. Svenningsen's shares, a sale of the entire Company to a strategic buyer and an investment in the Company by Goldman Sachs or one of its affiliates in connection with a leveraged recapitalization involving management participation. Mr. Svenningsen indicated that he would consider a leveraged recapitalization transaction if it
(i) valued his holdings in the range of $140-$150 million, (ii) provided the Company's public stockholders with an acceptable premium to the public market price and (iii) provided for the continued growth of the Company with its current management remaining intact. Mr. Svenningsen also indicated that he would be interested in retaining a stake in the ongoing business. Mr. Harrison informed Mr. Svenningsen that he believed that GSCP, an affiliate of Goldman Sachs, would be willing to consider a transaction within the framework discussed. Mr. Svenningsen then indicated that he was interested in exploring the possibility of a transaction with GSCP.

     Following the April 14th meeting, Robert Harrison and other representatives of GSCP met with management of the Company to discuss the possibility of such a transaction and to review the Company's business and operations. In connection with a potential transaction, GSCP commenced a due diligence review of the Company's business on April 28, 1997, which review included discussions with management and employees of the Company. Such review continued until execution of the Merger Agreement.

     On May 16, 1997, at a meeting with Mr. Svenningsen, Terence M. O'Toole, a Managing Director of Goldman Sachs representing GSCP, and other representatives of GSCP discussed with Mr. Svenningsen the possibility of GSCP participating in a leveraged recapitalization of the Company in which Mr. Svenningsen's interest in the Company Common Stock would be reduced to 10% of the outstanding Company Common Stock. Mr. O'Toole indicated that, in such a recapitalization, Mr. Svenningsen would retain an interest in the Company and would receive a cash payment, together having an aggregate value of $140-$150 million, and the Company's other stockholders would have the right to receive the same consideration per share as Mr. Svenningsen or cash for their respective shares of Company Common Stock at a premium to the then existing market price for Company Common Stock. Mr. O'Toole indicated that GSCP would not be willing to participate in an auction process and that any transaction with the Company would need to be conditioned upon Mr. Svenningsen's agreement to support the transaction. Mr. Svenningsen indicated that if the parties could agree on mutually acceptable terms, he would be willing to make such a commitment. Mr. Svenningsen expressed an interest in further exploring the potential transaction and agreed that GSCP and the Company should continue to have discussions and proceed expeditiously.

     On May 28, 1997, Mr. Svenningsen died, and his shares of Company Common Stock became the property of the Estate. Following his death, Mr. Svenningsen's wife, Christine Svenningsen, was appointed executrix of the Estate in accordance with the terms of Mr. Svenningsen's will.

     On June 5, 1997, Mr. O'Toole and other representatives of GSCP met with Christine Svenningsen and attorneys from the law firm of Kurzman & Eisenberg, LLP, counsel to the Estate ("Kurzman & Eisenberg"), to discuss the potential transaction that had been discussed with Mr. Svenningsen and members of management prior to Mr. Svenningsen's death. Mrs. Svenningsen expressed an interest in continuing to explore the potential transaction as discussed at the May 16th meeting with Mr. Svenningsen. The Estate advised the Company that Mr. Svenningsen had not been and the Estate was not interested in any of the alternative transactions discussed at the April 14th meeting because none of such alternatives met all of Mr.

Svenningsen's objectives as completely as the leveraged recapitalization transaction proposed by GSCP and, as a result, both Mr. Svenningsen and the Estate chose to pursue the leveraged recapitalization transaction proposed by GSCP.

     On July 1, 1997, at a special meeting of the Board, Mr. O'Toole and other representatives of GSCP made a presentation to the Board regarding Goldman Sachs' principal investing activities and investment philosophy, reviewed Goldman Sachs' historical relationship with the Company and outlined the discussions that had taken place with John and Christine Svenningsen regarding the possibility of a long-term investment by GSCP in the Company in connection with a leveraged recapitalization transaction. Mr. O'Toole then presented a general framework for such a transaction and answered questions from the Board. Attorneys from Kurzman & Eisenberg present at the meeting indicated that the Estate was interested in pursuing the transaction with GSCP as outlined by Mr. O'Toole and was not interested in pursuing alternative transactions. Following the GSCP presentation, the independent members of the Board (Frank A. Rosenberry, John Tugwell and Allyn H. Powell) retained Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") as special counsel to the independent directors in connection with the potential transaction, and such special counsel reviewed with the independent directors, among other things, their fiduciary duties in considering a significant transaction proposal from GSCP or another party. The independent directors determined to select a financial advisor to assist them in evaluating any formal proposal that the Company might receive from Goldman Sachs or another party in connection with the sale of a significant equity stake in the Company. In this regard, after interviewing Wasserstein Perella and two other financial advisors, Wasserstein Perella was selected by the independent directors as their exclusive financial advisor on July 8, 1997. The agreement executed by the directors with Wasserstein Perella did not authorize Wasserstein Perella to solicit alternative transactions.

     At a meeting of the independent directors on July 16, 1997, Mr. O'Toole and representatives of GSCP presented a transaction proposal providing for a recapitalization of the Company in which a newly formed subsidiary organized by GSCP would be merged with and into the Company in a cash election merger. The proposal provided that the Company's stockholders would receive, at their option, $14.50 per share in cash (the "all cash option") or $9.38 per share in cash plus a retained interest in the Company equal to one share for every 150,000 shares of Company Common Stock elected (the "mixed consideration option"). Mr. O'Toole explained that the GSCP proposal was conditioned upon the Estate agreeing to enter into a voting agreement pursuant to which it would (i) agree to vote its shares of Company Common Stock in favor of the transaction and against competing offers, (ii) elect the mixed consideration option in the merger for its shares of Company Common Stock, and (iii) grant to GSCP an irrevocable option on its shares of Company Common Stock exercisable in the event of a termination of the merger agreement and subject, in the event such option was exercised, to GSCP making a cash tender offer for the remaining shares of Company Common Stock not owned by it at the price offered under the all cash option. The independent directors were informed that the Estate continued to support the GSCP proposal, including the proposed voting agreement, and was not interested in pursuing alternative transactions.

     The GSCP proposal was further conditioned on the Company not being permitted to (i) solicit or negotiate alternative transactions with third parties prior to or after signing a definitive merger agreement, (ii) terminate the definitive merger agreement in the event that competing offers were received, and (iii) make any public disclosure of the proposed transaction prior to signing the definitive merger agreement. In addition, the GSCP proposal also required that the Company agree to reimburse GSCP for its expenses if a definitive merger agreement was entered into but not consummated. The materials provided by GSCP to the Board at such meeting included, among other things, a valuation analysis of the proposal (which included analyses of comparable acquisitions, comparable companies and the current trading value of their common equity and discounted cash flows) and an outline of the proposed financing for the transaction, which included (i) a commitment by a Goldman Sachs affiliate to provide $180 million in bank credit facilities consisting of senior amortization extended term loans of up to $130 million and a revolving credit facility of up to $50 million, (ii) the proposed issuance of $100 million in senior subordinated notes as to which Goldman Sachs would execute a "highly confident" letter and (iii) at least $70 million of equity financing (consisting of $58 million in cash to be contributed by GSCP, $7 million in equity to be retained by the Estate and the remaining $5 million in equity to be acquired by certain employees of the Company).

     On July 17, 1997, Wachtell, Lipton, Rosen & Katz, special counsel to GSCP ("Wachtell Lipton"), delivered to the Company and Skadden Arps initial drafts of a merger agreement between the Company and Acquisition, a voting agreement among Acquisition and the Svenningsen Stockholders, and a tax indemnification agreement among the Company and the Svenningsen Stockholders.

     On July 23, 1997, a meeting of the independent directors was held to review, together with Wasserstein Perella and Skadden Arps, the GSCP proposal and the draft agreements. Skadden Arps reviewed various legal issues with the independent directors and outlined the principal provisions of the draft agreements. Gerald C. Rittenberg and James M. Harrison joined the meeting and discussed the Company's past and projected fiscal 1997 and 1998 financial condition and results of operations, including projections of net sales, gross margins and EBITDA of $218.9 million, $34.0% and $44.0 million for 1997 and $246.8 million, 34.9% and $50.7 million for 1998. Wasserstein Perella then discussed with the independent directors Wasserstein Perella's preliminary valuation analyses (and the methods and assumptions underlying such analyses). Following a lengthy discussion by the independent directors of the GSCP proposal, such directors instructed Wasserstein Perella to negotiate with GSCP to seek, among other things, a higher price for the Company's public stockholders. The independent directors also instructed Skadden Arps to discuss with Wachtell Lipton the independent directors' concerns regarding the provisions of the draft agreements, including among others the restrictions on the Company's ability to solicit and enter into alternative transactions with third parties, its inability to terminate the definitive agreements in the event that the directors' fiduciary duties so required, and the financing and other conditions.

     From July 23 through August 3, 1997, negotiations among Wasserstein Perella, Skadden Arps, GSCP and Wachtell Lipton took place at various times, both telephonically and in person.

     On August 4, 1997, the independent directors held a telephonic meeting, with Skadden Arps and Wasserstein Perella present, to review the status of the negotiations. After the independent directors were informed that no substantial progress had been made, they authorized the continuation of negotiations.

     On August 6, 1997, Wasserstein Perella received a revised proposal from GSCP, which was discussed with the independent directors during a telephonic meeting that day. The revised proposal provided that GSCP would offer the Company's public stockholders $16.00 per share pursuant to the all cash option (with the cash portion to be offered to stockholders pursuant to the mixed consideration option decreasing from $9.38 to $9.37) and would permit the Company, under certain circumstances, to terminate the merger agreement in the event that a superior competing proposal was received by the Company which required the directors, in the exercise of their fiduciary duties and upon the advice of counsel, to terminate the merger agreement. The revised GSCP proposal was conditioned upon, among other things, (i) the provisions of the proposed voting agreement and the Board's approval of the transactions contemplated thereby surviving termination of the merger agreement, (ii) a no solicitation covenant in the merger agreement, (iii) GSCP's financing and other conditions being retained in the merger agreement, and (iv) the Company agreeing to pay Acquisition a termination fee equal to approximately 2% of the aggregate consideration in the transaction (including indebtedness assumed) in the event that the merger agreement was terminated by the Board in the exercise of its fiduciary duties.

     On August 7, 1997, Wasserstein Perella and Skadden Arps met with GSCP and Wachtell Lipton to further negotiate the terms of the proposed merger, voting and tax indemnification agreements. Among other things, the parties engaged in extensive discussions concerning the price to be offered to the Company's public stockholders, the extent to which the Board would be able to take action in the exercise of its fiduciary duties, and the circumstances under which the termination fee would be paid and the option pursuant to the voting agreement would remain outstanding. During such discussions, GSCP stated that it would increase the cash price pursuant to the all cash option to $16.25 per share, noting that the cash portion of the mixed consideration option would decrease to $9.33 per share. In addition, GSCP agreed that (i) the Board would not be prohibited from taking any action required by its fiduciary duties to prevent Acquisition from attempting to acquire shares of Company Common Stock, other than the shares subject to the option to be granted pursuant to the proposed voting agreement, provided that the Board would not be able to revoke or amend its approval of the purchase of the Estate's shares by Acquisition; and (ii) the termination fee, which would be fixed at $8 million and payable in the event of termination by the Company in the exercise of its fiduciary duties, would be returnable to the Company if Acquisition exercised the option under the proposed voting agreement, unless the Board took "affirmative action" (i.e., action other than a Board recommendation to stockholders not to tender pursuant to the tender offer required to be made by Acquisition) preventing or restricting Acquisition from acquiring shares of Company Common Stock, other than the shares subject to the option under the proposed voting agreement.

     Later that day, after further discussions between Wasserstein Perella and GSCP at the request of the independent directors, GSCP informed Wasserstein Perella that it would increase the price offered to the Company's public stockholders under the all cash option to $16.50 per share, provided that the Company agreed to the other contractual requirements, and also indicated that it would not further increase its offer.

     On August 8, 1997, GSCP received an executed "highly confident" letter from Goldman Sachs with respect to the placement by Goldman Sachs of $110 million in newly issued senior subordinated notes of the Company, and an executed commitment from GS Credit Partners (as defined herein) to provide up to $130 million of senior amortization extended term loans and up to $50 million of a syndicated revolving credit facility.

     On August 10, 1997, the independent directors held a meeting to review, with Wasserstein Perella and Skadden Arps, the status of negotiations of the proposed merger, voting and tax indemnification agreements. Skadden Arps reviewed the proposed changes to the agreements, and Wasserstein Perella presented its valuation analysis of the revised GSCP proposal. Wasserstein Perella also rendered its oral opinion (subsequently confirmed in writing) to the effect that the Cash Consideration to be received by the Company's stockholders, other than the Estate, pursuant to the Merger Agreement is fair to such stockholders from a financial point of a view. Following the independent directors' review of the proposed transaction, Mr. Rittenberg joined the meeting and, upon the unanimous recommendation of the independent directors, the Board unanimously approved the Merger Agreement, the Voting Agreement, the Tax Indemnification Agreement and the transactions contemplated thereby, and such agreements were executed and delivered.

     On August 11, 1997, the Company issued a press release announcing it had entered into the Merger Agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

     The Board, upon the unanimous recommendation of its independent directors, has unanimously approved the Merger Agreement, Voting Agreement and Tax Indemnification Agreement and the transactions contemplated thereby, and determined, based on the availability of the Cash Consideration in the Merger to any stockholder who so elects, that such agreements and transactions are fair to and in the best interests of the Company's stockholders (other than the Estate), and recommends that holders of Company Common Stock vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In making a determination as to whether to elect the Cash Consideration or the Mixed Consideration in the Merger, stockholders should be aware that the Cash Consideration has a significantly higher current value than the Mixed Consideration. In reaching their decision to approve the Merger Agreement and the transactions contemplated thereby, the independent directors regularly consulted with Skadden Arps and Wasserstein Perella and considered a number of factors, including, among others, the following:

          (i) the financial presentations of Wasserstein Perella described under "-- Background of the Merger" and "-- Opinion of Financial Advisor," including the opinion of Wasserstein Perella delivered at the August 10, 1997 meeting of the independent directors to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, matters considered and limitations on the review undertaken, as set forth therein, the Cash Consideration to be received by the holders of Company Common Stock, other than the Estate, pursuant to the Merger Agreement is fair to such holders from a financial point of view; and the independent directors' view that the Cash Consideration has a significantly higher current value than the Mixed Consideration;

          (ii) the Company's business, management, financial performance and condition, strategic objectives and prospects, including the reports and opinions of the Company's management, and current industry, economic and market conditions; in this connection, the independent directors considered the uncertainties in the paper goods industry, the concentration of the Company's business within the party goods superstore segment, the effects of increasing competition within such segment and the potentially negative long-term effects these factors could have on the Company's business, financial performance and prospects and that the Merger afforded the Company's public stockholders an opportunity to receive a substantial premium to historical and current market prices for the Company Common Stock, and consequently avoid such risks and uncertainties which may affect the Company in the future;

          (iii) a review of the alternative practicable courses of action available to the Company, including, among others, a public auction of the Company, a transaction with a strategic buyer, and continuation as a public entity, and the likelihood of successfully pursuing such alternatives on terms and conditions at least as favorable to the Company's stockholders as the GSCP proposal, based upon the independent directors' expertise and knowledge of the Company and potential buyers in the paper goods industry, as well as Wasserstein Perella's presentations with respect thereto (see "THE MERGER -- Opinion of Financial Advisor");

          (iv) the fact that the Estate, the Company's largest stockholder, which, as of August 10, 1997, held approximately 71.2% of the outstanding shares of Company Common Stock, supported the GSCP proposal and was willing to agree to elect the Mixed Consideration for its shares of Company Common Stock, thereby accepting a substantial discount to the price available to the Company's public stockholders, and had informed the Board that it was not willing to consider alternatives to the GSCP proposal;

          (v) the fact that all of the Company's public stockholders not making a Mixed Election will have the right to receive the same cash consideration per share in the Merger;

          (vi) the fact that the Merger is structured to allow the Board to consider additional bona fide third-party offers to acquire the Company and that the Merger Agreement permits the Company to provide information to and negotiate with such parties and to terminate the Merger Agreement if the Board determines in good faith upon the advice of legal counsel that failing to take such action would constitute a breach of its fiduciary duties, and that such proposal is, in the opinion of the Board, more favorable to the Company's stockholders, other than the Estate, from a financial point of view than the Merger; and that in such circumstances the Board would be able to adopt measures to preclude GSCP from acquiring shares of Company Common Stock after its exercise of the option, including through the subsequent tender offer required to be made by Acquisition at $16.50 per share;

          (vii) the financing commitments received by GSCP and Acquisition, including the institutions providing such commitments (see "THE
     MERGER -- Merger Financings");

          (viii) the terms and conditions of the Merger Agreement, Voting Agreement and Tax Indemnification Agreement, the parties' respective representations and warranties, pre- and post-closing covenants and conditions to their respective obligations, the potential impact of such terms, including the conditions to Acquisition's obligation to consummate the Merger, and the independent directors' conclusion that the Company's compliance with such terms and conditions would not significantly interfere with the Company's ongoing operations and that such conditions could be satisfied;

          (ix) the fact that the value of the Cash Consideration on a per share basis represents a substantial premium over the recently and historically prevailing market prices and initial public offering price of the Company Common Stock;

          (x) the federal income tax consequences of the Merger to the Company's public stockholders as described under "THE MERGER -- Federal Income Tax Consequences"; and

          (xi) to a limited extent, certain non-financial considerations, including the desire of the Svenningsen Stockholders to maintain the Company's status as an independent company and preserve its management team.

     In addition to the foregoing factors, the Board's independent directors considered the fact that GSCP's proposal was conditioned upon the Svenningsen Stockholders entering into the Voting Agreement. The independent directors concluded that, given the Svenningsen Stockholders' substantial ownership position, the Voting Agreement would make it unlikely that a third party other than an entity affiliated with GSCP would make a business combination proposal for the Company. The independent directors also considered the fact that the Company had not received nor sought business combination proposals from other parties and that GSCP had specifically stated that (i) the commitment of the Svenningsen Stockholders pursuant to the Voting Agreement was a condition to its entering into the Merger Agreement, (ii) GSCP would not permit its proposal to be disclosed to other parties for the purpose of determining whether such parties might consider entering into a business combination transaction with the Company and (iii) GSCP would not participate in an auction. In that regard, the independent directors took into account (i) advice from Wasserstein Perella, including its discussion of an evaluation of strategic alternatives available to the Company, and that in connection with such discussion, Wasserstein Perella advised the independent directors that an analysis and pursuit of one or more of these alternatives might take as long as several months to complete and that there could be no assurance that an alternative transaction could be developed or consummated on terms more attractive than those contained in the Merger Agreement and (ii) the fact that the Estate, which beneficially owns approximately 71.2% of the outstanding Company Common Stock, and Christine Svenningsen were willing to enter into the Voting Agreement and Tax Indemnification Agreement and supported the terms of the Merger Agreement. See "CERTAIN RELATED AGREEMENTS -- Voting Agreement" and "-- Tax Indemnification Agreement."

     The foregoing discussion of the information and factors considered by the Board's independent directors is not intended to be exhaustive but is believed to include all material factors considered by the independent directors. In view of the variety of factors considered in connection with its evaluation of the Merger, the independent directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. In the course of their deliberations, the independent directors did not establish a range of values for the Company; however, based on the factors outlined above and on the advice of its financial advisors (with respect to the fairness from a financial point of view of the Cash Consideration to be received in the Merger by stockholders of the Company, other than the Estate), the Board, upon the unanimous recommendation of its independent directors, unanimously determined, based on the availability of the Cash Consideration to any stockholder who so elects, that the Merger Agreement, Voting Agreement and Tax Indemnification Agreement and the transactions contemplated thereby, are fair to, and in the best interests of, the Company's stockholders (other than the Estate).

OPINION OF FINANCIAL ADVISOR

     Wasserstein Perella delivered its oral opinion to the Board's independent directors on August 10, 1997 (which oral opinion was subsequently confirmed in writing) that, as of the date of such opinion, and based on the procedures followed, assumptions made, matters considered and limitations on the review undertaken, as set forth in the opinion, the Cash Consideration to be received in the Merger was fair to the stockholders of the Company, other than the Estate, from a financial point of view.

     A copy of the opinion of Wasserstein Perella, dated August 10, 1997, is included as Annex C to this Proxy Statement/Prospectus and is incorporated by reference. Stockholders of the Company are urged to read the Wasserstein Perella opinion in its entirety for information with respect to the procedures followed, assumptions made, matters considered and limits of the review undertaken by Wasserstein Perella in rendering its opinion. References to the Wasserstein Perella opinion and the summary of the Wasserstein Perella opinion herein are qualified by reference to the full text of the Wasserstein Perella opinion. The Wasserstein Perella opinion is directed only to the fairness, from a financial point of view, to the stockholders of the Company, other than the Estate, of the Cash Consideration to be received in the Merger pursuant to the Merger Agreement, and Wasserstein Perella did not express any views on any other terms of the transactions contemplated by the Merger Agreement or on the fairness, from a financial point of view, to stockholders of the Mixed Consideration that the stockholders of the Company may elect to receive pursuant to the Merger.

Specifically, Wasserstein Perella's opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement or constitute a recommendation to any stockholder of the Company with respect to whether such holder should elect to receive the Cash Consideration or the Mixed Consideration pursuant to the Merger or as to how such stockholder of the Company should vote with respect to the Merger.

     The letter agreement, dated as of July 8, 1997, pursuant to which Wasserstein Perella was retained by the Company (the "Letter Agreement"), and the Wasserstein Perella opinion state that the fairness opinion rendered by Wasserstein Perella to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be relied upon by any other person. It is Wasserstein Perella's position that its duties in connection with its fairness opinion are solely to the Company, and that it has no legal responsibility to any other persons, including the Company's stockholders, under New York state law, the governing law of the Letter Agreement. Wasserstein Perella intends to assert the substance of the foregoing disclaimer as a defense to any claims that might be brought against it by stockholders with respect to its fairness opinion. However, since no New York state court has definitively ruled on the availability to a financial adviser of an express disclaimer as a defense to stockholder liability with respect to its fairness opinion, this issue necessarily would have to be resolved by a court of competent jurisdiction. In any event, the availability or non-availability of such a defense will have no effect on Wasserstein Perella's rights and responsibilities under the federal securities laws, or the rights and responsibilities of the Board of Directors under governing state law or under the federal securities laws.

     In connection with rendering its opinion, Wasserstein Perella reviewed the Merger Agreement. Wasserstein Perella also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to the date of such opinion, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to Wasserstein Perella for purposes of its analysis, and Wasserstein Perella met with representatives of the senior management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

     Wasserstein Perella reviewed and considered certain financial and stock market data relating to the Company, and compared that data with similar data for certain other companies the securities of which are publicly traded, that Wasserstein Perella believed may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and Wasserstein Perella reviewed and considered the financial terms of certain recent acquisitions and business combination transactions which Wasserstein Perella believed to be reasonably comparable to the transactions contemplated by the Merger Agreement or otherwise relevant to its inquiry. Wasserstein Perella also performed such other studies, analyses, and investigations and reviewed such other information as Wasserstein Perella considered appropriate for purposes of its opinion.

     Wasserstein Perella noted that, in its review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with it or publicly available, and did not assume any responsibility for independent verification of any of such information. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to Wasserstein Perella and assumed, with the Company's consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management, and Wasserstein Perella expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they were based. In addition, Wasserstein Perella did not review any of the books and records of the Company, or assume any responsibility for conducting a physical inspection of the properties or facilities of the Company, and no such independent valuation or appraisal was provided to Wasserstein Perella. Wasserstein Perella noted that it assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification, and noted that its opinion was necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella as of the date of such opinion.

     Wasserstein Perella noted that, in the context of its engagement, Wasserstein Perella was not authorized to and did not solicit alternative offers for the Company or its assets, and Wasserstein Perella did not investigate any other alternative transactions that might have been available to the Company.

     Set forth below is a summary of the material financial analyses used by Wasserstein Perella in connection with providing its opinion to the Board's independent directors as contained in the presentation by Wasserstein Perella to the independent directors on August 10, 1997 (the "Wasserstein Perella Presentation").

  Wasserstein Perella Valuation Analysis

     Wasserstein Perella prepared summary valuation ranges for the Enterprise Value, Equity Value and Equity Value per share of the Company. Wasserstein Perella arrived at its summary valuation ranges by considering, among other things, (i) comparable company analysis, (ii) discounted cash flow analysis,
(iii) comparable acquisition analysis, (iv) premium analysis and (v) current trading value of the Company Common Stock. As used in the Wasserstein Perella analysis: (i) "Enterprise Value" means the sum of the Equity Value of the transaction or the Company, as the case may be, plus the book value of net debt (short and long term debt less cash and short term investments) and minority interest and (ii) "Equity Value" and "Market Value" means the equity value of the transaction or the Company, based on 21.1 million shares outstanding, as the case may be.

     Comparable Company Analysis. Wasserstein Perella reviewed certain financial information relating to the Company and compared it to corresponding publicly available financial information, ratios and public market multiples for certain publicly traded corporations. Such financial information was used to calculate multiples, including Market Value to net income, Market Value to book value, Market Value to net sales, Market Value to earnings before interest, income taxes, depreciation and amortization ("EBITDA") and Market Value to earnings before interest and income taxes ("EBIT"). Wasserstein Perella's comparable company analysis for the Company was prepared both with and without giving effect to any change-of-control premium that may arise in connection with a transaction such as the Merger. For the purpose of giving effect to a change-of-control premium, Wasserstein Perella included a control premium of 30% of imputed Enterprise Value, Equity Value and Equity Value per share.

     Comparable companies for the Company included American Greetings Corp., Stanhome Inc., Russ Berrie and Company, Inc., CSS Industries, Inc. and Gibson Greetings, Inc. (the "Comparable Group"). For the Company and the Comparable Group, Wasserstein Perella calculated multiples of Market Value to latest twelve month ("LTM") and next fiscal year ("NFY") net income and book value and multiples of adjusted Market Value to LTM and NFY net sales, EBITDA and EBIT. This analysis yielded the following multiples for the Company: Market Value to LTM net income and book value of 16.5x and 3.1x; adjusted Market Value to LTM net sales, EBITDA and EBIT of 1.5x, 7.3x and 8.6x; Market Value to NFY net income and book value of 13.5x and 2.8x; and adjusted Market Value to NFY net sales, EBITDA and EBIT of 1.4x, 7.0x and 8.2x. For the Comparable Group, this analysis yielded the following multiple ranges: Market Value to LTM net income (15.7x to 19.3x) and book value (1.5x to 2.3x); adjusted Market Value to LTM net sales (0.8x to 2.2x), EBITDA (5.4x to 13.5x) and EBIT (8.6x to 14.8x); Market Value to NFY net income (14.3x to 16.1x) and book value (1.4x to 1.9x); and adjusted Market Value to NFY net sales (0.8x to 1.3x), EBITDA (4.9x to 7.9x) and EBIT (7.5x to 9.6x). Wasserstein Perella reviewed the means and medians of these multiples relative to corresponding financial and market data for the Company and, assuming no control premium, derived an implied Enterprise Value range of $284 million to $348 million, an implied Equity Value range of $243 million to $306 million and an implied Equity Value per share range of $11.50 to $14.50. These values resulted in an implied range of multiples of Enterprise Value to projected 1997 sales (1.3x to 1.6x), EBITDA (6.7x to 8.2x) and EBIT (7.8x to 9.6x) and an implied range of multiples of Equity Value to projected 1997 net income (12.8x to 16.1x) and book value (2.6x to 3.3x). Assuming a control premium, the comparable company analysis implied an Enterprise Value range of $358 million to $443 million, an Equity Value range of $317 million to $401 million and an Equity Value per share range of $15.00 to $19.00. These values resulted in an implied range of multiples of Enterprise Value to projected 1997 sales (1.7x to 2.1x), EBITDA (8.5x to 10.5x) and EBIT (9.9x to 12.2x) and an implied range of multiples of Equity Value to projected 1997 net income (16.7x to 21.1x) and book value (3.4x to 4.3x).

     The Comparable Group was chosen because the companies included in the Comparable Group are publicly traded with operations that, for purposes of this analysis, may be considered to be similar to the operations of the Company. Wasserstein Perella observed that comparable company analysis is subject to certain limitations, including the fact that no individual company has a business mix that precisely mirrors that of the Company. Accordingly, an analysis of the results of Wasserstein Perella's analysis necessarily involves certain considerations and judgments concerning differences in the financial and operating characteristics of the Company which could affect the implied public trading value of the corporations to which it is being compared.

     Discounted Cash Flow Analysis. Wasserstein Perella performed a discounted cash flow analysis on the Company for the years ended December 31, 1997 through 2002. Wasserstein Perella, using forecasts prepared by management of the Company for the years 1997 through 1998 and extrapolated to 2002, discounted the unlevered free cash flow of the Company (unlevered net income plus depreciation and amortization, less changes in working capital and capital expenditures) over the forecast period using a range of risk-adjusted discount rates (9.5%, 10.5% and 11.5%). The sum of the present values of such cash flows was then added to the present value of the Company's terminal value in 2002. The terminal value was calculated by multiplying the EBITDA for calendar year 2002 by multiples of 5.0x, 6.0x, 7.0x, 8.0x and 9.0x. Wasserstein Perella performed the discounted cash flow analysis with respect to the Company's unlevered free cash flow on three bases: (i) a base case; (ii) an upside sensitivity case that assumed, among other things, accelerated sales growth due to growth in the party supply superstore industry and further penetration of merchandising channels and decreased administrative and other costs and expenses; and (iii) a downside sensitivity case that assumed, among other things, diminishing future growth opportunities for the Company due to consolidation in the party supply superstore channel, no decrease in expenses and increased bad debt expenses from party supply superstores. Wasserstein Perella also performed a discounted cash flow analysis applying Wasserstein Perella's discount rates and terminal EBITDA multiples to projections prepared and presented to the Company's Board by Goldman Sachs. Based on this analysis, Wasserstein Perella calculated (a) for the base case, an Enterprise Value range of $302 million to $407 million, an Equity Value range of $253 million to $359 million and an Equity Value per share range of $12.00 to $17.00; (b) for the upside sensitivity case, an Enterprise Value range of $333 million to $449 million, an Equity Value range of $285 million to $401 million and an Equity Value per share range of $13.50 to $19.00;
(c) for the downside sensitivity case, an Enterprise Value range of $249 million to $333 million, an Equity Value range of $201 million to $285 million and an Equity Value per share range of $9.50 to $13.50 and (d) for the Goldman Sachs case, an Enterprise Value range of $365 million to $513 million, an Equity Value range of $317 million to $465 million and an Equity Value per share range of $15.00 to $22.00.

     With respect to the discounted cash flow analysis, Wasserstein Perella noted that the selection of an appropriate discount rate and an appropriate multiple for determining terminal value is an inherently subjective process. The selection of an appropriate discount rate is affected by such factors as the Company's cost of capital and the uncertainties associated with achieving the projections provided by management of the Company. The selection of an appropriate terminal multiple involves a judgment concerning appropriate multiples of EBITDA prevailing in the market at the time such selection is made and such multiples may not be obtainable in the future. Wasserstein Perella also noted that discounted cash flow analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated on future events and circumstances.

     Comparable Acquisitions Analysis. Wasserstein Perella reviewed and analyzed certain financial information based on selected mergers and acquisitions in industries considered comparable to that of the Company. Wasserstein Perella considered (i) the multiples of adjusted purchase price to net sales, adjusted purchase price to EBITDA and adjusted purchase price to EBIT and (ii) the multiples of purchase price to net income and purchase price to book value. Based on an analysis of the transactions, the means and medians of the foregoing multiples were reviewed relative to corresponding data of the Company for the 12-month period ended June 30, 1997 to determine implied value ranges.

     Comparable acquisitions (listed by acquiror/acquiree) for the Company included Fonda Group, Inc./Heartland Manufacturing Corp.; Fonda Group, Inc./Astro Valcour, Inc. -- Printed Products Division of Tenneco, Inc.; Hedstrom Corp./ Ero, Inc.; CSS Industries, Inc./Color-Clings, Inc.; Fonda Group, Inc./James River -- Specialty Operations; CSS Industries, Inc./Cleo, Inc.; Fonda Group, Inc./Chesapeake Consumer Products Co.; Thomas Nelson, Inc./C.R. Gibson Co.; Fonda Group, Inc./Scott Paper Co. -- US Food Service Business; American Business Products/Discount Labels; and CSS Industries, Inc./ Spearhead Industries, Inc. (the "Comparable Acquisitions"). For the Comparable Acquisitions, Wasserstein Perella calculated multiples of adjusted purchase price to net sales, EBITDA and EBIT and multiples of purchase price to net income and book value. This analysis yielded the following multiple ranges for the Comparable Acquisitions: adjusted purchase price to net sales (0.4x to 1.3x), EBITDA (7.3x to 10.2x) and EBIT (8.1x to 14.5x) and purchase price to net income (13.3x to 20.9x) and book value (0.7x to 6.5x). Wasserstein Perella reviewed the means and medians of these multiples relative to corresponding financial and market data for the Company and such analysis implied an Enterprise Value range of $274 million to $379 million, an Equity Value range of $232 million to $338 million and an Equity Value per share range of $11.00 to $16.00. These values resulted in an implied range of multiples of Enterprise Value to projected 1997 sales (1.3x to 1.8x), EBITDA (6.5x to 9.0x) and EBIT (7.6x to 10.5x) and an implied range of multiples of Equity Value to projected 1997 net income (12.2x to 17.8x) and book value (2.5x to 3.7x).

     Wasserstein Perella observed that comparable acquisitions analysis is subject to certain limitations, including: the analysis does not incorporate the time of the transactions, no single transaction is precisely comparable in business characteristics and market conditions and there is a scarcity of public disclosure on terms of comparable transactions and the financial performance of acquirees. Accordingly, an analysis of the results of the foregoing necessarily involves certain considerations and judgments concerning differences in the financial and operating characteristics of the Company and certain other characteristics that could affect the derived value of the transactions to which the Company is being compared.

     Wasserstein Perella Public Acquisition Premium Analysis. Wasserstein Perella reviewed completed mergers and acquisition transactions (excluding leveraged buyout transactions and transactions in the financial services industry) announced between July 15, 1996 and July 15, 1997, with values ranging from $200 million to $500 million, to derive a range of premiums paid over the public trading prices per share one day, one week and four weeks prior to the announcement of such transactions. In addition, Wasserstein Perella reviewed completed public leveraged buyout transactions announced between January 1, 1995 and July 15, 1997, with values ranging from $100 million to $1 billion, to derive a range of premiums paid over the public trading prices per share one day, one week and four weeks prior to the announcement of such transactions. However, Wasserstein Perella noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and the characteristics of the companies involved were not particularly comparable to those of the Company and that premiums fluctuate based on perceived growth, synergies, strategic value and the type of consideration utilized in the transaction.

     The analyses indicated that the medians of premiums paid in the leveraged buyout transactions over the public per share trading prices one day, one week and four weeks prior to the announcement of such transactions were 29.3%, 32.6% and 41.4%, respectively, and that the means of premiums paid in the leveraged buyout transactions over the public per share trading prices one day, one week and four weeks prior to the announcement of such transactions were 32.0%, 36.5% and 43.0%, respectively. The analyses indicated that the medians of premiums paid in the other merger and acquisition transactions reviewed by Wasserstein Perella over the public per share trading prices one day, one week and four weeks prior to the announcement of such transactions were 21.0%, 28.1% and 34.8%, respectively, and that the means of premiums paid in the transactions over the public per share trading prices one day, one week and four weeks prior to the announcement of such transactions were 30.6%, 36.1% and 39.3%, respectively. Assuming a premium of approximately 30% to 40% to the closing price of $12.13 per share of the Company Common Stock on August 8, 1997, the analyses would imply an Enterprise Value range of $379 million to $401 million, an Equity Value range of $338 million to $359 million and an Equity Value per share range of $16.00 to $17.00.

     Termination Fee Analysis. Wasserstein Perella reviewed the amount of termination fees and termination fees as a percentage of transaction value for all acquisition transactions announced between January 1,

1996 and August 5, 1997 with transaction values between $200 million and $500 million. Wasserstein Perella determined that the mean termination fee for such transactions was $8.8 million and the median fee was $9.0 million. The mean termination fee as a percentage of transaction value was 2.8% and the median was 2.6%.

     Wasserstein Perella Stock Price Analysis. Wasserstein Perella reviewed the closing price of the Company Common Stock as of August 8, 1997 (the last trading day prior to the announcement of the Merger), which implied an Enterprise Value of $298 million, an Equity Value of $256 million and an Equity Value per share of $12.13.

     Equity Stub Analysis. Although not material to Wasserstein Perella's valuation of the Company as described above, Wasserstein Perella also reviewed the value of the Mixed Consideration to the Estate. In its analysis, Wasserstein Perella assumed a $297.2 million purchase price and $16.5 million in transaction fees as of December 31, 1997. Using projected 2002 EBITDA of $65.2 million and net debt of $193.1 million, Wasserstein Perella determined that the Mixed Consideration implied a per share value to the Estate, at a range of risk-adjusted discount rates (10.0%, 12.0% and 14.0%), of (i) $10.51, $10.42 and
$10.33, respectively, at an assumed exit multiple of 7.0x; (ii) $10.78, $10.66 and $10.56, respectively, at an assumed exit multiple of 8.0x; and (iii) $11.04, $10.90 and $10.78, respectively, at an assumed exit multiple of 9.0x. Using projected 2002 net income of $21.3 million and the same range of discount rates as above, Wasserstein Perella determined that the Mixed Consideration implied a per share value to the Estate of (a) $10.96, $10.83 and $10.71, respectively, at an assumed exit multiple of 17.5x, (b) $11.17, $11.02 and $10.89, respectively, at an assumed exit multiple of 20.0x and (c) $11.39, $11.22 and $11.07, respectively, at an assumed exit multiple of 22.5x.

     The foregoing is a complete summary of the material analyses included in the Wasserstein Perella Presentation. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Wasserstein Perella believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analysis and of the factors considered by Wasserstein Perella, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Wasserstein Perella and its opinion. Wasserstein Perella made no attempt to assign specific weights to particular analyses. Any estimates contained in Wasserstein Perella's analyses are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold.

     Wasserstein Perella was retained to act as the independent directors' financial advisor in connection with the Merger and related matters based on Wasserstein Perella's qualifications, expertise, reputation and experience with respect to transactions similar to those contemplated by the Merger Agreement. Wasserstein Perella, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, Wasserstein Perella may actively trade the debt and equity securities of the Company and its affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

     Wasserstein Perella was retained, pursuant to the terms of the Letter Agreement to provide financial advisory services relating to the review of the Company's independent directors of potential proposals to acquire or materially recapitalize the Company (each, an "Acquisition Proposal"). Wasserstein Perella also agreed to provide, in accordance with its customary practice, an opinion to the independent directors with respect to the adequacy or fairness, from a financial point of view, of the consideration to be received, in the consummation of any Acquisition Proposal. The Company agreed to pay Wasserstein Perella a fee of $100,000 in cash upon execution of the Letter Agreement, which fee is to be credited against any other fees earned by Wasserstein Perella pursuant to the Letter Agreement. The Company has also agreed to pay Wasserstein Perella a fee, in connection with the consummation of any Acquisition Proposal, equal to 0.70% of the aggregate value of such consummated Acquisition Proposal, as determined in accordance with the Letter

Agreement. The Company has also agreed to reimburse Wasserstein Perella for its travel and other reasonable out-of-pocket expenses, including the fees, disbursements and other costs of counsel and of other consultants and advisors retained by Wasserstein Perella in connection with its activities contemplated by the Letter Agreement, and to indemnify Wasserstein Perella for certain liabilities arising out of actions taken under the Letter Agreement.

MERGER CONSIDERATION

     Subject to certain provisions as described herein with respect to shares of Company Common Stock owned by the Company or any subsidiary of the Company or by Acquisition or any subsidiary of Acquisition, and with respect to shares subject to appraisal rights, (i) each issued and outstanding share of Company Common Stock (other than shares with respect to which a Mixed Election is made) will be converted into the right to receive in cash from the Company following the Merger an amount equal to the Cash Consideration of $16.50 in cash, and (ii) each issued and outstanding share of Company Common Stock with respect to which an election to retain Company Common Stock has been made and not withdrawn in accordance with the Merger Agreement will be converted into the right to receive $9.33 in cash plus the right to retain one fully paid and nonassessable share of Company Common Stock (a "Mixed Election Share") for every 150,000 shares of Company Common Stock so elected, with cash to be paid in lieu of fractional shares of Company Common Stock. The Cash Consideration has a significantly higher current value than the Mixed Consideration. With respect to certain risks related to retaining Company Common Stock, see "RISK FACTORS" above.

     In addition, upon consummation of the Merger each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time will be converted into (i) a number of shares of Company Common Stock equal to the quotient of (A) 900 divided by (B) the number of shares of Acquisition Common Stock outstanding immediately prior to the Effective Time. As a result of the Merger, the holders of Acquisition Common Stock immediately prior to the Merger will hold 900 shares, or approximately 90% of the shares, of Company Common Stock expected to be outstanding after the Merger, assuming that there are no Mixed Elections other than that made by the Estate.

MIXED ELECTION; MIXED ELECTION PROCEDURE

     Record holders of shares of Company Common Stock will be entitled to make a Mixed Election on or prior to the Election Date to retain shares of Company Common Stock. If the Estate is the only stockholder of the Company to make a Mixed Election, 100 shares of Company Common Stock will be retained in the Merger. If other stockholders make Mixed Elections, up to 36 additional shares of Company Common Stock will be retained in the Merger. With respect to certain risks related to retaining Company Common Stock, see "RISK FACTORS."

     The Form of Election is being mailed to holders of record of Company Common Stock together with this Proxy Statement/Prospectus. FOR A MIXED ELECTION TO BE EFFECTIVE, HOLDERS OF COMPANY COMMON STOCK MUST PROPERLY COMPLETE AND SIGN SUCH FORM OF ELECTION, AND SUCH FORM OF ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF COMPANY COMMON STOCK TO WHICH SUCH FORM OF ELECTION RELATES, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY THE EXCHANGE AGENT AND NOT WITHDRAWN AT ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION, BY 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY NEXT PRECEDING THE DATE OF THE SPECIAL MEETING. UNLESS STOCKHOLDERS MAKE AN AFFIRMATIVE ELECTION TO RECEIVE THE MIXED CONSIDERATION IN ACCORDANCE WITH THE ENCLOSED FORM OF ELECTION, THEY SHALL BE DEEMED TO HAVE ELECTED THE CASH CONSIDERATION.

     The determinations of the Exchange Agent as to whether or not Mixed Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate of Merger. The filing of the Certificate of Merger will occur as soon as practicable on or after the closing of the Merger unless another date is agreed to in writing by the Company and Acquisition. Subject to certain limitations, the Merger Agreement may be terminated by Acquisition or the Company if, among other reasons, the Merger has not been consummated on or before December 31, 1997. See "THE MERGER
AGREEMENT -- Conditions to Consummation of the Merger" and "-- Termination."

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of shares of Company Common Stock (other than shares subject to appraisal rights) into the right to receive cash or the right to receive cash and retain shares of Company Common Stock following the Merger will occur at the Effective Time.

     As soon as practicable as of or after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Company Common Stock (other than holders of Company Common Stock making a Mixed Election who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Company Common Stock in exchange for cash.

     EXCEPT FOR COMPANY COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "-- MIXED ELECTION; MIXED ELECTION PROCEDURE," STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL, AND THEN ONLY IN ACCORDANCE WITH THE TERMS THEREOF.

     As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered will have been converted pursuant to the Merger Agreement and if a properly signed and completed Form of Election has been timely submitted to the Exchange Agent, a certificate or certificates representing the number of full shares of Company Common Stock, if any, to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be cancelled against delivery of cash. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of Company Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of retained Company Common Stock.

     No dividends or other distributions with respect to retained Company Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of retained Company Common Stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole shares of retained Company Common Stock issued in connection therewith, without interest, (i) the amount of any cash payable in lieu of a fractional share of retained Company Common Stock to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Company Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Company Common Stock.

FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of retained Company Common Stock will be issued pursuant to a Mixed Election in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Notwithstanding any other provision of the Merger Agreement, each record holder of shares of Company Common Stock exchanged pursuant to a Mixed Election in connection with the Merger who would otherwise have been entitled to receive a fractional share of retained Company Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) will receive, in lieu thereof (but in addition to the $9.33 in cash to be paid for each share so exchanged), a cash payment (without interest) in an amount equal to $0.50 per share so elected.

     Stockholders desiring to elect the Mixed Consideration should only do so with respect to shares of Company Common Stock in whole number multiples of 150,000 shares. A stockholder making such an election for a number of shares that is not a whole number multiple of 150,000 will receive $9.83 per share in cash with respect to the portion of such election made with respect to a number of shares in excess of a whole number multiple of 150,000. Such a stockholder would receive a greater amount of cash by electing the Cash Consideration of $16.50 per share with respect to those shares which are not whole number multiples of 150,000.

     For example, if a stockholder owns 210,000 shares of Company Common Stock and makes an election to retain and receive the Mixed Consideration for all 210,000 shares, the stockholder would retain one share of Company Common Stock and would receive (i) cash in the amount of $9.33 per share for all 210,000 shares and (ii) cash in lieu of fractional shares equal to $0.50 per share with respect to the 60,000 shares in excess of 150,000 shares. Consequently, the stockholder would retain one share of Company Common Stock and would receive total cash consideration of $1,989,300, including an aggregate of $9.83 per share in cash with respect to the 60,000 shares in excess of the whole multiple of 150,000.

     On the other hand, if the same stockholder makes an election to retain and receive the Mixed Consideration for 150,000 shares and makes an election to receive the Cash Consideration with respect to the remaining 60,000 shares, the stockholder would retain one share of Company Common Stock and would receive (i) cash in the amount of $9.33 per share for the 150,000 shares for which the Mixed Consideration was elected and (ii) cash in the amount of $16.50 per share for the remaining 60,000 shares for which the Cash Consideration was elected. By making the elections in this manner, the stockholder would retain one share of Company Common Stock and would receive total cash consideration of $2,389,500, including $16.50 per share in cash with respect to the 60,000 shares in excess of the whole multiple of 150,000.

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, its business and that of its subsidiaries will be conducted only in the ordinary course of business and in compliance with applicable law and in accordance with the restrictions contained in the Merger Agreement. See "THE MERGER AGREEMENT -- Certain Pre-Closing Covenants."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of the Company and Acquisition to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite stockholder approval, the termination or expiration of the relevant waiting period under the HSR Act, which occurred as of September 24, 1997 (see "REGULATORY APPROVALS"), and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. See "THE MERGER AGREEMENT -- Conditions to Consummation of the Merger" and "REGULATORY APPROVALS."

     Acquisition's obligation to effect the Merger is further subject to, among other things, (i) Acquisition and the Company receiving the proceeds of financing on the terms and conditions contemplated by the Merger Agreement or upon terms and conditions which are, in the reasonable judgment of Acquisition, substantially equivalent to such terms and conditions or such other terms and conditions which are reasonably satisfactory to Acquisition, (ii) Acquisition being reasonably satisfied that (A) the Merger will be recorded as a recapitalization for financial reporting purposes and (B) the New Employment Arrangements are in full force and effect, (iii) the Estate has made and not revoked a Mixed Election with respect to at least 15,024,616 shares of Company Common Stock, (iv) the Tax Indemnification Agreement is in full force and effect and (v) there is no suit, action or proceeding by a Governmental Entity (or any suit, action or proceeding by any other person which has a reasonable likelihood of success) (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or seeking material damages from Acquisition, the Company or any of their respective affiliates, (B) seeking to prohibit or limit the ownership or operations by Acquisition, the Company or any of their subsidiaries of any material portion of the business or assets of the Company, (C) seeking to limit the exercise of full rights of ownership of any shares of Company Common Stock, including voting rights, or (D) seeking to prohibit Acquisition or its affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries. See "THE MERGER
AGREEMENT -- Conditions to Consummation of the Merger."

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion sets forth the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Board's independent directors, under currently applicable law, as to the material United States federal income tax consequences of the Merger generally applicable to the Company and Company stockholders (other than the Non-GSCP Investors) who are citizens or residents of the United States ("U.S.") and hold Company Common Stock as capital assets. The tax treatment described herein may vary depending upon each stockholder's particular circumstances and tax position. Certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the U.S., stockholders who do not hold their shares as capital assets and stockholders who have acquired their existing Company Common Stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS will agree with the conclusions stated herein. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. Each stockholder, including the Non-GSCP Investors, should consult his or her own tax advisor as to the particular tax consequences to him or her of the Merger, including the applicability and effect of any foreign, state, local or other tax laws, any recent changes in applicable tax laws and any proposed legislation.

     Characterization of the Merger for U.S. Federal Income Tax Purposes; Tax Consequences of the Merger to the Company and Company Stockholders. For U.S. federal income tax purposes, Acquisition will be disregarded as a transitory entity, and the Merger of Acquisition with and into the Company will be treated as a taxable sale of a portion of a tendering stockholder's Company Common Stock to GSCP and the Non-GSCP Investors and as a taxable redemption of a portion of the stockholder's Company Common Stock by the Company. Due to the lack of legislative, judicial or other interpretive authority on this matter, it is unclear how the allocation of proceeds between the sale and redemption should be determined. The Company intends to take the position that the percentage of a stockholder's Company Common Stock disposed of by the stockholder pursuant to the Merger which will be treated as sold to GSCP and the Non-GSCP Investors will be a percentage of such Company Common Stock equal to
(i) the amount contributed to Acquisition by GSCP and the Non-GSCP Investors in exchange for Acquisition Common Stock divided by (ii) the aggregate amount of cash paid to stockholders pursuant to the Merger. The remainder of the stockholder's Company Common Stock disposed of in the Merger will be treated as redeemed by the Company. The IRS could, however, adopt a different approach in determining the portion, if any, of a stockholder's Company Common Stock which is treated as redeemed by the Company. See "-- Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of Company Common Stock. The Company will not recognize gain or loss as a result of the Merger.

     As discussed in greater detail below, Company stockholders will recognize capital gain or loss as a result of the Merger in an amount equal to the difference between the amount of consideration received by the Company stockholders in the Merger and their tax basis in their Company Common Stock exchanged therefor, except to the extent all or a portion of the proceeds received in the Merger that are allocable to the portion of the exchange characterized as a redemption are treated as a dividend. As discussed in greater detail below, it is possible (although unlikely) that certain Continuing Stockholders may, in light of their individual facts and circumstances, be deemed to recognize ordinary dividend income with respect to a portion of the proceeds received in the Merger, rather than capital gains. Under the applicable provisions of the Code (discussed in greater detail below), this determination is based entirely on an individual Continuing Stockholder's specific factual situation, and therefore it is not possible to opine as to the amount of dividend income, if any, that will be recognized by a given Continuing Stockholder in the Merger.

     Stockholders Receiving Cash. As described more fully below, the U.S. federal income tax consequences of the Merger with respect to a particular stockholder will depend upon, among other things, (i) the extent to which a stockholder is deemed to have sold its Company Common Stock to GSCP and the Non-GSCP Investors or is deemed to have had its Company Common Stock redeemed by the Company and (ii) whether the redemption of a holder's Company Common Stock by the Company will qualify as a sale or exchange under Section 302 of the Code. First, to the extent that a stockholder is considered to have sold Company Common Stock to GSCP and the Non-GSCP Investors, such stockholder will recognize either capital gain or loss (assuming the Company Common Stock is held by such stockholder as a capital asset) equal to the difference between the amount realized on its deemed sale of Company Common Stock to GSCP and the Non-GSCP Investors (i.e., the cash proceeds properly allocated to such sale) and the stockholder's adjusted tax basis in such Company Common Stock. Second, a stockholder also will recognize either capital gain or loss equal to the difference between the cash proceeds allocable to the redemption of such stockholder's Company Common Stock by the Company and the stockholder's adjusted tax basis in such Company Common Stock, to the extent such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. Under Section 302 of the Code, a redemption of Company Common Stock pursuant to the Merger will, as a general rule, be treated as a sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. In general, stockholders who elect to receive the Cash Consideration (or elect to receive the Mixed Consideration but receive only cash in lieu of fractional shares and retain no Company Common Stock) in exchange for their shares of Company Common Stock (i.e., stockholders who surrender all of their Company Common Stock in the Merger) will be accorded sale or exchange treatment under Section 302 of the Code and will, therefore, recognize capital gain or loss with respect to all the consideration received in the Merger. However, because of the fact-intensive nature of the determination (which will vary based upon the stockholder's individual circumstances) of whether a redemption will be treated as a sale or exchange, on the one hand, or a dividend taxable as ordinary income, on the other hand, under Section 302 of the Code, stockholders who elect to receive Mixed Consideration in exchange for their shares of Company Common Stock and retain Company Common Stock, and stockholders who otherwise continue to own Company Common Stock, either directly, indirectly or by attribution from certain related individuals or entities under Section 318 of the Code ("Continuing Stockholders"), are urged to consult their tax advisers as to whether the portion of the proceeds characterized as a redemption of their Company Common Stock will be treated as a dividend or as a sale or exchange under Section 302 of the Code and as to the effect, if any, of the Merger on their adjusted tax basis in any retained Company Common Stock.

     To the extent a stockholder recognizes capital gain or loss in the Merger, such capital gain or loss will be (i) short-term capital gain or loss taxable at ordinary income tax rates if the stockholder has held its Company Common Stock as a capital asset for one year or less and (ii) long-term capital gain or loss if the stockholder has held its Company Common Stock as a capital asset for more than one year. In the case of an individual stockholder, any such long-term capital gain will be taxed at a maximum federal income tax rate of (i) 28% if such stockholder has held its Company Common Stock for more than 12 months but not more than 18 months and (ii) 20% if such stockholder has held its Company Common Stock for more than 18 months.

     To the extent that the receipt of cash by a Continuing Stockholder is allocable to the redemption of such Continuing Stockholder's Company Common Stock and such redemption is not deemed to be (a) "substantially disproportionate" with respect to the Continuing Stockholder, (b) a "complete redemption" of the Continuing Stockholder's interest in the Company, or (c) "not essentially equivalent to a dividend" with respect to the Continuing Stockholder under Section 302 of the Code, and to the extent the Company has sufficient current and/or accumulated earnings and profits, such Continuing Stockholder will be treated as having received a distribution taxable under Section 301 of the Code which will be includible in gross income as a dividend (and treated as ordinary income) in an amount equal to the cash received (without regard to gain or loss, if any). To the extent such redemption is treated as a distribution to which Section 301 of the Code applies and the amount of such distribution is in excess of the Company's current and accumulated earnings and profits, such amount will reduce (but not below zero) a Continuing Stockholder's tax basis in its retained Company Common Stock and, thereafter, will be treated as gain from the sale or exchange of such Company Common Stock. Subject to certain limitations, including those imposed under Sections 246, 246A and 1059 of the Code, an eligible U.S. corporate Continuing Stockholder may be eligible for a dividends-received deduction with respect to any amounts treated as a dividend under the rules discussed above.

     Stockholders Retaining a Portion of Their Company Common Stock and Receiving Cash. To the extent that a Continuing Stockholder elects to retain a portion of its Company Common Stock and exchange a portion of its Company Common Stock for cash, the tax treatment of the Continuing Stockholder's receipt of such cash and retention of its Company Common Stock (including the possibility that a stockholder's retention of Company Common Stock may, under certain circumstances, cause the cash received by such stockholder pursuant to the Merger to be treated as a dividend for U.S. federal income tax purposes) will be the same as set forth above under "-- Stockholders Receiving Cash." A Continuing Stockholder's holding period in any Company Common Stock retained in the Merger will be unaffected by the Merger. A Continuing Stockholder's adjusted tax basis in any Company Common Stock retained in the Merger will equal its adjusted tax basis in such shares prior to the Merger reduced (i) by the amount of cash received in the Merger, if any, treated as a distribution under Section 301 of the Code which is in excess of the Company's current and accumulated earnings and profits as described in the preceding paragraph, or (ii) as otherwise required under Section 1059 of the Code in the case of a corporate shareholder eligible for the dividends received deduction that is deemed to receive an "extraordinary dividend" as a result of the Merger.

     Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each stockholder the amount of dividends paid to such stockholder and the backup withholding tax, if any, withheld with respect to such dividends. Copies of these information returns also may be made available to the tax authorities in the country in which a foreign stockholder resides under the provisions of an applicable income tax treaty.

     Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a foreign stockholder at an address outside the United States (unless the payor has knowledge that the payee is a U.S. person).

     Payment of the proceeds of a sale of Company Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a foreign stockholder and the payor does not have actual knowledge that such owner is a U.S. person, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Company Common Stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is a foreign holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

     The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Company Common Stock could be changed by future regulations.

     THOUGH THE FOREGOING ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO THE MERGER, THE DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH STOCKHOLDER, IN THE LIGHT OF ITS PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF COMPANY COMMON STOCK PURSUANT TO THE MERGER.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities will not be impacted by the transaction.

EFFECT ON STOCK AND EMPLOYEE BENEFIT MATTERS

     With certain exceptions, including pursuant to the New Employment Arrangements, immediately prior to the Effective Time, each outstanding stock option held by any current or former employee or director (a "Company Stock Option") granted under the 1996 Stock Option Plan for Key Employees (the "Stock Plan"), whether or not then exercisable, will be cancelled and the holder thereof will be entitled to receive payment in cash from the Company subject to any applicable withholding taxes at or as soon as practicable after the Effective Time equal to the product of (1) the number of shares of Company Common Stock previously subject to such Company Stock Option and (2) the excess, if any, of $16.50 over the exercise price per share of Company Common Stock previously subject to such Company Stock Option.

     It is anticipated that the Stock Plan will terminate as of the Effective Time, and following the Effective Time, no holder of a Company Stock Option nor any participant in the Stock Plan will have any right thereunder to acquire equity securities of the Company following the Merger and will be entitled to receive only the amount described in the preceding paragraph. In addition, effective as of the Effective Time, the Company's ESOP shall be amended so as to
(i) eliminate the right of participants in the ESOP to receive distributions in the form of employer securities, (ii) terminate the status of the ESOP as an employee stock ownership plan, (iii) provide that the consideration received by the ESOP in the Merger will not be reinvested in employer securities, (iv) freeze benefit accruals under the ESOP and (v) vest all ESOP participants in their account balances in the ESOP. It is expected that cash held in the ESOP upon consummation of the Merger will be transferred to the Company's 401(k) savings plan.

     Acquisition has agreed in the Merger Agreement that, for a period of at least two years from the Effective Time, subject to applicable law, the Company and its subsidiaries will provide benefits to their employees as a group (and not necessarily on an individual-by-individual or group-by-group basis) that will, in the aggregate, be similar to those currently provided by the Company and its subsidiaries to their employees.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. See "MANAGEMENT -- Certain Relationships and Related Transactions." The Board is aware of the conflicts described below and considered them in addition to the other matters described under "THE
MERGER -- Recommendation of the Board of Directors; Reasons for the Merger."

     Pursuant to the Voting Agreement, the Svenningsen Stockholders have, among other things, granted Acquisition the Voting Agreement Option to purchase the Subject Shares, in whole but not in part, at a cash price of $9.83 per share, subject to certain conditions, exercisable during the 90-day period following a termination of the Merger Agreement (other than a termination upon mutual consent of the Company and Acquisition and other than a termination by the Company based on an actual material breach by Acquisition of its obligations under the Merger Agreement). In the event that Acquisition purchases the Subject Shares pursuant to the Voting Agreement Option, it will be required to make a cash tender offer for the remaining shares of Company Common Stock not held by it at a price of $16.50 per share, subject to certain conditions set forth in the Voting Agreement. "CERTAIN RELATED AGREEMENTS -- Voting Agreement."

     Upon consummation of the Merger, the Company will enter into the Stockholders Agreement with GSCP and the Non-GSCP Investors. See "CERTAIN RELATED AGREEMENTS -- Stockholders Agreement."

     Concurrent with the execution of the Merger Agreement and the Voting Agreement, Acquisition entered into the New Employment Arrangements with certain employees of the Company relating, for certain of such employees, to their employment with the Company following the Effective Time and relating to their ownership of Company Common Stock and options to purchase shares of Company Common Stock following the Merger, as more fully described below. The effectiveness of each of the New Employment Arrangements is contingent upon the effectiveness of the Merger and there being no termination of the employee's current employment agreement, if any. At the Effective Time, certain of the New Employment Arrangements will replace and supersede current employment agreements for such employees. See "MANAGEMENT -- Executive Compensation and Related Information." At the Effective Time, the New Employment Arrangements will become obligations of the Company, as the surviving company in the Merger.

     Employment and Other Agreements with Gerald C. Rittenberg. Under the Employment Agreement between Acquisition and Gerald C. Rittenberg, dated as of August 10, 1997 (the "Rittenberg Employment Agreement"), Mr. Rittenberg will serve as Chief Executive Officer of the Company for a three-year period commencing at the Effective Time (an "Initial Term"), which term will be extended automatically for successive additional one-year periods (each an "Additional Term"), unless either the Company gives Mr. Rittenberg, or Mr. Rittenberg gives the Company, written notice of the intention not to extend the term no less than twelve months prior to the end of the Initial Term or Additional Term, whichever is then in effect. If the Merger is consummated, Mr. Rittenberg will receive during the Initial Term an annual base salary of $295,000 which will be increased by 5% at the beginning of each Additional Term. During Mr. Rittenberg's Initial Term and any Additional Term, Mr. Rittenberg will be eligible for an annual bonus for each calendar year comprised of (i) a non-discretionary bonus equal to 50% of his annual base salary if certain operational and financial targets determined by the Board of Directors in consultation with Mr. Rittenberg are attained, and (ii) a discretionary bonus awarded in the sole discretion of the Board of Directors. The Rittenberg Employment Agreement also provides for other customary benefits including incentive, savings and retirement plans, paid vacation, health care and life insurance plans, and expense reimbursement.

     Under the Rittenberg Employment Agreement, if Mr. Rittenberg's employment were to be terminated by the Company other than for Cause (as defined below), death or Disability (as defined below), the Company would be obligated to pay Mr. Rittenberg a lump sum cash payment in an amount equal to the sum of (1) accrued unpaid salary, earned but unpaid bonus for any prior year, any deferred compensation and accrued but unpaid vacation pay (collectively, "Accrued Obligations") plus (2) severance pay equal to his annual base salary, provided, however, that in connection with a termination by the Company other than for Cause following a Sale Event (as defined below), such severance pay will be equal to Mr. Rittenberg's annual base salary multiplied by the number of years the Company elects as the Restriction Period (as defined below) in connection with the non-competition provisions. Upon termination of Mr. Rittenberg's employment by the Company for Cause, death, Disability or if he terminates his employment, Mr. Rittenberg will be entitled to his unpaid Accrued Obligations. Additionally, upon termination of Mr. Rittenberg's employment during his Initial Term or any Additional Term (1) by the Company other than for Cause or (2) by reason of his death or Disability, or if the Initial Term or any Additional Term is not renewed at its expiration (other than for Cause), the Rittenberg Employment Agreement provides for payment of a prorated portion of the bonus to which Mr. Rittenberg would otherwise have been entitled.

     As used in the Rittenberg Employment Agreement: (a) "Cause" means (1) conviction of a felony (excluding felonies under the Motor Vehicle Code referred to therein); (2) any act of intentional fraud against the Company; (3) any act of gross negligence or wilful misconduct with respect to Mr. Rittenberg's duties under the Rittenberg Employment Agreement; and (4) any act of wilful disobedience in violation of specific reasonable directions of the Board of Directors consistent with Mr. Rittenberg's duties, and (b) "Disability" means that Mr. Rittenberg has been unable, for a period of (i) 180 consecutive days or
(ii) an aggregate of 210 days in a period of 365 consecutive days, to perform his duties under the Rittenberg Employment Agreement, as a result of physical or mental illness or injury.

     The Rittenberg Employment Agreement also provides that during his Initial Term, any Additional Term and during the three-year period following any termination of his employment (the "Restriction Period"), Mr. Rittenberg shall not participate in or permit his name to be used or become associated with any person or entity that is or intends to be engaged in any business which is in competition with the business of the Company, or any of its subsidiaries or controlled affiliates, in any country in which the Company or any of its subsidiaries or controlled affiliates operate, compete or are engaged in such business or at such time intend to so operate, compete or become engaged in such business (a "Competitor"), provided, however, that if Mr. Rittenberg's employment is terminated by the Company other than for Cause following a Sale Event, the Restriction Period will be instead a one, two or three-year period at the election of the Company. For purposes of the Rittenberg Employment Agreement, "Sale Event" means either (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that is a Competitor (as defined in the Rittenberg Employment Agreement), other than GSCP and its affiliates, of a majority of the outstanding voting stock of the Company or (2) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any person or group of persons that is a Competitor, provided, however, that an underwritten initial public offering of shares of Company Common Stock pursuant to a registration statement under the Securities Act will not constitute a Sale Event. The Rittenberg Employment Agreement also provides for certain other restrictions during the Restriction Period in connection with (a) the solicitation of persons or entities with business relationships with the Company and (b) inducing any employee of the Company to terminate their employment or offering employment to such persons, in each case subject to certain conditions.

     Pursuant to the Rittenberg Employment Agreement, Mr. Rittenberg agreed to contribute to Acquisition immediately prior to the Effective Time, 272,728 shares of Company Common Stock in exchange for shares of Acquisition Common Stock having an aggregate value equal to 272,728 times the Cash Consideration of $16.50 per share, which shares of Acquisition Common Stock will be valued at the purchase price for which GSCP purchases common shares of Acquisition immediately prior to the Effective Time (the "New Purchase Price"). At the Effective Time, such shares of Acquisition Common Stock will be converted into shares of Company Common Stock as the surviving company in the Merger (as converted, the "Rollover Stock").

     Also pursuant to the Rittenberg Employment Agreement, following the Effective Time, Mr. Rittenberg will be granted options ("New Options") to purchase a number of shares of Company Common Stock equal to 1.50% of the total number of shares of Company Common Stock outstanding immediately after the Effective Time, calculated in accordance with the terms of the Rittenberg Employment Agreement. New Options will be granted pursuant to a stock incentive plan and related option agreement (together, the "Option Documents"), which will be adopted by the Company at or following the Effective Time. Such New Options will vest in equal annual installments over a five-year period and will be subject to forfeiture upon termination of Mr. Rittenberg's employment if not vested and exercised within certain time periods specified in the Option Documents. Unless sooner exercised or forfeited as provided in the Option Documents, the New Options will expire on the tenth anniversary of the Effective Time.

     Mr. Rittenberg will not be permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, shares of Rollover Stock or shares of Company Common Stock acquired upon exercise of the New Options, except as provided in the Stockholders Agreement and the Option Documents, and the shares of Rollover Stock and shares of Company Common Stock acquired upon exercise of the New Options will be subject to the terms of the Stockholders Agreement.

     At the Effective Time, the Rittenberg Employment Agreement will replace and supersede Mr. Rittenberg's current employment agreement with the Company.

     Pursuant to the Stock Agreement, as amended by the Amendment, Mr. Rittenberg has the right to receive from the Estate and the Svenningsen Trusts five percent of the net proceeds of any sale of shares of Company Common Stock held by the Estate (including any shares of Company Common Stock retained by the Estate in the Merger with respect to which such right will continue) and the Svenningsen Trusts (which are not expected to retain shares of Company Common Stock in the Merger), respectively, for a period of six years from the closing of the IPO on December 24, 1996. Pursuant to the Stock Agreement, in connection with the Merger, Mr. Rittenberg will be entitled to receive a cash payment, payable within 30 days following the Effective Time, in an amount equal to approximately $7.1 million from the Estate and the Svenningsen Trusts.

     In addition, pursuant to the Amendment, Mr. Rittenberg will satisfy the remaining unpaid balance of approximately $3.6 million of certain indebtedness owed by Mr. Rittenberg to the Estate by (i) instructing the release to Christine Svenningsen of 224,555 shares of Company Common Stock owned by Mr. Rittenberg and held in escrow in connection with such indebtedness or (ii) in the event that the closing of the Merger occurs prior to December 31, 1997, delivering to Christine Svenningsen cash in an amount equal to the Cash Consideration payable in respect of the 224,555 shares of Company Common Stock (whereupon the escrow agent holding such shares will release such shares to Mr. Rittenberg).

     Employment Agreement with James M. Harrison. Under the Employment Agreement, dated August 10, 1997, by and between Acquisition and James M. Harrison (the "Harrison Employment Agreement"), Mr. Harrison will serve as President of the Company for a three-year Initial Term at an annual base salary of $275,000. The Harrison Employment Agreement contains provisions for Additional Terms, salary increases during any Additional Term, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of Cause and Disability, and provisions for non-competition and non-solicitation similar to those in the Rittenberg Employment Agreement, with the exception of the provision for an election by the Company of a one, two or three-year Restriction Period following a Sale Event; under the Harrison Employment Agreement, the Restriction Period is fixed at three years and severance pay is fixed at one year's annual base salary. In addition, the Harrison Employment Agreement provides that Mr. Harrison's bonus for the 1997 calendar year will be equal to the bonus that would have been payable to him in accordance with the relevant terms of his current employment agreement with the Company, without taking into account any incremental financing or transaction costs attributable to the Merger as determined in good faith by the Board. The Harrison Employment Agreement also provides that Mr. Harrison will receive a bonus payment of $105,000 on March 15, 1998, in addition to any other bonus payable.

     Pursuant to the Harrison Employment Agreement, following the Effective Time, Mr. Harrison will be granted New Options to purchase a number of shares of Company Common Stock equal to 1.25% of the total number of shares of Company Common Stock outstanding immediately after the Effective Time, calculated in accordance with the terms of the Harrison Employment Agreement. Such New Options will be granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, under the Harrison Employment Agreement, Mr. Harrison agreed to convert, as of the Effective Time, his Company Stock Options to purchase 50,000 shares of Company Common Stock into options ("Rollover Options") to purchase 0.233% of the shares of Company Common Stock outstanding immediately after the Effective Time, calculated in accordance with the terms of the Harrison Employment Agreement. The Rollover Options will have an exercise price per share (the "Rollover Exercise Price") equal to 73% of the effective cost per share of Company Common Stock paid by GSCP based on the New Purchase Price (the "New Cost Per Share"). The difference between the New Cost Per Share and the Rollover Exercise Price is referred to as the "New Per Share Spread." To the extent (x) the New Per Share Spread multiplied by (y) the number of shares subject to the Rollover Options (the result of multiplying (x) and (y) being referred to as the "Remaining Spread") is less than $225,000 (the "Prior Spread"), Mr. Harrison will receive at the Effective Time a cash bonus equal to the difference resulting from subtracting the Remaining Spread from the Prior Spread. The Rollover Options will be granted pursuant to the Option Documents and on the same terms as the New Options.

     Pursuant to the Harrison Employment Agreement, Acquisition will grant to Mr. Harrison immediately prior to the Effective Time, a number of shares of Acquisition Common Stock (the "Restricted Stock"), having an aggregate value of $1,125,000, based on the New Purchase Price, which shares will be converted in the Merger into Company Common Stock on the same basis as all other shares of Acquisition Common Stock are converted. During the Stock Restricted Period (as defined below), the Restricted Stock will be forfeitable and may not be sold, assigned, transferred, pledged or otherwise encumbered by Mr. Harrison. For purposes of the Harrison Employment Agreement, the "Stock Restricted Period" means the period beginning on the date of grant of the Restricted Stock and ending on the earliest of (i) the occurrence of an IPO (as such term is defined in the Stockholders Agreement); (ii) immediately prior to the consummation of a transaction or series of transactions, approved by the Board of Directors, pursuant to which a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than Goldman Sachs or any of its affiliates, acquires a majority of the outstanding voting stock of the Company; and (iii) the termination of Mr. Harrison's employment with the Company, (1) because of his death, (2) by the Company without Cause, (3) by Mr. Harrison because of the Company's material breach of its obligations under the Harrison Employment Agreement, (4) by Mr. Harrison if the Company imposes on him duties or work conditions materially burdensome to him which are inconsistent with his prior duties and work conditions or (5) because of Mr. Harrison's Disability; provided, however, that the Stock Restricted Period will end with respect to 25% of the shares of Restricted Stock on January 1, 1998 and with respect to the remaining 75%, in equal installments on January 1 of each of the years 1999 through 2007. Pursuant to the Harrison Employment Agreement, upon the voluntary or involuntary termination of Mr. Harrison's employment during the Stock Restricted Period for any reason other than a reason listed in clause (iii) of the preceding sentence, all shares of Restricted Stock (with respect to which the Stock Restricted Period has not then ended) will be forfeited and returned to the Company without payment.

     Mr. Harrison will not be permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of Restricted Stock or shares of Company Common Stock acquired upon exercise of the New Options or Rollover Options (in either case, "Option Shares"), except as provided in the Stockholders Agreement and the Option Documents, and the shares of Restricted Stock and Option Shares will be subject to the terms of the Stockholders Agreement.

     At the Effective Time, the Harrison Employment Agreement will replace and supersede Mr. Harrison's current employment agreement with the Company, dated as of February 1, 1997 (the "Prior Harrison Employment Agreement"). At that time, in consideration and in full satisfaction, and in lieu of the payment of any Bonus (other than as set forth above) or Sale Bonus (as such terms are defined in the Prior Harrison Employment Agreement), the Company will pay to Mr. Harrison, immediately after the Effective Time, $270,000 in cash. The Harrison Employment Agreement also provides that none of the Merger or other transactions and arrangements contemplated by the Merger Agreement, the Stockholders Agreement, the Voting Agreement and the Harrison Employment Agreement will be or result in or give rise to any change of control or potential change of control under or constitute good reason for Mr. Harrison terminating the Prior Harrison Employment Agreement.

     Stock and Option Agreement with William S. Wilkey. Pursuant to a Stock and Option Agreement, dated as of August 10, 1997, by and between Acquisition and William S. Wilkey (the "Wilkey Agreement"), Mr. Wilkey agreed to contribute to the Company immediately after the Effective Time $500,000 in cash in exchange for shares of Company Common Stock ("New Stock") valued at the New Cost Per Share. Mr. Wilkey will make payment to the Company for the New Stock immediately after the Effective Time and will borrow the funds from the Company or an affiliate of the Company. Such borrowing shall be evidenced by a personal full recourse note maturing on March 15, 2001, accruing interest at 6.65%, compounded annually, and payable in annual payments of principal and interest equal to one-quarter of any bonus Mr. Wilkey receives from the Company (provided, that the first such payment will be made from any bonus corresponding to the 1998 calendar year), with any portion of the note remaining at maturity payable at maturity. Mr. Wilkey will also enter into a related stock pledge agreement with the Company.

     Also pursuant to the Wilkey Agreement, following the Effective Time, Mr. Wilkey will be granted New Options to purchase a number of shares of Company Common Stock equal to 1.05% of the total number of shares of Company Common Stock outstanding immediately after the Effective Time. Such New Options will be granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, Mr. Wilkey will convert, as of the Effective Time, his Company Stock Options to purchase 100,000 shares of Company Common Stock into Rollover Options to purchase 0.465% of the shares of Company Common Stock outstanding immediately after the Effective Time, calculated in accordance with the terms of the Wilkey Agreement. The Rollover Options will have a Rollover Exercise Price equal to 73% of the New Cost Per Share. With respect to Mr. Wilkey's Rollover Options, to the extent his Remaining Spread is less than Mr. Wilkey's Prior Spread of $450,000, Mr. Wilkey will receive at the Effective Time a cash bonus equal to the difference resulting from subtracting his Remaining Spread from his Prior Spread. The Rollover Options will be granted pursuant to the Option Documents and on the same terms as the New Options.

     Mr. Wilkey will not be permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of New Stock or Option Shares, except as provided in the Stockholders Agreement and the Option Documents, and the shares of New Stock and Option Shares will be subject to the terms of the Stockholders Agreement.

     The Wilkey Agreement is not intended to, and does not, supersede, amend, modify or replace Mr. Wilkey's employment agreement with the Company, dated as of October 4, 1996 (the "Wilkey Employment Agreement"), which, except for certain provisions thereof relating to option grants under the Stock Plan, which is anticipated to be terminated at the Effective Time (and which provisions will therefore no longer be operative), will remain in full force and effect.

     Employment Agreement with Diane D. Spaar. Under the Employment Agreement, dated August 10, 1997, by and between Acquisition and Diane D. Spaar (the "Spaar Employment Agreement"), Ms. Spaar will serve as Senior Vice President of Creative Development of the Company for a three-year Initial Term at an annual base salary of $200,000. The Spaar Employment Agreement contains provisions for Additional Terms, salary increases during any Additional Term, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of Cause and Disability, and provisions for non-competition and non-solicitation similar to those in the Harrison Employment Agreement. In addition, the Spaar Employment Agreement provides that Ms. Spaar's bonus for the 1997 calendar year will be equal to the bonus that would have been payable to her in accordance with the relevant terms of her current employment agreement with the Company, without taking into account any incremental financing or transaction costs attributable to the Merger as determined in good faith by the Board.

     Pursuant to the Spaar Employment Agreement, Ms. Spaar agreed to contribute to the Company immediately after the Effective Time $100,000 in cash in exchange for shares of New Stock valued at the New Cost Per Share. Ms. Spaar will make payment to the Company for the New Stock immediately after the Effective Time and will borrow the funds from the Company or an affiliate of the Company. Such borrowing shall be evidenced by a personal full recourse note maturing in three years, accruing interest at 6.07%, compounded annually, and payable in 36 equal monthly installments of principal and interest. Ms. Spaar will also enter into a related stock pledge agreement with the Company.

     Pursuant to the Spaar Employment Agreement, following the Effective Time, Ms. Spaar will be granted New Options to purchase a number of shares of Company Common Stock equal to 0.85% of the total number of shares of Company Common Stock outstanding immediately after the Effective Time, calculated in accordance with the terms of the Spaar Employment Agreement. Such New Options will be granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, Ms. Spaar will convert, as of the Effective Time, her Company Stock Options to purchase 50,000 shares of Company Common Stock into Rollover Options to purchase 0.233% of the shares of Company Common Stock outstanding immediately after the Effective Time, calculated in accordance with the terms of the Spaar Employment Agreement. The Rollover Options will have a Rollover Exercise Price equal to 80% of the New Cost Per Share. With respect to Ms. Spaar's Rollover Options, to the extent her Remaining Spread is less than Ms. Spaar's Prior Spread of $174,375, Ms. Spaar will receive at the Effective Time a cash bonus equal to the difference resulting from subtracting her Remaining Spread from her Prior Spread. The Rollover Options will be granted pursuant to the Option Documents and on the same terms as the New Options.

     Ms. Spaar will not be permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of New Stock or Option Shares, except as provided in the Stockholders Agreement and the Option Documents, and the shares of New Stock and Option Shares will be subject to the terms of the Stockholders Agreement.

     At the Effective Time, the Spaar Employment Agreement will replace and supersede Ms. Spaar's current employment agreement with the Company. The Spaar Employment Agreement also provides that none of the Merger or other transactions and arrangements contemplated by the Merger Agreement, the Stockholders Agreement, the Voting Agreement or the Spaar Employment Agreement will be or result in or give rise to any change of control under or good reason for Ms. Spaar terminating her current employment agreement.

     Employment Agreement with Katherine A. Kusnierz. Under the Employment Agreement, dated August 10, 1997, by and between Acquisition and Katherine A. Kusnierz (the "Kusnierz Employment Agreement"), Ms. Kusnierz will serve as Senior Vice President of Product Development of the Company for a three-year Initial Term at an annual base salary of $200,000. The Kusnierz Employment Agreement contains provisions for Additional Terms, salary increases during any Additional Term, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of Cause and Disability, and provisions for non-competition and non-solicitation similar to those in the Harrison Employment Agreement.

     Pursuant to the Kusnierz Employment Agreement, Ms. Kusnierz agreed to contribute to the Company immediately after the Effective Time $150,000 in cash in exchange for shares of New Stock valued at the New Cost Per Share. Ms. Kusnierz will make payment to the Company for the New Stock immediately after the Effective Time and will borrow the funds from the Company or an affiliate of the Company. Such borrowing shall be evidenced by a personal full recourse note maturing in three years, accruing interest at 6.07%, compounded annually, and payable in 36 equal monthly installments of principal and interest. Ms. Kusnierz will also enter into a related stock pledge agreement with the Company.

     Pursuant to the Kusnierz Employment Agreement, following the Effective Time, Ms. Kusnierz will be granted New Options to purchase a number of shares of Company Common Stock equal to 1.00% of the total number of shares of Company Common Stock outstanding immediately after the Effective Time, calculated in accordance with the terms of the Kusnierz Employment Agreement. Such New Options will be granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, Ms. Kusnierz will convert, as of the Effective Time, her Company Stock Options to purchase 10,000 shares of Company Common Stock into Rollover Options to purchase 0.046% of the shares of Company Common Stock outstanding immediately after the Effective Time, calculated in accordance with the terms of the Kusnierz Employment Agreement. The Rollover Options will have a Rollover Exercise Price equal to 80% of the New Cost Per Share. With respect to Ms. Kusnierz's Rollover Options, to the extent her Remaining Spread is less than Ms. Kusnierz's Prior Spread of $39,375, Ms. Kusnierz will receive at the Effective Time a cash bonus equal to the difference resulting from subtracting her Remaining Spread from her Prior Spread. The Rollover Options will be granted pursuant to the Option Documents and on the same terms as the New Options.

     Ms. Kusnierz will not be permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of New Stock or Option Shares, except as provided in the Stockholders Agreement and the Option Documents, and the shares of New Stock and Option Shares will be subject to the terms of the Stockholders Agreement.

     Except as described above with respect to shares of Company Common Stock and Company Stock Options held by certain employees of the Company under the New Employment Arrangements, and except as otherwise agreed by the Company, Acquisition and the holder of such shares or Company Stock Options, shares of Company Common Stock and Company Stock Options held by officers and directors of the Company will be converted into the right to receive the same consideration as shares of Company Common Stock held by other stockholders and Company Stock Options held by other option holders, as the case may be.

     Pursuant to the Merger Agreement, the Company has agreed to indemnify all present and former directors, officers, employees and agents of the Company, to the fullest extent currently provided in the Company's Certificate of Incorporation and By-laws consistent with applicable law, for acts or omissions occurring prior to the Effective Time, for six years after the Effective Time to the extent that such acts or omissions are uninsured and will, subject to certain limitations, maintain for six years its current directors' and officers' liability insurance policy. See "THE MERGER AGREEMENT -- Indemnification and Insurance."

     For a description of current employment agreements with certain executive officers of the Company, see "MANAGEMENT -- Executive Compensation and Related Information."

NASDAQ DELISTING; DEREGISTRATION

     Following the consummation of the Merger, the Company anticipates that it will seek to have the Company Common Stock, which is currently traded on Nasdaq, delisted. See "RISK FACTORS -- Delisting; Illiquidity of Company Common Stock." In addition, following the consummation of the Merger, the Company Common Stock will be eligible for deregistration under the Exchange Act.

RESALE OF COMPANY COMMON STOCK FOLLOWING THE MERGER

     Although the shares of Company Common Stock being retained in connection with the Merger are being registered under the Securities Act, it is currently anticipated that the Company will seek to have the Company Common Stock delisted from Nasdaq, and, as a result, holders of Company Common Stock following the Merger will experience a decline in the liquidity of their Company Common Stock. See "RISK FACTORS -- Delisting; Illiquidity of Company Common Stock." In addition, shares retained by any stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover sales of Company Common Stock retained by any person who may be deemed to be an affiliate of the Company.

MERGER FINANCINGS

     The Company expects to incur approximately $227.0 million of long-term debt and receive equity contributions from GSCP and certain of its affiliates and certain management employees of the Company of approximately $67.5 million (including contributions of Company Common Stock by certain employees of the Company and including issuances of restricted stock), which amounts will be used to (i) fund payment of approximately $235.9 million of the cash consideration in the Merger, (ii) repay or repurchase all existing indebtedness of the Company of approximately $29.6 million (which amount excludes approximately $10.8 million of existing indebtedness which is expected to remain outstanding under certain capital leases and mortgages on real property owned by the Company in Chester, New York and Montreal, Canada), (iii) pay the fees and expenses incurred in connection with the Merger of approximately $19.9 million (including $1.0 million of debt breakage costs and the $1.9 million cost of redeeming Company Stock Options) and (iv) fund general corporate purposes. It is currently anticipated that the transactions contemplated by the Merger Agreement will be funded by approximately $117.0 million in senior amortization extended term loans

(the "Term Loan") and $110.0 million in new senior subordinated notes (the "Senior Subordinated Notes") (collectively, the "Merger Financings"). The Company also expects to enter into a $50.0 million revolving credit facility (with a sublimit for letters of credit to be agreed upon) (the "Revolving Credit Facility") with a group of banks led by Goldman Sachs Credit Partners L.P. ("GS Credit Partners") to fund the Merger and to provide for the Company's working capital requirements following the Merger. In connection with the foregoing, on August 8, 1997, GSCP and Acquisition received an executed commitment from GS Credit Partners to provide up to $130.0 million under the Term Loan and up to $50.0 million of the Revolving Credit Facility, which will be syndicated by GS Credit Partners. The commitment is subject to customary conditions, including
(i) the negotiation, execution and delivery of definitive documentation with respect to the commitment, (ii) concurrent consummation of the Merger and the funding of certain equity commitments (including the Estate having made and not revoked a Mixed Election with respect to no less than 15,024,616 shares of Company Common Stock), (iii) receipt of satisfactory approvals, collateral audits and environmental reports, (iv) the absence of any material change in the business, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects of the Company and (v) there not having occurred any material adverse change in the syndication markets for credit facilities similar in nature to the Term Loan and there not having occurred and be continuing a material disruption of or material adverse change in the financial, banking and capital markets that would have an adverse affect on such syndication market, in each case as determined by Goldman Sachs in its sole discretion. On August 8, 1997, GSCP and Acquisition received a "highly confident" letter from Goldman Sachs with respect to placement by Goldman Sachs of $110.0 million in Senior Subordinated Notes. The "highly confident" letter is subject to certain customary conditions, including (i) the satisfaction of Goldman Sachs with the definitive terms and conditions of the Merger, (ii) agreement on the terms and conditions of the Revolving Credit Facility and Term Loan, (iii) execution and delivery of satisfactory legal documentation with respect to the Merger and the Merger Financings, (iv) capitalization of the Company consistent with the representations made by GSCP to Goldman Sachs, (v) satisfaction of Goldman Sachs with the results of its due diligence investigation, (vi) receipt of a solvency letter, (vii) the absence of any material adverse change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company, as determined by Goldman Sachs in its sole judgment, and (viii) there not having occurred any disruption of or adverse change in financial, banking or capital market conditions that, in the sole judgment of Goldman Sachs, could impair the sale or placement of the Senior Subordinated Notes.

     The Term Loan will mature seven years after funding, will provide for quarterly amortization of one percent of the principal amount thereof per year for the first five years and in amounts to be agreed upon in the final two years. The Term Loan will bear interest, at the option of the Company, at the lenders' customary base rate plus 1.375% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.375% per annum.

     The Company is obligated to obtain interest rate protection, pursuant to interest rate swaps, caps or other similar arrangements satisfactory to GS Credit Partners, with respect to a notional amount of not less than half of the aggregate amount outstanding under the Term Loan as of the Effective Time to remain in effect for not less than three years after the Effective Time.

     The Revolving Credit Facility will mature five years after its closing and will bear interest, at the option of the Company, at the lenders' customary base rate plus 1.25% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.25% per annum. Interest on balances outstanding under the Revolving Credit Facility will be subject to adjustment in the future based on the Company's performance. The Revolving Credit Facility will also be subject to an agreed upon borrowing base, periodic reduction of outstanding balances and mandatory prepayments upon the occurrence of certain events.

     The Term Loan and the Revolving Credit Facility will be guaranteed by the Company's wholly owned subsidiaries (with certain exceptions) (the "Guarantors"). Subject to certain agreed upon exceptions, all extensions of credit to the Company and all guarantees will be secured by all existing and after-acquired personal property of the Company and the Guarantors, including, subject to certain exceptions, a pledge of all of the stock of all subsidiaries owned by the Company or any of the Guarantors and first priority liens on existing and after-acquired real property fee and leasehold interests of the Company and the Guarantors.

Subject to certain call protection provisions, the Company may prepay, in whole or in part, borrowings under the Term Loan or the Revolving Credit Facility. In addition, upon the occurrence of certain events, including certain asset sales or issuances of equity or debt, and to the extent the Company's cash flow exceeds certain agreed upon amounts in future years, the Company will be required, subject to certain exceptions, to repay a portion of the balances outstanding under the Term Loan and thereafter the Revolving Credit Facility.

     The Term Loan and the Revolving Credit Facility will also contain customary affirmative and negative covenants, including covenants related to business acquisitions, as well as certain financial covenants, including, but not limited to, covenants related to fixed charge coverage, EBITDA minimums (as EBITDA will be defined in definitive documentation) and maximum leverage. The Term Loan and the Revolving Credit Facility will also contain customary default provisions, including, but not limited to, failure to make payments when due, cross-defaults, non-compliance with covenants, breach of representations and warranties and changes of control (as such term will be defined in definitive documentation). Following, or during the continuation of, any default, the relevant interest rates would be increased.

STOCKHOLDER LITIGATION

     A purported class action complaint was filed on or about October 29, 1997, and amended on or about October 31, 1997, in the Delaware Court of Chancery (Parnes v. Tugwell, Rittenberg, Powell, Rosenberg (sic), Amscan Holdings, Inc., Confetti Acquisition, Inc. and GS Capital Partners II, L.P., C.A. No. 16008) by an alleged stockholder of the Company on behalf of a purported class consisting of all stockholders of the Company (other than defendants and their affiliates). Plaintiff alleges, among other things, that, in approving the Merger Agreement and the Merger, the individual defendants breached their fiduciary duties to the Company's public stockholders and that the consideration to be received by the Company's public stockholders in the Merger is unfair and grossly inadequate because, among other things, (i) the intrinsic value of the Company Common Stock materially exceeds the amount offered in the Merger, (ii) the Company's Board approved the Merger without undertaking steps to ascertain the Company's value through open bidding or a "market check," (iii) the Merger, if consummated, would deny the Company's public stockholders their right to share in the true value of the Company's assets, businesses and future growth, (iv) the defendants have conflicts of interest with the Company's public stockholders, and (v) the defendants possessed knowledge and information that the public stockholders did not and defendants used such knowledge and information to induce the public stockholders to relinquish their shares for unfair consideration. The complaint seeks various forms of relief, including to enjoin the transaction, recover unspecified monetary damages, and institute an active auction of the Company. The Company believes the lawsuit is without merit.

                         STOCKHOLDERS' APPRAISAL RIGHTS

     Pursuant to Section 262 of the DGCL, any holder of Company Common Stock who does not wish to accept the consideration to be paid pursuant to the Merger Agreement may elect to have the fair value of such stockholder's shares (the "Appraisal Shares") of Company Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of
Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law, and is qualified in its entirety by the full text of Section 262, which is included in its entirety as Annex D to this Proxy Statement/ Prospectus. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Company Common Stock as to which appraisal rights are asserted.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, a constituent corporation must notify each of its stockholders of record who were such as of the record date for such meeting and for whom appraisal rights are available, not less than 20 days prior to the meeting, that appraisal rights are available, and must include in such notice a copy of Section 262. This Proxy Statement/ Prospectus constitutes such notice to stockholders of the Company. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully Annex D to this Proxy Statement/Prospectus because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Company Common Stock, the Company believes that stockholders who consider exercising such rights should seek the advice of counsel.

     Any holder of Company Common Stock wishing to exercise the right to dissent from the Merger and demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

          (i) Such stockholder must deliver to the Company a written demand for appraisal of such stockholder's shares before the vote on the Merger Agreement at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement; merely voting against, abstaining from voting or failing to vote in favor of approval and adoption of the Merger Agreement will not constitute a demand for appraisal within the meaning of Section 262.

          (ii) Such stockholder must not vote for approval and adoption of the Merger Agreement. A failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval and adoption of the Merger Agreement or a direction to abstain in connection with the proposal, will constitute a waiver of such stockholder's right of appraisal and will nullify any previously filed written demand for appraisal because, in the absence of express contrary instructions, such shares of Company Common Stock will be voted in favor of the proposal. Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of such stockholder's shares of Company Common Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto.

          (iii) Such stockholder must continuously hold such shares from the date of making the demand through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such shares.

     A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stockholder's stock certificates, should specify the stockholder's name and mailing address, the number of shares of Company Common Stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's Company Common Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     A stockholder who elects to exercise appraisal rights should mail or deliver a written demand to: Amscan Holdings, Inc., 80 Grasslands Road, Elmsford, New York 10523, Attention: Corporate Secretary.

     Within 10 days after the Effective Time, the Company must give written notice that the Merger has become effective to each stockholder who has complied with Section 262. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing such notice, demand in writing from the Company the appraisal of such stockholder's shares. Within 120 days after the Effective Time, but not thereafter, either the Company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Company Common Stock held by all dissenting stockholders. The Company does not presently intend to file such a petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the written consent of the Company), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the consideration provided in the Merger Agreement.

     Pursuant to the Merger Agreement, the Company has agreed to give Acquisition prompt notice of any demands for appraisal received by the Company, and, prior to the Effective Time, (i) Acquisition shall have the right to participate in all negotiations and proceedings with respect to such demands and
(ii) the Company will not, except with the prior written consent of Acquisition, make any payment with respect to or offer to settle, any such demands.

     Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Company must mail such statement to the stockholder within 10 days of receipt of such request.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a dissenting stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES AND THAT INVESTMENT BANKING OPINIONS, SUCH AS THE WASSERSTEIN PERELLA OPINION, ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time).

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, or if such stockholder has withdrawn such demand for appraisal as discussed in the preceding sentence, stockholders' rights to appraisal shall cease, and all holders of shares of Company Common Stock will be entitled to receive the Merger Consideration. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the Company a written withdrawal of such stockholder's demand for appraisal and acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company and (ii) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If (i) the Company does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or (ii) the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the Merger consideration.

     FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the Merger Agreement which is included as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, following the approval of the Merger and the approval and adoption of the Merger Agreement by the vote of a majority of the shares of Company Common Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Merger, Acquisition will be merged with and into the Company, and the Company will continue as the surviving corporation in the Merger.

     If the conditions to the Merger are satisfied or waived, the Company and Acquisition will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, and the Merger will become effective upon the filing and acceptance thereof or at such date thereafter as is provided in the Certificate of Merger.

     Each share of Company Common Stock outstanding at the Effective Time (other than shares of Company Common Stock owned by the Company or any subsidiary of the Company or by Acquisition or any subsidiary of Acquisition, which will be cancelled and retired, and other than shares of Company Common Stock subject to appraisal rights) will be converted into either (i) the Cash Consideration or
(ii) the Mixed Consideration, as more fully described under "THE
MERGER -- Merger Consideration" and "-- Mixed Election; Mixed Election Procedure." With regard to the treatment of fractional share interests, see "THE MERGER -- Fractional Shares."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary representations and warranties of the Company with respect to the Company and its subsidiaries, relating to, among other things: (a) organization, standing and similar corporate matters; (b) the Company's capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (d) the absence of defaults and conflicts under material contracts and compliance with applicable laws; (e) documents filed by the Company with the Commission and the accuracy of information contained therein; (f) the absence of certain changes or events since the date of the most recent audited financial statements filed with the Commission, including material adverse changes with respect to the Company and the absence of undisclosed liabilities; (g) the absence of pending or threatened material litigation or investigations; (h) real estate related matters; (i) tax, benefit, employment and labor matters; (j) environmental matters; (k) intellectual property matters; (l) relationships with customers, suppliers and the absence of competitive restrictions; (m) the accuracy of information supplied by the Company in connection with this Proxy Statement/Prospectus; (n) brokers' fees and expenses; (o) receipt of an opinion of the Company's financial advisor; and (p) recommendation of the Board with respect to the Merger Agreement and the transactions contemplated thereby (including the Merger).

     The Merger Agreement also contains customary representations and warranties of Acquisition relating to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (c) the absence of defaults and conflicts under material contracts and compliance with applicable laws; (d) the accuracy of information supplied by Acquisition in connection with this Proxy Statement/Prospectus; (e) brokers' fees and expenses;
(f) financing commitments obtained in connection with the Merger; (g) Section 203 of the DGCL; and (h) the solvency of the Company following the Merger.

CERTAIN PRE-CLOSING COVENANTS

     Pursuant to the Merger Agreement, the Company has agreed that, until the Effective Time, the businesses of the Company and its subsidiaries will be conducted only in, and the Company and its subsidiaries will not take any action except in, the ordinary course of business consistent with past practice and in compliance with applicable laws; and the Company and its subsidiaries will each use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of its present officers, employees and consultants and to preserve the present relationships of the Company and its subsidiaries with customers, distributors, licensors, designers and suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. The Merger Agreement contains certain restrictions regarding the following actions by the Company and its subsidiaries prior to the Effective Time:

          (i) amendment or change of the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of its subsidiaries;

          (ii) issuance, sale, disposition or encumbrance of (a) any stock, options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest (including but not limited to stock appreciation rights or phantom stock) of the Company or any of its subsidiaries (other than pursuant to existing Company Stock Options) or (b) any assets of the Company or any of its subsidiaries, other than inventory or other assets in the ordinary course of business consistent with past practice;

          (iii) declaration, setting aside and payment of dividends and distributions;

          (iv) reclassification, combination, splitting, subdivision or redemption, purchase or other acquisition of any capital stock, or other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of the Company or any of its subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), other than pursuant to the Company Stock Options;

          (v) (a) repurchase, repayment or incurrence of indebtedness, the guaranty of indebtedness or financial condition of third parties, or the making of loans to or capital contributions or investments in third parties, (b) entrance into, termination or modification of any material contract, license or agreement, other than in the ordinary course of business consistent with past practice, or (c) subject to certain exceptions, the making of certain capital expenditures not contemplated by the Company's capital budget;

          (vi) (a) increase of the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its subsidiaries, who are not directors or officers of the Company, in the ordinary course of business and consistent in all material respects with the Company's budget, (b) grant of any severance or termination pay not currently required to be paid under existing severance plans to, or entrance into or modification in any material or economic respect of any employment, consulting or severance agreement or arrangement with, any present or former director, officer or other employee of the Company or any of its subsidiaries, except for the grant of severance or termination pay, in the ordinary course of business consistent with past practice, to nonexecutive employees who are terminated by the Company after the date hereof, (c) establishment, adoption, entrance into or amendment or termination of any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (d) termination of the existing employment arrangements with certain Company employees or taking of any action that would constitute a breach of any such arrangements or taking of any action (other than consummation of the Merger) which would cause any change-of-control, severance or similar payment to be payable to any such individual or making any payment of any bonus or other extraordinary or termination payment which such individual has agreed to waive, modify or amend in connection with the New Employment Arrangements;

          (vii) except as may be required as a result of a change in law or in generally accepted accounting principles, change in any material respect of any of the accounting practices or principles used by it;

          (viii) the making of any material tax election or settlement of or compromise of any material tax liability or, subject to certain limitations, any pending or threatened litigation;

          (ix) adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger Agreement and the Merger); or

          (x) the taking, or the offering or proposition to take, or agreement to take any of the actions described above.

LIMITATION ON SOLICITATIONS

     The Merger Agreement provides that the Company and its subsidiaries and their respective officers, directors, employees, representatives, agents and advisors (the "Representatives") will immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to August 10, 1997 with respect to any Acquisition Transaction (as defined below). The Merger Agreement also provides that the Company will not, and will not authorize or permit any of its subsidiaries or Representatives, directly or indirectly, to, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition or exchange of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or its subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in substantive discussions with any person (as defined in the Merger Agreement) (other than Acquisition) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the transactions contemplated by the Merger Agreement, provided that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any party who delivers a bona fide written proposal for an Acquisition Transaction if the Board determines in good faith and upon the advice from its outside legal counsel that failing to take such action would constitute a breach of the fiduciary duties of the Board and such a proposal is, in the opinion of the Board, more favorable to the Company's stockholders (other than the Estate) from a financial point of view than the transactions contemplated by the Merger Agreement. In the event of receipt of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, the Company is required to immediately advise Acquisition of certain information with respect thereto and to promptly advise Acquisition of any development relating thereto, including the results of any discussions or negotiations with respect thereto.

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER

     The Merger Agreement provides that the directors of Acquisition at the Effective Time will be the directors of the Company following the Merger. The present directors of Acquisition are Messrs. Terence M. O'Toole, Joseph P. DiSabato and Sanjeev Mehra. See "ACQUISITION AND GSCP." After the Effective Time, the Board of Directors of the Company will be subject to change from time to time.

     The Merger Agreement also provides that the officers of the Company at the Effective Time will be the officers of the Company following the Merger until such time as may be determined by the Board of Directors of the Company following the Merger.

STOCK AND EMPLOYEE BENEFIT PLANS

     The treatment in the Merger of outstanding Company Stock Options and of the Company's employee benefit plans (including the ESOP) will be as described in "THE MERGER -- Effect on Stock and Employee Benefit Matters."

ACCESS TO INFORMATION

     Subject to applicable provisions regarding confidentiality, the Company has agreed in the Merger Agreement to, and to cause its subsidiaries and Representatives to, afford Acquisition and its representatives and potential financing sources reasonable access at all reasonable times to its officers, employees, agents, properties, offices, warehouses and other facilities and to all books, contracts and records, and to furnish Acquisition and such financing sources with all financial, operating and other data and information as Acquisition, its representatives or such financing sources may from time to time reasonably request. The Company has also agreed to furnish promptly to Acquisition copies of certain documents filed pursuant to federal and state securities laws.

COOPERATION AND REASONABLE BEST EFFORTS

     Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective reasonable best efforts to take certain specified and other actions, including cooperation in the arrangement of financing and the recording of the Merger as a recapitalization for financial reporting purposes, so that the transactions contemplated by the Merger Agreement may be consummated. The Company also agreed not to take any action to restrict, limit or prohibit Acquisition's ability to exercise all of its rights and obligations under the Voting Agreement, and, subject to certain limitations, the Company and the Board have agreed that they have provided and will provide and maintain all approvals required under Section 203 of the DGCL in order to permit Acquisition to exercise such rights and obligations. Acquisition agreed to use its reasonable best efforts, subject to normal conditions, to arrange the financing contemplated by the Merger Agreement or substantially similar financing from alternative sources if Acquisition is unable to arrange any portion of the financing from the sources originally contemplated. Under the Merger Agreement, the Company and Acquisition will take all actions necessary to delist the Company Common Stock from Nasdaq, effective after the Effective Time.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that, in addition to complying with certain existing indemnification agreements, for six years from the Effective Time the Company will indemnify all present and former directors, officers, employees and agents of the Company for acts or omissions occurring prior to the Effective Time to the fullest extent provided in the Company's Certificate of Incorporation and By-laws as in effect on the date of the Merger Agreement consistent with applicable law, to the extent such acts or omissions are uninsured (or not fully insured), and will, in connection with defending against any action for which indemnification is available under the Merger Agreement, and subject to certain conditions, reimburse and advance expenses to such officers, directors, employees and agents, from time to time upon receipt of reasonably sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such persons in connection therewith.

     In addition, the Merger Agreement provides that the Company will maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies maintained by the Company at August 10, 1997, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under the current policies of directors' and officers' liability insurance; provided that (i) the Company following the Merger will not be required to spend in excess of a $770,000 annual premium therefor; provided further that if the Company following the Merger would be required to spend in excess of a $770,000 premium per annum to obtain insurance having the maximum available coverage under the current policies, the Company will be required to spend $770,000 to maintain or procure insurance coverage pursuant to the terms of the Merger Agreement, subject to availability of such (or similar) coverage and (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period. The Merger Agreement also provides that, subject to certain limitations, officers and directors of the Company who are defendants in all litigation commenced by stockholders of the Company, whether before or after the date of the Merger Agreement, with respect to (x) the performance of their duties at or prior to the Effective Time as such officers and/or directors under federal or state law (including, without limitation, litigation under federal and state securities laws) or (y) the Merger Agreement, the Voting Agreement and the transactions contemplated thereby will be entitled to be represented, at the reasonable expense of the Company, in such litigation by counsel.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of the Company and Acquisition to effect the Merger are subject to various conditions which include the following:

          (i) the Merger Agreement and the Merger shall have been adopted and approved by the requisite vote of holders of outstanding shares of Company Common Stock;

          (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

          (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided that the Company and Acquisition are required to use their best efforts to have any such injunction, order, restraint or prohibition vacated;

          (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "Blue Sky" and other state securities laws applicable to the registration and qualification of the retained Company Common Stock following the Merger shall have been complied with;

          (v) the representations and warranties of the other party shall be true and correct in all material respects and each party shall have received an officer's certificate from the other to such effect; and

          (vi) the other party shall have performed its obligations under the Merger Agreement.

     As of the date of this Proxy Statement/Prospectus, the condition set forth in clause (ii) above has been satisfied. See "REGULATORY APPROVALS" for a description of certain required filings with and consents from governmental entities.

     Acquisition's obligation to effect the Merger is further subject to the following additional conditions:

          (i) Acquisition shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and other third parties as are necessary in connection with the transactions contemplated by the Merger Agreement have been obtained, except, subject to certain limitations, where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company;

          (ii) there shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success) (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from Acquisition, the Company or any of their respective subsidiaries or affiliates any damages that are material to any such party, (b) seeking to prohibit or limit the ownership or operation by Acquisition, the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, (c) seeking to impose limitations on the ability of Acquisition (or any designee of Acquisition pursuant to the Voting Agreement) or any stockholder of Acquisition or the Company to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or

     (d) seeking to prohibit Acquisition or any of its affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries;

          (iii) Acquisition shall have received certain agreements from each person identified by the Company to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act;

          (iv) Acquisition and the Company shall have received the proceeds of financing on the terms and conditions contemplated by the Merger Agreement or upon terms and conditions which are, in the reasonable judgment of Acquisition, substantially equivalent thereto, and to the extent that any terms and conditions were not so contemplated, on terms and conditions reasonably satisfactory to Acquisition;

          (v) Acquisition shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes (provided that if Acquisition is advised that the Commission finally determines that recapitalization treatment will not be available, Acquisition will advise the Company within 30 days of receipt of such final determination whether it intends to waive such condition, and if it advises the Company that it has determined not to so waive, the Company may terminate the Merger Agreement as if the date of such advice from Acquisition was deemed to be December 31, 1997 for purposes of the termination provision under the Merger Agreement described in clause (ii)(b) under "-- Termination");

          (vi) Acquisition shall be reasonably satisfied that the New Employment Arrangements are in full force and effect and that certain individuals will be employed by the Company following the Effective Time pursuant to the New Employment Arrangements and such employees will not have been paid nor have the right to receive any payment from Acquisition or the Company of any severance, change-of-control, or similar payments as a result, in whole or in part, of the consummation of any of the transactions contemplated by the Merger Agreement, except as expressly provided in the New Employment Arrangements;

          (vii) as of the Effective Time, the Estate shall have made and not revoked an election to receive the Mixed Consideration with respect to at least 15,024,616 shares of Company Common Stock owned by the Estate immediately prior to the Effective Time; and

          (viii) the Tax Indemnification Agreement, shall be in full force and effect and enforceable by the Company following the Effective Time, in accordance with the terms as in effect on August 10, 1997 and in the form provided to Acquisition on such date, or as it may be amended with the consent of Acquisition.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

          (i) by mutual written consent of Acquisition and the Company;

          (ii) by either Acquisition or the Company if:

             (a) any court of competent jurisdiction, arbitrator or other Governmental Entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated by the Merger Agreement, or otherwise altering the terms of any of the foregoing in any significant respect, and such order, decree, ruling or other action is or has become final and nonappealable;

             (b) if the Merger has not been consummated on or before December 31, 1997, provided that the right to terminate the Merger Agreement for such cause will not be available to the party whose action or failure to act was the cause of or resulted in the failure of the Merger to occur on or before such date where such action or failure to act constitutes a breach of the Merger Agreement;

          (iii) by Acquisition if any required approval of the stockholders of the Company is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; and

          (iv) by the Company if, prior to receipt of required approval of the stockholders of the Company, the Board approves an Acquisition Transaction, on terms which the Board determined in good faith (i) to be more favorable to the Company and its stockholders (other than the Estate) than the transactions contemplated by the Merger Agreement and (ii) based upon the advice of its outside counsel, that failing to approve such Acquisition Transaction and terminate the Merger Agreement would have constituted a breach of the fiduciary duties of the Board under applicable law; provided that such a termination will not be permissible unless and until the Company has provided Acquisition prior written notice at least three business days prior to such termination that the Board has authorized and intends to effect the termination of the Merger Agreement pursuant to such provision, the Company is otherwise in compliance in all material respects with its obligations under the Merger Agreement and on or prior to such termination the Company has paid to Acquisition the fee described in "-- Expenses and Certain Required Payments."

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after approval of the Merger by the stockholders of the Company, no amendment that by law would require the further approval by such stockholders may be made without such approval. At any time prior to the Effective Time any party to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein.

EXPENSES AND CERTAIN REQUIRED PAYMENTS

     In the event that the Merger Agreement is terminated by the Company based on the approval of an Acquisition Transaction (as described above), then the Company will be required, prior to such termination, to pay Acquisition a termination fee of $8 million (the "Termination Fee"); provided that if Acquisition exercises the Voting Agreement Option, promptly upon receipt by Acquisition of the Subject Shares registered in the name of Acquisition or its designee, Acquisition will be required to return the Termination Fee to the Company; provided further that Acquisition will not be required to return the Termination Fee or, if already returned, the Company will be required to again pay the Termination Fee to Acquisition, if the Company or the Board takes any affirmative action preventing or restricting Acquisition or its designee from acquiring shares of Company Common Stock (including pursuant to the tender offer contemplated by the Voting Agreement) in addition to the Subject Shares acquired in accordance with the Voting Agreement Option (provided that recommending not to tender in a tender offer or not recommending in favor of such tender offer, alone, will not be deemed such an affirmative action).

     The Merger Agreement also provides that in addition to any other amounts which may be payable or become payable as described in the following paragraph, the Company will be required (provided that the Company is then in material breach of its representations, warranties, covenants or other obligations under the Merger Agreement), promptly following termination of the Merger Agreement based on the failure of the Merger to have been consummated on or before December 31, 1997 (as described above), but in no event later than two business days following a written request by Acquisition therefor, together with related bills or receipts, to reimburse Acquisition and its affiliates, in an aggregate amount of up to $3 million, for all reasonable out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Acquisition and its affiliates), whether incurred prior to, on or after August 10, 1997, in connection with the Merger and the consummation of all the transactions contemplated by the Merger Agreement and the financing thereof; provided that the Company will not be required to make payment pursuant to such provision if it is obligated to pay the Termination Fee.

     Except as otherwise specifically provided above, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement; provided, however, that, if the Merger is consummated, the Company will pay the fees of Goldman Sachs as financial advisor to Acquisition referred to in the Merger Agreement.

                           CERTAIN RELATED AGREEMENTS

     The following is a brief summary of certain provisions of the Voting Agreement, a copy of which is included as Annex B to this Proxy Statement/Prospectus; the Tax Indemnification Agreement, a copy of which is attached to the Voting Agreement as Exhibit A to Annex B; and the Stockholders Agreement, a form of which is filed as an exhibit to the registration statement of which this Proxy Statement/Prospectus forms a part. The following summaries of the Voting Agreement, the Tax Indemnification Agreement and the Stockholders Agreement are qualified in their entirety by reference to the agreements or forms thereof, which are each incorporated herein by reference.

VOTING AGREEMENT

  Voting

     The Svenningsen Stockholders have agreed that at any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement (including the Special Meeting to which this Proxy Statement/Prospectus relates) or in any other circumstances upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, the Svenningsen Stockholders will (and Christine Svenningsen will cause the Estate to) vote the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

     In addition, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval is sought, the Svenningsen Stockholders will (and Christine Svenningsen will cause the Estate to) vote the Subject Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Svenningsen Stockholders under the Voting Agreement and (ii) any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including (A) the adoption by the Company of certain third-party proposals to acquire the Company or to acquire 10% or more of the assets of the Company or the acquisition or repurchase by a third party or by the Company of 10% or more of the Company Common Stock and (B) certain amendments to the Company's Certificate of Incorporation or By-laws, changes in the management or Board or material changes in the capitalization, dividend policy, corporate structure or business of the Company.

     As security for the obligations of the Svenningsen Stockholders under the Voting Agreement, the Svenningsen Stockholders have granted to Acquisition a proxy to vote the Subject Shares as indicated above. The proxy is irrevocable during the term of the Voting Agreement and is coupled with an interest. The Svenningsen Stockholders have agreed to take such further action or execute such other instruments as may be necessary to effectuate the intent of the proxy and have revoked any proxy previously granted by the Svenningsen Stockholders with respect to the Subject Shares.

  Transfer Restrictions

     The Voting Agreement provides that each of Svenningsen Stockholders will not (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Estate, pursuant to the terms of John
A. Svenningsen's will or otherwise) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms of the Voting Agreement and the Merger Agreement, (ii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling the Svenningsen Stockholders from performing their obligations under the Voting Agreement.

  Additional Covenants

     Pursuant to the Voting Agreement, the Svenningsen Stockholders have further agreed (i) to waive their appraisal rights, (ii) to make a Mixed Election to retain Company Common Stock in the Merger with respect to all of the Subject Shares, (iii) to accept the terms and conditions of the Merger Agreement, (iv) to execute and become a party to the Stockholders Agreement and (v) to provide an affiliate letter to Acquisition.

  The Voting Agreement Option

     Pursuant to the Voting Agreement, the Svenningsen Stockholders have granted to Acquisition (or its designee which is an affiliate of the controlling stockholders of Acquisition), the Voting Agreement Option to purchase all, but not less than all, of the Subject Shares, for $9.83 per share in cash on the terms and subject to the conditions set forth in the Voting Agreement. The Voting Agreement Option is exercisable by Acquisition at any time during the 90-day period commencing on the earliest to occur of a termination of the Merger
Agreement: (a) by either the Company or Acquisition because of the existence of a final order, decree or ruling or other final action (which has become final and nonappealable) restraining, enjoining or otherwise prohibiting the consummation of the Merger or the transactions contemplated by the Merger Agreement or the Voting Agreement or otherwise altering the terms of any of the foregoing in any significant respect; (b) by either the Company or Acquisition because the Merger has not been consummated on or before December 31, 1997 (other than a termination by the Company based on an actual material breach by Acquisition of its obligations under the Merger Agreement); (c) by Acquisition based on a failure to obtain the required approval of the stockholders of the Company; and (d) by the Company based on the Board of Directors approving certain competing transactions.

     In the event that Acquisition were to purchase the Subject Shares pursuant to the Voting Agreement Option, it has agreed, as promptly as practicable thereafter, to make a tender offer to the stockholders of the Company for the remaining shares of Company Common Stock (the closing of which will be subject only to the condition that no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation restraining, enjoining or prohibiting the consummation of such tender offer) pursuant to which the stockholders of the Company (other than the Company, its subsidiaries or Acquisition) will receive $16.50 in cash per share of Company Common Stock.

  Termination

     Subject to certain exceptions and subject to Acquisition's obligations pursuant to the Voting Agreement Option, the Voting Agreement will terminate, and no party will have any rights or obligations thereunder, and the Voting Agreement will become null and void and have no further effect, upon the earliest to occur of (a) the Effective Time, (y) the termination of the Merger Agreement based upon mutual consent of the Company and Acquisition or the termination by the Company based on an actual material breach by Acquisition of its obligations under the Merger Agreement, or (z) the 91st day following another termination of the Merger Agreement pursuant to its terms, subject to certain extensions if the Voting Agreement Option has been exercised but the closing of such exercise has not occurred.

TAX INDEMNIFICATION AGREEMENT

     Concurrent with entering into the Merger Agreement and the Voting Agreement, the Company entered into the Tax Indemnification Agreement with the Svenningsen Stockholders, pursuant to which the parties agreed to indemnify one another with respect to certain tax liabilities that may arise in connection with the election by certain subsidiaries of the Company to have been treated and operated as S corporations under the Code (as "S corporation" is defined therein). The Tax Indemnification Agreement provides that the Company will indemnify the Svenningsen Stockholders for any increase in certain tax liabilities attributable to an understatement of income previously reported by such subsidiaries to the extent of any actual reduction in taxes on the Company or its subsidiaries for a taxable year after December 18, 1996, the date of the Company's initial public offering. The Tax Indemnification Agreement also provides that the Svenningsen Stockholders will indemnify the Company for certain tax liabilities arising out of or resulting from a claim by any taxing authority that any such subsidiary was not an S corporation under the Code at a time when it took such a position. Any payments made under the Tax Indemnification Agreement will be reduced by any payments made pursuant to the Tax Indemnification Agreement (the "Prior Tax Indemnification Agreement"), by and between John A. Svenningsen and the Company, dated as of December 18, 1996, which Prior Tax Indemnification Agreement remains a separate valid and binding agreement. The effectiveness of the Tax Indemnification Agreement is contingent upon the closing and the effectiveness of the Merger (or upon the exercise by Acquisition, or its designee, of the Voting Agreement Option).

STOCKHOLDERS AGREEMENT

     Upon consummation of the Merger, the Company will enter into the Stockholders Agreement with GSCP and the Non-GSCP Investors, including the Estate. The Stockholders Agreement will provide, among other things, for (i) the right of the Non-GSCP Investors to participate in, and the right of GSCP to require the Non-GSCP Investors to participate in, certain sales of Company Common Stock by GSCP, (ii) prior to an initial public offering of the stock of the Company (as will be defined in the Stockholders Agreement), certain rights of the Company to purchase, and certain rights of the Non-GSCP Investors (other than the Estate) to require the Company to purchase (except in the case of termination of employment by such Non-GSCP Investors) all, but not less than all, of the shares of Company Common Stock owned by a Non-GSCP Investor (other than the Estate) upon the termination of employment or death of such Non-GSCP Investor, at prices determined in accordance with the Stockholders Agreement and
(iii) certain additional restrictions on the rights of the Non-GSCP Investors to transfer shares of Company Common Stock. Also under the Stockholders Agreement, GSCP will be entitled, subject to certain limitations, to require the Company to register the Company Common Stock, including, at the election of GSCP, in an underwritten offering. GSCP will be limited, subject to certain exceptions, to four such demand registrations. In addition, subject to certain limitations, if the Company proposes to register for sale by the Company under the Securities Act any of its equity securities or equity securities held by GSCP (except for certain registrations relating to shares issued in business combinations or pursuant to employee benefit plans), including pursuant to a demand by GSCP, in a manner that would permit registration of shares of Company Common Stock for sale by GSCP or the Non-GSCP Investors to the public under the Securities Act in an underwritten offering), then the Company will provide GSCP and the Non-GSCP Investors an opportunity to register their shares of Company Common Stock on the same terms and conditions (a "Piggyback Registration"). In connection with each demand registration or Piggyback Registration, the Company will pay all expenses incident to performance of or compliance with such registration under the Stockholders Agreement, provided that GSCP and each Non-GSCP Investor will pay any underwriting discounts and commissions and transfer taxes, if any, relating to the sale of its registrable securities pursuant to such registration. The Stockholders Agreement will establish priorities for the number of shares of Company Common Stock included in a registration as between shares being registered for sale by the Company and shares being registered upon the request of GSCP and/or the Non-GSCP Investors. In addition, the Stockholders Agreement will provide that, in the event of a registration pursuant to the terms of the Stockholders Agreement, the Company will indemnify the seller (and its directors, officers, fiduciaries, employees and stockholders, among others) of any shares of Company Common Stock covered by such registration statement against certain claims and expenses, including under the Securities Act and Exchange Act. The Stockholders Agreement will also provide for similar indemnification by the holders of such shares of the Company (and its directors, officers, fiduciaries, employees and stockholders, among others). In addition, the Stockholders Agreement will provide for, on request of the Company (or the underwriter of the offering, if any), certain limitations on sales of shares of Company Common Stock (or certain other securities of the Company, including options) by GSCP and/or the Non-GSCP Investors within 14 days before and 180 days after the effective date of a registration statement filed in connection with a registration affording GSCP and the Non-GSCP Investors registration rights pursuant to the Stockholders Agreement. Similar limitations will apply to the Company on request of the underwriter of any offering in connection with a registration demanded by GSCP, with certain exceptions. The Stockholders Agreement will become effective at the Effective Time and will terminate (i) with respect to the rights and obligations of and restrictions on GSCP and the Non-GSCP Investors in connection with certain restrictions on the transfer of shares of Company common stock when GSCP and its affiliates no longer hold at least 40% of the outstanding shares of Company Common Stock, on a fully diluted basis; provided that the Stockholders Agreement will terminate in such respect in any event if the Company enters into certain transactions resulting in GSCP, its affiliates, the Non-GSCP Investors, and each of their respective permitted transferees, owning less than a majority of the outstanding voting power of the entity surviving such transaction; and (ii) with respect to the registration matters described above, with certain exceptions, on the earlier of (1) the date on which there are no longer any registrable securities outstanding (as determined under the Stockholders Agreement) and (2) the twentieth anniversary of the Stockholders Agreement.

                  MERGER PRO FORMA CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

     The following unaudited Merger Pro Forma Consolidated Financial Data have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements appearing elsewhere in this Proxy Statement/Prospectus giving effect to the proposed Merger of Acquisition with and into the Company, with the Company as the surviving corporation, pursuant to which each share of Company Common Stock, with certain exceptions, will be converted, at the election of the holder thereof, into the right to receive from the Company following the Merger either $16.50 in cash, or $9.33 in cash plus a retained interest in the Company equal to one share for every 150,000 shares so elected, with cash to be paid in lieu of fractional shares. The Merger Pro Forma Consolidated Statements of Income for the periods presented give effect to the Merger and related transactions as if such transactions were consummated as of January 1, 1996. The Merger Pro Forma Consolidated Statement of Income for the year ended December 31, 1996 includes supplemental pro forma adjustments to give effect to certain events that occurred in conjunction with the Organization and the IPO as if such events had occurred as of January 1, 1996. The Merger Pro Forma Consolidated Balance Sheet gives effect to the Merger and related transactions as if such transactions had occurred as of September 30, 1997. The adjustments are described in the accompanying notes. The Merger Pro Forma Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The Merger Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's historical consolidated financial statements and the related notes thereto appearing elsewhere in this Proxy Statement/Prospectus. See "INDEX TO FINANCIAL STATEMENTS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     As a result of the Merger, the Company will incur various costs currently estimated to range between $27.0 million and $29.5 million (pre-tax) in connection with consummating the Merger and the transactions contemplated by the Merger Agreement. These costs consist primarily of professional, advisory and investment banking fees, registration costs, compensation costs and other expenses ranging from $21.5 million to $24.0 million and deferred financing costs of approximately $5.5 million. While the exact timing, nature and amount of these costs are subject to change, the Company anticipates that a one-time pre-tax charge of approximately $21.5 million ($17.4 million after tax) will be recorded in the quarter in which the Merger is consummated. As a result of the foregoing, the Company expects to record a significant net loss in the quarter in which the Merger is recorded. Because this loss will result directly from the one-time charge incurred in connection with the Merger, and this charge will be funded entirely through the proceeds of the Merger Financings (as defined herein), the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position. See "THE MERGER -- Merger Financings" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     The pro forma adjustments giving effect to the Merger were applied to the respective historical consolidated financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                  MERGER PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                         PRO FORMA
                                                                       ADJUSTMENTS TO        MERGER
                                                                       GIVE EFFECT TO          PRO
                                                        HISTORICAL       THE MERGER         FORMA(j)
                                                        ----------     --------------       ---------
ASSETS
Current assets:
  Cash and cash equivalents...........................   $     684       $    3,454(a)      $   4,138
  Accounts receivable, net............................      56,276                             56,276
  Inventories.........................................      48,736                             48,736
  Deposits and other..................................       9,680                              9,680
                                                         ---------                          ---------
          Total current assets........................     115,376                            118,830
  Property, plant and equipment, net..................      37,157                             37,157
  Intangible assets, net..............................       7,540                              7,540
  Deferred financing costs............................                        5,500(b)          5,500
  Other assets, net...................................       2,687              (20)(c)         2,667
                                                         ---------                          ---------
          Total assets................................   $ 162,760                          $ 171,694
                                                         =========                          =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Loans and notes payable.............................   $  10,020          (10,020)(d)     $      --
  Accounts payable....................................      11,153                             11,153
  Accrued expenses....................................       7,317                              7,317
  Income taxes payable................................       6,458           (4,177)(i)         2,281
  Current portions of long-term obligations...........       5,556           (3,771)(d)         1,785
                                                         ---------                          ---------
          Total current liabilities...................      40,504                             22,536
  Long-term obligations, excluding current portion....      24,828          211,186(d)        236,014
  Deferred tax liabilities............................       5,585                              5,585
  Other...............................................       2,841                              2,841
                                                         ---------                          ---------
          Total liabilities...........................      73,758                            266,976
Stockholders' equity (deficiency):
  Common Stock(e).....................................       2,112           (2,112)(h)            --
  Additional paid-in capital..........................      65,985           63,000(f)
                                                                              7,124(g)
                                                                           (136,109)(h)            --
  Unamortized restricted Common Stock award...........                       (1,125)(f)        (1,125)
  Retained earnings (deficit).........................      21,649          (97,985)(h)
                                                                            (17,367)(i)       (93,703)
  Foreign currency translation adjustment.............        (454)                              (454)
  Treasury stock, at cost.............................        (290)             290(h)             --
                                                         ---------                          ---------
          Total stockholders' equity (deficiency).....      89,002                            (95,282)
                                                         ---------                          ---------
          Total liabilities and stockholders' equity
            (deficiency)..............................   $ 162,760                          $ 171,694
                                                         =========                          =========

           See Notes to Merger Pro Forma Consolidated Balance Sheet.

              NOTES TO MERGER PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

The pro forma financial data giving effect to the Merger have been derived by the application of pro forma adjustments to the historical consolidated financial statements for the period noted. The Merger has been accounted for as a recapitalization, which will have no impact on the Company's historical basis of assets and liabilities. The Merger Consolidated Balance Sheet assumes that there are no stockholders exercising appraisal rights in the Merger and assumes that no stockholders other than the Estate elect the Mixed Consideration in the Merger.

(a)  To increase cash by $3,454 to reflect the following:

    USES OF FUNDS:
    Purchase equity...........................................................  $235,916
    Redeem Company Stock Options(1)...........................................     1,890
    Repay historical debt.....................................................    29,605
    Debt breakage costs(2)....................................................     1,010
    Estimated transaction fees and expenses, including deferred financing
      costs(3)................................................................    17,000
                                                                                --------
    Total uses................................................................   285,421

    SOURCES OF FUNDS:
    New debt..................................................................   227,000
    New equity................................................................    61,875
                                                                                --------
    Total sources.............................................................   288,875
                                                                                --------
    Net.......................................................................  $  3,454
                                                                                ========

(b) To reflect the anticipated portion of transaction fees which will be recorded as deferred financing costs and will be amortized over the life of the debt to be issued.

(c) To reflect the write-off of deferred financing costs associated with the historical debt being repaid and the termination of the Company's existing term loan agreement.

(d) To adjust indebtedness to reflect the following:

    Repayment of loans and notes payable......................................  $(10,020)

    Repayment of current portion of long-term obligations.....................    (3,771)

    Adjustments to long-term obligations:
    Repayment of long-term obligations (excluding current portion of
      $3,771).................................................................   (15,814)
    Senior Subordinated Notes.................................................   110,000
    Term Loan.................................................................   117,000
                                                                                --------
         Net adjustments to long-term obligations.............................   211,186
                                                                                --------
    Total.....................................................................  $197,395
                                                                                ========

(e) At September 30, 1997, the Company's authorized capital stock consisted of 5,000,000 shares of Preferred Stock, $0.10 par value, of which no shares were issued or outstanding, and 50,000,000 shares of Company Common Stock, $0.10 par value, of which 21,120,476 shares were issued and 21,098,785 shares were outstanding. Immediately following the Merger, 1,000 shares of Company Common Stock will be outstanding.

(f) To reflect the equity contribution of GSCP of $61,875 and the issuance of $1,125 of restricted stock to an officer of the Company.

(g) To reflect a one-time compensation charge of approximately $7,124 payable by the Estate and the Svenningsen Trusts to Mr. Rittenberg under the terms of the Stock Agreement. Such amount will also be reflected as compensation expense in the Company's financial statements for the period in which the Merger is included. The income tax benefit attributable to the compensation expense is included in the income tax adjustment of $4,177 in (i) below.

(h) To reflect the purchase of 5,801,441 shares of Company Common Stock for the Cash Consideration of $16.50 per share ($95,724), the cash portion of the Mixed Consideration paid for the 15,024,616 shares of Company Common Stock held by the Estate ($140,192) and the retirement of 21,691 shares of treasury stock ($290).

(i) To adjust retained earnings to reflect the following items as a result of the Merger and related transactions:

                Estimated transaction fees and expenses(3)........  $(11,500)
                Redemption of Company Stock Options(1)............    (1,890)
                Debt breakage costs(2)............................    (1,010)
                One-time compensation charge payable by the Estate
                  (see (g) above).................................    (7,124)
                Write-off of deferred financing costs(2)..........       (20)
                                                                    --------
                Total estimated expenses(4).......................   (21,544)
                Income tax benefit attributable to deductible
                  costs and expenses..............................     4,177
                                                                    --------
                     Total........................................  $(17,367)
                                                                    --------

(j) Although the Company does not expect stockholders other than the Estate to elect the Mixed Consideration, assuming all other stockholders (excluding the Company and Acquisition) were to elect the Mixed Consideration, a maximum of 36 additional shares of Company Common Stock would be retained by the stockholders and total stockholders' deficiency and total debt would each decrease by approximately $39,000.
---------------
(1) The cost to redeem Company Stock Options is calculated based on the number of options outstanding and the difference between the weighted average exercise price of the options and the Cash Consideration of $16.50 per share.

(2) The costs associated with the early extinguishment of historical debt will be recognized as an extraordinary loss, net of the related tax benefit, in the Company's financial statements for the period in which the Merger is included.

(3) Estimated transaction fees and expenses totalling $11,500 will be recorded as an expense. Such transaction fees and expenses are anticipated to consist of (i) professional, advisory and investment banking fees and expenses, (ii) compensation costs and (iii) miscellaneous fees and expenses, such as printing and filing fees. The remaining portion of the transaction fees and costs, totaling $5,500, represents deferred financing costs (see (b) above).

(4) Total expenses are estimated to range between $21,500 and $24,000.

               MERGER PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                  (UNAUDITED)

                                                                         PRO FORMA             MERGER
                                                                    ADJUSTMENTS TO GIVE          PRO
                                                   HISTORICAL     EFFECT TO THE MERGER(a)     FORMA(h)
                                                   ----------     -----------------------     ---------
Net sales........................................    $161,286                                 $ 161,286
Cost of sales....................................     103,460                                   103,460
                                                   ----------                                 ---------
  Gross profit...................................      57,826                                    57,826
Operating expenses:
  Selling expenses...............................       9,598                                     9,598
  General and administrative expenses............      13,225             $   104(b)             13,329
  Art and development costs......................       3,891                                     3,891
                                                   ----------                                 ---------
  Income from operations.........................      31,112                                    31,008
  Interest expense, net..........................       2,654              14,135(c)             16,789
  Other income, net..............................        (219)                                     (219)
                                                   ----------                                 ---------
  Income before income taxes and minority
     interests...................................      28,677                                    14,438
Income taxes.....................................      11,627              (5,767)(d)             5,860
Minority interests...............................         149                                       149
                                                   ----------                                 ---------
  Net income.....................................     $16,901                                 $   8,429
                                                   ==========                                 =========
  Net income per share...........................       $0.80                                 $8,429.00
  Weighted average common shares outstanding.....  21,097,133                                     1,000(e)

OTHER FINANCIAL DATA:
Gross margin.....................................        35.9%                                     35.9%
Earnings to fixed charges(f).....................         7.7x                                      1.8x
NON-GAAP FINANCIAL DATA:
Adjusted EBITDA(g)...............................  $   35,617                                 $  35,513
Adjusted EBITDA margin...........................        22.1%                                     22.0%
Adjusted EBITDA to interest expense..............        12.7x                                      2.1x

        See Notes to Merger Pro Forma Consolidated Statement of Income.

           NOTES TO MERGER PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

The pro forma financial data giving effect to the Merger have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements for the period noted. The adjustments give effect to certain events that will occur in connection with the Merger, as if those events had occurred as of January 1, 1996. The Merger has been accounted for as a recapitalization, which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data giving effect to the Merger assume that no stockholders exercise appraisal rights in the Merger and assume that no stockholders other than the Estate elect the Mixed Consideration in the Merger.

(a) The pro forma adjustments to the historical Consolidated Statement of Income exclude the following items, as described in the notes to the Merger Pro Forma Consolidated Balance Sheet, (i) the write-off of $20 of deferred financing costs associated with the debt being repaid, (ii) $1,010 of debt breakage costs, (iii) $7,124 of non-recurring compensation expense to be paid by the Estate and the Svenningsen Trusts, (iv) $1,890 of non-recurring compensation expense for the redemption of Company Stock Options, and (v) $11,500 of the estimated transaction fees and expenses to be incurred in connection with the Merger. Such amounts represent non-recurring expenses which the Company anticipates will be reflected in the Consolidated Statement of Income for the period in which the Merger is included.

(b) To reflect the amortization over a ten-year period of $1,125 of restricted Company Common Stock issued to an officer of the Company (see "THE
    MERGER -- Interests of Certain Persons in the Merger").

(c) To adjust interest expense, net to reflect the following:

    Interest on historical debt repaid in Merger...............................  $(1,852)
    Interest expense on the Term Loan (assumed 8.50% rate).....................    7,459
    Interest expense on the Senior Subordinated Notes (assumed 9.75% rate).....    8,044
    Amortization of deferred financing costs (7 - 10 years) on new
      indebtedness.............................................................      484
                                                                                 -------
    Total adjustment...........................................................  $14,135
                                                                                 =======

    For the nine months ended September 30, 1997, a 0.125% increase or decrease in the assumed interest rate on the Term Loan would change the merger pro forma interest expense and net income by $110 and $65, respectively.

    For the nine months ended September 30, 1997, a 0.125% increase or decrease in the assumed interest rate on the Senior Subordinated Notes would change the merger pro forma interest expense and net income by $103 and $61, respectively.

(d) To reflect the tax effects of the merger pro forma adjustments at a 40.50% statutory income tax rate.

(e) Merger pro forma weighted average shares outstanding is calculated as if all stockholders other than the Estate elected the Cash Consideration offered in the Merger and as if the shares expected to be issued and outstanding after the Merger had been outstanding from the beginning of the period presented. Assumed in this calculation is the issuance of 825 shares of Company Common Stock to GSCP and 75 shares of Company Common Stock to certain officers of the Company, of which 15 shares are restricted, and the retention of 100 shares of Company Common Stock by the Estate. The merger pro forma weighted average shares outstanding excludes 10 shares of Company Common Stock to be issued to certain employees of the Company subsequent to the Merger in exchange for notes aggregating $750.

(f) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of the rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

(g) "Adjusted EBITDA" represents earnings before interest, income taxes, depreciation and amortization, adjusted for special bonuses, non-recurring compensation, other expenses (income), net and minority interests. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes Adjusted EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating Adjusted EBITDA, investors should consider that Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities, such as changes in operating assets and liabilities and purchases of property and equipment, (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles,
    (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

(h) Although the Company does not expect stockholders other than the Estate to elect the Mixed Consideration, assuming all other stockholders (excluding the Company and Acquisition) were to elect the Mixed Consideration, the corresponding maximum reduction in debt of approximately $39,000 would reduce merger pro forma interest expense by approximately $2,600, would increase net income by approximately $1,500 and would increase net income per share by approximately $1,100 per share.

               MERGER PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
                                  (UNAUDITED)

                                            PRO FORMA AND
                                             SUPPLEMENTAL
                                              PRO FORMA
                                             ADJUSTMENTS
                                            TO GIVE EFFECT                        PRO FORMA
                                                  TO                             ADJUSTMENTS        MERGER
                                           THE ORGANIZATION     SUPPLEMENTAL    TO GIVE EFFECT        PRO
                                HISTORICAL   AND THE IPO         PRO FORMA     TO THE MERGER(f)    FORMA(m)
                                --------   ----------------     ------------   ----------------    ---------
Net sales...................... $192,705                          $192,705                         $ 192,705
Cost of sales..................  123,913                           123,913                           123,913
                                --------                         ---------                         ---------
  Gross profit.................   68,792                            68,792                            68,792
Operating expenses:
  Selling expenses.............   11,838                            11,838                            11,838
  General and administrative
     expenses..................   19,266       $    250(a)          19,516         $    435(g)        19,951
  Art and development costs....    5,173                             5,173                             5,173
  Non-recurring compensation in
     connection with the IPO...   15,535        (15,535)(b)             --                                --
  Special bonuses..............    4,222         (4,222)(c)             --                                --
                                --------                         ---------                         ---------
Income from operations.........   12,758                            32,265                            31,830
Interest expense, net..........    6,691         (2,228)(d)          4,463           18,445(h)        22,908
Other expense, net.............      335                               335                               335
                                --------                         ---------                         ---------
  Income before income taxes
     and minority interests....    5,732                            27,467                             8,587
Income taxes...................    1,952          9,347(e)          11,299           (7,646)(i)        3,653
Minority interests.............    1,653         (1,403)(a)            250                               250
                                --------                         ---------                         ---------
  Net income................... $  2,127                          $ 15,918                         $   4,684
                                ========                         =========                         =========

  Net income per share.........                                                                    $4,684.00

  Weighted average common
     shares outstanding........                                                                        1,000(j)

OTHER FINANCIAL DATA:
Gross margin...................     35.7%                                                               35.7%
Earnings to fixed charges(k)...      1.7x                                                                1.3x

NON-GAAP FINANCIAL DATA:
Adjusted EBITDA(l)............. $ 37,652                                                           $  37,217
Adjusted EBITDA margin.........     19.5%                                                               19.3%
Adjusted EBITDA to interest
  expense......................      5.4x                                                                1.6x

        See Notes to Merger Pro Forma Consolidated Statement of Income.

           NOTES TO MERGER PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

The pro forma financial data giving effect to the Merger have been derived by the application of pro forma, supplemental pro forma and merger pro forma adjustments to the Company's historical consolidated financial statements for the period noted. The adjustments give effect to certain events that occurred in conjunction with the Organization and the IPO and to certain events that will occur in connection with the Merger, as if those events had occurred as of January 1, 1996, including pro forma adjustments intended to present the historical results as if certain subsidiaries had terminated their treatment as S corporations for tax purposes. The Merger has been accounted for as a recapitalization, which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data giving effect to the Merger assume that no stockholders exercise appraisal rights in the Merger and that no stockholders other than the Estate elect the Mixed Consideration.

(a) To reflect $250 amortization of goodwill per annum over thirty years and the elimination of $1,403 for minority interest related to the acquisition of an additional 50% of Am-Source, Inc. as if it were acquired at the beginning of the period.

(b) To reflect reductions in compensation expense of $15,535, including stock and cash of $12,535 for payments to certain executives in connection with the termination of prior employment agreements and $3,000 for the establishment of an ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

(c) To reflect the elimination of special bonuses that will not be recurring due to the termination of certain employment agreements in connection with the IPO. No adjustments are reflected or are necessary with respect to performance-based compensation as the provisions in the employment agreements entered into in connection with the IPO would have resulted in performance-based compensation materially equivalent to that reflected in the historical accounts under the prior employment agreements.

(d) To reflect the reduction of actual interest expense assuming a repayment of $8,100 of bank loans at the actual rate in effect and loans from Mr. Svenningsen at the actual rate in effect.

(e) To provide for income taxes at a statutory rate of 40.50% on earnings as if Amscan Inc., Am-Source, Inc., and certain other subsidiaries of the Company had not been treated as S corporations during the period presented and to give effect to the tax effect of these adjustments.

(f) The pro forma adjustments to the historical Consolidated Statement of Income exclude the following items, as described in the notes to the Merger Pro Forma Consolidated Balance Sheet, (i) the write-off of $20 of deferred financing costs associated with the debt being repaid, (ii) $1,010 of debt breakage costs, (iii) $7,124 of non-recurring compensation expense to be paid by the Estate and the Svenningsen Trusts, (iv) $1,890 of non-recurring compensation expense for the redemption of Company Stock Options, and (v) $11,500 of estimated transaction fees and expenses to be incurred in connection with the Merger. Such amounts represent non-recurring expenses which the Company anticipates will be reflected in the Consolidated Statement of Income for the period in which the Merger is included.

(g) To reflect the amortization over a ten-year period of $1,125 of restricted Company Common Stock issued to an officer of the Company. (See "THE
    MERGER -- Interests of Certain Persons in the Merger").

(h) To adjust interest expense to reflect the following:

    Interest on historical debt repaid in Merger...............................  $(2,869)
    Interest expense on the Term Loan (assumed 8.50% rate).....................    9,945
    Interest expense on the Senior Subordinated Notes (assumed 9.75% rate).....   10,725
    Amortization of deferred financing costs (7 - 10 years) on new
      indebtedness.............................................................      644
                                                                                 -------
              Total adjustment.................................................  $18,445
                                                                                 =======

    For the year ended December 31, 1996, a 0.125% increase or decrease in the assumed interest rate on the Term Loan would change the merger pro forma interest expense and net income by $146 and $87, respectively.

    For the year ended December 31, 1996, a 0.125% increase or decrease in the assumed interest rate on the Senior Subordinated Notes would change the merger pro forma interest expense and net income by $138 and $82, respectively.

(i) To reflect the tax effects of the merger pro forma adjustments at a 40.50% statutory income tax rate.

(j) Merger pro forma weighted average common shares outstanding is calculated as if all stockholders other than the Estate elected the Cash Consideration offered in the Merger and as if the shares expected to be issued and outstanding after the Merger had been outstanding from the beginning of the period presented. Assumed in this calculation is the issuance of 825 shares of Company Common Stock to GSCP and 75 shares of Company Common Stock to certain officers of the Company, of which 15 shares are restricted, and the retention of 75 shares of Company Common Stock by the Estate. The merger pro forma weighted average shares outstanding excludes 10 shares of Company Common Stock to be issued to certain employees of the Company subsequent to the Merger in exchange for notes aggregating $750.

(k) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and minority interests plus fixed charges. Fixed charges consist of interest expense on all obligations, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest.

(l) "Adjusted EBITDA" represents earnings before interest, income taxes, depreciation and amortization adjusted for special bonuses, non-recurring compensation, other expenses (income), net and minority interests. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a leveraged company's ability to service and/or incur indebtedness and because management believes Adjusted EBITDA is a relevant measure of the Company's ability to generate cash without regard to the Company's capital structure or working capital needs. Adjusted EBITDA as presented may not be comparable to similarly titled measures used by other companies, depending upon the non-cash charges included. When evaluating Adjusted EBITDA, investors should consider that Adjusted EBITDA (i) should not be considered in isolation but together with other factors which may influence operating and investing activities, such as changes in operating assets and liabilities and purchases of property and equipment, (ii) is not a measure of performance calculated in accordance with generally accepted accounting principles,
    (iii) should not be construed as an alternative or substitute for income from operations, net income or cash flows from operating activities in analyzing the Company's operating performance, financial position or cash flows and (iv) should not be used as an indicator of the Company's operating performance or as a measure of its liquidity.

(m) Although the Company does not expect stockholders other than the Estate to elect the Mixed Consideration, assuming all other stockholders (excluding the Company and Acquisition) were to elect the Mixed Consideration, the corresponding maximum reduction in debt of approximately $39,000 would reduce merger pro forma interest expense by approximately $3,400, would increase net income by approximately $1,500 and would increase net income per share by approximately $1,800 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The party goods industry has experienced significant changes in both distribution channels and product offerings over the last several years. The retail distribution of party goods has begun to shift from smaller independent stores and designated departments within drug, discount or department store chains to superstores dedicated to retailing party goods. In part due to the success of the superstore channel, party goods manufacturers broadened their product lines to support the celebration of a greater number of occasions. The industry's growth has been directly affected by these changes.

     The Company's revenues have increased from $132.0 million in 1994 to $192.7 million in 1996, a compound annual growth rate of approximately 21%. The Company attributes this growth to its ability to create a broad range of unique and innovative designs for its products and to work closely with its customers to market and merchandise its products to consumers. In particular, the Company experienced significant growth with its party superstore customers. Between 1993 and 1996, sales to party superstore customers increased from $26.8 million to $85.1 million, a 47% compound annual growth rate.

     Revenues are generated from sales of approximately 14,000 stock keeping units ("SKUs") consisting of paper and plastic tableware, accessories and novelties for all occasions. Tableware (plates, cups, napkins, tablecovers and cutlery) is the Company's core product category, generating approximately 59% of revenues in 1996. Coordinated accessories (e.g., balloons and banners) and novelties (e.g., party favors) are offered to complement the Company's tableware products. To serve its customers better, the Company has made significant additions to its product line. Through increased spending on internal product development as well as through acquisitions, the Company has had a net increase of approximately 6,300 SKUs since 1991. Revenue growth primarily has been the result of increased orders from its party superstore customers (new stores and increased same-store sales), increased international sales and price increases.

     The Company's gross profit is influenced by its product mix and paper costs. Products manufactured by the Company, primarily tableware, represented approximately 50% of the Company's 1996 sales. The Company has made significant additions to its manufacturing capacity which have allowed it to improve gross margins. The Company believes that its manufacturing capabilities enable it to lower product cost, ensure product quality and be more responsive to customer demands. Paper and pulp related products are the Company's principal raw materials. The Company has historically been able to adjust its prices in response to changes in paper prices.

FINANCIAL IMPACT OF ORGANIZATION OF THE COMPANY

     In connection with the IPO in December 1996 and the Organization, certain events occurred which affected the financial position and results of the Company. The following is a discussion of these events and the related financial impact.

  Organization of Founder's Interests

     The Company was formed for the purpose of becoming the holding company for the businesses previously conducted by Amscan Inc., certain affiliated companies individually owned and independently controlled by Mr. Svenningsen, and certain affiliated companies less than 100% owned by Mr. Svenningsen, including Am-Source, Inc., the Company's supplier of plastic plates, cups and bowls. The transfer of Mr. Svenningsen's ownership in these companies in exchange for shares of Common Stock of the Company was accounted for in a manner similar to a pooling of interests and, as such, the historical cost basis of the accounts was carried over thereby not giving rise to any goodwill.

  Acquisition of Am-Source, Inc.

     The Company and the stockholders of Am-Source, Inc., other than Mr. Svenningsen, entered into an agreement pursuant to which such stockholders transferred their ownership in Am-Source, Inc. in exchange for shares of Company Common Stock. The transaction was accounted for as the purchase of the 50% ownership of Am-Source, Inc. not owned and gave rise to $7.4 million of goodwill, which is being amortized over 30 years.

  Termination of Prior Employment Agreements

     Pursuant to an agreement between Amscan Inc. and Mr. Rittenberg, the Company's President, Mr. Rittenberg entered into a new employment agreement, effective upon consummation of the IPO for a period of three years at a base compensation of approximately $220,000 per year to be increased annually by 5%. Mr. Rittenberg agreed to the termination of his prior employment agreement upon consummation of the IPO. The agreement which was terminated provided for Mr. Rittenberg to receive bonuses equal to approximately 10% of the aggregate net profits of Amscan Inc. and certain affiliates (as defined in the agreement) in each of the next three years and an amount equal to 5% of the value of Amscan Inc. in the event of a change in control or an initial public offering. In exchange for relinquishing these rights, Mr. Rittenberg received a special one-time payment of $3.5 million in cash and shares of Company Common Stock equal to approximately 3% of the total shares outstanding (excluding shares issued upon exercise of the underwriters' overallotment option) immediately following the IPO. The aggregate value paid to Mr. Rittenberg in cash and stock was $11.5 million.

     During the periods presented, certain other executives also had employment agreements which entitled them to receive a percentage of the pre-tax profits. These arrangements for Mr. Rittenberg and such other executives between 1994 and 1996 ranged from 18% to 20% of pre-tax profits in the aggregate. In conjunction with the IPO, these agreements were substantially modified and these bonus arrangements replaced by a combination of specific incentive plans and/or cash payments and stock option grants. The aggregate of the special bonuses to Mr. Rittenberg and the other executives and senior managers were $4.2 million, $2.6 million and $2.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

  Establishment of an Employee Stock Ownership Plan and Payment of Stock Bonuses

     In conjunction with the IPO, the Company incurred a compensation expense of $3.0 million for the establishment of the ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees. At the time of the IPO, there was a special one-time contribution of 250,000 shares of Company Common Stock to the ESOP, subject to reduction as described in the next sentence, allocated to participant accounts based upon a formula which was weighted based upon both years of service and compensation. To the extent that application of this formula resulted in a contribution to the ESOP on behalf of a participant which exceeded the maximum contribution permitted under applicable law, the contribution to the ESOP for such participant was reduced to the maximum permitted and the balance determined under the formula was paid to such participant in the form of a stock bonus. The ESOP will be amended in certain respects in connection with the Merger. See "THE MERGER -- Effect on Stock and Employee Benefit Matters."

  Change in Tax Status of Corporations

     Prior to the IPO, Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company were operated as S corporations for federal income and, where available, for state income tax purposes. As a result, these corporations did not record or pay any federal or state income tax except in states which do not recognize S corporation status. Following the IPO, the Company has been taxed as a C corporation under the Code (as "C corporation" is defined therein) and it is anticipated that the Company will have an effective income tax rate of approximately 40.50%. The Company has presented pro forma tax provisions and pro forma net income and per share data. These pro forma amounts represent the income tax provision and the net income of the

Company had it been a C corporation and thus subject to income tax for all periods. See the consolidated financial statements included elsewhere in this Proxy Statement/Prospectus.

  Stockholder Distributions

     As S corporations, the accumulated profits of Amscan Inc., Am-Source, Inc., and certain other subsidiaries of the Company were distributed to the stockholders through December 18, 1996, the effective date of the IPO. Net profits after the consummation of the IPO are added to the retained earnings of the Company and used to fund the capital requirements of the business. Additionally, prior to the IPO, Amscan Inc. and certain affiliates declared dividends representing distributions of accumulated profits and a return of capital. These amounts were reflected as subordinated debt and nearly all of the previous balances of subordinated debt were repaid from the net proceeds of the IPO.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Percentage of Net Sales

                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                                     -----------------
                                                                     1997        1996
                                                                     -----       -----
        Net sales..................................................  100.0%      100.0%
        Cost of sales..............................................   64.1        63.2
                                                                     -----       -----
          Gross profit.............................................   35.9        36.8
        Operating expenses:
          Selling expenses.........................................    6.0         5.9
          General and administrative expenses......................    8.2         9.6
          Art and development costs................................    2.4         2.5
          Special bonuses..........................................     --         2.2
                                                                     -----       -----
        Total operating expenses...................................   16.6        20.2
                                                                     -----       -----
          Income from operations...................................   19.3        16.6
        Interest expense, net......................................    1.6         3.1
        Other income, net..........................................   (0.1)       (0.2)
                                                                     -----       -----
          Income before income taxes and minority interests........   17.8        13.7
        Income tax expense.........................................    7.2         0.5
        Minority interests.........................................    0.1         0.9
                                                                     -----       -----
          Net income...............................................   10.5%       12.3%
                                                                     =====       =====

  Net Sales

     Net sales for the nine months ended September 30, 1997 were $161.3 million, an increase of 9.7% over the nine months ended September 30, 1996. Sales to national accounts totaled $84.2 million, or 22.1% higher than in the corresponding period in 1996, principally as a result of sales to the party goods superstore channel. Sales to international customers increased $1.6 million, contributing 11% to sales growth. Also contributing to the increase in sales was the Company's marketing strategy of continually offering new products, as well as new designs and themes for existing products. For 1997, the Company added approximately 600 SKUs to its product line.

  Gross Profit

     Gross profit for the nine months ended September 30, 1997 was $57.8 million, an increase of $3.7 million over the same period in 1996. As a percent of sales, gross profit decreased for the first nine months of 1997 to

35.9% from 36.8% over the corresponding period in 1996 as a result of an increase in manufacturing capacity and the addition of a new distribution facility, which created near-term excess capacity.

  Selling Expenses

     Selling expenses of $9.6 million for the nine months ended September 30, 1997 increased by $0.9 million and as a percentage of net sales to 6.0% as compared to 5.9% in the corresponding period in 1996, primarily due to the expansion of foreign operations.

  General and Administrative Expenses

     General and administrative expenses of $13.2 million for the nine months ended September 30, 1997 decreased $0.9 million as compared to the corresponding period in 1996. As a percentage of net sales, general and administrative expenses decreased to 8.2% from 9.6%. The decrease is primarily attributable to non-recurring costs incurred in the second quarter of 1996 associated with the move to new corporate offices and additional personnel costs, including relocation and recruitment. General cost reduction efforts in 1997 were offset by increases in bad debt expense.

  Art and Development Costs

     Art and development costs of $3.9 million for the nine months ended September 30, 1997 decreased slightly to 2.4% of net sales during the nine months ended September 30, 1997 from 2.5% for the corresponding period of 1996. In 1996, the Company significantly expanded its creative and new product development staff and internal development capabilities. The continued investment in art and development expenditures in 1997 reflects the Company's strategy to remain a leader in product quality and development.

  Special Bonuses

     The employment agreements which gave rise to special bonuses during the first nine months of 1996 were substantially modified at the time of the IPO in December 1996 to eliminate future special bonus payments. Such bonuses, which were based entirely upon the pre-tax income of Amscan Inc. and certain affiliates, were $3.3 million or 2.2% of net sales for the nine months ended September 30, 1996.

  Interest Expense, Net

     Interest expense, net, decreased by $1.9 million to $2.7 million for the nine months ended September 30, 1997 over the corresponding period in 1996, as the net proceeds received from the issuance of Common Stock in December 1996 and January 1997 in connection with the IPO were used to reduce indebtedness under the Company's line of credit and to repay subordinated debt.

  Income Taxes

     Income tax expense was $11.6 million for the nine months ended September 30, 1997 determined based upon an estimated consolidated effective income tax rate of 40.5% for the year ending December 31, 1997. Prior to the IPO, Amscan Inc., Am-Source, Inc., and certain other subsidiaries of the Company were taxed as Subchapter S corporations for federal income tax and, where available, for state income tax purposes. Accordingly, these entities were not subject to federal and state income taxes, except in states which do not recognize Subchapter S corporation status. In connection with the IPO, these subsidiaries became subject to federal and state income taxes. The amounts shown as income taxes for the nine months ended September 30, 1996 consisted principally of foreign taxes.

  Minority Interests

     Minority interests of $0.1 million and $1.2 million for the nine months ended September 30, 1997 and 1996, respectively, represent the portion of income of the Company's subsidiaries attributable to equity ownership not held by the Company. In addition to the minority interests of certain foreign entities, the minority interests for the nine months ended September 30, 1996 included a 50% minority interest in Am-Source, Inc. On December 18, 1996, the Company acquired the remaining minority interest in Am-Source, Inc.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Percentage of Net Sales

                                                                         YEARS ENDED
                                                                        DECEMBER 31,
                                                                       ---------------
                                                                       1996      1995
                                                                       -----     -----
        Net sales....................................................  100.0%    100.0%
        Cost of sales................................................   64.3      64.9
                                                                       -----     -----
          Gross profit...............................................   35.7      35.1
        Operating expenses:
          Selling expenses...........................................    6.1       7.4
          General and administrative expenses........................   10.0       9.1
          Art and development costs..................................    2.7       2.5
          Non-recurring compensation in connection with the IPO......    8.1
          Special bonuses............................................    2.2       1.5
                                                                       -----     -----
        Total operating expenses.....................................   29.1      20.5
                                                                       -----     -----
          Income from operations.....................................    6.6      14.6
        Interest expense, net........................................    3.4       3.4
        Other expense (income), net..................................    0.2      (0.2)
                                                                       -----     -----
          Income before income taxes and minority interests..........    3.0      11.4
        Income taxes.................................................    1.0       0.4
        Minority interests...........................................    0.9       0.6
                                                                       -----     -----
                  Net income.........................................    1.1%     10.4%
                                                                       =====     =====

  Net Sales

     Net sales for the year ended December 31, 1996 were $192.7 million, an increase of 15.1% over the year ended December 31, 1995 in which net sales were $167.4 million. Increased sales to national accounts, principally party superstores, accounted for $21.9 million or 87% of this increase. Also contributing to this sales increase was the impact of the Company's marketing strategy of continually offering new products as well as new designs and themes for existing products. In 1996, the Company's product line included approximately 14,000 SKUs compared with approximately 13,400 SKUs in 1995. Selling price increases related to core products (paper plates, napkins, cups and tablecovers) in response to higher paper costs accounted for approximately 6 percentage points of the 15.1% increase in net sales between the periods. Increased sales to international customers accounted for $3.3 million of the increase in net sales.

  Gross Profit

     Gross profit increased $10.0 million for the year ended December 31, 1996 compared to 1995, and improved as a percentage of sales from 35.1% to 35.7%. Higher selling prices in response to prior period increases in paper costs as well as lower product costs resulting from the Company's continued vertical integration of manufacturing operations, offset in part by the cost of added distribution facilities, were the primary reasons for this improvement in margins.

  Selling Expenses

     Selling expenses were lower by $0.4 million for the year ended December 31, 1996 compared to 1995, and declined as a percentage of net sales from 7.4% to 6.1%. The primary reason for the percentage decline was the

Company's ability to increase sales to its party superstore customers while not significantly increasing its sales costs associated with those accounts.

  General and Administrative Expenses

     General and administrative expenses increased $4.3 million for the year ended December 31, 1996 compared to 1995. As a percentage of net sales, general and administrative expenses increased from 9.1% to 10.0%. This increase is principally attributable to an increase in the provision for bad debts of $1.7 million or 0.9% of net sales related to a significant increase in the Company's accounts receivable and increased occupancy costs of $0.5 million or 0.3% of net sales related to the Company's new corporate offices. Also contributing to this increase are non-recurring costs related to the development of a new business management computer system of $1.2 million or 0.6% of net sales as well as one-time costs associated with the move to the new corporate offices of $0.3 million or 0.2% of net sales and additional personnel costs including relocation and recruitment costs of $0.3 million or 0.2% of net sales.

  Art and Development Costs

     Art and development costs increased $0.9 million for the year ended December 31, 1996 compared to 1995. As a percentage of net sales, art and development costs increased from 2.5% to 2.7%. The Company significantly expanded its creative and new product development staff and internal development capabilities in the middle of 1995 which resulted in a substantial increase in art and development costs which were incurred during all of 1996. The increase in art and development expenditures reflects the Company's strategy to remain a leader in product quality and development.

  Non-recurring Compensation

     In conjunction with the IPO, the Company recorded non-recurring compensation of $15.5 million in 1996 related to stock and cash payments of $12.5 million to certain executives in connection with the termination or modification of employment agreements and $3.0 million for the establishment of an ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

  Special Bonuses

     Special bonuses, which were based entirely upon the Company's pre-tax income, increased by $1.6 million for the year ended December 31, 1996 compared to 1995. The employment agreements which gave rise to these bonuses were substantially modified to eliminate these special bonus payments in the future.

  Income from Operations

     Due to the non-recurring compensation of $15.5 million and the other factors discussed above, income from operations decreased $11.9 million to $12.8 million in 1996 from $24.7 million in 1995. As a percentage of net sales, income from operations decreased from 14.6% in 1995 to 6.6% in 1996.

  Interest Expense, net

     Interest expense, net increased by $0.9 million to $6.7 million in 1996, reflecting slightly higher borrowings associated with increased working capital (primarily inventory and accounts receivable) needed to support the increased volume of sales, offset in part by a lower effective interest cost associated with the Company's revised revolving credit agreement, which was entered into in September 1995.

  Income Taxes

     Prior to the IPO, Amscan Inc., Am-Source, Inc. and certain other subsidiaries of the Company were taxed as S corporations for federal income tax and, where available, for state income tax purposes. Accordingly, these entities were not subject to federal and state income taxes except in states which do not recognize S corporation status. In connection with the IPO, these subsidiaries became subject to federal and state income taxes. The amounts shown as income taxes in 1996 consist principally of foreign taxes and a one-time charge of $0.8 million related to the establishment of deferred taxes in connection with the change in tax status.

  Minority Interests

     Minority interests represent the portion of income of the Company's subsidiaries attributable to equity ownership not held by Amscan Holdings, Inc. In addition to the minority interests of certain foreign entities, these amounts include the minority interest of Am-Source, Inc. through December 18, 1996, the date the Company acquired the 50% not owned by Mr. Svenningsen.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Percentage of Net Sales

                                                                         YEARS ENDED
                                                                        DECEMBER 31,
                                                                       ---------------
                                                                       1995      1994
                                                                       -----     -----
        Net sales....................................................  100.0%    100.0%
        Cost of sales................................................   64.9      65.7
                                                                       -----     -----
          Gross profit...............................................   35.1      34.3
        Operating expenses:
          Selling expenses...........................................    7.4       8.5
          General and administrative expenses........................    9.1      11.0
          Art and development costs..................................    2.5       2.1
          Special bonuses............................................    1.5       1.7
                                                                       -----     -----
        Total operating expenses.....................................   20.5      23.3
                                                                       -----     -----
          Income from operations.....................................   14.6      11.0
        Interest expense, net........................................    3.4       2.9
        Other (income) expense, net..................................   (0.2)      0.1
                                                                       -----     -----
          Income before income taxes and minority interests..........   11.4       8.0
        Income taxes.................................................    0.4       0.4
        Minority interests...........................................    0.6       0.1
                                                                       -----     -----
          Net income.................................................   10.4%      7.5%
                                                                       =====     =====

  Net Sales

     Net sales for the year ended December 31, 1995 were $167.4 million, an increase of 26.8% over 1994 when net sales were $132.0 million. Increased sales to party superstores accounted for $23.3 million or 66% of this increase. The number of retail outlets represented by these accounts increased to 886 in 1995 from 720 in 1994. Also contributing to this net sales increase was the impact of the Company's marketing strategy of continually offering new products as well as new designs and themes for existing products. In 1995, the Company's product line included over 13,400 SKUs compared to approximately 11,000 SKUs in 1994. Selling price increases related to core products (paper plates, napkins, tablecovers and cups) in response to higher paper costs, accounted for approximately 5 percentage points of the 26.8% of the year-over-year increase in net sales. Increased sales to international customers accounted for $4.3 million of the increase in net sales in 1995 compared to 1994.

  Gross Profit

     Gross profit increased by $13.5 million from 1994 to 1995, and improved as a percentage of net sales from 34.3% to 35.1%. The gross profit margin improvement resulted primarily from the increased vertical integration of the Company's tableware manufacturing operations. During 1995, the Company added several new pieces of equipment including two printing presses which enabled it to expand its manufacturing capacity.

In addition, gross profit improved as a result of increased leveraging of existing distribution facilities and improved purchasing of nonmanufactured products.

  Selling Expenses

     Selling expenses increased by $0.9 million from 1994 to 1995, but declined as a percentage of net sales from 8.5% to 7.4%. The primary reason for the percentage decline was the Company's ability to increase sales to its party superstore customers, while not significantly increasing its sales costs associated with these accounts.

  General and Administrative Expenses

     General and administrative expenses increased by $0.5 million from 1994 to 1995, primarily as a result of modest wage increases partially offset by decreased provisions for bad debts. During 1994, the Company sustained a larger amount of write-offs due to two large accounts which filed for bankruptcy. As a percentage of net sales, general and administrative expenses declined from 11.0% in 1994 to 9.1% in 1995. The Company was able to leverage its administrative resources while supporting the increased sales.

  Art and Development Costs

     Art and development costs increased $1.5 million from 1994 to 1995. As a percentage of net sales, art and development costs increased from 2.1% in 1994 to 2.5% in 1995. The Company significantly expanded its creative and new product development staff and internal development capabilities in 1995, which resulted in a substantial increase in art and development costs in the second half of 1995. The increase in such expenses reflects the Company's strategy of remaining a leader in product quality and development.

  Special Bonuses

     Special bonuses, which were based upon the Company's pre-tax income, increased in 1995 over 1994. The special bonus in 1994 included special one-time bonuses of approximately $0.8 million associated with the partial acquisition of Am-Source, Inc. In connection with the IPO, the employment agreements which gave rise to these bonuses were substantially modified to eliminate the special bonus payments.

  Income from Operations

     The factors discussed above contributed to the increase in income from operations of 69.9% to $24.7 million in 1995 from $14.5 million in 1994. As a percentage of net sales, income from operations increased from 11.0% in 1994 to 14.6% in 1995.

  Interest Expense, Net

     Interest expense, net increased by $1.9 million to $5.8 million from 1994 to 1995, reflecting higher borrowings associated with increased working capital (primarily from inventory and accounts receivable) needed to support the increased volume of sales, as well as an increase in the Company's average effective rate for borrowed money from 7.5% to 8.3%.

  Income Taxes

     Amscan Inc., Am-Source, Inc., and certain other subsidiaries of the Company and SSY Realty Corp. elected to be taxed as S corporations for federal income and, where available, for state income tax purposes. Accordingly, these entities were not subject to federal income taxes prior to the IPO except in states which do not recognize S corporation status. In connection with the IPO, these subsidiaries terminated their S corporation status and, accordingly, are subject to federal and state income taxes. The amounts shown as income taxes consist principally of foreign taxes.

  Minority Interests

     Minority interests represent the portion of income attributable to equity ownership not held by Mr. Svenningsen. In addition to the minority interests of certain foreign entities, these amounts include the minority interest of Am-Source, Inc. prior to its acquisition by the Company.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its growth since 1994 principally through cash flow generated from operations, the use of operating leases, increases in its revolving line of credit borrowings and increases in long-term debt, including debt owed to Mr. Svenningsen. The net proceeds from the IPO were used to reduce indebtedness under the Company's line of credit and to repay subordinated debt.

     In May 1997, the Company entered into a $15 million term loan arrangement with a bank and terminated its then existing revolving credit facility, repaying all amounts outstanding thereunder. The term loan is unsecured and currently bears interest at LIBOR plus 0.30% (5.9% at September 30, 1997). The interest rate spread is determined annually, based on the Company's financial position. Payments of principal and interest under the new loan arrangement are made on a quarterly basis through June 30, 2002. Additionally, the new arrangement requires the Company to comply with certain covenants including the maintenance of financial ratios. At September 30, 1997, the Company was in compliance with all such covenants. At September 30, 1997, the Company had uncommitted lines of credit with various banks which provided $40.0 million of additional borrowing capacity at market rates of interest. At September 30, 1997, $9.6 million was outstanding under such facilities, bearing interest at 6.2%.

     Upon consummation of the Merger, the current term loan arrangement and the uncommitted lines of credit will be terminated and the Company will enter into the Merger Financings. As of September 30, 1997, after giving pro forma effect to the Merger and the Merger Financings and the application of the net proceeds therefrom, the Company would have had (i) $237.8 million of consolidated indebtedness and (ii) $95.3 million of consolidated stockholders' deficiency. The Company's significant debt service obligations following the Merger could, under certain circumstances, have material consequences to security holders of the Company. See "THE MERGER -- Merger Financings" and "RISK
FACTORS -- Substantial Leverage."

     In order to fund the payment of the cash portion of the Merger consideration, to refinance certain existing outstanding indebtedness of the Company, to pay transaction costs incurred in connection with the Merger, and for general corporate purposes the Company is issuing $110 million of senior subordinated debt and will enter into a $167 million bank credit agreement, providing for borrowings in the aggregate principal amount of approximately $117 million under a term loan and revolving loan borrowings of $50 million under a revolving credit facility. The revolving credit facility will, subject to a borrowing base, be available to fund the working capital requirements of the Company.

     Based upon the current level of operations and anticipated growth, the Company anticipates that its operating cash flow, together with available borrowings under the new credit agreement, will be adequate to meet its anticipated future requirements for working capital and operating expenses and to service its debt requirements as they become due. However, the Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness and to satisfy its other obligations will depend upon its future performance, which, to a certain extent, will be subject to general economic, financial, competitive, business and other factors beyond its control.

     Management believes that additions to plant and equipment during the past 3 years provide adequate capacity to support its operations for at least the next 12 months. As of September 30, 1997 the Company did not have material commitments for capital expenditures. For a discussion of how the Merger Financings to be entered into in connection with the Merger may affect the Company's ability to make capital expenditures following the Merger, see "RISK FACTORS -- Substantial Leverage."

  Cash Flow Data -- Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Net cash provided by operating activities increased by $6.9 million to $8.5 million for the nine months ended September 30, 1997 as compared to the same period in 1996, primarily as a result of decreased working capital levels. Net cash used in investing activities increased by $1.2 million to $6.8 million for the nine months ended September 30, 1997 over the comparable period in 1996, and consisted primarily of capital expenditures. Net cash used in financing activities totaled $2.5 million for the nine months ended September 30, 1997 as repayments of bank and other indebtedness exceeded net proceeds of $4.5 million received from the sale of Company Common Stock to cover the exercise of the underwriters' over-allotment option and proceeds under the new loan arrangements.

  Balance Sheet Data -- September 30, 1997 Compared to December 31, 1996

     Accounts receivable, net, increased $18.9 million to $56.3 million at September 30, 1997 from $37.4 million at December 31, 1996. This increase is principally due to the increased sales and customary extended payment terms offered on seasonal sales during the third quarter. Third quarter sales are generally the highest of the year primarily due to the shipment of certain seasonal holiday merchandise. During September 1997, the Company entered into an agreement to convert $4.0 million of trade accounts receivable from one of its two largest customers into an equity interest. The Company subsequently transferred 50% of this interest to the Estate in full satisfaction of $2.0 million of obligations. The remaining equity interest is included in other assets at September 30, 1997.

     Inventories increased $3.0 million to $48.7 million at September 30, 1997 from $45.7 million at December 31, 1996 due to seasonality of inventory levels.

     Deposits and other current assets decreased $1.7 million to $9.7 million at September 30, 1997 from December 31, 1996, principally due to a reduction in deposits for the manufacture of equipment to be leased.

     Property, plant and equipment, net, increased $2.5 million to $37.2 million at September 30, 1997 from $34.7 million at December 31, 1996. The increase represents the acquisition of certain domestic manufacturing and warehouse equipment, partially offset by depreciation.

     Loans and notes payable decreased $19.3 million to $10.0 million at September 30, 1997 from December 31, 1996, reflecting the repayment of borrowings under the Company's previous revolving credit line, which was financed by advances under the Company's uncommitted facilities and the new term loan.

     Income taxes payable increased $5.6 million to $6.5 million at September 30, 1997 from December 31, 1996. This increase is primarily due to the change in tax status. In connection with the IPO on December 18, 1996, Amscan Inc., Am-Source, Inc., and other subsidiaries of the Company terminated their S corporation status, and accordingly became subject to federal and state income taxes.

     Third-party long-term financings for the nine months ended September 30, 1997 consisted primarily of borrowings under the previously mentioned term loan and long-term loans secured by real property, machinery and equipment.

     Common Stock and additional paid-in capital increased by $4.5 million as a result of the exercise of the underwriters' over-allotment option.

  Cash Flow Data -- Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net cash provided by operating activities increased by $7.6 million to $12.3 million in the year ended December 31, 1996 from $4.7 million in the year ended December 31, 1995 as a result of the decreased rate of growth in inventories and other assets, partially offset by increases in deposits paid on purchased equipment and a decrease in net income before depreciation and amortization. Net cash used in investing activities of $7.6 million increased by $3.1 million from 1995 because of increased capital expenditures. Net cash used in financing activities increased by $6.1 million to $6.0 million in 1996 due to increases in stockholder distributions, repayment of bank debt and subordinated debt partially offset by net proceeds from the IPO.

     Third party financings for 1996 consisted primarily of borrowings under credit and long-term loans secured by machinery and equipment. The Company used net proceeds from the IPO to repay debt owed to the banks and to Mr. Svenningsen in 1996. The Company used $8.9 million of the cash in 1996 to fund its working capital needs, which consisted primarily of increases in accounts receivable and deposits on machinery and equipment.

     In 1996, the Company distributed $23.4 million, compared to $11.0 million in 1995, to stockholders, of which $1.4 million in 1996 and $4.0 million in 1995 was reinvested in the Company as debt payable to stockholders. The distributions in 1996 were funded by net proceeds from the IPO and represented accumulated earnings and the return of previously provided capital.

     In 1996 and 1995, the Company acquired $11.0 million and $4.5 million, respectively, of machinery and equipment, which was financed by long-term debt and borrowings under the Company's revolving credit facility, and entered into operating leases for additional machinery and equipment totaling $10.8 million in 1996 and $7.4 million in 1995.

  Balance Sheet Data -- December 31, 1996 Compared to December 31, 1995

     Accounts receivable, net increased $5.5 million to $37.4 million at December 31, 1996 from $31.9 million at December 31, 1995. This increase is due principally to increased sales.

     Deposits and other assets increased $8.4 million to $11.4 million at December 31, 1996 from December 31, 1995. This increase is due principally to deposits placed, offset by the related advances received, in connection with various operating leases for manufacturing and warehouse equipment as well as office equipment and computer software and to the establishment of a deferred tax asset resulting from the change in tax status.

     Property, plant and equipment, net increased $5.5 million to $34.7 million at December 31, 1996 from $29.2 million at December 31, 1995. This increase is primarily due to manufacturing and warehouse equipment acquired, partially offset by depreciation.

     Intangible assets, net increased $7.1 million on December 31, 1996 from December 31, 1995 primarily due to goodwill recorded in connection with the acquisition of the remaining 50% of Am-Source, Inc.

     Loans and notes payable decreased $8.5 million to $29.3 million at December 31, 1996. Subordinated and other debt due to stockholders decreased $17.1 million to $1.4 million at December 31, 1996. The decreases resulted from the repayment of bank debt and subordinated debt funded by net proceeds from the IPO.

     Long-term debt, including current installments, increased $3.1 million to $17.6 million at December 31, 1996 primarily because of loans used to acquire machinery and equipment.

     Common stock increased $1.7 million to $2.1 million at December 31, 1996 due to the exchange of shares issued in 1996. These shares include the shares issued to Mr. Svenningsen and others in connection with the Organization, the shares issued in the IPO and the shares issued in connection with the establishment of the ESOP, the payment of stock bonuses and the acquisition of the remaining 50% of Am-Source, Inc.

     Additional paid-in capital increased $52.4 million to $61.5 million as of December 31, 1996 primarily due to the net proceeds from the IPO, and other shares issued in connection with the IPO, partially offset by the return of previously provided capital and a reduction in additional paid-in capital resulting from the exchange of shares in the Organization.

  Cash Flow Data -- Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Net cash provided by operating activities decreased by $0.4 million to $4.7 million in 1995 from $5.1 million in 1994. This slight decrease was primarily attributable to increases in accounts receivable and inventories, offset by increases in accounts payable and accrued expenses and net income before depreciation and amortization. Net cash used in investing activities decreased $2.8 million from $7.3 million to $4.5 million due to reduced capital expenditures. Net cash provided by financing activities decreased $2.6 million from

$2.7 million to $0.1 million due to an increase in stockholder distributions partially offset by an increase in loans, notes payable and long-term indebtedness.

     The Company generated $10.0 million and $3.9 million from third-party financings and $1.2 million and $6.3 million from financings with Mr. Svenningsen in 1995 and 1994, respectively. Financings in 1995 consisted primarily of long-term loans secured by machinery and equipment and borrowings under revolving credit facilities, while financings in 1994 consisted primarily of bankers acceptances and borrowings under revolving credit facilities. The Company used $18.6 million of cash in 1995 and $11.2 million of cash in 1994 to fund its working capital needs, which consisted primarily of increases in accounts receivable and inventory.

     In 1995, the Company distributed $11.0 million, compared to $7.5 million in 1994, to stockholders, of which $4.0 million in 1995 and $6.3 million in 1994 was reinvested in the Company as debt payable to stockholders. The remainder of these distributions was used principally for the payment of the stockholders' taxes. The increase from 1994 to 1995 was due to increased earnings of those corporations, taxable to the stockholders.

     In 1994, the Company acquired $8.0 million of machinery and equipment which was financed primarily by borrowings under the Company's revolving credit facilities and $4.0 million of which was refinanced through long-term loans early in 1995.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 -- Earnings per Share, effective for interim and annual periods ending after December 15, 1997. The Company does not believe that the impact of SFAS No. 128 will have a significant impact on its earnings per share calculation.

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes requirements for disclosure of comprehensive income. The new standard becomes effective for the Company's fiscal year 1998 and requires reclassification of earlier financial statements for comparative purposes.

     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and requires disclosure of selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. The new standard becomes effective for the Company's fiscal year 1998 and requires that comparative information from earlier years be restated to conform to the requirements of this standard. The Company does not believe any substantial changes to its disclosures will be made at the time SFAS No. 131 is adopted.

     Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the financial statements of the Company.

QUARTERLY RESULTS

     As a result of the seasonal nature of certain of the Company's products, the quarterly results of operations may not be indicative of those for a full year. Third quarter sales are generally the highest of the year due to a combination of increased sales to consumers of the Company's products during summer months as well as initial shipments of seasonal holiday merchandise as retailers build inventory. Conversely, fourth quarter sales are generally lower as retailers sell through inventories purchased during the third quarter. The overall growth rate of the Company's sales in recent years has offset, in part, this sales variability. Promotional activities, including special dating and pricing terms, particularly with respect to Halloween and Christmas products, result in generally lower margins and profitability in the fourth quarter, as well as higher accounts receivables balances and associated higher interest costs to support these balances. The following table sets forth the historical net sales and income (loss) from operations of the Company for 1997, 1996 and 1995 by quarter.

                                                                    QUARTER ENDED
                                                -----------------------------------------------------
                                                MARCH 31     JUNE 30     SEPTEMBER 30     DECEMBER 31
                                                --------     -------     ------------     -----------
1997
Net sales.....................................  $53,176      $49,225       $ 58,885
Income from operations........................   10,029        9,306         11,777
1996
Net sales.....................................  $47,258      $45,714       $ 54,036         $45,697
Income (loss) from operations.................    7,586        7,563          9,223         (11,614)(a)
1995
Net sales.....................................  $39,376      $41,046       $ 47,892         $39,089
Income from operations........................    6,492        6,350          9,120           2,707(b)

---------------
(a) Included in fourth quarter results in 1996 are non-recurring compensation expenses of $15.5 million, including stock and cash payments of $12.5 million to certain executives in connection with the termination or modification of prior employment agreements and $3.0 million for the establishment of an ESOP for the benefit of the employees of Amscan Inc. and the payment of stock bonuses to certain of such employees.

(b) In addition to the seasonal variability described above, income from operations for the fourth quarter of 1995 was adversely affected by the impact of higher paper costs for which selling price adjustments were implemented in the first quarter of 1996. Income from operations for this quarter were also adversely affected by additional bad debt reserves (approximately $0.5 million) and additional computer system expenses (approximately $0.5 million).

                                  THE COMPANY

GENERAL

     The Company designs, manufactures and distributes decorative party goods, offering one of the broadest and deepest product lines in the industry. The Company's products, consisting of approximately 14,000 SKUs, include paper and plastic tableware (such as plates, napkins, tablecovers, cups and cutlery), accessories (such as invitations, thank-you cards, table and wall decorations and balloons) and novelties (such as games and party favors). The Company's products are sold to party goods superstores, independent card and gift retailers, mass merchandisers and other distributors which sell the Company's products in more than 20,000 retail outlets throughout the world, including North America, Australia, the United Kingdom, Germany and Sweden. The Company operates in a single industry segment.

     The Company, which completed its initial public offering in December 1996, was organized on October 3, 1996 to become the holding company for the businesses previously conducted by the Company's principal subsidiary, Amscan Inc. and certain affiliated companies. These affiliates included Trisar, Inc., which manufactures and distributes certain of the Company's products, Amscan Distributors (Canada) Ltd. and Amscan Svenska AB, each of which distributes the Company's products, JCS Realty Corp. and SSY Realty Corp., each of which owns certain real estate leased to the Company, Am-Source, Inc., the Company's supplier of plastic plates, cups and bowls, and certain companies located in Great Britain, Australia, Germany and Mexico which distribute the Company's products. The business of Amscan Inc. was founded by Mr. Svenningsen and his family in 1947.

     The Company designs, manufactures and markets party goods for a wide variety of occasions including seasonal holidays, special events and themed celebrations. The Company's seasonal ensembles enliven holiday parties throughout the year, including New Year's, Valentine's Day, St. Patrick's Day, Easter, Passover, Fourth of July, Halloween, Thanksgiving, Hanukkah and Christmas. The Company's special event ensembles include birthdays, christenings, first communions, bar mitzvahs, confirmations, graduations, bridal and baby showers and anniversaries, while its theme-oriented ensembles include Hawaiian luaus, Mardi Gras and '50s rock-and-roll parties. The Company currently offers over 250 product ensembles, generally containing 30 to 150 coordinated items. These ensembles comprise a wide variety of products to accessorize a party including matching invitations, tableware, decorations, party favors and thank-you cards.

     The Company's sales and cash flows have grown substantially over the past five years. From 1991 to 1996, sales and Adjusted EBITDA (adjusted for non-recurring items, other expenses (income), net, and minority interests) have grown at compound annual rates of 20.1% and 27.9%, respectively. During the same period, Adjusted EBITDA margins increased from approximately 14% to 20%, due in part to achieving greater economies of scale in manufacturing and distribution and significantly reducing selling expenses as a percentage of sales. Sales and Adjusted EBITDA for the twelve months ended September 30, 1997 were $207.0 million and $42.0 million, respectively, representing an Adjusted EBITDA margin of approximately 20.3%.

     In addition to its long-standing relationships with independent card and gift retailers, the Company is a leading supplier to the rapidly growing party superstore distribution channel. Party superstores provide consumers with a one-stop source for all of their party needs, generally at discounted prices. The retail party goods business has historically been fragmented among independent stores and drug, discount or department store chains. However, according to industry analysts, there has been a significant shift of sales since 1990 to party superstores.

     Company sales to superstores represented approximately 44% of total net sales in 1996. While the number of party superstores that the Company supplies has grown at a compound annual growth rate ("CAGR") in excess of 20% from 1993 to 1996, the Company's sales to superstores have grown by a 47% CAGR during the same period. With the Company's products occupying an increasing share of superstore shelf space in many product categories, the Company believes it is well positioned to take advantage of continued growth in the party superstore channel.

                 [STRONG REVENUE AND EBITDA GROWTH BAR GRAPHS]

PARTY GOODS INDUSTRY OVERVIEW

     According to industry analyst reports, in 1996, the U.S. decorative party goods industry (including tableware, accessories, and novelties) generated approximately $3.5 billion in retail sales in 1996 and has grown approximately 10% annually over the past several years. The Company believes this growth is driven by several factors including favorable demographics and consumer spending patterns, the emergence of the party superstore channel, and growth in the number of party events celebrated and party products available to consumers.

     The Company believes that demographic trends favor continued growth in decorative party goods sales. According to the United States Bureau of the Census ("The Census Bureau"), between 1997 and 2005, population in the 10-19 year old age bracket is expected to increase by approximately 10%, and population in the 20-24 year old age bracket is expected to increase by approximately 15%. This suggests an increase in celebrations revolving around teenagers and young adults including confirmations, bar mitzvahs, graduations and bridal and baby showers. In addition, the 45-54 year old age bracket is expected to increase by over 20% by 2005. According to The Census Bureau and the United States Bureau of Labor Statistics, in 1995, the 45-54 year old age group enjoyed the highest median household income and spent the most money on entertainment. The Company believes that this population segment is a key buying group of party goods for children and grandchildren, as well as products for adult milestone events including birthdays, anniversaries and retirements.

     Another factor contributing to growth in the decorative party goods industry has been the emergence of party goods superstores which, according to industry analysts, are poised for expansion as national penetration continues. The Company believes that superstores are popular among consumers because of the large variety of merchandise and substantial discounts they offer. Industry analysts report that, over the past several years, the marketplace has begun to accept a move toward the party goods superstore merchandising concept, similar to earlier merchandising shifts in such product categories as toys, office supplies, home furnishings and home improvements.

     The Company believes that party goods sales volumes have also increased, in part, as a result of:

     - the creation of new product ensembles both in response to consumer demand and as a means of stimulating customer purchases;

     - the broadening of product lines through the addition of new items and new accessories within ensembles;

     - larger retail environments allowing retailers to employ marketing techniques which result in increased average sales per customer; and

     - the celebration of an increased number of party themes and events, such as Hawaiian luaus, Mardi Gras and '50s rock-and-roll parties.

     The Company believes that by introducing products for new types of celebrations, offering multiple product ensembles for individual celebrations (such as multiple Halloween or birthday ensembles) and increasing the number of "add-on" accessories, party goods suppliers have increased the frequency and volume of consumer purchases of decorative party goods.

PRODUCT DESIGN

     The Company's 70-person in-house design staff produces and manages the Company's party goods. From the designs and concepts developed by the Company's artists, the Company selects those it believes best to replace approximately one-third of its designed product ensembles each year. For 1997, the Company introduced approximately 50 new ensembles.

MANUFACTURED AND PURCHASED PRODUCTS

     Items manufactured by the Company accounted for approximately 50% of the Company's sales in 1996. State-of-the-art printing, forming, folding and packaging equipment support the Company's manufacturing operations. Company facilities in New York, Kentucky, Rhode Island and California produce paper and plastic plates, napkins, cups and other party and novelty items. This vertically-integrated manufacturing capability for many of its products allows the Company the opportunity to better control costs and monitor product quality, manage inventory investment and provide efficiency in order fulfillment.

     The Company generally uses its manufacturing equipment on the basis of at least two shifts per day in order to lower its production costs per item. In addition, the Company manufactures products for third parties allowing the Company to maintain a satisfactory level of equipment utilization.

     The principal raw material used by the Company in its products is paper. The Company has historically been able to change its product prices in response to changes in raw materials costs. While the Company currently purchases such raw materials from a relatively small number of sources, paper is available from a number of sources. The Company believes its current suppliers could be replaced by the Company without adversely affecting its operations in any material respect.

     The Company sources the remainder of its products from independently-owned manufacturers, many of whom are located in the Far East and with whom the Company has longstanding relationships. The two largest such suppliers operate as exclusive suppliers to the Company and represent relationships which have been in place for more than ten years. The Company believes that the quality and price of the products manufactured by these suppliers provide a significant competitive advantage. The Company's business, however, is not dependent upon any single source of supply for products manufactured for the Company by third parties.

THE SELLING PROCESS

     The Company's principal sales and marketing efforts are conducted through a domestic direct employee sales force of approximately 60 professionals servicing over 5,000 retail accounts. These professionals have, on average, been affiliated with the Company for approximately five years. In addition to this seasoned sales team, the Company utilizes a select group of manufacturers' representatives to handle specific account situations. International customers are generally serviced by employees of the Company's foreign subsidiaries. To support its marketing effort, the Company produces three separate product catalogues annually, two for seasonal products and one for everyday products.

     From 1991 to 1996, the Company significantly reduced selling, general and administrative expenses as a percentage of sales, largely because of a proportionate decrease in selling expenses.

                         [SG&A AS % OF REVENUES GRAPH]

     The Company's practice of including party goods retailers in all facets of the Company's product development is a key element of the Company's sales and marketing efforts. The Company targets important consumer preferences by integrating its own market research with the input of party goods retailers in the creation of its designs and products. In addition, the sales organization assists customers in the actual setup and layout of displays of the Company's products, and, from time to time, the Company also provides customers with promotional displays.

DISTRIBUTION AND SYSTEMS

     The Company ships its products from distribution warehouses which employ computer assisted systems. Nonseasonal products are shipped either from California or New York to provide fast delivery of goods to party goods retailers at economical freight costs. In order to better control inventory investment, seasonal products are shipped out of a central warehouse located in New York. Products for foreign markets are shipped from the Company's distribution warehouses in Canada, Mexico, England and Australia.

     Many of the Company's sales orders are generated electronically through hand-held units with which the sales force and many customers are equipped. Specifically, orders are entered into the hand-held units and then transmitted over telephone lines to the Company's mainframe computer, where they are processed for shipment. This electronic order entry expedites the order processing which in turn improves the Company's ability to fill customer merchandise needs accurately and quickly.

COMPETITION

     The Company competes on the basis of diversity and quality of its product designs, breadth of product line, product availability, price, reputation and customer service. The Company has many competitors with respect to one or more of its products. The Company believes that there are few competitors which manufacture and distribute products with the complexity of design and breadth of product offerings that the

Company does. Furthermore, the Company believes that its design and manufacturing processes create an efficiency in manufacturing that few of its competitors achieve in the production of numerous coordinated products in multiple design types.

     Competitors include smaller independent specialty manufacturers, as well as divisions or subsidiaries of large companies with greater financial and other resources than those of the Company. Certain of these competitors control licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. The Company has pursued a strategy of developing its own designs and generally has not pursued licensing opportunities.

CUSTOMERS

     The Company's customers are principally party goods superstores, independent card and party retailers, mass merchandisers and other distributors. In the aggregate, the Company supplies more than 20,000 retail outlets, both domestically and internationally. The Company is a leading supplier to the party superstore channel, which has been experiencing significant growth.
                         [REVENUE BREAKDOWN PIE CHARTS]

     The Company has a diverse customer base. Only one customer, Party City, accounted for more than 10% of the Company's sales in 1996. Sales to Party City accounted for 11% and 15% of the Company's sales in 1995 and 1996, respectively. Although the Company believes its relationship with Party City is good, if it significantly reduces its volume of purchases from the Company, the Company's financial condition and results of operations could be adversely affected.

FUTURE ACQUISITIONS

     The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in the various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to possible the possible acquisition by the Company of other entities and such inquiries have been received since the announcement of the Merger. As of the date of this Proxy Statement/Prospectus, the Company has not entered into any agreements with respect to acquiring other companies or businesses; however, the Company intends to pursue acquisition opportunities aggressively.

COMPETITIVE STRENGTHS

     Leading Supplier to the High Growth and High Volume Party Goods Superstore Channel. In addition to its long-standing base of business with independent card and party retailers, the Company believes that its products account for an increasing portion of the retail sales by major superstore chains, including Party City Corporation, Party Stores Holdings, Inc., Big Party Corporation, Party Factory, Half Off Card, Paper Warehouse and Factory Card Outlet Corp. Approximately 44% of the Company's sales were generated from superstores last year, and based on indications from these chains that they intend to continue to expand nationwide, the Company expects that sales to this segment will continue to grow significantly.

     Single Source Supplier of Decorative Party Goods. The Company provides one of the most extensive product lines of decorative party goods in the industry, serving a wide variety of occasions. The Company produces over 250 different ensembles, generally containing 30 to 150 coordinated SKUs within each ensemble. With 14,000 SKUs, the Company is a one-stop shopping, single-source supplier to retailers of decorative party goods. The Company believes this breadth of product line provides enough variety that competing retailers can each purchase the Company's products and still differentiate themselves by the product they market to the end consumer.

     Product Design Leadership. The Company believes one of its strengths is its leadership in creating innovative designs and party items. The Company believes its product designs have a level of color, complexity and style that are attractive to consumers and difficult to replicate. The Company offers coordinated accessories and novelties which, the Company believes, complement its tableware designs, enhancing the appeal of its tableware products and encouraging "add on" impulse purchases.

     Strong Customer Relationships. The Company has built strong relationships with its customer base which operates more than 20,000 retail outlets. The Company strives to provide superior service and, by involving retailers in product development and marketing, seeks to become a strategic partner to its customers.

     Strong and Committed Management Team. The Company's management team has built the business into an industry leader with integrated design, manufacturing, and distribution capabilities. Current management has been instrumental in building the Company's strong industry position and in the Company achieving a 28% compound annual growth rate in Adjusted EBITDA since 1991. The management team and other key employees have committed $6.4 million (including restricted stock grants) to the Merger and the transactions contemplated thereby.

OPERATIONAL REVIEW

     Design. The Company's design staff of approximately 70 people develops and manages the Company's broad line of party goods for a wide variety of occasions and keeps the product line contemporary and fresh by introducing new ensembles each year. For example, the Company introduced approximately 50 new ensembles for 1997.

     Manufactured Products. The Company is a vertically integrated manufacturer enabling it to better control costs, monitor quality, manage inventory and respond quickly to customer needs. The Company's state-of-the-art facilities in New York, Kentucky, Rhode Island and California manufacture products including paper and plastic plates, napkins and cups. These manufactured products account for approximately 50% of the Company's sales. Over the past five years, the Company has purchased or leased new plant and equipment having an aggregate value of approximately $47 million to support expansion and provide for future growth. The Company believes it is able to expand production by utilizing its current facilities.

     Purchased Products. The Company sources the remainder of its products from independently-owned manufacturers, many of whom are located in the Far East and with whom the Company has long-standing relationships. The two largest such suppliers operate as exclusive suppliers to the Company and represent relationships which have been in place for more than ten years. The Company believes that the quality and price of the products manufactured by these suppliers provide a significant competitive advantage. The Company's business, however, is not dependent upon any single source of supply for products manufactured for the Company by third parties.

     Sales and Distribution. The Company's sales and distribution capabilities are designed to provide a high level of customer service. A domestic direct employee sales force of approximately 60 professionals services over 5,000 retail accounts. In addition to this seasoned sales team, the Company utilizes a select group of manufacturers' representatives to handle specific account situations. International customers are generally serviced by employees of the Company's foreign subsidiaries. To support its marketing effort, the Company produces three catalogues annually, two for seasonal products and one for everyday products. Products are shipped from the Company's distribution centers using computer assisted systems that permit the Company to receive and fill customer orders efficiently and quickly.

COMPANY STRATEGY

     The Company seeks to become the primary source for consumers' party goods requirements. The key elements of the Company's strategy are as follows:

     - Strengthen Position as a Leading Provider to Party Superstores. The Company offers convenient "one-stop shopping" for large superstore buyers and seeks to increase its proportionate share of sales volume and shelf space in the superstores.

     - Offer the Broadest and Deepest Product Line in the Industry. The Company strives to offer the broadest and deepest product line in the industry. The Company helps retailers boost average purchase volume per consumer through coordinated ensembles that promote "add on" purchases.

     - Diversify, Retail Channel, Product Offering and Geographic Presence. The Company will seek, through internal growth and acquisitions, to expand its distribution capabilities internationally, increase its presence in additional retail channels and further broaden and deepen its product line.

     - Provide Superior Customer Service. The Company strives to achieve high average fill rates in excess of 95% and ensure short turnaround times.

     - Maintain Product Design Leadership. The Company will continue investing in art and design to support a steady supply of fresh ideas and create complex, unique ensembles that appeal to consumers and are difficult to replicate.

     - Maintain State-of-the-Art Manufacturing and Distribution Technology. The Company intends to maintain technologically advanced production and distribution systems in order to enhance product quality, manufacturing efficiency, cost control and customer satisfaction.

     - Pursue Attractive Acquisitions. The Company believes that opportunities exist to make acquisitions of complementary businesses to leverage the Company's existing marketing, distribution and production capabilities, expand its presence in the various retail channels, further broaden and deepen its product line and penetrate international markets. The Company receives inquiries from time to time with respect to the possible acquisition by the Company of other entities and, after completion of the Merger, the Company intends to pursue acquisition opportunities aggressively.

PRODUCT LINE

     The categories of products which the Company offers are tableware, accessories and novelties. The percentages of net sales for each product category for the last three years are set forth in this table:

                                                         1994     1995     1996
                                                         ----     ----     ----
                Tableware..............................  58%      60%      59%
                Accessories............................  26%      24%      25%
                Novelties..............................  16%      16%      16%

     This table sets forth the principal products in each of the three categories:

TABLEWARE
Solid Color
  Paper and Plastic Cups
  Paper and Plastic Plates
  Paper and Plastic
     Tablecovers
  Plastic Cutlery

Decorated
  Paper Cups
  Paper Napkins
  Paper Plates
  Paper Tablecovers
ACCESSORIES
Balloons
Banners
Cascades
Confetti
Crepe
Cutouts
Decorative Tissues
Flags
Gift Bags
Gift Wrap
Guest Towels
Honeycomb Centerpieces
Invitations and Notes
Ribbons and Bows
Signs
NOVELTIES
Buttons
Candles
Cocktail Picks
Games
Mugs
Noise Makers
Party Favors
Party Hats
Pom Poms
T-shirts

  Occasions

     The Company supplies party goods for the following types of occasions:

SEASONAL
New Year's
Valentine's Day
St. Patrick's Day
Easter
Passover
Fourth of July
Halloween
Thanksgiving
Hanukkah
Christmas
EVERYDAY
Anniversaries
Birthdays
Graduations
Retirements
Showers
Weddings
Bar/Bat Mitzvahs
Christmas
First Communions
Confirmations
THEMES
Fall
Fiesta
Fifties Rock-and-Roll
Hawaiian Luau
Mardi Gras
Patriotic
Religious
Sports
Summer Fun

  Tableware

     The Company believes that tableware products are the initial focus of consumers in planning a party, since these items are necessary in connection with the consumption of food and beverages. To distinguish its tableware from that of its competitors, the Company seeks to create a broad range of unique designs for its products. In addition, the Company's tableware products are priced competitively and affordably, having suggested retail prices (based upon quantity and product) ranging between $1.70 and $10.00.

  Accessories and Novelty Items

     The Company believes that consumers are attracted to the Company's tableware due to the breadth and array of accessory and novelty items. Unified displays of complete ensembles in retail stores are designed to enhance the appeal of the Company's tableware and encourage the impulse buying of accessories and novelties. The Company believes that by offering a broad product line, it increases the number of products sold per customer transaction.

INTELLECTUAL PROPERTY AND LICENSES

     The Company owns copyrights on the designs created by the Company and used on its products. The Company owns trademarks in the words and designs used on or in connection with its products. It is the practice of the Company to register its copyrights with the United States Copyright Office to the extent it deems reasonable. The Company does not believe that the loss of copyrights or trademarks with respect to any particular product or products would have a material adverse effect on the business of the Company.

     The Company does not depend on licenses to any material degree in its business and, therefore, does not incur any material licensing expenses.

EMPLOYEES

     As of September 30, 1997, the Company had approximately 1,100 employees, none of whom is represented by a labor union. The Company considers its relationship with its employees to be good.

FACILITIES

     The Company maintains its corporate headquarters in Elmsford, New York and conducts its principal design, manufacturing and distribution operations at the following facilities:

                                                                                              OWNED OR LEASED
       LOCATION                  PRINCIPAL ACTIVITY                SQUARE FEET            (WITH EXPIRATION DATE)
----------------------      -----------------------------      --------------------      -------------------------
Elmsford, New York(1)       Executive Offices; design and      45,000 square feet        Leased (expiration date:
                            art production of paper party                                February 28, 2001)
                            products and decorations
Harriman, New York          Manufacture of paper napkins       75,000 square feet        Leased (expiration date:
                            and cups                                                     March 31, 1999)
Providence, Rhode           Manufacture and distribution       51,000 square feet        Leased (expiration date:
  Island                    of plastic plates, cups and                                  June 30, 2008)
                            bowls
Louisville, Kentucky        Manufacture and distribution       183,000 square feet       Leased (expiration date:
                            of paper plates                                              March 31, 1999)
Anaheim, California         Manufacture of novelty items       25,000 square feet        Leased (expiration date:
                                                                                         February 28, 1999)
Newburgh, New York          Manufacture and distribution       167,000 square feet       Leased (expiration date:
                            of party products                                            November 30, 1999)
Temecula,                   Distribution of party              212,000 square feet       Leased (expiration date:
  California(2)             products and decorations                                     February 28, 2000)
Goshen, New York            Distribution of party              130,000 square feet       Leased (expiration date:
                            products and decorations                                     December 31, 1998)
Chester, New York(3)        Distribution of party              287,000 square feet       Owned
                            products and decorations
Montreal, Canada(4)         Distribution of party              124,000 square feet       Owned
                            products and decorations
Milton Keynes, England      Distribution of party              110,000 square feet       Leased (expiration date:
                            products and decorations                                     June 30, 2017)
                            throughout United Kingdom and
                            Europe
Melbourne, Australia        Distribution of party              10,000 square feet        Owned
                            products and decorations in
                            Australia and Asia

---------------
(1) Property leased by the Company from a limited liability company which is 79%-owned by a trust established for benefit of Mr. Svenningsen's children, 20%-owned by a trust established for the benefit of Mr. Svenningsen's sister's children and 1%-owned by a corporation owned by the Estate. In July 1997, such limited liability company entered into a purchase and sale agreement pursuant to which the Elmsford property will be sold. In conjunction with such sale, the Company will enter into a new lease, to commence upon consummation of the sale, on substantially similar terms as the lease in effect as of the date of this Proxy Statement/Prospectus, with certain exceptions, including, but not limited to, a term of ten years from commencement and additional space of approximately 5,000 square feet. See "MANAGEMENT -- Certain Relationships and Related Transactions."

(2) Property leased by the Company from the Estate. See "MANAGEMENT -- Certain Relationships and Related Transactions."

(3) Property subject to a ten-year mortgage made by the Company securing a Loan in the original principal amount a $5,925,000 bearing interest at a rate of 8.51%. Such mortgage commenced on September 14, 1994. The principal amount outstanding as of September 30, 1997 was approximately $4,147,500.

(4) Property subject to a mortgage made by the Company securing a loan in the original principal amount of $2,088,000. Such mortgage bears an interest rate at the lower of Hong Kong Bank of Canada's Cost of Funds plus 1.6% or Canadian Prime plus 0.5%. The principal amount outstanding as of September 30, 1997 was approximately $1,924,000.

     The Company believes that its properties have been adequately maintained, are in generally good condition and are suitable for the Company's business as presently conducted. The Company believes its existing facilities provide sufficient production capacity for its present needs and for its anticipated needs in the foreseeable future. To the extent such capacity is not needed for the manufacture of the Company's products, the Company generally uses such capacity for the manufacture of products for others pursuant to terminable contracts. All properties generally are used on a basis of two shifts per day. The Company also believes that upon the expiration of its current leases, it either will be able to secure renewal terms or enter into leases for alternative locations at market terms.

LEGAL PROCEEDINGS

     Except as set forth under "THE MERGER -- Stockholder Litigation," neither the Company nor any of its subsidiaries is a party to any material pending legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their respective ages and principal positions with the Company are set forth below.

                                                                            YEAR FIRST       YEAR OF
                                                                             ELECTED A      EXPIRATION
                                                                            DIRECTOR OR     OF TERM AS
          NAME               AGE                  POSITION                    OFFICER        DIRECTOR
-------------------------    ---     -----------------------------------    -----------     ----------
Gerald C. Rittenberg.....    45      President, Acting Chairman of the          1996           1998
                                       Board and Director
James M. Harrison........    45      Chief Financial Officer and                1996             --
                                     Secretary
William S. Wilkey........    41      Senior Vice President -- Sales and         1996             --
                                       Marketing
Allyn H. Powell..........    61      Director                                   1997           1998
Frank A. Rosenberry......    60      Director                                   1997           1999
John Tugwell.............    56      Director                                   1997           2000

     GERALD C. RITTENBERG has served as the President of the Company since October 1996 and has served as Acting Chairman of the Board since May 1997. Mr. Rittenberg has also served as President of Amscan Inc. since April 1996. From 1991 to April 1996, he was Executive Vice President -- Product Development of Amscan Inc. and from 1990 to 1991 he was Vice President -- Product Development of Amscan Inc. Prior to joining Amscan Inc., Mr. Rittenberg was Senior Vice President of Different Looks, a division of Berwick Industries, Incorporated which manufactures and distributes gift wrap and related products and Director of Operations for the packaging division of Philip Morris Companies Inc.

     JAMES M. HARRISON has served as the Chief Financial Officer of Amscan Inc. since August 1996 and has served as Chief Financial Officer and Secretary of the Company since February 1997. From 1993 to 1995, Mr. Harrison was the Executive Vice President, Chief Operating Officer, Secretary, Treasurer and a member of the Board of Directors of The C.R. Gibson Company, a manufacturer and distributor of paper gift products. From 1988 to 1993, Mr. Harrison was the Chief Financial Officer of The C.R. Gibson Company.

     WILLIAM S. WILKEY has served as the Senior Vice President -- Sales and Marketing of Amscan Inc. since 1992 and as Vice President -- Marketing and Field Sales from 1990 to 1992. From 1988 to 1990, Mr. Wilkey was employed by Paper Art, a manufacturer and distributer of party goods (currently called Creative Expressions Group, Inc.), where he served as National Sales Manager.

     ALLYN H. POWELL has served as a director of the Company since February 1997. Mr. Powell has been President and Chief Executive Officer of Cuthbertson Imports, Inc., an importer and distributor of fine china and gifts, for over 22 years.

     FRANK A. ROSENBERRY has served as a director of the Company since February 1997. Mr. Rosenberry is currently a consultant to various companies. From 1988 to 1995, Mr. Rosenberry served as President and Chief Executive Officer of The C.R. Gibson Company, a manufacturer and distributor of paper gift products.

     JOHN TUGWELL has served as a director of the Company since February 1997. From May 1997 to October 1997, Mr. Tugwell was the President and Chief Executive Officer of The Bank of N.T. Butterfield Limited, an offshore bank headquartered in Bermuda. Mr. Tugwell was the President and Chief Executive Officer of Fleet Bank National Association from May 1996 to May 1997. From April 1991 to May 1996, Mr. Tugwell was the Chairman and Chief Executive Officer of National Westminster Bancorp. Mr. Tugwell currently serves on the boards of several economic and charitable organizations.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

  Summary Compensation Table

     The following table sets forth information concerning the compensation earned for the past two years for the Company's former and current Chief Executive Officer and each other executive officer of the Company as of December 31, 1996 whose aggregate salary and bonus for 1996 exceeded $100,000. The amounts shown include compensation for services in all capacities that were provided to the Company or its subsidiaries. Unless otherwise indicated, amounts shown were paid by the Company's principal subsidiary, Amscan Inc.

                                                                       LONG TERM
                                                                      COMPENSATION
                                                                      ------------
                                            ANNUAL COMPENSATION        SECURITIES
                                          -----------------------      UNDERLYING         ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR      SALARY       BONUS(1)       OPTIONS(2)      COMPENSATION(3)
-------------------------------  -----    --------     ----------     ------------     ---------------
John A. Svenningsen............   1996    $315,609     $        0(4)                       $ 5,939
  Former CEO and Chairman         1995    $289,399              0(4)                       $10,614

Gerald C. Rittenberg...........   1996    $211,000     $2,800,000(5)                       $21,895
President and Acting Chairman     1995    $200,269     $1,682,000(5)                       $ 4,317

William S. Wilkey..............   1996    $181,000     $1,036,000(6)     100,000           $21,679
  Senior Vice President --        1995    $172,500     $  757,000(6)                       $ 4,317
     Sales and Marketing

James M. Harrison..............  1996(7)  $ 62,500     $   50,000         50,000           $     0
  Chief Financial Officer

---------------
(1) Represents amounts earned with respect to the years indicated, whether paid or accrued.

(2) Reflects Company Stock Options granted pursuant to the Stock Plan at an exercise price equal to the fair market value on the date of grant.

(3) Represents contributions by the Company under the Profit Sharing & Savings Plan maintained by the Company's principal subsidiary, Amscan Inc., and under the ESOP, as well as insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer.

(4) Prior to the IPO which was consummated in December 1996 certain entities which are now subsidiaries of the Company elected to be taxed as S corporations under the Code. Mr. Svenningsen received $11,009,000 and $15,841,000 from such entities in 1995 and 1996, respectively. Such amounts represented distributions to him as an S corporation shareholder and, with respect to 1996, additional distributions of accumulated capital and previously-taxed earnings in conjunction with the IPO.

(5) Represents bonuses earned by Mr. Rittenberg pursuant to his prior employment agreement with Amscan Inc. which agreement terminated in December 1996 in connection with the IPO.

(6) Represents bonuses earned by Mr. Wilkey pursuant to an employment agreement with Amscan Inc. which expired on December 31, 1996.

(7) Mr. Harrison became an employee and Chief Financial Officer of Amscan Inc. on August 1, 1996.

  Option Grants Table

     The following table sets forth information concerning stock options which were granted during 1996 to the executive officers named in the Summary Compensation Table. The options were granted pursuant to the Stock Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                     % OF TOTAL                                      VALUE AT ASSUMED ANNUAL
                                      OPTIONS                                         RATES OF STOCK PRICE
                                     GRANTED TO                                      APPRECIATION FOR OPTION
                                     EMPLOYEES                                                TERM
                       OPTIONS       IN FISCAL      EXERCISE     EXPIRATION DATE     -----------------------
        NAME          GRANTED(1)        YEAR         PRICE         OF OPTIONS           5%           10%
--------------------  ----------     ----------     --------     ---------------     --------     ----------
William S. Wilkey...    100,000         23.5%         $ 12       December 19,        $754,673     $1,912,491
                                                                 2006
James M. Harrison...     50,000         11.8%         $ 12       December 19,        $377,337     $  956,245
                                                                 2006

---------------
(1) All Company Stock Options listed in this column are exercisable ratably over four years beginning one year from the date of the grant, and expire ten years after the date of the grant. To the extent permitted under the Code, such options are incentive stock options. For a description of options to be granted to certain employees of the Company in connection with the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

                         FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF UNEXERCISED
                                                                   OPTIONS AT YEAR END
                                                              (EXERCISABLE/NON-EXERCISABLE)
                                                              -----------------------------
        William S. Wilkey...................................             100,000
        James M. Harrison...................................              50,000

     At December 31, 1996, the market price of the Company Common Stock was $12 per share, an amount equal to the exercise price of each of the Company Stock Options granted to Mr. Wilkey and Mr. Harrison. As a result, none of such Company Stock Options was "in the money" at December 31, 1996. No Company Stock Options were exercised in the most recent fiscal year.

     Set forth below are descriptions of the Company's current employment agreements with Messrs. Rittenberg, Wilkey and Harrison. In connection with the Merger, Acquisition has entered into employment and other agreements with certain of the Company's employees relating to their employment or other matters by the Company following the Merger. Such agreements, in certain circumstances, supersede the current employment agreements summarized below. See "THE
MERGER -- Interests of Certain Persons in the Merger."

     Gerald C. Rittenberg. Mr. Rittenberg entered into an employment with the Company for a term of three years commencing on December 24, 1996. Under the terms of this agreement Mr. Rittenberg is employed as President of the Company at a base annual salary of $220,000. Mr. Rittenberg's salary will be increased by 5% each successive year during the term of the agreement. This agreement may be terminated by the Company upon the death of Mr. Rittenberg or for "cause." The agreement also provides that, upon termination of employment, Mr. Rittenberg may not be employed by, or be associated in any manner with, any other business which is competitive with the Company for a period of three years.

     Mr. Rittenberg's agreement was made in conjunction with an agreement among Amscan Inc., John A. Svenningsen and Mr. Rittenberg whereby Mr. Rittenberg agreed to terminate his prior employment agreement which provided for Mr. Rittenberg to receive (a) a bonus in an amount equal to 10% of the aggregate net profits of Amscan Inc. and certain affiliates (as defined in the agreement), (b) 5% of the net selling price upon the sale of Amscan Inc. or the sale by John A. Svenningsen of substantially all of his stock in Amscan Inc. and (c) in the event of an initial public offering of the stock of Amscan Inc., shares of the stock of Amscan Inc. equal to 5% of the shares of stock of Amscan Inc. issued and outstanding immediately following the consummation of such an initial public offering. In exchange for the relinquishment of such rights, Mr. Rittenberg received a cash payment of $3.4 million and a number of shares of stock of Amscan Inc., which shares he exchanged for 660,000 shares of Company Common Stock representing approximately 3% of the Company Common Stock outstanding after consummation of the IPO. The Company has granted Mr. Rittenberg certain rights to require the Company to register the offer and sale of the Company Common Stock owned by Mr. Rittenberg under the Securities Act. For a description of the Stock Agreement, see "THE MERGER -- Interests of Certain Persons in the Merger."

     James M. Harrison. Pursuant to an agreement dated as of February 1, 1997 which became effective June 1, 1997, Mr. Harrison is employed as the Chief Financial Officer of the Company for a term of four years. The term will automatically be extended for successive one-year periods unless either party gives 12 months notice of an intent not to extend the term. Pursuant to the agreement, Mr. Harrison will receive an initial base salary of $215,000 for 1997, which will be increased by 5% each successive year during the term of the agreement. In addition, Mr. Harrison will be entitled to an annual bonus equal to a percentage of his base salary for the year. The percentage will be equal to three times the increase in the Company's Net Income (as defined in the agreement) over its Net Income for the immediately preceding year. Mr. Harrison's agreement also provides that upon termination of employment he may not for a period of three years be employed by, or associated in any manner with, any business which is competitive with the Company. This agreement may be terminated by the Company upon the death or permanent disability of Mr. Harrison or for "cause." If the agreement is terminated by the Company for any other reason, Mr. Harrison is entitled to his base salary for the balance of the term of the agreement, but in no event less than 12 months base salary and a pro rated portion of the bonus he would otherwise have been entitled to for the year in which termination occurs. If the Company terminates Mr. Harrison's employment following a Potential Change of Control (as defined) other than because of Mr. Harrison's death or because of Special Cause or Special Disability (as defined), Mr. Harrison would be entitled to a lump-sum payment (the "Change of Control Termination Payment") equal to three times the sum of his then base salary and the average bonus for the three full years prior to termination. In the event of certain transactions relating to a Change of Control of the Company, Mr. Harrison would be entitled to a payment (the "Change of Control Payment") based on a formula. The Change of Control Payment would be equal to $500,000 for each $1 by which the price per share paid in the Change of Control transaction exceeds a 90-day average price of the Company Common Stock, subject to certain minimum and maximum amounts. If Mr. Harrison's employment is terminated following a Change in Control, Mr. Harrison would be entitled to receive an amount equal to the excess, if any, of the Change of Control Termination Payment over the Change of Control Payment.

     William S. Wilkey. Mr. Wilkey entered into an employment agreement which commenced on January 1, 1997. Under the terms of this agreement Mr. Wilkey is employed as Senior Vice President -- Sales and Marketing of the Company for a period of five years. Mr. Wilkey will receive an initial base salary of $200,000 for 1997, which will be increased by 5% each successive year during the term of the agreement. In addition, Mr. Wilkey is entitled to receive an annual bonus which will be determined by a formula which takes into account the amount by which sales and profits are increased on a year to year basis. Mr. Wilkey's agreement also provides that upon termination of employment he may not for a period of three years be employed by, or associated in any manner with, any business which is competitive with the Company. This agreement may be terminated by the Company upon the death or permanent disability of Mr. Wilkey or for "cause." Mr. Wilkey's previous employment agreement, which expired on December 31, 1996, provided that, in addition to a base salary, he was entitled to receive an amount equal to 5% of the aggregate net profits of Amscan Inc. and certain affiliates.

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation for serving on the Board of Directors or its committees. The Company compensates directors who are not employees of the Company in the amount of $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of the Audit Committee and the Nominating Committee attended. In addition, the Board of Directors has determined that each director of the Company at or near the end of each year will receive as additional compensation for service as a director during such year, a number of shares of the Company Common Stock equal to the director's fees paid to such director in cash for meetings attended during such fiscal year divided by the fair market value of a share of the Company Common Stock on the date of issuance. As a result of the Merger, such additional compensation will be paid to the directors in cash. All directors will be reimbursed for expenses incurred in attending Board of Directors and committee meetings.

  Compensation Committee Interlocks and Insider Participation

     During 1996, the Company had no compensation committee. During 1996, Mr. Svenningsen, then Chairman of the Board and Chief Executive Officer of the Company, participated in deliberations concerning executive compensation. The current members of the Compensation Committee are Messrs. Rosenberry and Tugwell. See "-- Certain Relationships and Related Transactions."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Organization and the IPO, the Company was privately held and its business was conducted through corporations owned principally by Mr. Svenningsen. These corporations entered into a variety of transactions and other arrangements with Mr. Svenningsen and entities under his control, a number of which have already been terminated. The remaining transactions and arrangements are described below.

     During 1996, the Company leased certain of its facilities from Mr. Svenningsen or from entities that Mr. Svenningsen either owned directly or in which he had a direct or indirect beneficial interest. The Company has paid rent and expenses for those facilities on terms which it believes are at least as favorable to the Company as the terms which would have been available for leases negotiated with unaffiliated persons at the inception of each lease.

     In March 1996, the Company began leasing approximately 45,000 square feet for the Company's administrative headquarters in an office building of approximately 90,000 square feet in Elmsford, New York. The building is owned by a limited liability company which is 79%-owned by a trust established for the benefit of Mr. Svenningsen's children, 20%-owned by a trust established for the benefit of Mr. Svenningsen's sister's children and 1%-owned by a corporation owned by the Estate. Rent expense relating to this lease was $752,000 for the year ended December 31, 1996. This lease, as amended, provides for annual rent of $1,003,000 and a term which expires on February 28, 2001. In July 1997, the limited liability company that owns the building entered into a purchase and sale agreement pursuant to which the Elmsford property will be sold. In conjunction with such sale, the Company will enter into a new lease, to commence upon consummation of the sale, on substantially similar terms as the lease in effect as of the date of this Proxy Statement/Prospectus, with certain exceptions, including, but not limited to, a term of ten years from commencement and additional space of approximately 5,000 square feet. Prior to March 1996, the Company's headquarters had been in a facility owned by Mr. Svenningsen. Rent expense related to that facility was $196,000 for the year ended December 31, 1996.

     During 1996, the Company leased a 212,000 square foot warehouse in Temecula, California from Mr. Svenningsen. Rent expense related to this warehouse was $1,186,000 for the year ended December 31, 1996. The expiration date of this lease, as amended, is February 28, 2000; however, the Company has options to renew at market rental for two additional five-year periods.

     During 1996, the aggregate rent paid to Mr. Svenningsen or the entities owned directly or indirectly by him was $2,134,000. Future minimum lease payments for 1997, 1998, 1999, 2000 and 2001 are $2,246,000, $2,309,000,
$2,374,000, $1,239,000 and $167,000, respectively.

     The Company and Mr. Svenningsen entered into an agreement pursuant to which the Company agreed to provide Mr. Svenningsen with the right to seek reimbursement from the Company for any income tax obligation attributable to any period prior to the organization of the Company in December 1996 (including any gross-up for additional taxes), but only to the extent that such tax is attributable to income that was not distributed to Mr. Svenningsen. Alternatively, in the event that the status of Amscan Inc. and certain other subsidiaries of the Company, including Am-Source, Inc., JCS Realty Corp. or SSY Realty Corp. as a

S corporation is not respected, the Company was provided the right to seek reimbursement from Mr. Svenningsen, but only to the extent that Mr. Svenningsen is entitled to a tax refund attributable to amounts he previously included in income in his capacity as a stockholder of such corporations. In connection with the Merger, the Company and the Svenningsen Stockholders have entered into the Tax Indemnification Agreement, pursuant to which the parties have agreed to indemnify one another with respect to certain tax liabilities that may arise in connection with the election by certain subsidiaries of the Company to have been treated and operated as S corporations under the Code. See "CERTAIN RELATED AGREEMENTS -- Tax Indemnification Agreement."

     During September 1997, the Company entered into an agreement to convert $4.0 million of trade accounts receivable from one of its two largest customers into an equity interest. The Company subsequently transferred 50% of this interest to the Estate to satisfy certain debts and future lease obligations to the Estate.

     Ya Otta Pinata, a California corporation which is 100% owned by the Estate ("Ya Otta"), manufactures pinatas which historically had been sold by the Company's sales force with no commissions charged to Ya Otta. After the Organization, the Company's sales force continued to sell pinatas manufactured by Ya Otta and on any sales after the Organization, the Company receives a 5% sales commission. For the year ended December 31, 1996, sales by Ya Otta were approximately $3,650,000.

     Nupaq-Group, Inc., a California corporation which is 100% owned by the Estate ("Nupaq"), provides packaging services for the Company's novelty item manufacturing operations. For the year ended December 31, 1996, the Company paid Nupaq approximately $260,000 for such services.

     During 1996, the Company amended its revolving credit agreement with several banks, including Fleet Bank N.A. ("Fleet"). At the time such credit agreement was entered into, Mr. Tugwell was President and Chief Executive Officer of Fleet. Such revolving credit agreement has since been replaced by a new credit facility. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

     The Company has agreed to indemnify each director pursuant to an indemnification agreement with such director from and against any and all expenses, losses, claims, damages and liabilities incurred by such director for or as a result of actions taken or not taken while such director was acting in his or her capacity as a director of the Company. In addition, under the Merger Agreement, the Company has agreed to indemnify for six years after the Effective Time all present and former directors, officers, employees and agents of the Company, to the fullest extent currently provided in the Company's Certificate of Incorporation and By-laws consistent with applicable law, for acts or omissions occurring prior to the Effective Time to the extent such acts or omissions are uninsured and will, subject to certain limitations, maintain for six years its current directors' and officers' liability insurance. See "THE MERGER AGREEMENT -- Indemnification and Insurance."

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company is authorized by its Certificate of Incorporation to issue an aggregate of 50 million shares of Company Common Stock and 5 million shares of preferred stock, par value $0.10 per share (the "Company Preferred Stock"). As of the date hereof, there are no shares of Company Preferred Stock issued or outstanding. The following is a summary of certain of the rights and privileges pertaining to Company Common Stock. For a full description of Company Common Stock, reference is made to the Company's Certificate of Incorporation as currently in effect, a copy of which is on file with the Commission, and to the Company's Certificate of Incorporation as the same shall be in effect after the Merger, a copy of which is attached to the Merger Agreement as Exhibit A.

COMPANY COMMON STOCK

     Holders of Company Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote, and are not entitled to vote cumulatively for the election of directors. Holders of Company Common Stock have no redemption, preference, exchange, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the Company Common Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Company Common Stock are entitled to share ratably in all of the assets of the Company, if any, remaining after satisfaction of the debts and liabilities of the Company and the preferential amounts payable to the holders of the Company Preferred Stock, if any. The outstanding shares of Company Common Stock are, and following the Merger will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

     Holders of Company Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor, subject to the rights of the holders of the Company Preferred Stock, if any. The Company does not anticipate paying any cash dividends on the Company Common Stock in the foreseeable future.

COMPANY COMMON STOCK FOLLOWING THE MERGER

     If the Merger is approved by the requisite vote of the stockholders of Company Common Stock at the Special Meeting, at the Effective Time the Certificate of Incorporation of the Company will read in its entirety in the form set forth as Exhibit A to the Merger Agreement which is included as Annex A hereto, until thereafter amended as provided therein and under the DGCL. Following the Merger, the Company will be authorized under its Certificate of Incorporation to issue 50 million shares of Company Common Stock and no shares of Company Preferred Stock as compared to 50 million shares of Company Common Stock and 5 million shares of Company Preferred Stock prior to the Merger.

     In addition, the By-laws of Acquisition as in effect at the Effective Time will become the By-laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law.

PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Company is subject to Section 203 of the DGCL, which restricts certain transactions and "Business Combinations" (as defined below) between a Delaware corporation and an "Interested Stockholder" (as defined below). Subject to certain limitations, such section restricts a Delaware corporation from engaging in various Business Combination transactions with any Interested Stockholder for a period of three years after the time of the transaction in which the person became an Interested Stockholder, unless (i) the transaction is approved by the board of directors prior to the time the Interested Stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for the purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to such time the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. A Business Combination includes mergers, asset dispositions, stock transfers and other transactions resulting in financial benefit to a stockholder. An Interested Stockholder is a person who (a) owns 15 percent or more of a corporation's voting stock, or (b) is an affiliate or associate of a corporation's voting stock within the preceding three years. Section 203 could prohibit or delay mergers or other takeover or change in control with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     Following the Merger, it is expected that the Company will no longer be subject to Section 203 of the DGCL.

     The Company's Certificate of Incorporation and By-laws contain certain provisions which may be deemed to have an anti-takeover effect that could delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Company Common Stock held by stockholders. These provisions are intended by the Board of Directors to help assure fair and equitable treatment of the Company's stockholders if a person or group should seek to gain control of the Company in the future.

CLASSIFIED BOARD OF DIRECTORS

     The Certificate of Incorporation and the By-laws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms at such time as there are three or more directors. As a result, approximately one-third of the Board of Directors will be elected each year. Moreover, under the DGCL, in the case of a corporation having a classified board, stockholders may remove a director only for a cause. This provision, when coupled with the provisions of the By-laws authorizing only the Board of Directors to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees, and will make more difficult, and therefore may discourage, a proxy contest to change control of the Company. Following the Merger, the Company Certificate of Incorporation will no longer provide for classes of directors or staggered terms, and under the Company's By-laws, directors will serve until their successor shall be elected and qualified. Upon completion of the Merger, GSCP will have the power to elect all of the Company's directors. See "RISK FACTORS -- Control by GSCP."

SPECIAL MEETINGS OF STOCKHOLDERS

     The By-laws provide that special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, if any, or the President. This provisions will make it more difficult for stockholders to take actions opposed by the Board of Directors. Following the Merger, the Company's By-laws will provide that special meetings of stockholders may be called by the Chairman of the Board, the President or the Secretary or by resolution of the Board of Directors.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Certificate of Incorporation and the By-laws provide that no action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied. Following the Merger, the Company's Certificate of Incorporation will contain no such denial, and the Company's By-laws will provide that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written consent of the stockholders without a meeting, without prior notice and without a vote on written consent of holders of shares of Company Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at such a meeting. Upon completion of the Merger, GSCP will have the power to approve any action requiring the approval of the holders of the Company Common Stock. See "RISK FACTORS -- Control by GSCP."

ADVANCE NOTICE REQUIREMENT FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     The By-laws provide that stockholders seeking to bring business before a meeting of stockholders, including a proposal to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof, as set forth in the By-laws, in writing. These notice provisions are in addition to any other notice requirements provided by applicable law or regulation. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual meeting or special meeting or from making nominations for directors at an annual or special meeting. Following the Merger, the Company's By-laws will not contain advance notice provisions for stockholder proposals or director nominations.

LIABILITY; INDEMNITY

     The Company's Certificate of Incorporation contains provisions permitted under the DGCL relating to the liability of directors. The Certificate of Incorporation provides that the personal liability of a director to the Company or any of its stockholders for monetary damages for breach of fiduciary duty by such director as a director will be limited to the fullest extent permitted by the DGCL. The By-laws provide that, subject to applicable law, the Company shall
(i) indemnify, to the maximum extent permitted by applicable law, any person who is or was, or is threatened to be made, a party to any threatened, pending or completed legal, administrative or investigative action, suit or proceeding, by reason of the fact such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another entity) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, and
(ii) pay the expenses incurred by an officer or director in defending such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by such person in the event such person is not entitled to indemnification by the Company. In addition, the By-laws provide that (i) the rights to indemnification and payment of expenses are not exclusive of any other similar right that any person may have or acquire under any statute or otherwise and (ii) the Company may maintain insurance to protect itself or its directors, officers, employees or agents against any liability, whether or not it would have the power to indemnify such person against such liability pursuant to law. Following the Merger, the Company's By-laws will provide similar indemnification and expense payment provisions, with certain exceptions.

OTHER PROVISIONS

     The Certificate of Incorporation and the By-laws contain various other provisions, including, but not limited to, the removal of directors only for cause by a majority vote of stockholders. Following the Merger, the Company's Certificate of Incorporation and By-laws will alter certain of these provisions, including, among other things, permitting the removal of directors with or without cause by the affirmative vote of stockholders holding a majority of the outstanding voting power, with vacancies thereby created to be filled by the affirmative vote of such stockholders. Upon completion of the Merger, GSCP will have the power to elect all of the Company's directors. See "RISK
FACTORS -- Control by GSCP."

     In addition to the potential anti-takeover effect, Section 203 and the provisions of the Company's Certificate of Incorporation and By-laws described above could have the effect of inhibiting attempts to change the membership of the Board of Directors of the Company. In addition, the limitation of liability provisions in the Certificate of Incorporation and the indemnification provisions in the Certificate of Incorporation and By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Company's By-laws. The limitation of liability provisions in the Certificate of Incorporation will not limit the liability of directors under federal securities laws.

SHARES RESERVED FOR ISSUANCE

     The Company has 2,000,000 shares of Company Common Stock reserved for issuance upon the exercise of options granted or to be granted under the Stock Plan.

TRANSFER AGENT

     The transfer agent and registrar for the Company Common Stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

     The Company Common Stock is listed on Nasdaq under the symbol "AMSN."

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of November 13, 1997, certain information concerning ownership of shares of Company Common Stock by: (i) persons who are known by the Company to own beneficially more than 5% of the outstanding shares of Company Common Stock; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers of the Company as a group.

                                                              SHARES OF COMMON
                                                                   STOCK             PERCENTAGE
                                                                BENEFICIALLY       OF COMMON STOCK
                  NAME OF BENEFICIAL OWNER                      OWNED(1)(2)          OUTSTANDING
------------------------------------------------------------  ----------------     ---------------
Estate of John A. Svenningsen...............................     15,024,616(3)           71.2%
  c/o Kurzman & Eisenberg LLP
  One North Broadway, Suite 1004
  White Plains, NY 10601
Confetti Acquisition, Inc. et al.(4)........................     15,024,616(4)           71.2%
  85 Broad Street
  New York, NY 10004
William S. Wilkey...........................................        105,000(5)              *
James M. Harrison...........................................         55,000(6)              *
John Tugwell................................................            300                 *
Gerald C. Rittenberg........................................        639,970(7)            3.0%
Allyn H. Powell.............................................          1,000                 *
Frank A. Rosenberry.........................................          3,500                 *
All directors and executive officers of the Company (6
  persons)..................................................        804,770               3.8%

---------------
(1) Amounts shown exclude shares issuable upon the exercise of Company Stock Options to be granted to certain employees of the Company pursuant to the New Employment Arrangements (see "THE MERGER -- Interests of Certain Persons in the Merger").

(2) A "beneficial owner" of a security for purposes of Rule 13d-3 under the Exchange Act includes any person who, directly or indirectly, has or shares voting power and/or investment power with respect to that security. Unless otherwise indicated, each person listed has sole voting and investment power with respect to the shares shown opposite his name.

(3) Excludes 138,461 shares owned by certain trusts for the benefit of Mr. Svenningsen's children for which Mr. and Mrs. Svenningsen were co-trustees prior to Mr. Svenningsen's death. Upon consummation of the Merger, the Estate will own almost 10% of the outstanding shares of Company Common Stock and GSCP will own approximately 82.5% of the outstanding shares of Company Common Stock.

(4) Based on information contained in a Statement on Schedule 13D (the "Schedule 13D") filed with the Commission on August 20, 1997 by Acquisition, GSCP, the general and managing partners of each of the GSCP funds (the "GS Fund Partners"), Goldman Sachs and The Goldman Sachs Group, L.P. ("GS Group"). According to the Schedule 13D, none of Acquisition, GSCP or the GS Fund Partners owns any shares of Company Common Stock. However, as of August 10, 1997, under the definition of "beneficial ownership" as set forth in Rule 13d-3 under the Exchange Act, Acquisition may be deemed to beneficially own the Subject Shares subject to the Voting Agreement. If Acquisition were to exercise the Voting Agreement Option, Acquisition would have the power to dispose of all of the Subject Shares. Unless and until Acquisition or its designee, if any, acquires shares upon exercise of the Voting Agreement Option, and except as otherwise set forth in the Schedule 13D, neither Acquisition nor such designee, if any, has any power to dispose of any shares of Company Common Stock. GSCP, the GS Fund Partners, Goldman Sachs and GS Group may be deemed to share the power to direct the voting of the Subject Shares with respect to the Merger and certain related actions, in accordance with the terms of the Voting Agreement, and, upon exercise of the Voting Agreement Option, would have the shared power to direct the voting of and the disposition of such shares. According to the Schedule 13D, Goldman Sachs and GS Group may also be deemed to beneficially own 7,000 shares of Company Common Stock held as of August 10, 1997 in client accounts with respect to which Goldman Sachs or employees thereof have voting or investment discretion. Goldman Sachs and GS Group disclaim beneficial ownership of shares of Company Common Stock held in such client accounts. In addition, Goldman Sachs beneficially owned, as of August 10, 1997, an additional 3,909 shares of Company Common Stock acquired in ordinary course trading activities.

(5) Includes 100,000 shares issuable upon the exercise of Company Stock Options held by Mr. Wilkey.

(6) Includes 50,000 shares issuable upon the exercise of options held by Mr. Harrison.

(7) Includes 93,380 shares owned by certain trusts for the benefit of Mr. Rittenberg's children for which Mr. Rittenberg is a co-trustee. Pursuant to the Rittenberg Employment Agreement, Mr. Rittenberg has agreed to contribute to Acquisition immediately prior to the Effective Time 272,728 shares of Company Common Stock in exchange for shares of Acquisition Common Stock. In addition, it is anticipated that Mr. Rittenberg will deliver 224,555 shares of Company Common Stock to an escrow agent in satisfaction of certain indebtedness owed to the Estate pursuant to an agreement to be entered into with Christine Svenningsen and such escrow agent. See "THE
    MERGER -- Interests of Certain Persons in the Merger."

                              ACQUISITION AND GSCP

     Acquisition was formed to effect the transactions contemplated by the Merger Agreement and the Voting Agreement and described in this Proxy Statement/Prospectus and has not engaged in any activities other than those incident to its formation and such proposed transactions. All of the Acquisition Common Stock is owned by GSCP II and certain other affiliates of Goldman Sachs, each of which was formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions.

     GSCP II and its affiliated investment funds are the primary investment vehicles of The Goldman Sachs Group, L.P. ("GS Group"), a full-service, global investment bank, for making privately negotiated equity and equity-related investments in non-real estate transactions. GSCP II was formed in May 1995 with total committed capital of $1.750 billion, $300 million of which has been committed by GS Group, with the remainder committed by institutional and individual investors.

     GSCP's investment program utilizes GS Group's broad range of knowledge, experience and expertise in structuring, managing and harvesting investments. This knowledge, experience and expertise has been developed not only through GS Group's investment banking, financial advisory and corporate finance businesses, but also through its extensive and successful principal investment experience. Since 1982, GS Group, directly or through investment partnerships that it manages, has invested more than $3.7 billion in a diversified portfolio of over 175 long-term principal investments.

     GS Group is a holding partnership that (directly or indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization. The other general partner of Goldman Sachs is The Goldman, Sachs & Co. L.L.C., a Delaware limited liability company ("GS L.L.C."), which is a wholly owned subsidiary of GS Group and The Goldman Sachs Corporation, a Delaware corporation ("GS Corp."). GS Corp. is the sole general partner of GS Group. The principal business address of each of Goldman Sachs, GS Group, GS Corp., GS L.L.C., GSCP II and Acquisition is 85 Broad Street, New York, New York 10004. The principal business address for GS Capital Partners II Offshore, L.P., owner of Acquisition Common Stock, and its sole general partner GS Advisors II (Cayman), L.P., each a Cayman Islands exempted limited partnership, is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS Capital Partners II (Germany), C.L.P., a German civil law partnership, and its sole managing general partner Goldman, Sachs & Co. oHG, a German general partnership, is MesseTurm Friedrich-Ebert-Anlage 49, 60308 Frankfurt am Main, Germany.

     The present directors of Acquisition are Messrs. O'Toole, DiSabato and Mehra, each of whom has been a director since the formation of Acquisition and whose business address is 85 Broad Street, New York, New York 10004. Mr. O'Toole also serves as Chairman of the Board and President of Acquisition, Mr. DiSabato as Vice President and Treasurer, and Mr. Mehra as Vice President and Secretary. The present principal occupation of the directors of Acquisition are as follows:
Messrs. O'Toole and Mehra are Managing Directors of Goldman Sachs, and Mr. DiSabato is an associate of Goldman Sachs.

     Goldman Sachs is expected to receive a fee equal to 1% of the aggregate consideration paid in the Merger plus certain expenses from Acquisition upon consummation of the Merger. In addition, following the Merger, Goldman Sachs may from time to time receive customary fees for services rendered to the Company.

                              REGULATORY APPROVALS

     The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act, which waiting period has been terminated. Certain aspects of the Merger will require notification to, and filings with, certain securities and other authorities in certain states or countries, including jurisdictions where the Company currently operates.

ANTITRUST

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notification has been given and certain information has been furnished to the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. On August 22, 1997, the Company and Acquisition filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. As of September 24, 1997, the waiting period under the HSR Act with respect to the Merger had terminated. At any time before or after consummation of the Merger, notwithstanding that the waiting period under the HSR Act has terminated, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act had terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     The Company and Acquisition believe that the Merger can be effected in compliance with federal and state antitrust laws.

OTHER

     The obligations of Acquisition under the Merger Agreement are also subject to the receipt of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Merger.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby and certain tax matters related to the Merger are being passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel to the independent directors of the Company.

                                    EXPERTS

     The financial statements and schedule of Amscan Holdings, Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     In the event that the Merger is consummated, it is anticipated that the Company Common Stock will be delisted from Nasdaq, and the Company Common Stock will be eligible for deregistration under the Exchange Act. If the stockholders of the Company do not approve the Merger Agreement or if the Merger is not consummated for any other reason and the Company Common Stock continues to be registered under the Exchange Act, stockholder proposals intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 26, 1997 to be included in the proxy materials for such meeting.

                                 OTHER MATTERS

     The Board does not intend to bring any other matters before the Special Meeting and does not know of any matters to be brought before the Special Meeting by others. If any other matter should come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on behalf of the stockholders they represent in accordance with the best judgment of such persons.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Audited Financial Statements and Schedule
  Report of Independent Auditors......................................................   F-2
  Consolidated Balance Sheets -- December 31, 1996 and 1995...........................   F-3
  Consolidated Statements of Income -- For the Years Ended December 31, 1996, 1995 and
     1994.............................................................................   F-4
  Consolidated Statements of Stockholders' Equity -- For the Years Ended December 31,
     1996, 1995 and 1994..............................................................   F-5
  Consolidated Statements of Cash Flows -- For the Years Ended December 31, 1996, 1995
     and 1994.........................................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-8
  Schedule -- Valuation and Qualifying Accounts.......................................  F-21
Unaudited Financial Statements:
  Consolidated Balance Sheets -- September 30, 1997 and December 31, 1996.............  F-22
  Consolidated Statements of Income -- For the Nine Months Ended September 30, 1997
     and 1996.........................................................................  F-23
  Consolidated Statement of Stockholders' Equity -- For the Nine Months Ended
     September 30, 1997...............................................................  F-24
  Consolidated Statements of Cash Flows -- For the Nine Months Ended September 30,
     1997 and 1996....................................................................  F-25
  Notes to Consolidated Financial Statements..........................................  F-26

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Amscan Holdings, Inc.:

     We have audited the accompanying consolidated financial statements of Amscan Holdings, Inc. and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amscan Holdings, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

February 14, 1997
Stamford, Connecticut

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $  1,589     $  2,492
  Accounts receivable, net of allowances of $4,138 and $2,505,
     respectively......................................................    37,378       31,880
  Inventories..........................................................    45,693       45,013
  Deposits and other...................................................    11,360        2,920
                                                                         --------     --------
          Total current assets.........................................    96,020       82,305
Property, plant and equipment, net.....................................    34,663       29,173
Intangible assets, net.................................................     7,443          350
Other assets, net......................................................     2,148        2,773
                                                                         --------     --------
          Total assets.................................................  $140,274     $114,601
                                                                         ========     ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans and notes payable..............................................  $ 29,328     $ 37,849
  Subordinated debt and other to stockholders..........................     1,393       18,453
  Accounts payable.....................................................     7,128        5,855
  Accrued expenses.....................................................    10,225        9,526
  Current installments of long-term indebtedness.......................     2,541        2,239
                                                                         --------     --------
          Total current liabilities....................................    50,615       73,922
Long-term indebtedness, excluding current installments.................    15,085       12,284
Deferred tax liabilities...............................................     5,662
Other..................................................................       963        1,190
                                                                         --------     --------
          Total liabilities............................................    72,325       87,396
                                                                         --------     --------
Stockholders' equity:
  Preferred stock......................................................
  Common stock.........................................................     2,070          393
  Additional paid-in capital...........................................    61,503        9,090
  Retained earnings....................................................     4,748       18,462
  Foreign currency translation adjustment..............................      (372)        (653)
  Treasury stock, at cost..............................................                    (87)
                                                                         --------     --------
          Total stockholders' equity...................................    67,949       27,205
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $140,274     $114,601
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Net sales................................................    $192,705     $167,403     $132,029
Cost of sales............................................     123,913      108,654       86,748
                                                             --------     --------     --------
     Gross profit........................................      68,792       58,749       45,281
                                                             --------     --------     --------
Operating expenses:
  Selling................................................      11,838       12,241       11,309
  General and administrative.............................      19,266       15,002       14,460
  Art and development....................................       5,173        4,256        2,796
  Non-recurring compensation in connection with the
     IPO.................................................      15,535
  Special bonuses........................................       4,222        2,581        2,200
                                                             --------     --------     --------
     Total operating expenses............................      56,034       34,080       30,765
                                                             --------     --------     --------
     Income from operations..............................      12,758       24,669       14,516
Interest expense, net....................................       6,691        5,772        3,843
Other expense (income), net..............................         335         (309)          82
                                                             --------     --------     --------
Income before income taxes and minority interests........       5,732       19,206       10,591
Income taxes.............................................       1,952          731          464
Minority interests.......................................       1,653        1,041          160
                                                             --------     --------     --------
     Net income..........................................    $  2,127     $ 17,434     $  9,967
                                                             ========     ========     ========
Pro forma data (unaudited) (note (16)):
  Income before income taxes.............................    $  4,079     $ 18,165     $ 10,431
  Pro forma income tax expense...........................       1,827        7,403        4,238
                                                             --------     --------     --------
     Pro forma net income................................    $  2,252     $ 10,762     $  6,193
                                                             ========     ========     ========
     Pro forma net income used for pro forma net income
       per share calculation.............................    $ 12,010
     Pro forma net income per share......................    $   0.60
     Pro forma weighted average common shares
       outstanding.......................................    20,097,116

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                            FOREIGN
                                                                           CURRENCY
                                    COMMON     ADDITIONAL      RETAINED   TRANSLATION   TREASURY
                                    STOCK    PAID-IN CAPITAL   EARNINGS   ADJUSTMENT     STOCK      TOTAL
                                    ------   ---------------   --------   -----------   --------   --------
Balance as of December 31, 1993...  $ 393        $ 9,090       $  9,520      $(420)       $(87)    $ 18,496
Net income........................                                9,967                               9,967
Subchapter S distributions and
  other...........................                               (7,450)                             (7,450)
Net change in cumulative
  translation adjustment..........                                            (193)                    (193)
                                    ------       -------       --------      -----        ----     --------
Balance as of December 31, 1994...    393          9,090         12,037       (613)        (87)      20,820
Net income........................                               17,434                              17,434
Subchapter S distributions and
  other...........................                              (11,009)                            (11,009)
Net change in cumulative
  translation adjustment..........                                             (40)                     (40)
                                    ------       -------       --------      -----        ----     --------
Balance as of December 31, 1995...    393          9,090         18,462       (653)        (87)      27,205
Net income........................                                2,127                               2,127
Net adjustment for exchange of
  shares issued in the
  Organization....................  1,123         (1,210)                                   87           --
Subchapter S distributions and
  other...........................                (7,583)       (15,841)                            (23,424)
Net proceeds from IPO.............    400         42,940                                             43,340
Shares issued to officer..........     66          7,854                                              7,920
Shares issued for acquisition.....     63          7,437                                              7,500
Contribution to ESOP and stock
  bonuses.........................     25          2,975                                              3,000
Net change in cumulative
  translation adjustment..........                                             281                      281
                                    ------       -------       --------      -----        ----     --------
Balance as of December 31, 1996...  $2,070       $61,503       $  4,748      $(372)       $ --     $ 67,949
                                    ======       =======       ========      =====        ====     ========

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996         1995        1994
                                                              --------     --------     -------
Cash flows from operating activities:
  Net income................................................  $  2,127     $ 17,434     $ 9,967
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Stock compensation expenses in connection with the
       IPO..................................................    10,920
     Depreciation and amortization..........................     5,137        4,332       3,672
     Loss (gain) on disposal of property and equipment......       660           (5)         35
     Provision for doubtful accounts........................     2,350        1,581       2,676
     Changes in operating assets and liabilities, net of
       acquisitions:
       Accounts receivable..................................    (7,848)      (9,614)     (5,041)
       Inventories..........................................      (680)     (10,548)     (5,682)
       Deposits and other, net..............................    (3,048)        (101)       (155)
       Other assets.........................................       683       (1,172)     (1,265)
       Accounts payable and accrued expenses................     1,972        2,814         912
                                                              --------     --------     -------
          Net cash provided by operating activities.........    12,273        4,721       5,119
                                                              --------     --------     -------
Cash flows from investing activities:
  Capital expenditures......................................    (7,613)      (4,522)     (7,392)
  Proceeds from disposal of property and equipment..........                      9          98
                                                              --------     --------     -------
          Net cash used in investing activities.............    (7,613)      (4,513)     (7,294)
                                                              --------     --------     -------
Cash flows from financing activities:
  Net proceeds from IPO.....................................    43,340
  Proceeds from loans, notes payable and long-term
     indebtedness...........................................     3,273       42,311       6,324
  Repayment of loans, notes payable and long-term
     indebtedness...........................................   (11,968)     (32,313)     (2,434)
  Proceeds from loans, notes payable and subordinated
     indebtedness to Principal Stockholder..................                  4,000       6,316
  Repayment of loans, notes payable and subordinated
     indebtedness to Principal Stockholder..................   (17,179)      (2,842)
  Subchapter S distributions and other......................   (23,424)     (11,009)     (7,450)
                                                              --------     --------     -------
          Net cash (used in) provided by financing
            activities......................................    (5,958)         147       2,756
                                                              --------     --------     -------
  Effect of exchange rate changes on cash...................       395          (92)        270
                                                              --------     --------     -------
          Net increase (decrease) in cash and cash
            equivalents.....................................      (903)         263         851
Cash and cash equivalents at beginning of year..............     2,492        2,229       1,378
                                                              --------     --------     -------
Cash and cash equivalents at end of year....................  $  1,589     $  2,492     $ 2,229
                                                              ========     ========     =======
Supplemental disclosures of cash flow information:
Cash paid during the period for:
  Interest..................................................  $  7,826     $  4,486     $ 4,025
  Taxes.....................................................  $  1,085     $    601     $   112

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

     Supplemental information on noncash activities:

          Capital lease obligations of $3,395 and $648 were incurred in 1996 and 1994 respectively. There were no capital lease obligations incurred in 1995.

          In conjunction with the IPO, John A. Svenningsen (the "Principal Stockholder") and certain affiliates of the Principal Stockholder exchanged shares in Amscan Inc. and certain affiliated entities for 15,024,616 and 138,461 shares, respectively, in the Company.

          In conjunction with the IPO, the Company entered into an agreement to purchase an additional 50% of Am-Source, Inc. The Am-Source, Inc. stockholders exchanged all of their outstanding capital stock for 624,999 shares of the Company's stock valued at $7,500.

          In conjunction with the IPO, the Company incurred stock compensation expense of $7,920 for the issuance of stock to an officer and $3,000 for the establishment of the ESOP for the benefit of the Company's domestic employees and the payment of stock bonuses to certain of such employees.

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

     Amscan Holdings, Inc. ("Amscan Holdings") was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities in connection with an initial public offering of common stock ("IPO") involving the sale of 4,000,000 shares of its common stock at $12.00 per share. The IPO was completed on December 18, 1996 pursuant to which the Principal Stockholder and certain affiliates of the Principal Stockholder exchanged shares in Amscan Inc. and certain affiliates for 15,024,616 and 138,461 shares, respectively, in Amscan Holdings (the "Organization") and in the case of the Principal Stockholder, $133,000 in cash. Prior to the IPO, certain subsidiaries of Amscan Holdings were operated as Subchapter S corporations for federal and, where available, for state income tax purposes. In connection with the IPO, such subsidiaries declared a dividend representing distributions of accumulated Subchapter S corporation profits and a return of capital. These amounts were reflected as subordinated debt and repaid from the net proceeds of the IPO.

     Amscan Holdings and its subsidiaries (collectively the "Company") design, manufacture, contract for manufacture and distribute party and novelty goods principally in the United States, Canada and Europe.

  Basis of Presentation

     The consolidated financial statements include the accounts of Amscan Holdings and its majority-owned subsidiaries (or with respect to less than majority-owned subsidiaries, on the equity basis). In connection with the IPO, there was a transfer of ownership between the former stockholders of Amscan Inc. and certain of its affiliates and Amscan Holdings whereby Amscan Holdings became the holding company for the business conducted by Amscan Inc. and certain of its affiliates. Such transfer of ownership was accounted for in a manner similar to a pooling of interests and resulted in Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. being taxed as Subchapter C corporations under federal and certain state income tax requirements. All material intercompany balances and transactions have been eliminated in consolidation. For periods prior to December 18, 1996, financial statements are presented on a combined basis. The name, Amscan Holdings' ownership and a brief description of the principal business activity of each consolidated subsidiary is presented below.

                   SUBSIDIARY                  OWNERSHIP            PRINCIPAL ACTIVITY
    -----------------------------------------  ---------     --------------------------------
    Amscan Inc. .............................     100%       Manufacturer -- paper tableware;
                                                               and distributor -- worldwide
    Am-Source, Inc. .........................     100%       Manufacturer -- plastic products
    Trisar, Inc. ............................     100%       Manufacturer -- gift products
    Amscan Distributors (Canada) Ltd. .......     100%       Distributor -- Canada
    Amscan Holdings Limited..................      75%       Distributor -- United Kingdom
    Amscan (Asia-Pacific) Pty. Ltd. .........      85%       Distributor -- Australia and
                                                             Asia
    Amscan Partyartikel GmbH.................      95%       Distributor -- Germany
    Amscan Svenska AB........................     100%       Distributor -- Sweden
    Amscan de Mexico, S.A. de C.V. ..........      50%       Distributor -- Mexico
    JCS Realty Corp. ........................     100%       Real estate -- Canada
    SSY Realty Corp. ........................     100%       Real estate -- United States

  Acquisitions

     In conjunction with the IPO, the Company entered into an agreement to acquire an additional 50% of Am-Source, Inc. The stockholders of Am-Source, Inc. exchanged all of their outstanding capital stock for 624,999 shares of the Company's stock valued at $7,500,000. The acquisition has been accounted for as a

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
purchase and the excess purchase price over the fair value of the net assets acquired of $7,443,000 is being amortized on a straight-line basis over thirty years.

     The results of operations for the acquisition of the 50% balance of Am-Source, Inc. are included in the accompanying financial statements from the date of acquisition. The results of operations for this acquisition for the years ended December 31, 1996, 1995 and 1994 had the acquisition occurred at the beginning of 1994, are not significant.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     Highly liquid investments with a maturity of three months or less when purchased are considered to be equivalents.

  Inventories

     Substantially all inventories of the Company are valued at the lower cost or market (principally on the first-in, first-out method).

  Property, Plant, and Equipment

     Property, plant and equipment are stated at cost. Machinery and equipment under capital leases are stated at the present value of the minimum lease payments at the inception of the lease.

     Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Machinery and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  Intangible Assets

     Intangible assets are comprised of $7,443,000 and $350,000 at December 31, 1996 and 1995 respectively, of goodwill, net of amortization, which represents the excess of the purchase price of acquired companies over the estimated fair value of the net assets acquired. Goodwill is being amortized on a straight-line basis over periods ranging from three years to thirty years. Accumulated amortization was $1,050,000 and $700,000 as of December 31, 1996 and 1995, respectively.

     The Company adopted Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No. 121"). Such adoption had no impact on the Company's financial statements. In accordance with SFAS No. 121, the Company systematically reviews the recoverability of its intangible and other long-lived assets by comparing their unamortized carrying value to their related anticipated undiscounted future cash flows. Any impairment related to long-lived assets is measured by reference to the assets' fair market value, and any impairment related to goodwill is measured against discounted cash flows. Impairments are charged to expense when such determination is made.

  Revenue Recognition

     The Company recognizes revenue from product sales when the goods are shipped to the customers. Product returns and warranty costs are immaterial.

  Catalogue Costs

     The Company expenses costs associated with the production of annual catalogues when incurred.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

  Art and Development Costs

     Art and development costs are primarily internal costs that are not easily associated with specific designs which may not reach commercial production. Accordingly, the Company expenses these costs as incurred.

  Income Taxes

     Prior to the IPO, Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. were operated as Subchapter S corporations for federal income and, where available, for state income tax purposes. As a result, these corporations did not record or pay any federal or state income taxes except in states which do not recognize Subchapter S corporation status.

     Since December 18, 1996, the Company has been taxed as a Subchapter C corporation, and as a result, the Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under the asset and liability method of SFAS 109, certain income and expense items are reported differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Non-Recurring Compensation Expenses

     In conjunction with the IPO, the Company has recorded non-recurring compensation expenses of $15,535,000 in 1996 related to stock and cash payments of $12,535,000 to certain executives in connection with the termination of prior employment agreements and $3,000,000 for the establishment of an ESOP for the benefit of the Company's domestic employees and the payment of stock bonuses to certain of such employees.

  Stock-Based Compensation

     The Company has accounted for the distribution of stock and for the issuance of stock options under its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations ("APB 25"). As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123 (see note (10)).

  Foreign Currency Transactions and Translation

     Realized foreign currency exchange gains or losses, which result from the settlement of receivables or payables in currencies other than U.S. dollars, are credited or charged to operations. Unrealized gains or losses on foreign currency exchanges are insignificant.

     The balance sheets of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. The results of operations of foreign subsidiaries are translated into U.S. dollars at

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES
the average exchange rates effective for the periods presented. The differences from historical exchange rates are reflected as a separate component of stockholders' equity.

  Concentration of Credit Risk

     While the Company's customers are geographically disbursed throughout North America, South America, Europe, Asia and Australia, there is a concentration of sales made to and accounts receivable from the stores which operate in the party superstore channel of distribution. At December 31, 1996 and 1995, the Company's two largest customers, with approximately 185 stores, accounted for 21.7% and 12%, respectively, of consolidated accounts receivable. For the years ended December 31, 1996, 1995 and 1994, sales to the Company's two largest customers represented 21.5%, 17% and 10%, respectively, of consolidated net sales. Of such amount, sales to the Company's largest customer represented 14.5%, 11% and 8%, respectively. No other group or combination of customers subjected the Company to a concentration of credit risk.

  Reclassifications

     In connection with the preparation of the accompanying financial statements, the Company has classified printing plates purchased from third party vendors as property, plant and equipment. Previously, the Company classified such printing plates that are used in the Company's manufacturing process as other assets. Prior balances of property, plant and equipment and other assets have been reclassified accordingly.

     Certain other amounts in prior financial statements have been reclassified to conform to the current year presentation.

  Use of Estimates

     Management has made estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) INVENTORIES

     Inventories at December 31, 1996 and 1995 consisted of the following (dollars in thousands):

                                                                    1996        1995
                                                                   -------     -------
        Finished goods...........................................  $42,127     $42,125
        Raw materials............................................    3,863       2,277
        Work-in process..........................................    1,388       1,839
                                                                   -------     -------
                                                                    47,378      46,241
        Less: reserve for slow moving and obsolete inventory.....   (1,685)     (1,228)
                                                                   -------     -------
                                                                   $45,693     $45,013
                                                                   =======     =======

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

(4) PROPERTY, PLANT AND EQUIPMENT

     Major classifications of property, plant and equipment at December 31, 1996 and 1995 consisted of the following (dollars in thousands):

                                                                               ESTIMATED
                                                          1996       1995     USEFUL LIVES
                                                        --------   --------   ------------
        Machinery and equipment.......................  $ 31,621   $ 25,530     3-15
        Buildings.....................................    10,153      9,524     31-40
        Data processing equipment.....................     9,259      6,123       5
        Leasehold improvements........................     3,449      4,784      25
        Furniture and fixtures........................     3,071      2,370      10
        Land..........................................     1,917      1,917      --
                                                        --------   --------
                                                          59,470     50,248
        Less: accumulated depreciation and
          amortization................................   (24,807)   (21,075)
                                                        --------   --------
                                                        $ 34,663   $ 29,173
                                                        ========   ========

     Depreciation and amortization expense was $4,787,000, $3,982,000 and $3,322,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

(5) LOANS AND NOTES PAYABLE

     The Company has entered into a revolving credit agreement with several banks which expires on September 20, 2000. Amounts available for borrowing under this agreement, subject to asset availability and other restrictions, are as follows (dollars in thousands):

        September 20, 1996 - September 19, 1997............................  $55,000
        September 20, 1997 - September 20, 2000............................  $60,000

     Such revolving credit agreement is collateralized by a first lien on certain of the assets of the Company. The revolving credit agreement provides for interest on the borrowings to be based on either a prime borrowing rate or LIBOR plus 0.875%, whichever is lower. Additionally, the revolving credit agreement requires the Company to comply with certain covenants including the maintenance of financial ratios, as defined. At December 31, 1996, the Company was in compliance with all such covenants.

     Loans and notes payable outstanding at December 31, 1996 and 1995 consisted of the following (dollars in thousands):

                                                                    1996        1995
                                                                   -------     -------
        Revolving credit line with interest at LIBOR plus 0.875%
          (6.75% and 6.41%, at December 31, 1996 and 1995,
          respectively)..........................................  $ 5,000     $35,000
        Revolving credit line with interest at the prime rate
          (8.25% and 8.5%, at December 31, 1996 and 1995,
          respectively)..........................................   23,950       2,060
        Revolving credit line denominated in Canadian Dollars
          with interest at the Canadian prime rate (4.75% at
          December 31, 1996).....................................      378
        Revolving credit line denominated in British Pounds
          Sterling with interest at the U.K. Base rate plus 2%
          (8.5% at December 31, 1995)............................                  789
                                                                   -------     -------
                                                                   $29,328     $37,849
                                                                   =======     =======

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

     The weighted average interest rates on loans and notes payable outstanding at December 31, 1996 and 1995 were 7.95% and 6.57%, respectively.

     The Company is currently involved in three interest rate swap transactions covering $25,000,000 of its outstanding obligation under the revolving credit agreement. The transactions fix the interest rates as indicated below and entitles the Company to settle with the counterparty on a quarterly basis, the product of the notional amount times the amount, if any, by which the ninety day LIBOR exceeds the fixed rate. Net payments to the counterparty under the swap agreements for the years ended December 31, 1996, 1995 and 1994, which have been recorded as additional interest expense, were as follows (dollars in thousands):

                                                                                 ADDITIONAL INTEREST
                                                                                       EXPENSE
                                        NOTIONAL                                ----------------------
           DATE OF CONTRACT             AMOUNT        TERM       FIXED RATE     1996     1995     1994
--------------------------------------  -------     ---------    ----------     ----     ----     ----
September 28, 1994....................  $ 5,000      10 years       7.945%      $122     $ 94     $34
May 12, 1995..........................  $10,000       5 years       6.590%       105       42
July 20, 1995.........................  $10,000      10 years       6.750%       122       38
                                                                                ----     ----     ---
                                                                                $349     $174     $34
                                                                                ====     ====     ===

(6) LONG-TERM INDEBTEDNESS

     Long-term indebtedness at December 31, 1996 and 1995 consisted of the following (dollars in thousands):

                                                                    1996        1995
                                                                   -------     -------
        Mortgage obligations(a)..................................  $ 6,654     $ 6,956
        Term loans(b)............................................    5,778       5,152
        Capital lease obligations(c).............................    5,194       2,415
                                                                   -------     -------
          Total long-term indebtedness...........................   17,626      14,523
        Less: current installments...............................   (2,541)     (2,239)
                                                                   -------     -------
        Long-term indebtedness, excluding current installments...  $15,085     $12,284
                                                                   =======     =======

---------------
(a) The Company has mortgage obligations payable to financial institutions relating to certain distribution facilities due through September 13, 2004. The mortgages are collateralized by specific real estate assets of the Company and carry interest rates ranging from the Canadian prime rate plus 0.5% (5.25% and 8.0% as of December 31, 1996 and 1995, respectively) to 8.51%. At December 31, 1996 and 1995, $2,100,000 and $1,800,000 of mortgage obligations, respectively, are denominated in Canadian dollars.

(b) The Company has various term loans payable to financial institutions due through April 1, 2002. The loans are collateralized by specific assets of the Company and carry interest rates which range from 8.01% to 9.5%.

(c) The Company has entered into various capital leases for machinery and equipment with implicit interest rates ranging from 4.71% to prime rate plus 1.0% (9.25% at December 31, 1996) which extend to 2003.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

     At December 31, 1996, principal maturities of long-term indebtedness consisted of the following (dollars in thousands):

                                                      MORTGAGES        CAPITAL
                                                      AND LOANS   LEASE OBLIGATIONS    TOTAL
                                                      ---------   -----------------   -------
        1997........................................   $ 1,682         $ 1,139        $ 2,821
        1998........................................     1,741           1,243          2,984
        1999........................................     1,718           1,176          2,894
        2000........................................     1,682           1,136          2,818
        2001........................................     1,682           1,281          2,963
        Thereafter..................................     3,927             147          4,074
                                                       -------          ------        -------
                                                        12,432           6,122         18,554
        Amount representing interest................                      (928)          (928)
                                                       -------          ------        -------
        Long-term indebtedness......................   $12,432         $ 5,194        $17,626
                                                       =======          ======        =======

(7) DUE TO PRINCIPAL STOCKHOLDER

     At December 31, 1996 and 1995, the Company owed the Principal Stockholder $1,274,000 and $16,000,000, respectively, under a subordinated note with interest payable monthly. This note is subject to a subordination agreement among the Principal Stockholder, Amscan Inc., and the lenders involved with the revolving credit agreement as discussed in note (5). Interest is the prime rate plus 0.5% (8.75% and 9% at December 31, 1996 and 1995, respectively).

     Prior to the IPO, certain subsidiaries of the Company declared a dividend representing distributions of accumulated Subchapter S profits of $15,841,000 and a return of capital of $7,583,000. These amounts and nearly all of the previous balances of subordinated debt were repaid from the net proceeds of the IPO. A waiver was obtained from the banks for the repayment of these amounts due to the Principal Stockholder.

     Further, the Company had unsecured current loans payable to the Principal Stockholder aggregating $2,453,000 at December 31, 1995 at interest rates ranging from 7% to 12%. The loans had different forms of collateral but were generally subordinated to the credit facility discussed in note (5). During 1996, these amounts were converted to subordinated debt.

(8) EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of the Company maintain a profit-sharing plan for all eligible employees providing for annual discretionary contributions to a trust. As of January 1, 1995, the plan required the subsidiaries to match 25% to 50% of the first 6% of an employee's annual salary contributed to the plan. Benefit expense for the years ended December 31, 1996, 1995 and 1994 totaled $731,000, $558,000 and $548,000, respectively.

     In connection with the IPO, the Company established the Employee Stock Ownership Plan (the "ESOP") for the benefit of its domestic employees and authorized the payments of stock bonuses to certain of such employees. There was a special one-time issuance of 250,000 shares of common stock of the Company, valued at $1,898,000 for the establishment of the ESOP and $1,102,000 for payment of stock bonuses.

(9) SPECIAL BONUSES

     During the periods presented, Amscan Inc. had employment agreements with certain key executives and senior managers which provided for these individuals to receive annual bonuses based upon the pre-tax income of Amscan, Inc. and certain of its affiliates. These bonuses, which amounted to approximately 18% to 20% of pre-tax income, are reflected in the Consolidated Statements of Operations in the caption "Special Bonuses."

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

These individuals will not receive such special bonuses after 1996. At December 31, 1996 and 1995, respectively, $1,584,000 and $2,581,000 were accrued for such bonuses and included in accrued expenses.

(10) STOCK OPTION PLAN

     In 1996, the Company adopted a stock option plan (the "Plan") pursuant to which a committee of the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 2,000,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price no less than the stock's fair market value at the date of grant. An option may not be exercised within one year of grant and no option will be exercisable after ten years from the date granted. Participants may exercise approximately 25% of the total number of shares granted in each year subsequent to the year of the grant.

     The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in connection with the issuance of options under the stock option plan. Had the Company's stock option plan been determined based on the fair value of the options granted at the grant date, the compensation cost for 1996 would not have been material.

     Options were issued in connection with the IPO totaling 425,000 shares of common stock at the initial offering price. It has been assumed that the estimated fair value of the options is amortized on a straight line basis to compensation expense over the vesting period of the grant, which is approximately four years. The estimated fair value of each option on the date of grant is $5.22, using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 25%; risk-free interest rate of 6.43%; and expected lives of 7 years. All options issued were outstanding and none was exercisable as of December 31, 1996.

(11) INCOME TAXES

     Prior to the consummation of the IPO, Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. elected to be taxed as Subchapter S corporations under the Internal Revenue Code. Accordingly, these companies were not subject to federal and state income taxes, to the extent that states recognize Subchapter S corporation status. Upon the termination of the Subchapter S corporation status in connection with the IPO, the aforementioned companies became subject to federal and state income taxes. The cumulative effect of such tax status change relating to the recording of deferred taxes as of December 18, 1996 was $786,000 and has been included in the income tax expense for the year ended December 31, 1996.

     A summary of the domestic and foreign pre-tax income for the years ended December 31, 1996, 1995 and 1994 were as follows (dollars in thousands):

                                                          1996       1995        1994
                                                         ------     -------     -------
        Domestic.......................................  $3,137     $17,750     $10,009
        Foreign........................................  $2,595     $ 1,456     $   582

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

     The provision for income taxes consisted of the following (dollars in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996      1995     1994
                                                              ------     ----     ----
        Current:
          Foreign...........................................  $  992     $731     $464
          State.............................................     212
                                                              ------     ----     ----
                  Total current provision...................   1,204      731      464
                                                              ------     ----     ----
        Deferred:
          Change in tax status..............................     786
          Foreign...........................................     100
          Federal...........................................    (113)
          State.............................................     (25)
                                                              ------     ----     ----
                  Total deferred provision..................     748       --       --
                                                              ------     ----     ----
        Income tax expense..................................  $1,952     $731     $464
                                                              ======     ====     ====

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1996, the deferred assets and liabilities consisted of the following (dollars in thousands):

        Current deferred tax assets:
          Provision for doubtful accounts...................................  $1,692
          Accrued liabilities...............................................   1,568
          Inventories.......................................................   1,438
          Other.............................................................     175
                                                                              ------
                  Current deferred tax assets...............................  $4,873
                                                                              ======
        Non-current deferred tax liabilities:
          Property, plant and equipment.....................................  $4,484
          Future taxable income resulting from a change in accounting method
             for tax purposes...............................................     823
          Other.............................................................     355
                                                                              ------
        Non-current deferred tax liabilities................................  $5,662
                                                                              ======

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

     The difference between the Company's effective tax rate and the federal statutory rate of 35% is reconciled below:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1996      1995      1994
                                                              -----     -----     -----
        Provision at federal statutory rate.................   35.0%     35.0%     35.0%
        Effect of Subchapter S income not subject to federal
          income taxes......................................  (19.1)    (32.3)    (33.1)
        Change in tax status................................   13.7
        Other...............................................    4.5       1.1       2.5
                                                              -----     -----     -----
        Effective tax rate..................................   34.1%      3.8%      4.4%
                                                              =====     =====     =====

(12) STOCKHOLDERS' EQUITY

  Initial Public Offering

     On December 18, 1996, the Company completed the IPO in which it sold 4,000,000 shares of its common stock for $12.00 per share. The proceeds, net of underwriter's discount, fees and expenses, of $43,340,000 were used to repay subordinated debt outstanding to stockholders and loans payable to banks.

     At December 31, 1996, the Company's authorized capital stock consisted of 5,000,000 shares of preferred stock, $0.10 par value, of which no shares were issued or outstanding, and 50,000,000 shares of common stock, $0.10 par value, of which 20,698,076 shares were issued and outstanding.

(13) LEASES

     The Company is obligated under various capital leases for certain machinery and equipment which expire on various dates through October 1, 2001 (see also note (6)). At December 31, 1996 and 1995, the amount of machinery and equipment and related accumulated amortization recorded under capital leases and included with property, plant and equipment consisted of the following (dollars in thousands):

                                                                     1996        1995
                                                                    -------     ------
        Machinery and equipment...................................  $ 6,452     $3,174
        Less: accumulated amortization............................   (1,042)      (564)
                                                                    -------     ------
                                                                    $ 5,410     $2,610
                                                                    =======     ======

     Amortization of assets held under capitalized leases is included with depreciation expense.

     The Company has several noncancelable operating leases with unaffiliated third parties, primarily for office and manufacturing space, showrooms, and warehouse equipment that expire over the next eight years. These leases generally contain renewal options and require the Company to pay real estate taxes, utilities and related insurance.

     At December 31, 1996, the Company also had noncancelable operating leases with the Principal Stockholder and real estate entities owned either directly or indirectly by the Principal Stockholder ("Unconsolidated Affiliates") for warehouse and office space that expire over the next five years. Rent due to Unconsolidated Affiliates represents future commitments associated with property leased by the Company from the Principal Stockholder or such entities owned directly or indirectly by the Principal Stockholder.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

     At December 31, 1996 future minimum lease payments under all operating leases consisted of the following (dollars in thousands):

                                                                   UNCONSOLIDATED
                                                 THIRD PARTIES       AFFILIATES        TOTAL
                                                 -------------     --------------     -------
        1997...................................     $ 3,831            $2,246         $ 6,077
        1998...................................       3,883             2,309           6,192
        1999...................................       2,713             2,374           5,087
        2000...................................       1,908             1,239           3,147
        2001...................................       1,908               167           2,075
        2002 - 2006............................       6,184                             6,184
        2007 - 2011............................       4,631                             4,631
        2012 - 2016............................       4,325                             4,325
        Thereafter.............................         505                               505
                                                    -------            ------         -------
                                                    $29,888            $8,335         $38,223
                                                    =======            ======         =======

     Rent expense for the years ended December 31, 1996, 1995 and 1994 was $5,300,000, $2,547,000 and $2,245,000, respectively, of which $2,134,000,
$936,000 and $893,000, respectively, related to leases with Unconsolidated Affiliates.

     On April 5, 1996, the Company entered into an operating lease agreement with a third party whereby the Company may lease up to $11,000,000 of machinery and equipment. The agreement provides for equal monthly payments over 12 years, including renewal options. In connection with this agreement, the Company has entered into commitments for equipment with a fair value of approximately $10,800,000 as of December 31, 1996. Assuming the entire lease facility is utilized, future minimum lease payments will be increased as follows (dollars in thousands):

                  1997...........................................    $ 1,305
                  1998...........................................      1,305
                  1999...........................................      1,305
                  2000...........................................      1,305
                  2001...........................................      1,305
                  Thereafter.....................................      9,135
                                                                     -------
                                                                     $15,660
                                                                     =======

(14) SEGMENT INFORMATION

  Industry Segments

     The Company operates in one industry segment which involves the design, manufacture, contract for manufacture and distribution of party and novelty goods.

  Geographic Segments

     The Company's export sales, other than those intercompany sales reported below as sales between geographic areas, are not material. Sales between geographic areas primarily consist of sales of finished goods for distribution in the foreign markets of Australia, Canada, Germany, Mexico, Sweden, and the United Kingdom. No one single foreign operation is significant to the Company's consolidated operations. Intersegment sales between geographic areas are made at cost plus a share of operating profit.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

     The Company's geographic area data for each of the three fiscal years ended December 31, 1996, 1995 and 1994 were as follows (dollars in thousands):

                                                  DOMESTIC   FOREIGN     ELIMINATIONS     CONSOLIDATED
                                                  --------   -------     ------------     ------------
1996
Sales to unaffiliated customers.................  $168,165   $24,540                        $192,705
Sales between geographic areas..................     8,643       116       $ (8,759)              --
                                                  --------   -------        -------         --------
Net sales.......................................  $176,808   $24,656       $ (8,759)        $192,705
                                                  ========   =======        =======         ========
Income from operations..........................  $ 10,643   $ 2,115                        $ 12,758
                                                  ========   =======
Interest expense, net...........................                                               6,691
Other expense, net..............................                                                 335
                                                                                            --------
Income before income taxes and minority
  interests.....................................                                            $  5,732
                                                                                            ========
Identifiable assets.............................  $127,472   $12,802                        $140,274
                                                  ========   =======                        ========
1995
Sales to unaffiliated customers.................  $146,198   $21,205                        $167,403
Sales between geographic areas..................     8,508        60       $ (8,568)              --
                                                  --------   -------        -------         --------
Net sales.......................................  $154,706   $21,265       $ (8,568)        $167,403
                                                  ========   =======        =======         ========
Income from operations..........................  $ 22,782   $ 1,887                        $ 24,669
                                                  ========   =======
Interest expense, net...........................                                               5,772
Other income, net...............................                                                (309)
                                                                                            --------
Income before income taxes and minority
  interests.....................................                                            $ 19,206
                                                                                            ========
Identifiable assets.............................  $ 99,123   $15,478                        $114,601
                                                  ========   =======                        ========
1994
Sales to unaffiliated customers.................  $115,196   $16,833                        $132,029
Sales between geographic areas..................     5,645        89       $ (5,734)              --
                                                  --------   -------        -------         --------
Net sales.......................................  $120,841   $16,922       $ (5,734)        $132,029
                                                  ========   =======        =======         ========
Income from operations..........................  $ 13,468   $ 1,048                        $ 14,516
                                                  ========   =======
Interest expense, net...........................                                               3,843
Other expense, net..............................                                                  82
                                                                                            --------
Income before income taxes and minority
  interests.....................................                                            $ 10,591
                                                                                            ========
Identifiable assets.............................  $ 80,117   $13,767                        $ 93,884
                                                  ========   =======                        ========

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash and cash equivalents, accounts receivables, deposits and other current assets, loans and notes payable, accounts payable, accrued expenses (non-derivatives) and other current liabilities approximates fair value at December 31, 1996 because of the short term maturity of those instruments or their variable rate of interest.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

     The carrying amounts for long term debt approximates fair value at December 31, 1996. Fair value has been estimated by discounting the future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity.

     The fair value of interest rate swaps is the estimated amount that the bank would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. Termination of the swap agreements at December 31, 1996 would require the Company to pay the bank $719,500.

(16) PRO FORMA DATA AND SUPPLEMENTAL PRO FORMA DATA (UNAUDITED)

     Pro forma net income for the years ended December 31, 1996, 1995 and 1994 give effect to pro forma income tax provisions at statutory rates (40.5%) assuming Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. had not elected Subchapter S corporation status for those periods.

     For purposes of the pro forma net income per share of $0.60 for the year ended December 31, 1996, net income has been adjusted to give effect to (i) the reduction in compensation expenses ($14,173,000) paid to an officer assuming the officer was a stockholder as of the beginning of the period presented, (ii) the reduction in interest expense related to bank debt and subordinated indebtedness due to the Principal Stockholder assuming such debt was repaid from the net proceeds of the IPO as of the beginning of the period presented ($2,228,000), and (iii) additional pro forma income taxes calculated at 40.5% assuming Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. had not elected Subchapter S corporation status ($6,518,000).

     In accordance with the provisions of SAB 83, the pro forma weighted average common shares outstanding represents the historical weighted average common shares outstanding adjusted for the shares issued in connection with the exchange of shares in the Organization, the IPO shares, the ESOP shares and other shares issued in contemplation of the IPO to have been outstanding as if the transactions occurred at the beginning of the period presented.

(17) SUBSEQUENT EVENT

     On January 8, 1997, an additional 422,400 shares of common stock were sold at $12.00 per share to cover the over-allotments as provided for in the underwriting agreements between the Company and the underwriters associated with the IPO. The proceeds, net of underwriter's discount, fees and expenses, of $4,588,984 were used to repay borrowings outstanding to banks.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
                             (DOLLARS IN THOUSANDS)

                                                      BEGINNING                                  ENDING
                                                       BALANCE      WRITE-OFFS     ADDITIONS     BALANCE
                                                      ---------     ----------     ---------     -------
Allowance for Doubtful Accounts:
  For the year ended:
     December 31, 1994..............................   $ 1,104        $1,855        $ 2,676      $ 1,925
     December 31, 1995..............................     1,925         1,001          1,581        2,505
     December 31, 1996..............................     2,505           717          2,350        4,138

                                                      BEGINNING                                  ENDING
                                                       BALANCE      WRITE-OFFS     ADDITIONS     BALANCE
                                                      ---------     ----------     ---------     -------
Inventory Reserves
  For the year ended:
     December 31, 1994..............................   $   609        $  375        $   600      $   834
     December 31, 1995..............................       834           406            800        1,228
     December 31, 1996..............................     1,228           731          1,188        1,685

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                     SEPTEMBER 30,     DECEMBER 31,
                                                                         1997              1996
                                                                     -------------     ------------
                                                                      (UNAUDITED)         (NOTE)

                                                                             (IN THOUSANDS)
                              ASSETS
Cash and cash equivalents..........................................    $     684         $  1,589
Accounts receivable, net of allowances.............................       56,276           37,378
Inventories........................................................       48,736           45,693
Deposits and other current assets..................................        9,680           11,360
                                                                        --------         --------
     Total current assets..........................................      115,376           96,020
Property, plant and equipment, net.................................       37,157           34,663
Intangible assets, net.............................................        7,540            7,443
Other assets, net..................................................        2,687            2,148
                                                                        --------         --------
          Total assets.............................................    $ 162,760         $140,274
                                                                        ========         ========
               LIABILITIES AND STOCKHOLDERS' EQUITY
Loans and notes payable............................................    $  10,020         $ 29,328
Subordinated and other indebtedness due to stockholders............                         1,393
Accounts payable...................................................       11,153            7,128
Accrued expenses...................................................        7,317            9,403
Income taxes payable...............................................        6,458              822
Current portion of long-term obligations...........................        5,556            2,541
                                                                        --------         --------
     Total current liabilities.....................................       40,504           50,615
Long-term obligations, excluding current portfolio.................       24,828           15,085
Deferred tax liabilities...........................................        5,585            5,662
Other..............................................................        2,841              963
                                                                        --------         --------
          Total liabilities........................................       73,758           72,325
Stockholders' equity:
  Preferred Stock ($0.10 par value; 5,000,000 shares authorized;
     none issued and outstanding)..................................                            --
  Common stock ($0.10 par value; 50,000,000 shares authorized;
     21,120,476 and 20,698,076 shares issued, respectively)........        2,112            2,070
  Additional paid-in-capital.......................................       65,985           61,503
  Retained earnings................................................       21,649            4,748
  Foreign currency translation adjustment..........................         (454)            (372)
  Treasury stock, at cost (21,691 shares)..........................         (290)              --
                                                                        --------         --------
     Total stockholders' equity....................................       89,002           67,949
                                                                        --------         --------
          Total liabilities and stockholders' equity...............    $ 162,760         $140,274
                                                                        ========         ========

Note: The balance sheet at December 31, 1996 has been derived from the audited consolidated financial statements at that date.

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                         ----------------------
                                                                           1997         1996
                                                                         --------     ---------
Net sales............................................................    $161,286     $ 147,008
Cost of sales........................................................     103,460        92,861
                                                                         --------       -------
  Gross profit.......................................................      57,826        54,147
Operating expenses:
  Selling expenses...................................................       9,598         8,691
  General and administrative expenses................................      13,225        14,113
  Art and development costs..........................................       3,891         3,671
  Special bonuses....................................................                     3,300
                                                                         --------       -------
     Total operating expenses........................................      26,714        29,775
                                                                         --------       -------
     Income from operations..........................................      31,112        24,372
Interest expense, net................................................       2,654         4,569
Other (income) expense, net..........................................        (219)        (301)
                                                                         --------       -------
     Income before income taxes and minority interests...............      28,677        20,104
Income taxes.........................................................      11,627           767
Minority interests...................................................         149         1,242
                                                                         --------       -------
     Net income......................................................    $ 16,901     $  18,095
                                                                         ========       =======
     Net income per common share.....................................    $   0.80
                                                                         ========
     Weighted average common and common equivalent shares used in computation....................................................  21,097,133
                                                                         ========
Pro forma data (Note (6)):
     Income before income taxes......................................                 $  18,862
     Pro forma income tax expense....................................                 $   7,888
                                                                                        -------
     Pro forma net income............................................                 $  10,974
                                                                                        =======

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                            FOREIGN
                                              ADDITIONAL                   CURRENCY
                                   COMMON      PAID-IN       RETAINED     TRANSLATION     TREASURY
                                   STOCK       CAPITAL       EARNINGS     ADJUSTMENT       STOCK        TOTAL
                                   ------     ----------     --------     -----------     --------     -------
                                                             (DOLLARS IN THOUSANDS)
Balance as of December 31, 1996... $2,070      $ 61,503      $  4,748        $(372)                    $67,949
Net income........................                             16,901                                   16,901
Net proceeds from sale of Common
  Stock (Note 3)..................     42         4,482                                                  4,524
Payments to acquire treasury
  stock...........................                                                         $ (290)        (290)
Net change in translation
  adjustment......................                                             (82)                        (82)
                                   ------       -------       -------        -----          -----      -------
Balance as of September 30,
  1997............................ $2,112      $ 65,985      $ 21,649        $(454)        $ (290)     $89,002
                                   ======       =======       =======        =====          =====      =======

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                          FOR THE NINE MONTHS
                                                                          ENDED SEPTEMBER 30,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
Cash flows from operating activities:
  Net income...........................................................  $ 16,901     $ 18,095
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.....................................     4,505        3,579
     Provision for doubtful accounts...................................     1,423          963
     Gain on disposal of equipment.....................................       (29)
     Changes in operating assets and liabilities:
       Increase in accounts receivable.................................   (24,310)     (20,442)
       Increase in inventories.........................................    (3,043)         (61)
       Decrease in deposits and other current assets...................     2,469          262
       Increase (decrease) in accounts payable, accrued expenses and
        income taxes payable...........................................     7,575       (1,029)
     Other, net........................................................     2,988          195
                                                                         --------      -------
          Net cash provided by operating activities....................     8,479        1,562
Cash flows from investing activities:
  Capital expenditures.................................................    (6,895)      (5,574)
  Proceeds from disposal of equipment..................................       140
                                                                         --------      -------
          Net cash used in investing activities........................    (6,755)      (5,574)
Cash flows from financing activities:
  Net proceeds from sale of Common Stock...............................     4,524
  Proceeds from loans, notes payable and long-term obligations.........    15,620       10,242
  Repayment of loans, notes payable and long-term obligations..........   (22,208)      (2,003)
  Repayment of subordinated and other indebtedness due to
     stockholders......................................................      (182)      (3,220)
  Payments to acquire treasury stock...................................      (290)
                                                                         --------      -------
          Net cash (used in) provided by financing activities..........    (2,536)       5,019
  Effect of exchange rate changes on cash and cash equivalents.........       (93)          31
                                                                         --------      -------
  Net (decrease) increase in cash and cash equivalents.................      (905)       1,038
  Cash and cash equivalents at beginning of period.....................     1,589        2,492
                                                                         --------      -------
  Cash and cash equivalents at end of period...........................  $    684     $  3,530
                                                                         ========      =======
  SUPPLEMENTAL DISCLOSURE:
     Interest paid.....................................................  $  2,622     $  4,970
     Taxes paid........................................................  $  6,612     $    546

Supplemental information on non-cash activities:

Capital lease obligations of $59 and $2,074 were incurred during the nine months ended September 30, 1997 and 1996, respectively.

During September 1996, the Company declared the distribution of $7,600 of previously provided capital and $13,067 of previously undistributed earnings. Such amounts were included in subordinated and other indebtedness to stockholders.

          See accompanying notes to consolidated financial statements.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)

NOTE (1) ORGANIZATION AND DESCRIPTION OF BUSINESS

     Amscan Holdings, Inc. ("Amscan Holdings") was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities (the "Affiliated Group"). An initial public offering of 4,000,000 shares of the Company's Common Stock at $12.00 per share (the "IPO") was completed on December 18, 1996 pursuant to which the principal stockholder (the "Principal Stockholder") and certain affiliates of the Principal Stockholder exchanged shares in the Affiliated Group for 15,024,616 and 138,461 shares, respectively, in Amscan Holdings (the "Organization") and in the case of the Principal Stockholder, $133,000 in cash. Prior to the IPO, certain members of the Affiliated Group were operated as Subchapter S corporations for federal and, where available, state income tax purposes. In connection with the IPO, such members declared dividends representing distributions of accumulated Subchapter S corporation profits and a return of capital. These amounts were reflected as subordinated debt and repaid from the net proceeds of the IPO.

     Amscan Holdings and its subsidiaries (collectively the "Company") design, manufacture, contract for manufacture and distribute paper and plastic party goods, accessories and novelty items principally in the United States, Canada and Europe.

NOTE (2) BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Amscan Holdings and its majority-owned subsidiaries. Investments in less than majority-owned subsidiaries are accounted for on an equity basis. As a result of the transfer of ownership between the former stockholders of the Affiliated Group and Amscan Holdings, certain members of the Affiliated Group terminated their Subchapter S election on December 18, 1996 and are being taxed as Subchapter C corporations under federal and certain state income tax requirements. Such transfer of ownership was accounted for in a manner similar to a pooling of interests. For the period prior to December 18, 1996, financial statements are presented on a combined basis. Certain reclassifications have been made to conform to the current year's presentation.

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The results of operations may be affected by seasonal factors such as the timing of holidays or industry factors that may be specific to a particular period, such as movement in and the general level of raw material costs. For further information, see the financial statements and footnotes thereto included in the Amscan Holdings annual report on Form 10-K for the year ended December 31, 1996.

NOTE (3) COMMON STOCK

     On January 8, 1997, an additional 422,400 shares of the Company's Common Stock were sold at $12.00 per share to cover the over-allotment option as provided for in the underwriting agreement between the Company and the underwriters associated with the IPO. The proceeds, net of underwriters' discount, fees and expenses, of $4,523,984 were used to repay outstanding bank borrowings.

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

NOTE (4) INVENTORIES

     Inventories consisted of the following:

                                                                                DECEMBER
                                                             SEPTEMBER 30,         31,
                                                                 1997             1996
                                                             -------------     -----------
                                                                    (IN THOUSANDS)
        Finished goods.....................................     $45,357          $42,127
        Raw materials......................................       3,408            3,863
        Work-in-process....................................       1,708            1,388
                                                                -------          -------
                                                                 50,473           47,378
        Less: reserve for slow moving and obsolete
          inventory........................................      (1,737)          (1,685)
                                                                -------          -------
                                                                $48,736          $45,693
                                                                =======          =======

Substantially all inventories are valued at the lower of cost, determined on a first in - first out basis, or market.

NOTE (5) NET INCOME PER COMMON SHARE

     Net income per common share is computed by dividing net income by the weighted average number of shares of Common Stock outstanding during each period, including the common stock equivalent of dilutive stock options.

NOTE (6) INCOME TAXES

     The consolidated income tax provision for the nine months ended September 30, 1997 was determined based upon an estimate of the Company's consolidated effective income tax rates for the year ending December 31, 1997. The differences between the consolidated effective income tax rate and the U.S. Federal statutory rate are primarily attributable to state income taxes and the effects of foreign operations.

     The amounts shown as income taxes for the nine months ended September 30, 1996 consisted principally of foreign income taxes as most of the members of the Affiliated Group had elected Subchapter S Corporation status for such period. Pro forma net income for the nine months ended September 30, 1996 gives effect to pro forma income tax provisions at an estimated effective tax rate (40.5%) assuming those members of the Affiliated Group had not elected Subchapter S corporation status for such period.

NOTE (7) OTHER MATTERS

     On July 7, 1997, a customer accounting for approximately 2% of the Company's consolidated sales for the nine months ended September 30, 1997 and the year ended December 31, 1996, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. According to publicly available documents, the customer is currently operating as a debtor-in-possession and plans to reorganize pursuant to the Bankruptcy Code. At September 30, 1997, amounts receivable from the customer which totaled approximately $1.8 million, have been substantially provided for in the Company's allowance for doubtful accounts. The Company does not believe the potential loss of this customer will have a material adverse effect on the Company's future results of operations or its financial condition.

     On August 10, 1997, Amscan Holdings and Confetti Acquisition, Inc. ("Confetti"), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. ("GSCP") and certain other private investment funds managed by Goldman, Sachs & Co., entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a recapitalization of Amscan Holdings in which Confetti will be merged with and into Amscan Holdings ("Merger"), with Amscan Holdings as the surviving corporation. Pursuant to

                     AMSCAN HOLDINGS, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

the Merger Agreement, each share of Amscan Holdings' Common Stock will, at the election of each of Amscan Holdings' public stockholders, be converted into the right to receive either (i) $16.50 in cash or (ii) $9.33 in cash plus a retained interest in Amscan Holdings equal to one share of Amscan Holdings Common Stock for every 150,000 shares elected (the "Mixed Consideration Option"), with fractional shares paid in cash.

     It is expected that following the Merger, GSCP will own approximately 82.5% of the then outstanding shares of Amscan Holdings Common Stock, certain members of Amscan Holdings management will own approximately 7.5%, and the Estate of John A. Svenningsen (the "Estate"), which currently owns approximately 71.2% of Amscan Holdings, will own almost 10%. The Merger, which is expected to be consummated in the fourth quarter of 1997, is subject to the approval of Amscan Holdings stockholders, the availability of contemplated financing, Confetti's satisfaction that the Merger will be recorded as a recapitalization for financial reporting purposes, the expiration of antitrust waiting periods and certain other customary conditions. As of September 24, 1997, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, had expired or been terminated with respect to all of the filings made thereunder.

     The Merger is expected to be financed with an equity contribution of approximately $67.5 million (including contributions of Amscan Holdings Common Stock by certain employee stockholders and including issuances of restricted stock), $117 million from a senior term loan and $110 million from the issuance of senior subordinated debt. GSCP has received a commitment from Goldman Sachs Credit Partners L.P. with respect to the senior term loan and a highly confident letter from Goldman, Sachs & Co. with respect to the senior subordinated debt. In connection with the Merger, the Company will enter into a $50 million revolving credit facility which will, subject to a borrowing base, be available to fund the working capital requirements of the Company.

     In connection with the Merger, Confetti has entered into a Voting Agreement (the "Voting Agreement") with the Estate and Christine Svenningsen, the wife of John A. Svenningsen and the Executrix of the Estate, pursuant to which they have, among other things, (i) agreed to vote all their shares of Amscan Holdings Common Stock in favor of the Merger and against certain competing transactions, and to elect the Mixed Consideration Option in the Merger with respect to all such shares, (ii) agreed not to sell or transfer any of their shares of Amscan Holdings Common Stock prior to the effective time or termination of the Voting Agreement, and (iii) granted Confetti an irrevocable option to acquire their shares at a price of $9.83 per share exercisable within 90 days after termination of the Merger Agreement (other than a termination upon mutual consent or a termination by Amscan Holdings based on an actual material breach by Confetti of its obligations under the Merger Agreement). In the event that Confetti exercises its option under the Voting Agreement, it will be required to make a cash tender offer for the remaining shares of Amscan Holdings Common Stock not held by it at a price of $16.50 per share. At a meeting held on August 10, 1997, the Amscan Holdings Board of Directors approved the Merger Agreement and the Voting Agreement and approved Confetti becoming an "interested stockholder" within the meaning of Section 203 of the General Corporation Law of the State of Delaware.

     During September 1997, the Company entered into an agreement to convert $4.0 million of trade accounts receivable from a customer into an equity interest. The Company subsequently transferred 50% of this interest to the Principal Stockholder in full satisfaction of $2.0 million of obligations. The remaining equity interest is included in other assets.

                                                                         ANNEX A

          ------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                           CONFETTI ACQUISITION, INC.
                                      AND
                             AMSCAN HOLDINGS, INC.
                          DATED AS OF AUGUST 10, 1997
          ------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       -----
                                         ARTICLE 1
                                         THE MERGER

SECTION 1.1    The Merger............................................................    A-1
SECTION 1.2    Closing...............................................................    A-2
SECTION 1.3    Effective Time........................................................    A-2
SECTION 1.4    Effects of the Merger.................................................    A-2
SECTION 1.5    Certificate of Incorporation; By-Laws.................................    A-2
SECTION 1.6    Directors and Officers................................................    A-2

                                         ARTICLE 2
                      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                                  CONSTITUENT CORPORATIONS

SECTION 2.1    Effect on Capital Stock...............................................    A-2
SECTION 2.2    Dissenting Share......................................................    A-3
SECTION 2.3    Mixed Consideration Elections.........................................    A-3
SECTION 2.4    Treatment of Options..................................................    A-4
SECTION 2.5    Surrender of Shares; Transfer Books...................................    A-5

                                         ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1    Organization and Qualification; Subsidiaries..........................    A-7
SECTION 3.2    Certificates of Incorporation and By-Laws.............................    A-7
SECTION 3.3    Capitalization........................................................    A-7
SECTION 3.4    Authority Relative to This Agreement..................................    A-8
SECTION 3.5    No Conflict; Required Filings and Consents............................    A-9
SECTION 3.6    Compliance............................................................   A-10
SECTION 3.7    SEC Filings; Financial Statements.....................................   A-10
SECTION 3.8    Absence of Certain Changes or Events..................................   A-10
SECTION 3.9    Absence of Litigation.................................................   A-10
SECTION 3.10   Properties............................................................   A-11
SECTION 3.11   Employee Benefit Plans................................................   A-12
SECTION 3.12   Tax Matters...........................................................   A-13
SECTION 3.13   Environmental Laws....................................................   A-14
SECTION 3.14   Intellectual Property.................................................   A-15
SECTION 3.15   Labor Matters.........................................................   A-15
SECTION 3.16   Business Relationships; No Restrictive Agreements.....................   A-16
SECTION 3.17   Form S-4; Proxy Statement.............................................   A-16
SECTION 3.18   Brokers...............................................................   A-16
SECTION 3.19   Opinion of Company Financial Advisor..................................   A-16
SECTION 3.20   Board Recommendation..................................................   A-16
                                         ARTICLE 4
                          REPRESENTATIONS AND WARRANTIES OF NEWCO

SECTION 4.1    Corporate Organization................................................   A-17
SECTION 4.2    Authority Relative to This Agreement..................................   A-17

                                                                                       PAGE
                                                                                       -----
SECTION 4.3..  No Conflict; Required Filings and Consents............................   A-17
SECTION 4.4    Form S-4; Proxy Statement.............................................   A-18
SECTION 4.5    Brokers...............................................................   A-18
SECTION 4.6    Financing.............................................................   A-18
SECTION 4.7    Newco Not an Interested Stockholder...................................   A-18
SECTION 4.8    Solvency of the Company Following the Merger..........................   A-18

                                         ARTICLE 5
                           CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1    Conduct of Business Pending the Merger................................   A-18

                                         ARTICLE 6
                                   ADDITIONAL AGREEMENTS

SECTION 6.1    Stockholders Meeting..................................................   A-20
SECTION 6.2    Form S-4 and Proxy Statement..........................................   A-20
SECTION 6.3    Access to Information; Confidentiality................................   A-21
SECTION 6.4    No Solicitation.......................................................   A-22
SECTION 6.5    ESOP..................................................................   A-22
SECTION 6.6    Directors' and Officers' Indemnification and Insurance................   A-22
SECTION 6.7    Notification of Certain Matters.......................................   A-23
SECTION 6.8    Further Action; Best Efforts..........................................   A-23
SECTION 6.9    Public Announcements..................................................   A-25
SECTION 6.10   Disposition of Litigation.............................................   A-25
SECTION 6.11   Affiliates............................................................   A-25
SECTION 6.12   Stop Transfer Order...................................................   A-25
SECTION 6.13   Transfer Taxes........................................................   A-25
SECTION 6.14   Employee Plans and Benefits...........................................   A-25

                                         ARTICLE 7
                                    CONDITIONS OF MERGER

SECTION 7.1    Conditions to Obligation of Each Party to Effect the Merger...........   A-26
SECTION 7.2    Conditions to Obligation of Newco.....................................   A-26
SECTION 7.3    Conditions to Obligation of the Company...............................   A-27

                                         ARTICLE 8
                             TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1    Termination...........................................................   A-28
SECTION 8.2    Effect of Termination.................................................   A-28
SECTION 8.3    Fees and Expenses.....................................................   A-28
SECTION 8.4    Amendment.............................................................   A-29
SECTION 8.5    Waiver................................................................   A-29

                                         ARTICLE 9
                                     GENERAL PROVISIONS

SECTION 9.1    Non-Survival of Representations, Warranties and Agreements............   A-29
SECTION 9.2    Notices...............................................................   A-29

                                                                                       PAGE
                                                                                       -----
SECTION 9.3    Certain Definitions...................................................   A-30
SECTION 9.4    Severability..........................................................   A-31
SECTION 9.5    Entire Agreement; Assignment..........................................   A-31
SECTION 9.6    Parties in Interest...................................................   A-31
SECTION 9.7    Governing Law.........................................................   A-31
SECTION 9.8    Headings..............................................................   A-31
SECTION 9.9    Counterparts..........................................................   A-31

Annex A -- Form of Affiliate Letter
Exhibit A -- Certificate of Incorporation of Amscan Holdings, Inc.

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 10, 1997 (the "Agreement"), between Confetti Acquisition, Inc., a Delaware corporation ("Newco"), and Amscan Holdings, Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Company and Newco have determined that the merger of Newco with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, based on the availability of the Cash Election Price to any stockholder who so elects, would be fair to and in the best interests of their respective stockholders, and such Boards of Directors have approved the Merger, pursuant to which each share of common stock, par value $.10 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) (other than (a) shares of Company Common Stock owned, directly or indirectly, by the Company or any Subsidiary (as defined in Section 9.3) of the Company or by Newco or any Subsidiary of Newco and (b) Dissenting Shares (as defined in Section 2.2)), will be converted into either (A) at the election of the holder thereof and subject to the terms hereof, the right to retain one-one hundred fifty thousandth (1/150,000) of each share of their Company Common Stock and the right to receive $9.33 per share in cash or (B) the right to receive $16.50 per share in cash;

     WHEREAS, the Merger and this Agreement require the affirmative vote by the holders of a majority of the shares of the Company Common Stock outstanding and entitled to vote for the adoption and approval thereof (the "Company Stockholder Approval");

     WHEREAS, Newco is a newly formed corporation organized at the direction of GS Capital Partners II, L.P.;

     WHEREAS, as a condition to Newco's willingness to enter into this Agreement and consummate the transactions contemplated hereby, Newco has required that the "Stockholder" (as defined in the Voting Agreement (as defined below)) agree, among other things, to vote all shares of Company Common Stock beneficially owned by the Stockholder and certain related persons (as defined in Section 9.3) in accordance with the Voting Agreement and comply with the other provisions of the Voting Agreement, and to make a Mixed Consideration Election (as defined herein) with respect to all shares of Company Common Stock owned by the Stockholder; and in order to induce Newco to enter into this Agreement, the Stockholder will execute and deliver the Voting Agreement, dated as of the date hereof, among Newco, the Estate of John A. Svenningsen, and Christine Svenningsen (the "Voting Agreement");

     WHEREAS, in connection with this Agreement, Newco and certain employees of the Company entered into certain agreements as of the date hereof relating to their employment with the Company following the Effective Time and relating to their ownership of the capital stock of Newco (collectively, the "Employment Arrangements");

     WHEREAS, certain terms used herein are defined in Section 9.3;

     WHEREAS, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time

(as defined in Section 1.3), Newco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Newco shall cease and the Company shall survive the Merger.

     SECTION 1.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article 7 (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.3 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 7, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Newco shall vest in the Company following the Merger, and all debts, liabilities and duties of the Company and Newco shall become the debts, liabilities and duties of the Company following the Merger.

     SECTION 1.5 Certificate of Incorporation; By-Laws. (a) At the Effective Time and without any further action on the part of the Company or Newco or their respective stockholders, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in its entirety in the form set forth as Exhibit A hereto and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the certificate of incorporation of the Company following the Merger.

     (b) At the Effective Time and without any further action on the part of the Company or Newco or their respective stockholders, the by-laws of Newco as in effect immediately prior to the Effective Time shall be the by-laws of the Company following the Merger and thereafter may be amended or repealed in accordance with their terms and the certificate of incorporation of the Company following the Merger and as provided under the DGCL.

     SECTION 1.6 Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the initial directors of the Company following the Merger, each to hold office in accordance with the certificate of incorporation and by-laws of the Company following the Merger, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Company following the Merger, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                   ARTICLE 2

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or any holder of any shares of Company Common Stock or any shares of capital stock of
Newco:

          (a) Common Stock of Newco. Each share of common stock, par value $.10 per share, of Newco ("Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into a number of fully paid and nonassessable shares of the common stock, par value $.10 per share, of the Company following the Merger equal to the quotient of (i) 900 divided by (ii) the number of shares of Newco Common Stock outstanding immediately prior to the Effective Time.

          (b) Cancellation of Treasury Stock and Newco-Owned Company Common Stock. Each share of Company Common Stock that, immediately prior to the Effective Time, is owned by the Company or by any Subsidiary of the Company, and each share of Company Common Stock that, immediately prior to the Effective Time, is owned by Newco or any Subsidiary of Newco shall automatically be cancelled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion of Company Common Stock. Except as otherwise provided herein, each issued and outstanding share of Company Common Stock (other than any such shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.2)) shall be converted into the following (the "Merger Consideration"):

             (i) for each such share of Company Common Stock with respect to which an election to retain Company Common Stock has been effectively made and not revoked or lost, pursuant to Section 2.3 ("Electing Shares"), the right to retain one-one hundred fifty thousandth (1/150,000) of a fully paid and nonassessable share of Company Common Stock and the right to receive in cash from the Company following the Merger an amount equal to $9.33 (such Company Common Stock and cash, together, being the "Mixed Consideration"); or

             (ii) for each such share of Company Common Stock, other than Electing Shares, the right to receive in cash from the Company following the Merger an amount equal to $16.50 (the "Cash Election Price").

          (d) Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares issued pursuant to Section 2.1(a) (the "New Shares") and those shares retained pursuant to Section 2.1(c)(i) after giving effect to Section 2.5(e) (the "Retained Shares")) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (other than New Shares and Retained Shares) shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except the right to receive cash, including cash in lieu of fractional shares of Company Common Stock, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.5.

     SECTION 2.2 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.1(c)(ii) of this Agreement, without any interest thereon.

     (b) The Company shall give Newco (i) prompt notice of any demands for appraisal pursuant to Section 262 received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Newco, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     SECTION 2.3 Mixed Consideration Elections. (a) Each person who, on or prior to the Election Date referred to in (c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Mixed Election") on or prior to such Election Date to retain and receive, as applicable, Mixed Consideration, on the basis hereinafter set forth.

     (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.17), Newco shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

     (c) Newco shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), with the Proxy Statement to the record holders of Company Common Stock as of the record date for the Stockholders Meeting (as defined in Section 6.1), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to retain and receive, as applicable, Mixed Consideration for any or all shares of Company Common Stock held by such holder. The Company will use its best efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain and receive, as applicable, Mixed Consideration shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on the business day (the "Election Date") next preceding the date of the Stockholders Meeting, a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NASDAQ trading days after the date of execution of such guarantee of delivery).

     (d) Any Form of Election may be revoked by the stockholder after submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date (which shall be the record date for determination of stockholders entitled to make the Mixed Election), unless Newco and such stockholder agree otherwise. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Newco and the Company that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

     (e) The good faith determination of the Exchange Agent as to whether or not elections to retain and receive, as applicable, Mixed Consideration have been properly made or revoked pursuant to this Section 2.3 with respect to shares of Company Common Stock, and as to when elections and revocations were received by it, shall be binding. If the Exchange Agent determines that any election to retain and receive, as applicable, Mixed Consideration was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to
Section 2.1(c)(ii). The Exchange Agent may, with the mutual agreement of Newco and the Company, make such rules as are consistent with this Section 2.3 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     SECTION 2.4 Treatment of Options. (a) Except as otherwise agreed by Newco and any such holder of an Option (as defined below) prior to the Effective Time, including pursuant to the Employment Arrangements, immediately prior to the Effective Time, each outstanding stock option held by any current or former employee or director (an "Option") granted under the 1996 Stock Option Plan for Key Employees (the "Stock Plan"), whether or not then exercisable, shall be cancelled by the Company, and except as otherwise agreed by the Company, Newco and the holder, the holder thereof shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of shares of Company Common Stock previously subject to such Option and (b) the excess, if any, of the Cash Election Price over the per share exercise price of the shares of Company Common Stock previously subject to such Option, reduced by the amount of any withholding or other taxes required by law to be withheld (the "Option Cash-Out Amount").

     (b) The Company shall use its reasonable best efforts to take all such action as is necessary prior to the Effective Time to terminate the Stock Plan so that on and after the Effective Time no current or former employee or director shall have any Option to purchase shares of Company Common Stock or any other equity interest in the Company under the Stock Plan and to provide that from and after the Effective Time, to the extent any Option has not been cancelled as contemplated by Section 2.4(a), upon exercise of any such Option, the holder thereof shall be entitled to receive only the Option Cash-Out Amount. The Company shall use its reasonable best efforts to obtain any consents necessary to release the Company from any liability in respect of any Option.

     SECTION 2.5  Surrender of Shares; Transfer Books.  (a) Exchange
Agent. Following the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, as and when needed, the cash portion of the Merger Consideration for exchange in accordance with this Article 2. Such funds shall be invested by the Exchange Agent as directed by the Company, provided that such investments shall be (i) securities issued or directly and fully guaranteed or insured by the United Stated government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) certificates of deposit, eurodollar time deposits and bankers' acceptances with maturities not exceeding six months and overnight bank deposits with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia, provided that such commercial bank, depository institution or trust company has, at the time of investment, (A) capital and surplus exceeding $250 million and (B) outstanding short-term debt securities which are rated at least A-1 by Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody's Investors Service, Inc. or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause
(ii) above, (iv) commercial paper having a rating in the highest rating categories from Standard & Poor's Rating Group Division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease to publish ratings of investments and in each case maturing within six months after the date of acquisition and (v) money market mutual or similar funds having assets in excess of $1 billion. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Company upon the Company's request.

     (b) Exchange Procedures for Shares of Company Common Stock. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Company Common Stock, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of Company Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of cash and, if appropriate, certificates for retained Company Common Stock. If any certificate for such Company Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common Stock surrendered for exchange is registered, it shall be a condition of such exchange or payment that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange or payment shall pay to the Company or its

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transfer agent any transfer or other taxes required by reason of the issuance of certificates for Company Common Stock pursuant hereto in a name other than that of, or payment to a person other than, the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b), each certificate for shares of Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Company Common Stock.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to retained Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of Company Common Stock with respect to the shares of retained Company Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.5(e) until the surrender of such certificate in accordance with this Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Company Common Stock issued in connection therewith, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of retained Company Common Stock to which such holder is entitled pursuant to Section 2.5(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of retained Company Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained Company Common Stock.

     (d) No Further Ownership Rights in Company Common Stock Exchanged. All cash paid or shares of Company Common Stock retained upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this Article 2 (including any cash paid pursuant to Section 2.5(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificates.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of retained Company Common Stock shall be issued pursuant to a Mixed Election in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Notwithstanding any other provision of this Agreement, each record holder of shares of Company Common Stock exchanged pursuant to a Mixed Election in connection with the Merger who would otherwise have been entitled to receive a fraction of a share of retained Company Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to an amount equal to the same fraction of $75,000 as is equal to the fraction of one share of Company Common Stock such holder would have been entitled to otherwise retain.

     (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.5 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Company, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article 2 shall thereafter look only to the Company and only as general creditors thereof for payment of their claims for cash, if any, retained Company Common Stock, if any, any cash in lieu of fractional shares of retained Company Common Stock, or any dividends or distributions with respect to retained Company Common Stock to which such holders may be entitled.

     (g) No Liability. None of Newco, the Company or the Exchange Agent shall be liable to any person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been

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

surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of retained Company Common Stock, or any dividends or distributions with respect to retained Company Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.5(b)), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Newco that, except as set forth in the Section of the Disclosure Schedule delivered in connection with this Agreement as of the date hereof (the "Disclosure Schedule") relating to the correlative Section of this Article 3:

     SECTION 3.1 Organization and Qualification; Subsidiaries. (a) Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. When used in connection with the Company or any of its Subsidiaries, the term "Material Adverse Effect" means any change or effect that (a) either individually or in the aggregate with all other changes or effects, is materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole or (b) would prevent consummation of, or materially adversely affect the ability of the parties hereto to consummate, the transactions contemplated by this Agreement.

     (b) The only direct or indirect Subsidiaries of the Company are those listed in Section 3.1(b) of the Disclosure Schedule. Except as set forth in
Section 3.1(b) of the Disclosure Schedule, all the outstanding shares of capital stock of and other equity interests in each such Subsidiary have been validly issued and are fully paid and non-assessable and are owned (of record and beneficially) by the Company, by another Subsidiary of the Company or by the Company and another such Subsidiary, free and clear of all pledges, claims, mortgages, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Section 3.1(b) sets forth a list of any other person that owns capital stock of and other equity interests in any Subsidiary of the Company, and the amount of such capital stock so owned. Except for the ownership interests set forth in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any other person.

     SECTION 3.2 Certificates of Incorporation and By-Laws. The Company has heretofore furnished to Newco complete and correct copies of the certificate of incorporation and the by-laws of the Company and each of its Subsidiaries as currently in effect. Such certificates of incorporation and by-laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company or such Subsidiaries. The Company and its Subsidiaries are not in violation of any of the provisions of their respective certificates of incorporation or by-laws.

     SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, $.10 par value per share (the "Company Preferred Stock"). As of July 31, 1997, (i) 21,098,785 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 21,691 shares of Company Common Stock were held in the treasury of the

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

Company and (iii) an aggregate of 512,000 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Options. Other than the shares of Company Common Stock reserved for issuance as set forth in the preceding clause (iii), no capital stock or other equity interests in the Company or any of its Subsidiaries is issuable upon exercise of the Options. As of the date hereof, no shares of Company Preferred Stock are, and as of the Closing Date no shares of Preferred Stock will be, issued and outstanding. Since July 31, 1997, the Company has not issued or reserved for issuance (a) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries, except as a result of the exercise of Options outstanding at July 31, 1997 or (b) any Options, except as described in this Section 3.3. All shares of Company Common Stock subject to issuance as aforesaid pursuant to Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. To the knowledge of the Company, other than as provided in the Voting Agreement, there are no irrevocable proxies with respect to shares of capital stock or other equity interests in the Company or any Subsidiary of the Company. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or among any securityholders of the Company with respect to securities of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Options, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries, or any securities exchangeable for or convertible into capital stock or other equity or voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and there are not outstanding any equity equivalents, interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights (collectively, with the Options, "Company Securities") and there are no other options, calls, warrants or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of or equity or voting interests in the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Except as set forth in Section 3.3 of the Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any outstanding Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and its Subsidiaries is set forth in Section 3.3 of the Disclosure Schedule (the "Company Debt"). Except as set forth in Section 3.3 of the Disclosure Schedule,
(i) the loans and other extensions of credit under the Company Debt are each prepayable on not more than 30 days notice, without additional cost other than reimbursement of customary breakage costs, and (ii) interest payable with respect to each of the loans and other extensions of credit under the Company Debt is calculated on the basis of a floating interest rate.

     SECTION 3.4 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assuming the accuracy of Newco's representations contained in Section 4.7 (without giving effect to the knowledge qualification thereof), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Newco, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company has approved this Agreement, the Voting Agreement (including the option contemplated thereby) and, to the extent necessary, the Employment Arrangements and the transactions contemplated hereby and thereby (including the Merger) (provided, in the case of the Voting Agreement and the Employment Arrangements, that such approval is limited to the forms provided to the Company at the time of execution hereof without giving effect to any amendments, modifications or waivers thereunder not approved by the Company) so as to render inapplicable hereto and thereto the limitation on business combinations contained in Section 203 of the DGCL (or any similar provision). As a result of the foregoing actions, assuming the accuracy of Newco's representations contained in Section 4.7 (without giving effect to the knowledge qualification thereof), the only vote required to authorize the Merger is the affirmative vote of a majority of the outstanding shares of Company Common Stock. To the knowledge of the Company, no state takeover statute or similar statute or regulation, other than Section 203 of the DGCL, applies or purports to apply to this Agreement, the Merger, the Voting Agreement, the Employment Arrangements, or any of the other transactions contemplated hereby or thereby. No provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Newco or its affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Newco or its affiliates or permit any stockholder to acquire securities of the Company on a basis not available to Newco in the event that Newco were to acquire securities of the Company, and neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences.

     SECTION 3.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not: (i) conflict with or violate the certificate of incorporation or by-laws of the Company or the equivalent organizational documents of any of its Significant Subsidiaries; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, ordinance, judgment, arbitral award or decree applicable to the Company or any of its Subsidiaries or by which they or any of their respective properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, alteration, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any loan, credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except (A) in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (B) in the case of clause (iii), other than as set forth on Section 3.5(a) of the Disclosure Schedule.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, order or permit of, action by, registration, declaration or filing with or notice or notification to, any Federal, state, local or foreign government or any court, arbitral authority, administrative agency or commission or other governmental authority, official or agency, domestic or foreign (a "Governmental Entity"), except for (i) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state securities or "Blue Sky" laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (iii) such consents, approvals, authorizations, orders, permits, actions, registrations, declarations, filings, notices or notifications the failure of which to make

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or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.6 Compliance. The conduct of the business of each of the Company and each of its Subsidiaries complies with all laws, rules, regulations, orders, ordinances, judgments, arbitral awards and decrees applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is, or has received any notice or has knowledge that any other party is, in default or violation of any loan, credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, concession, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 3.7 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since October 15, 1996 (collectively, including all exhibits and schedules thereto and documents incorporated therein by reference, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. No SEC Report contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to Newco prior to the date hereof), none of the SEC Reports filed prior to the date hereof contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports, complies as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1996, including the notes thereto, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 1996, except as contemplated by this Agreement, disclosed in the SEC Reports filed and publicly available prior to the date of this Agreement or disclosed in
Section 3.8 of the Disclosure Schedule, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or (ii) any action which, if it had been taken after the date hereof, would have required the consent of Newco under
Section 5.1 hereof.

     SECTION 3.9 Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Entity, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Company, no basis for any such suit, claim, action, proceeding or investigation

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exists. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which, insofar as can be reasonably foreseen, in the future would reasonably be expected to have a Material Adverse Effect. As of the date hereof, no officer or director of the Company is a defendant in any litigation commenced by stockholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company under any Federal, state, local or foreign law (including litigation under Federal and state securities laws). Except as set forth in Section 3.9 of the Disclosure Schedule, to the knowledge of the Company, there exist no indemnification agreements with any of the directors and officers of the Company. Each of the director indemnification agreements referred to in item A.2. of Section 3.9 of the Disclosure Schedule is in the form included as Exhibit 10(l) to the Company's Form 10-K for the year ended December 31, 1996.

     SECTION 3.10  Properties.  (a) The Company or one of its Subsidiaries has
(i) good and marketable fee title to the real property owned in fee by the Company or any of its Subsidiaries (collectively, the "Owned Properties") and
(ii) good and valid leasehold title or other occupancy right to the real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the "Leased Properties") (Owned Properties and Leased Properties being sometimes referred to herein collectively as the "Company Properties"), in each case free and clear of all options to purchase or lease (in the case of the Owned Properties), leases, subleases, rights of first offer, conditions of limitation, easements, Liens, covenants, rights-of-way and other restrictions (collectively, "Title Matters"), except for such Title Matters set forth in
Section 3.10(a) of the Disclosure Schedule, which Title Matters, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Section 3.10(a) of the Disclosure Schedule sets forth a complete and accurate list and description of all Owned Properties and all Leased Properties.

     (b) Each agreement under which real property is leased, subleased or licensed to the Company or one of its Subsidiaries (collectively, the "Company Leases") is in full force and effect in accordance with its respective terms and the Company or one of its Subsidiaries is the holder of the lessee's or tenant's interest thereunder and there exists no default under any of the Company Leases by the Company or any of its Subsidiaries and no circumstance exists which, with the giving of notice, the passage of time or both could result in such a default, except for such defaults or other circumstances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.10(b) of the Disclosure Schedule, the transfer of the shares of Company Common Stock or the consummation of any other part of the transactions contemplated hereby does not violate the terms of any of the Company Leases. Except as set forth in Section 3.10(b) of the Disclosure Schedule, no Company Lease is subject to any pledge, Lien, sublease, assignment, license or other agreement granting to any third party any interest in such Company Lease or any right to the use or occupancy of any Leased Property. Except as set forth in Section 3.10(b) of the Disclosure Schedule, true and complete copies of the Company Leases have previously been delivered to Newco, including (without limitation) all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. The lessee under each Company Lease is now in possession of the applicable Leased Property.

     (c) Each of the Company and its Subsidiaries has all permits necessary to own or operate its Owned Real Property and Leased Real Property as currently owned, and no such permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued after the Closing in order to permit the Company following the Merger to continue to own or operate such Company Properties, other than any such permits the absence of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Section 3.10(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received, with respect to any Owned Real Property or Leased Real Property, any written notice of default or any written notice of noncompliance with respect to applicable Federal, state, local and foreign laws and regulations relating to zoning, building, fire, use restriction or safety or health codes which have not been remedied in all respects which would reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened condemnation or other governmental taking of any of the Owned Real Property or Leased Real Property. All buildings, structures, improvements and fixtures located on, under, over or within the Company Properties, and all other aspects of each of the Company Properties, (A) are in good operating condition and repair and are structurally sound and free of any material defects; and (B) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.

     SECTION 3.11 Employee Benefit Plans. (a) Section 3.11(a) of the Disclosure Schedule contains, to the knowledge of the Company, a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including without limitation multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which any employee or former employee of the Company or any of its Subsidiaries has, or could reasonably be expected to have, any present or future right to benefits or under which the Company or any Subsidiary of the Company has, or could reasonably be expected to have, any present or future material liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans". Section 3.11(a) of the Disclosure Schedule also contains a true and complete description of all severance plans of the Company or any of its Subsidiaries. No Company Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or is an "employee pension plan" within the meaning of Section 3(2) of ERISA subject to Title IV of ERISA.

     (b) With respect to each Company Plan, the Company has delivered or made available to Newco a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) the most recent determination letter; (iii) any summary plan description and other written communications (or description of any oral communication) by the Company or any of its Subsidiaries which modify in any significant respect the benefits provided under the terms of any Company Plan in a manner not reflected in any of the documents otherwise described in this subsection (b); and (iv) for the three most recent years (A) the Form 5500 and attached schedules; (B) audited financial statements; and (C) actuarial valuation reports.

     (c) With respect to all the Company Plans, except as set forth in the SEC
Reports: (i) all Company Plans are in compliance with all applicable law, including the Internal Revenue Code of 1986, as amended (the "Code"), and ERISA, including in compliance with all filing and reporting requirements, except as would not reasonably be expected to have a Material Adverse Effect; (ii) the aggregate projected benefit obligations of each pension plan that is subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Plan) do not exceed the fair market value of the assets of such pension plan (as of the date of such valuation), and, to the knowledge of the Company, no material adverse change has occurred with respect to the financial condition of such plan since such last valuation; (iii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired; (iv) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Company Plan that has resulted or could result in any material liability (direct or indirect) of the Company or any of its Subsidiaries under Sections 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code; (v) there is no pending or, to the knowledge of the Company, threatened litigation or administrative agency proceeding relating to any Company Plan (other than benefit claims in the ordinary course); (vi) the Company has no obligations under any unfunded deferred compensation plans; (vii) neither the Company, its Subsidiaries nor any entity that is treated as a single employer with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") has incurred or reasonably expects to incur any Lien or liability to the Pension Benefit Guaranty Corporation, any Pension Plan or otherwise under Sections 3.02 or 6.01 et seq. of Title IV of ERISA (other than the payment of contributions or premiums, none of which are overdue) or under Sections 412,

4971 or 4980B of the Code; and (viii) neither the Company nor any of its Subsidiaries makes any contributions to or has any obligation to create or contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA) or a multiple employer plan (within the meaning of Section 413(c) of the
Code).

     (d) Except as specifically contemplated by this Agreement or as disclosed in Section 3.11(d) of the Disclosure Schedule, the consummation of the Merger and the other transactions contemplated hereby will not (x) entitle any employee or director of the Company or any of its Subsidiaries to severance pay, or (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans.

     SECTION 3.12 Tax Matters. For purposes of this Section 3.12 and Section 3.11, any reference to the Company or its Subsidiaries shall include any corporation that merged or was liquidated with and into the Company or any of its Subsidiaries. Except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

          (a) All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed. The Company and its Subsidiaries have (i) timely paid all Taxes that are due, or that have been asserted in writing by any taxing authority to be due, from or with respect to it for the periods ending prior to the date hereof or (ii) provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

          (b) No claim for unpaid Taxes has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries.

          (c) The statute of limitations with respect to the Tax Returns of the Company and its Subsidiaries and of each affiliated group (within the meaning of the Code) of which the Company and any of its Subsidiaries are or have been a member for all periods through the respective years specified in Section 3.12 of the Disclosure Schedule has expired. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiary of the Company for any taxable period, and no power of attorney granted by or with respect to the Company or any Subsidiary of the Company relating to Taxes is currently in force.

          (d) No audit or other proceeding by any Governmental Entity has formally commenced and no notification has been given to the Company or any Subsidiary of the Company that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Subsidiary of the Company or any Tax Return filed by or with respect to the Company or any Subsidiary of the Company. No assessment of Tax has been proposed in writing against the Company or any Subsidiary of the Company or any of their assets or properties.

          (e) As of the Effective Time, neither the Company nor any of the Subsidiaries shall be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement.

          (f) There is no contract or agreement, plan or arrangement by the Company or any Subsidiary of the Company covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or its Subsidiaries by reason of Section 162(m) or Section 280G of the Code or otherwise, as now in effect or as in effect as of the Effective Time.

          (g) As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     SECTION 3.13 Environmental Laws. (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries hold, and, to the knowledge of the Company, are in compliance with, all Environmental Permits, and the Company and its Subsidiaries are otherwise in compliance with all applicable Environmental Laws and there are no circumstances that might prevent or interfere with such compliance in the future; (ii) none of the Company or any of its Subsidiaries has received any Environmental Claim, and the Company is not aware of any threatened Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to a Environmental Claim, against the Company or any of its Subsidiaries; (iii) none of the Company or any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of the Company or any of its Subsidiaries is subject to any judgment, decree, order or other requirement relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law; (iv) to the knowledge of the Company, there are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials, (D) urea-formaldehyde insulation, (E) sumps, (F) surface impoundments, (G) landfills, (H) sewers or septic systems or (I) other Hazardous Materials present at any facility owned, leased, operated or otherwise used by the Company or any of its Subsidiaries that could reasonably be expected to give rise to a liability of the Company or any of its Subsidiaries under any Environmental Laws; (v) to the knowledge of the Company, there are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its Subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, migration, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to a material liability of the Company or any of its Subsidiaries under any Environmental Laws or any contract or agreement; (vi) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or its Subsidiaries following such consummation; (vii) to the knowledge of the Company, Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or any of its Subsidiaries, in violation of, or in a manner or to a location that could give rise to a material liability under, any Environmental Laws; and
(viii) to the knowledge of the Company, the Company and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws.

     (b) For purposes of this Agreement, the following terms shall have the following meanings:

          "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries,
     (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

          "Environmental Laws" means all applicable Federal, state, local and foreign statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state, local and foreign laws.

          "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries, including without limitation in connection with the operations of the Company's and its Subsidiaries' facilities and otherwise to conduct their respective businesses.

          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos containing materials, pollutants, contaminants and all other materials, substances and forces, including but not limited to electromagnetic fields, regulated pursuant to, or that could form the basis of liability under, any Environmental Law.

     SECTION 3.14 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) no claims are pending or, to the knowledge of the Company, threatened, and the Company and its Subsidiaries have not received any notice or notification alleging, that the Company or any of its Subsidiaries is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by, licensed to and/or used by the Company or its Subsidiaries and, to the knowledge of the Company, there is no basis therefor; (iii) neither the Company nor any of its subsidiaries has infringed upon or misappropriated, or is infringing upon or misappropriating, any U.S. or foreign patents or copyrights or any U.S., state or foreign trademarks, or other Intellectual Property rights of any person; (iv) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (v) the execution and delivery of this contemplated hereby do not and will not conflict with or result in any violation or default (with or without notice or lapse of time or both) or give rise to any right, license or Lien relating to Intellectual Property, or right of termination, alteration, amendment, cancellation or acceleration of any Intellectual Property right or obligation, or the loss or encumbrance of any Intellectual Property or benefit related thereto, or result in or require the creation, imposition or extension of any Lien upon any Intellectual Property or right. For purposes of this Agreement, "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, customer lists, marketing and customer information, mask works, rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof. The items disclosed on Section 3.14 of the Disclosure Schedule do not and will not, in any material respect, limit the ability of the Company and its Subsidiaries to conduct their business in the ordinary course of business consistent with past practice, and do not and will not result in the imposition of significant additional costs.

     SECTION 3.15 Labor Matters. Except as disclosed in Section 3.15 of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Company's knowledge, threatened; (iv) to the knowledge of the Company, no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against the Company or any of its Subsidiaries; (v) to the knowledge of the Company, no grievance is pending or threatened against the Company or any of its Subsidiaries; and

(vi) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

     SECTION 3.16 Business Relationships; No Restrictive Agreements. (a) The relationships of the Company and its Subsidiaries with its customers, distributors, licensors, designers and suppliers are satisfactory in all material respects and the execution of this Agreement and the consummation of the Merger and the transactions contemplated hereby will not materially adversely affect the relationships of the Company and its Subsidiaries with such customers, distributors, licensors, designers and suppliers.

     (b) The Company and its Subsidiaries are not parties to or bound by any agreement, contract, policy, license, document, instrument, arrangement or commitment that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any geographic area or which would so limit the freedom of the Company or any of its Subsidiaries or affiliates after the Effective Time.

     SECTION 3.17 Form S-4; Proxy Statement. None of the information supplied by the Company for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by the Company in connection with the retention of Company Common Stock following the Merger (such Form S-4, as amended or supplemented, is herein referred to as the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 6.1) (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement") will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Newco specifically for inclusion in the Proxy Statement. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Agreement, the parties agree that statements made and information in the Form S-4 and the Proxy Statement relating to the Federal income tax consequences of the transactions herein contemplated to holders of Company Common Stock shall be deemed to be supplied by the Company and not by Newco.

     SECTION 3.18 Brokers. No broker, finder or investment banker other than Wasserstein Perella & Co., Inc. (the "Company Financial Advisor") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Newco a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby. Assuming the amount of net debt reflected in the Company's financial records as of June 30, 1997, as provided to the Company Financial Advisor, is the same amount at the Closing, the aggregate fees payable under such agreements would be approximately $2.0 million. Compensation for the Company Financial Advisor's services in connection with the transactions contemplated by this Agreement will be calculated on the Closing Date and will be based on the Aggregate Consideration (as such term is defined in the letter agreement, dated July 8, 1997, between the Company Financial Advisor and the Company) paid in such transactions.

     SECTION 3.19 Opinion of Company Financial Advisor. The Company has received the opinion of the Company Financial Advisor dated the date of this Agreement, to the effect that the Cash Election Price to be received in the Merger by the Company's stockholders, other than the Stockholder, is fair to such stockholders from a financial point of view.

     SECTION 3.20 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the disinterested directors present (which directors constituted a quorum) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Voting Agreement and the transactions contemplated thereby, taken together, based on the availability of the Cash Election Price to any stockholder who so elects, are fair to and in the best interests of the stockholders of the Company (other than the Stockholder), and
(ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                    OF NEWCO

     Newco hereby represents and warrants to the Company that:

     SECTION 4.1 Corporate Organization. Newco is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger. Newco was formed on June 23, 1997 solely for the purpose of engaging in the transactions contemplated hereby. Newco has not (i) incurred, nor will it incur prior to and including the Effective Time, directly or indirectly, any liabilities or obligations, (ii) engaged in any business activity or transaction, or (iii) entered into any agreement or arrangement with any person or entity, except, in any such case, in connection with its organization or the negotiation of this Agreement, the Voting Agreement, the Employment Arrangements, the financing of the transactions contemplated hereby and the performance thereof.

     SECTION 4.2 Authority Relative to This Agreement. Newco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Newco and the consummation by Newco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Newco and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Newco enforceable against it in accordance with its terms.

     SECTION 4.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Newco does not and will not: (i) conflict with or violate the certificate of incorporation or by-laws of Newco; (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (ii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, ordinance, judgment, arbitral award or decree applicable to Newco or by which it or any of its properties are bound or affected; or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, alteration, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Newco pursuant to, any loan, credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, concession, franchise or other instrument or obligation to which Newco is a party or by which Newco or any of its properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger.

     (b) The execution, delivery and performance of this Agreement by Newco and the consummation of the transactions contemplated hereby by Newco do not and will not require any consent, approval, authorization, order or permit of, action by, registration, declaration or filing with or notice or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, the HSR Act, and state securities or "Blue Sky" laws, (ii) the filing and recordation of appropriate merger or other documents as required by the DGCL, and (iii) such consents, approvals, authorizations, orders, permits, actions, registrations, declarations, filings, notices or notifications the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent the consummation of the Merger.

     SECTION 4.4 Form S-4; Proxy Statement. None of the information supplied in writing by Newco specifically for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

     SECTION 4.5 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Newco. A copy of the fee arrangement has previously been provided to the Company. Unless the Merger is consummated, the Company shall not be responsible for the payment of any such fees to Goldman, Sachs & Co.

     SECTION 4.6 Financing. Attached as Annexes A-1 to A-3 of the Disclosure Schedule are true and complete copies of the letters, dated the date hereof, issued in connection with the financing of the transactions contemplated by this Agreement. The terms and conditions of the letters attached as Annexes A-1 to A-3 of the Disclosure Schedule are satisfactory to Newco. As of the date of this Agreement, Newco has been advised by its independent accountants that such accountants believe the Merger will be recorded as a recapitalization for financial reporting purposes.

     SECTION 4.7 Newco Not an Interested Stockholder. As of the date of this Agreement, to the knowledge of Newco, neither Newco nor any of its affiliates is an "interested stockholder" as such term is defined in Section 203 of the DGCL.

     SECTION 4.8 Solvency of the Company Following the Merger. Newco believes that, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated hereby, the Company will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

                                   ARTICLE 5.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1 Conduct of Business Pending the Merger. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, unless Newco gives its prior written consent, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and in compliance with applicable laws; and the Company and its Subsidiaries shall each use its reasonable best efforts
(i) to preserve substantially intact the business organization of the Company and its Subsidiaries,

(ii) to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and (iii) to preserve the present relationships of the Company and its Subsidiaries with customers, distributors, licensors, designers and suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. Except as expressly contemplated by this Agreement, by way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, except as set forth in
Section 5.1 of the Disclosure Schedule, directly or indirectly take, or propose or commit to take, any of the following actions without the prior written consent of Newco:

          (a) amend or otherwise change the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries;

          (b) issue, deliver, sell, lease, sell and leaseback, pledge, mortgage, dispose of or encumber or subject to any Lien, or authorize or commit to the issuance, delivery, sale, lease, sale/leaseback, pledge, mortgage, disposition or encumbrance of or to the subjection to any Lien, (A) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest (including but not limited to stock appreciation rights or phantom stock) of the Company or any of its Subsidiaries (except for the issuance and delivery of shares of Company Common Stock issuable in accordance with the terms of Options outstanding as of the date hereof, and upon the terms in effect as of the date hereof) or (B) any assets of the Company or any of its Subsidiaries, other than inventory or other assets sold, leased or disposed of in the ordinary course of business consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company and/or other direct or indirect wholly owned Subsidiaries of the Company;

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), other than in connection with the exercise of Options outstanding on the date hereof pursuant to Section 8.3 of the Stock Plan;

          (e) (i) other than with respect to borrowings and repayments in the ordinary course of business under the lines of credit listed on Schedule 5.1(e)(i) (which borrowings shall not in aggregate amount exceed $18 million in U.S. dollars at any one time outstanding and shall not have interest rate periods extending beyond the Effective Time), repurchase, repay, incur or cause or permit to exist any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any person other than the Company or a direct or indirect wholly owned Subsidiary of the Company; (ii) enter into, terminate, waive, modify or amend any material contract, license or agreement, other than in the ordinary course of business consistent with past practice; or (iii) except as set forth in the Company's capital budget which is set forth in Section 5.1(e)(iii) of the Disclosure Schedule, authorize any single expenditure for any capital or acquisition (including without limitation any acquisition of any corporation, partnership or other business enterprise or division thereof by share purchase, merger, consolidation or otherwise) other than capital expenditures not to exceed $50,000 individually or $200,000 in the aggregate;

          (f) (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries, who are not directors or officers of the Company, in the ordinary course of business and consistent in all material respects with the Company's budget, (ii) grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into or modify in any material or economic respect any employment, consulting or severance agreement or arrangement with, any present or former director, officer or other employee of the Company or any of its Subsidiaries, except for the granting of severance or termination pay, in the ordinary course of business consistent with past practice, to nonexecutive employees who are terminated by the Company after the date hereof, (iii) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or (iv) terminate the existing employment arrangements with any of the individuals listed in Section 5.1(f) of the Disclosure Schedule or take any action that would constitute a breach of any such arrangements or take any action (other than consummation of the Merger) which would cause any change-of-control, severance or similar payment to be payable to any such individual or make any payment of any bonus or other extraordinary or termination payment which such individual has agreed to waive, modify or amend in connection with the Employment Arrangements;

          (g) except as may be required as a result of a change in law or in generally accepted accounting principles, change in any material respect any of the accounting practices or principles used by it;

          (h) make any material tax election or settle or compromise any material Federal, state, local or foreign Tax liability;

          (i) settle or compromise any pending or threatened suit, action or claim for in excess of $100,000 per suit, action or claim, and $250,000 in the aggregate, or which relates to the transactions contemplated hereby;

          (j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than this Agreement and the Merger); or

          (k) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(j).

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Stockholders Meeting. The Company, acting through its Board of Directors, will, as promptly as practicable following the date of effectiveness of the Form S-4 and in consultation with Newco, (i) duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering and adopting and approving this Agreement and the transactions contemplated hereby (the "Stockholders Meeting") and (ii) (A) include in the Proxy Statement the unanimous recommendation of the Board of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby and the written opinion of the Company Financial Advisor that the Cash Election Price to be received by the stockholders of the Company, other than the Stockholder, pursuant to the Merger, is fair to such stockholders from a financial point of view, (B) include along with the Proxy Statement a Form of Election, and (C) use its best efforts to hold such meeting and obtain the necessary approval of this Agreement and the transactions contemplated hereby by its stockholders, as soon as practicable after the date hereof.

     SECTION 6.2 Form S-4 and Proxy Statement. Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. The Company shall use its best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the registration and qualification in connection with the Merger of capital stock of the Company following the Merger. The information provided by the Company for use in the Form S-4, and to be supplied by Newco in writing specifically for use in the Form S-4, shall, at the time the Form S-4 becomes effective and on the date of the Stockholders Meeting referred to above, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company and Newco each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading. The foregoing notwithstanding, from and after the Effective Time, the Company will have no obligation to maintain the registration of the Company Common Stock or to make any further filings under any federal or state securities or "Blue Sky" laws with respect to the Company Common Stock, except as may then be required by law, and, to the extent not prohibited by applicable law, may terminate any such prior registration. Newco and the Company will cooperate with each other in the preparation of the Proxy Statement and the Form S-4; without limiting the generality of the foregoing, the Company will immediately notify Newco of the receipt of any comments from the SEC, the effectiveness of the Form S-4 and any request by the SEC for any amendment to the Proxy Statement or the Form S-4 or for additional information. All filings with the SEC, including the Proxy Statement and the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Newco. Newco will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with Newco, to respond promptly to any comments made by the SEC with respect to the Proxy Statement (and any preliminary version thereof filed by it) and the Form S-4.

     SECTION 6.3 Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors, environmental auditors, counsel, financial advisors and other agents to, afford Newco and its representatives and potential financing sources, reasonable access at all reasonable times to its officers, employees, agents, properties, offices, warehouses and other facilities and to all books, contracts and records, and shall furnish Newco and such financing sources with all financial, operating and other data and information as Newco, its representatives or such financing sources may from time to time reasonably request. During such period, the Company shall, and shall cause its Subsidiaries, officers, employees and representatives to, furnish promptly to Newco a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities or "Blue Sky" laws.

     (b) Each of the Company and Newco agrees with respect to all confidential information relating to the other party (the "Disclosing Party") that is or has been furnished or disclosed to the first party (the "Receiving Party") on, after or before the date hereof including, but not limited to, information regarding the Disclosing Party's organization, personnel, business activities, customers, policies, assets, finances, costs, sales, revenues, rights, obligations, liabilities and strategies ("Confidential Information"), that, unless and until the transactions contemplated by this Agreement shall have been consummated, (1) such Confidential Information is confidential and/or proprietary to the Disclosing Party and entitled to and shall receive treatment as such by the Receiving Party and (2) the Receiving Party will, and will require all of its directors, officers, employees, representatives, stockholders, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) who have access to such Confidential Information to, hold in confidence and not disclose to others nor use (except in respect of the transactions contemplated by this Agreement or as required by law or in a court, administrative, or regulatory proceeding) any such Confidential Information; provided, however, that the Receiving Party shall not have any restrictive obligation with respect to any Confidential Information which (x) is or becomes publicly known through no wrongful act or omission of, or violation of the terms hereof by, the Receiving Party or (y) becomes known to the Receiving Party from a source which, to the best of the Receiving Party's knowledge, has no confidentiality obligation with respect to such Confidential Information at the time of receipt of such Confidential Information. The Receiving Party shall provide Confidential Information only to its directors, officers, employees, representatives, stockholders, agents, advisors (including attorneys, accountants, consultants, bankers and financial advisors) and potential financing sources who have a need to know such Confidential Information in connection with the transactions contemplated by this Agreement.

     (c) No investigation pursuant to this Section 6.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     SECTION 6.4 No Solicitation. (a) The Company and its Subsidiaries and their respective officers, directors, employees, representatives, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Transaction (as defined below). The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents, representatives or advisors (including attorneys, accountants, consultants, bankers and financial advisors), directly or indirectly, to, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its Subsidiaries or acquisition or exchange of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or its Subsidiaries, or any combination of the foregoing (an "Acquisition Transaction"), or negotiate, explore or otherwise engage in substantive discussions with any person (other than Newco) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated hereby; provided that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any party who delivers a bona fide written proposal for an Acquisition Transaction if the Company's Board of Directors determines in good faith and upon the advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Company's Board of Directors and such a proposal is, in the opinion of the Company's Board of Directors, more favorable to the Company's stockholders (other than the Stockholder) from a financial point of view than the transactions contemplated by this Agreement.

     (b) From and after the execution of this Agreement, the Company shall immediately advise Newco in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Newco a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing. The Company shall promptly advise Newco of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto.

     SECTION 6.5 ESOP. The Company shall cooperate with Newco in taking all steps necessary or appropriate so that, effective as of the Effective Time, the Company's Employee Stock Ownership Plan (the "ESOP") shall be amended so as to
(i) eliminate the right of participants in the ESOP to receive distributions in the form of employer securities, (ii) terminate the status of the ESOP as an employee stock ownership plan, (iii) provide that the Merger Consideration received by the ESOP in the Merger shall not be reinvested in employer securities, (iv) freeze benefit accruals under the ESOP, and (v) vest all participants in the ESOP in their account balances in the ESOP.

     SECTION 6.6  Directors' and Officers' Indemnification and
Insurance. (a) For six years after the Effective Time, the Company shall indemnify all present and former directors, officers, employees and agents of the Company for acts or omissions occurring prior to the Effective Time to the fullest extent now provided in the Company's certificate of incorporation and by-laws consistent with applicable law, to the extent such acts or omissions are uninsured (provided, that to the extent that during any such period insurance does not fully indemnify any person contemplated to be indemnified in accordance with the terms of this Section 6.6, the Company shall indemnify such person in accordance with such terms), and shall, in connection with defending against any action for which indemnification is available hereunder, and subject to Section 6.6(c) hereof, reimburse and advance expenses to such officers, directors, employees and agents, from time to time upon receipt of reasonably sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such officers, directors, employees and agents in connection with such defense;

provided that such advancement and reimbursement shall be conditioned upon such officer's, director's, employee's or agent's agreement promptly to return such amounts to the Company if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer or director in the manner contemplated hereby is prohibited by applicable law. In addition to the foregoing, the Company will comply with its obligations under the indemnification agreements referred to in item A.2. of Section 3.9 of the Disclosure Schedule, subject to the terms and provisions thereof.

     (b) The Company shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than those policies maintained by the Company at the date hereof, with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under the current policies of directors' and officers' liability insurance; provided that (i) the Company following the Merger shall not be required to spend in excess of a $770,000 annual premium therefor; provided further that if the Company following the Merger would be required to spend in excess of a $770,000 premium per annum to obtain insurance having the maximum available coverage under the current policies, the Company will be required to spend $770,000 to maintain or procure insurance coverage pursuant hereto, subject to availability of such (or similar) coverage and (ii) such policies may in the sole discretion of the Company be one or more "tail" policies for all or any portion of the full six year period.

     (c) In furtherance of and not in limitation of the preceding paragraphs, Newco agrees that the officers and directors of the Company who are defendants in all litigation commenced by stockholders of the Company, whether before or after the date of this Agreement, with respect to (x) the performance of their duties at or prior to the Effective Time as such officers and/or directors under Federal or state law (including without limitation litigation under Federal and state securities laws) or (y) this Agreement, the Voting Agreement and the transactions contemplated hereby (the "Subject Litigation") shall be entitled to be represented, at the reasonable expense of the Company, in the Subject Litigation by one counsel (and one local counsel in each jurisdiction in which a case is pending), each of which such counsel shall be selected by a plurality of such officer/director defendants, subject to the approval of the Company, which approval shall not be unreasonably withheld; provided that neither Newco nor the Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and that a condition to any further indemnification payments provided in Section 6.6(a) shall be that such officer/ director defendant shall not have settled any Subject Litigation without the consent of Newco and the Company; and provided further that neither Newco nor the Company shall have any obligation hereunder to any officer/director defendant when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such officer/director defendant in the manner contemplated hereby is prohibited by applicable law.

     SECTION 6.7 Notification of Certain Matters. The Company shall give prompt notice to Newco, and Newco shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company or Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.8 Further Action; Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Voting Agreement, including but not limited to (i) cooperation in the preparation and filing of the Form S-4, the Proxy Statement, any required filings under the HSR Act and any amendments to any thereof, (ii) determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination, amendment, alteration or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, and (iii) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, permits or authorizations. The Company shall not take any action to restrict, limit or prohibit Newco's ability to exercise all of its rights and obligations under the Voting Agreement, and the Company and its Board of Directors has provided and shall provide and maintain all approvals required under Section 203 of the DGCL in order to permit such exercise; provided, however, that the Company and its Board of Directors will not be prohibited from taking any action required by the Board of Directors' fiduciary duties it deems reasonably appropriate in response to Newco attempting to acquire any shares of Company Common Stock other than those subject to the option under Section 4 of the Voting Agreement (the "Voting Agreement Option"), except the Company and the Board of Directors will not revoke, amend or restrict the approvals under Section 203 of the DGCL referred to above, or attempt to assert that such approvals are not valid or are inapplicable.

     (b) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the shares of Company Common Stock from The Nasdaq Stock Market Inc.'s (the "NASDAQ") National Market, provided that such delisting shall not be effective until after the Effective Time. The parties also acknowledge that it is Newco's intent that the shares of retained Company Common Stock following the Merger will not be quoted on the NASDAQ National Market or listed on any national securities exchange.

     (c) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by Newco or its sources of financing. The parties acknowledge that the payment of any fees by the Company in connection with any commitment letters shall be subject to the occurrence of the Closing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Newco, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness or equipment leases of the Company and its Subsidiaries; provided that no such prepayment, redemption or renegotiation shall themselves actually be made effective until contemporaneous with or after the Effective Time.

     (d) The Company shall cooperate with any reasonable requests of Newco or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Newco and its affiliates and representatives with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to stockholders made in connection with the Merger. In furtherance of the foregoing, the Company shall provide to Newco, and Newco shall provide to the Company, for the prior review of Newco's and the Company's advisors, any description of the transactions contemplated by this Agreement which is meant to be disseminated.

     (e) (i) Newco hereby agrees to use its reasonable best efforts, subject to normal conditions, to arrange the financing described in Annexes A-1 and A-2 of the Disclosure Schedule in respect of the transactions contemplated by this Agreement, including using its reasonable best efforts (A) to assist the Company in the negotiation of definitive agreements with respect thereto and (B) to satisfy all conditions applicable to Newco in such definitive agreements. Newco will keep the Company informed of the status of its efforts to arrange such financing, including making reports with respect to significant developments. In the event Newco is unable to arrange any portion of such financing in the manner or from the sources originally contemplated,

Newco will use its reasonable best efforts, subject to normal conditions, to arrange any such portion from alternative sources on substantially similar terms to those contemplated in such Annexes A-1 and A-2.

          (ii) Subject to the Company having received the proceeds of the financing described in Section 7.2(f) on terms satisfactory to Newco, Newco at the Closing will be capitalized with an equity contribution of $67.5 million (including contributions of Company Common Stock by certain employee stockholders valued at the Cash Election Price per share and including issuances of restricted stock valued at the purchase price paid by investors purchasing shares of Newco for cash). Newco will be under no obligation pursuant to the preceding sentence unless and until the Company receives the proceeds of the financing described in Section 7.2(f) on terms satisfactory to Newco. In addition, Newco will be under no obligation under any circumstances to be capitalized with equity of more than $67.5 million (calculated as described above).

     (f) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

     SECTION 6.9 Public Announcements. Prior to the Effective Time, neither Newco nor the Company will issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, or the Voting Agreement, without the other party's prior consent, except as may be required by applicable law, court process or by obligations pursuant to its inclusion in the NASDAQ National Market. In addition to the foregoing, Newco and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 6.10 Disposition of Litigation. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Newco to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

     SECTION 6.11 Affiliates. Prior to the Closing Date, the Company shall deliver to Newco a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who makes a Mixed Election to deliver to Newco on or prior to the Closing Date a written agreement substantially in the form attached as Annex A hereto.

     SECTION 6.12 Stop Transfer Order. The Company shall notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (as defined in the Voting Agreement) and that the Voting Agreement places limits on the voting of the Subject Shares.

     SECTION 6.13 Transfer Taxes. Newco shall pay when due any and all transfer, documentary, sales, use, registration and other similar taxes (including without limitation any applicable stock transfer (except as provided in Section 2.5(b)) and real property taxes) and related amounts incurred as a result of the Merger and the transactions contemplated hereby.

     SECTION 6.14 Employee Plans and Benefits. (a) Subject to applicable law, the Company will honor in accordance with their terms all existing employment agreements and employee benefits plans between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries; provided that nothing in this Section 6.14(a) shall prevent the Company from amending or terminating any such agreements or plans in accordance with the terms thereof.

     (b) Newco agrees that, for at least two years from the Effective Time, subject to applicable law, the Company and its Subsidiaries will provide benefits to their employees as a group (and not necessarily on an individual-by-individual or group-by-group basis) which will, in the aggregate, be similar to those currently provided by the Company and its Subsidiaries to their employees; provided that the Company and its Subsidiaries will not be under any obligation to retain any employee or group of employees.

                                   ARTICLE 7

                              CONDITIONS OF MERGER

     SECTION 7.1  Conditions to Obligation of Each Party to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their best efforts to have any such injunction, order, restraint or prohibition vacated.

          (d) Form S-4. To the extent required by applicable law, the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "Blue Sky" and other state securities laws applicable to the registration and qualification of the retained Company Common Stock following the Merger shall have been complied with.

     SECTION 7.2 Conditions to Obligation of Newco. The obligation of Newco to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made at and as of the Closing. Newco shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect set forth in this paragraph.

          (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing (except for such failures to perform as, either individually or in the aggregate, have not had or would not reasonably be expected to have, a Material Adverse Effect).

          (c) Consents, Etc. Newco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that in any case, the consents and amendments set forth in Section 7.2(c) of the Disclosure Schedule shall have been obtained.

          (d) No Material Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement or seeking to obtain from Newco, the Company or any of their respective Subsidiaries or affiliates any damages that are material to any such party, (ii) seeking to prohibit or limit the ownership or operation by Newco, the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, (iii) seeking to impose limitations on the ability of Newco (or any designee of

     Newco pursuant to the Voting Agreement) or any stockholder of Newco or the Company to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Newco or any of its affiliates from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.

          (e) Affiliate Letters. Newco shall have received the agreements referred to in Section 6.11.

          (f) Financing. Newco and the Company shall have received the proceeds of financing on the terms and conditions set forth in Annexes A-1 through A-3 of the Disclosure Schedule or upon terms and conditions which are, in the reasonable judgement of Newco, substantially equivalent thereto, and to the extent that any terms and conditions are not set forth in Annexes A-1 through A-3 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to Newco.

          (g) Recapitalization Accounting. Newco shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes (provided that if Newco is advised that the SEC finally determines that recapitalization treatment will not be available, Newco will advise the Company within 30 days of receipt of such final determination whether it intends to waive such condition and if it advises the Company that it has determined not to so waive, the Company may terminate this Agreement pursuant to Section 8.1(c) as if the date of such advice from Newco was deemed to be December 31, 1997 for purposes of
     Section 8.1(c)).

          (h) Employees. Newco shall be reasonably satisfied that the Employment Arrangements are in full force and effect and that the individuals who are listed on Schedule 5.1(f) will be employed by the Company following the Effective Time pursuant to the Employment Arrangements and such employees will not have been paid nor have the right to receive any payment from Newco or the Company of any severance, change-of-control, or similar payments as a result, in whole or in part, of the consummation of any of the transactions contemplated hereby, except as expressly provided in the Employment Arrangements.

          (i) Mixed Consideration Election. Effective as of the Effective Time, the Stockholder shall have made and not revoked a Mixed Election with respect to at least 15,024,616 shares of Company Common Stock owned by the Stockholder immediately prior to the Effective Time.

          (j) Tax Indemnification Agreement. The Tax Indemnification Agreement, dated as of the date hereof, among the Company, the Estate of John A. Svenningsen and Christine Svenningsen shall be in full force and effect and enforceable by the Company following the Effective Time, in accordance with the terms as in effect on the date hereof and in the form provided to Newco on the date hereof, or as it may be amended with the consent of Newco.

     SECTION 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Newco set forth in this Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties of Newco set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made at and as of the Closing. The Company shall have received a certificate signed on behalf of Newco by a senior executive officer of Newco to the effect set forth in this paragraph.

          (b) Performance of Obligations of Newco. Newco shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing (except for such failures to perform as would not, either individually or in the aggregate, materially adversely affect the ability of Newco to consummate the transactions herein contemplated or to perform its obligations hereunder).

                                   ARTICLE 8

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) by mutual written consent of Newco and the Company;

          (b) by either Newco or the Company if any court of competent jurisdiction, arbitrator or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the transactions contemplated by this Agreement or the Voting Agreement, or otherwise altering the terms of any of the foregoing in any significant respect, and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (c) by either Newco or the Company if the Merger shall not have been consummated on or before December 31, 1997, provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date where such action or failure to act constitutes a breach of this Agreement;

          (d) by Newco if any required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof; or

          (e) by the Company if, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company approves an Acquisition Transaction, on terms which the Board of Directors of the Company has determined in good faith (i) to be more favorable to the Company and its stockholders (other than the Stockholder) than the transactions contemplated by this Agreement and (ii) based upon the advice of its outside counsel, that failing to approve such Acquisition Transaction and terminate this Agreement would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law; provided that the termination described in this Section 8.1(e) shall not be permissible unless and until the Company shall have provided Newco prior written notice at least three business days prior to such termination that the Board of Directors of the Company has authorized and intends to effect the termination of this Agreement pursuant to this Section 8.1(e), the Company shall otherwise be in compliance in all material respects with its obligations under this Agreement and on or prior to such termination the Company shall have paid to Newco the fee described in Section 8.3(a).

     SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall, except as provided in Section 9.1, forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 8.3 and Section 9.1; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

     SECTION 8.3 Fees and Expenses. (a) In the event that this Agreement is terminated pursuant to Section 8.1(e) hereof, then the Company shall, prior to such termination, pay Newco a termination fee of $8 million; provided, however, that if Newco exercises the Voting Agreement Option, promptly upon receipt by Newco of the shares subject to the Voting Agreement Option registered in the name of Newco or its designee, Newco shall return such termination fee to the Company; provided further that Newco shall not be required to return such termination fee or, if already returned, the Company shall again pay such termination fee to Newco, if the Company or its Board of Directors takes any affirmative action preventing or restricting Newco or its designee from acquiring shares of Company Common Stock (including pursuant to the tender offer contemplated by the Voting Agreement) in addition to the shares acquired pursuant to the Voting Agreement Option (provided that recommending not to tender in a tender offer or not recommending in favor of such tender offer, alone, shall not be deemed such an affirmative action).

          (b) In addition to any other amounts which may be payable or become payable pursuant to Section 8.3(c), the Company shall (provided that the Company is then in material breach of its representations, warranties, covenants or other obligations under this Agreement), promptly following termination of this Agreement pursuant to Section 8.1(c), but in no event later than two business days following a written request by Newco therefor, together with related bills or receipts, reimburse Newco and its affiliates, in an aggregate amount of up to $3 million, for all reasonable out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, financial printers, experts and consultants to Newco and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement and the financing thereof; provided that the Company shall not be required to make payment pursuant to this Section 8.3(b) if it is obligated to make the payment required pursuant to Section 8.3(a).

          (c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company shall pay the expenses of Goldman, Sachs & Co. referred to in Section 4.5.

     SECTION 8.4 Amendment. Subject to the following sentence, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment that by law would require the further approval by such stockholders may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     SECTION 9.1  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Articles 1 and 2, Sections 6.5 and 6.6 and Articles 8 and 9 shall survive the Effective Time and those set forth in Section 6.3(b) and Section 6.8(a) (as it relates to the Voting Agreement) and Articles 8 and 9 shall survive termination of this Agreement.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Newco:

        Confetti Acquisition, Inc.
        c/o GS Capital Partners II, L.P.
        85 Broad Street
        New York, NY 10004
        Attn: David J. Greenwald
        Telecopier No.: (212) 357-5505

        with a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, NY 10019
        Attn.: Mitchell S. Presser
        Telecopier No.: (212) 403-2000

        if to the Company:

        Amscan Holdings, Inc.
        80 Grasslands Road
        Elmsford, NY 10523
        Attn.: Corporate Secretary
        Telecopier No.: (914) 345-2056

        with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, NY 10022
        Attn.: Milton G. Strom
               Randall H. Doud
        Telecopier No.: (212) 735-2000

     SECTION 9.3 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (c) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1996 were prepared;

          (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

          (e) "Significant Subsidiary" has the meaning set forth in Section 1-02 of Regulation S-X promulgated by the SEC;

          (f) "Subsidiary" or "Subsidiaries" of any person means any other person in which such first person (either alone or through or together with any other Subsidiary of such person), owns, directly or indirectly, 50% or more of the stock or other equity interests or has the right, through ownership of equity, contractually or otherwise, to elect at least half of its Board of Directors or other governing body; and

          (g) "transactions contemplated hereby," "transactions contemplated by this Agreement" and other similar references shall include the Merger and all other actions and transactions contemplated by this Agreement, the Voting Agreement and the Employment Arrangements.

     SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 9.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Newco may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary or subsidiaries of Newco, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, with respect to the provisions of Sections 6.6 and 8.3, shall inure to the benefit of the persons or entities benefitting from the provisions thereof who are intended to be third-party beneficiaries thereof. Except as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of the State of Delaware are required to be applicable under applicable choice of law principles.

     SECTION 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                       [MERGER AGREEMENT SIGNATURE PAGE]

     IN WITNESS WHEREOF, Newco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CONFETTI ACQUISITION, INC.

                                          By: /s/  TERENCE M. O'TOOLE
                                            ------------------------------------
                                            Title:  Chairman of the Board
                                                  and President

                                          AMSCAN HOLDINGS, INC.

                                          By: /s/ GERALD C. RITTENBERG
                                            ------------------------------------
                                            Title:  President

                                                                         ANNEX A
                                                 TO AGREEMENT AND PLAN OF MERGER

                            FORM OF AFFILIATE LETTER

Gentlemen:

     The undersigned, a holder of shares of common stock, par value $.10 per share ("Company Stock"), of Amscan Holdings, Inc., a Delaware corporation (the "Company"), is entitled to retain and receive in connection with the merger (the "Merger") of the Company with Confetti Acquisition, Inc., a Delaware corporation, securities (collectively, the "Securities") of the Company. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933 (the "Act"), although nothing contained herein should be construed as an admission of such fact.

     If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer the Securities retained by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

     The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Securities retained by the undersigned pursuant the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to the Company or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

     In the event of a sale or other disposition by the undersigned of Securities pursuant to Rule 145, the undersigned will supply the Company with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto.

     The undersigned understands that the Company may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Securities sold as indicated in the letter.

     The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities retained by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to the Company from independent counsel reasonably satisfactory to the Company to the effect that such legends are no longer required for purposes of the Act.

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities and
(ii) the receipt by Newco of this letter is an inducement and a condition to Newco's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                                                         ANNEX I
                                                                      TO ANNEX A
                                                 TO AGREEMENT AND PLAN OF MERGER

[Name]

                                                                          [Date]

     On                the undersigned sold the securities ("Securities") of
Amscan Holdings, Inc. (the "Company") described below in the space provided for that purpose (the "Securities"). The Securities were retained by the undersigned in connection with the merger of Confetti Acquisition, Inc., a Delaware corporation, with and into the Company.

     Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

     The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

              [Space to be provided for description of securities]

                                                                       EXHIBIT A
                                                 TO AGREEMENT AND PLAN OF MERGER

                          CERTIFICATE OF INCORPORATION
                                       OF
                             AMSCAN HOLDINGS, INC.

                                   ARTICLE 1

     The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                             AMSCAN HOLDINGS, INC.

                                   ARTICLE 2

     The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                   ARTICLE 3

     The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the "DGCL").

                                   ARTICLE 4

     Section 4.1 The total number of shares of stock which the Corporation is authorized to issue is 50,000,000 shares of Common Stock, having a par value of $0.10 per share.

     Section 4.2 Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

                                   ARTICLE 5

     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the "Board"), and unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                   ARTICLE 6

     In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

                                   ARTICLE 7

     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                   ARTICLE 8

     Section 8.1 Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

     Section 8.2  Indemnification and Insurance.

     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

                                     * * *

                                                                         ANNEX B

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement") dated as of August 10, 1997, by and among Confetti Acquisition, Inc., a Delaware corporation ("Newco"), the Estate of John A. Svenningsen (the "Stockholder") and Christine Svenningsen (the "Individual").

     WHEREAS, Newco and Amscan Holdings, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement; provided that the terms Merger and Merger Agreement shall not include any amendments or modifications thereto unless such amendments and modifications have been approved in writing by the Stockholder and the Individual) providing for the merger (the "Merger") of Newco with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

     WHEREAS, the Stockholder beneficially owns 15,024,616 shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of Company Common Stock that the Stockholder acquires beneficial ownership of after the date hereof and during the term of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Newco has requested that the Stockholder and the Individual enter into this Agreement.

     NOW, THEREFORE, to induce Newco to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

     1. Representations and Warranties of the Stockholder and the Individual. Each of the Stockholder and the Individual hereby represents and warrants to Newco as of the date hereof as follows:

          (a) Authority; No Conflicts. The Stockholder, through its duly designated representative, the executrix, has the necessary legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Individual is the duly appointed executrix of the Stockholder and has the necessary legal capacity, power and authority to execute and deliver this Agreement (on behalf of herself individually and on behalf of the Stockholder as executrix of the Stockholder), to perform her individual obligations and as such executrix to perform the Stockholder's obligations hereunder and to consummate the transactions contemplated hereby on her individual behalf and on behalf of the Stockholder as the Stockholder's executrix. This Agreement has been duly authorized, executed and delivered by and on behalf of the Stockholder and by the Individual, and, assuming due authorization, execution and delivery by Newco, constitutes a legal, valid and binding obligation of the Stockholder and the Individual, enforceable in accordance with its terms. Except for the filings required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution and delivery of this Agreement by and on behalf of the Stockholder and by the Individual and the consummation by the Stockholder and the Individual of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by and on behalf of the Stockholder and by the Individual, the consummation of the transactions contemplated hereby and compliance with the terms hereof by the Stockholder and the Individual will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or the Individual or to the Stockholder's or the Individual's property or assets.

          (b) The Subject Shares. The Stockholder is the beneficial owner of the Subject Shares and has, and throughout the term of this Agreement will have, good and marketable title to the Subject Shares free and clear of all Liens and, upon delivery thereof to Newco against delivery of the consideration therefor pursuant to this Agreement, good and marketable title thereto, free and clear of all Liens (other than any arising as a result of actions taken or omitted by Newco), will pass to Newco. Each of the Stockholder and the Individual does not beneficially own any shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, other than the Subject Shares. The Stockholder (through the Individual as the executrix of the Stockholder) has the sole right and power to vote and dispose of the Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer (other than the provisions of the Securities Act) of any of the Subject Shares, except as contemplated by this Agreement.

          (c) Tax Indemnity. The Stockholder and the Individual have entered into a Tax Indemnity Agreement (the "Tax Indemnity") with the Company, a copy of which is attached as Schedule I hereto. Such agreement is in full force and effect and is a valid and binding agreement of the Stockholder and the Individual and enforceable in accordance with its terms against them and, if applicable, their respective successors, assigns, heirs, agents, representatives, beneficiaries (including trust beneficiaries), attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators, including any person to whom the proceeds of the sale of the Subject Shares may be distributed or contributed and any other person required to become an additional indemnitor pursuant to Article 4 thereof.

     2. Representations and Warranties of Newco. Newco hereby represents and warrants to the Stockholder and the Individual that Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by and on behalf of Newco and, assuming due authorization, execution and delivery by the Stockholder and the Individual, constitutes a legal, valid and binding obligation of Newco enforceable in accordance with its terms. Except for the filings required under the HSR Act,
(i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by and on behalf of Newco and the consummation by Newco of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Newco, the consummation of the transactions contemplated hereby nor the compliance with the terms hereof by Newco will conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Newco, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Newco or to Newco's property or assets. If the Option (as defined herein) is exercised, the Subject Shares will be acquired for investment for Newco's own account, not as a nominee or agent and not with a view to the distribution of any part thereof. Newco has no present intention of selling, granting any participation in or otherwise distributing the same nor does Newco have any contract, undertaking, agreement or arrangement with any person with respect to any of the Subject Shares. Newco further understands that the Subject Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom.

     3. Covenants of the Stockholder and the Individual. Until the termination of this Agreement in accordance with Section 8 hereof, the Stockholder and the Individual agree as follows:

          (a) Voting of Subject Shares. At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder and the Individual shall, and the Individual shall cause the Stockholder to, vote the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's or the Individual's vote, consent or other approval is sought, the Stockholder and the Individual shall, and the Individual shall cause the Stockholder to, vote the Subject Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder and the Individual hereunder and
     (ii) any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Newco or any designee thereof (a "Third Party"); (2) the acquisition by a Third Party of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole; (3) the acquisition by a Third Party of 10% or more of the outstanding shares of Company Common Stock; or
     (4) the repurchase by the Company or any of its subsidiaries of 10% or more of the outstanding shares of Company Common Stock; (B) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company's capital stock;
     (C) any change in the management or board of directors of the Company; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business. Each of the Stockholder and the Individual further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (b) Proxies. As security for the agreements of the Stockholder and the Individual provided for herein, the Stockholder and the Individual hereby grant to Newco a proxy to vote the Subject Shares as indicated in
     Section 3(a) above. The Stockholder and the Individual agree that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder or the Individual with respect to the Subject Shares.

          (c) Transfer Restrictions. Each of the Stockholder and the Individual agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder, pursuant to the terms of Mr. John A. Svenningsen's will or otherwise) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise, or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder and the Individual from performing their obligations under this Agreement.

          (d) Appraisal Rights. Each of the Stockholder and the Individual hereby irrevocably waives any rights of appraisal with respect to the Merger or rights to dissent from the Merger that the Stockholder and the Individual may have.

          (e) Election to Retain Company Common Stock. Each of the Stockholder and the Individual agrees to make a Mixed Election to retain Company Common Stock and to receive cash in the Merger pursuant to Section 2.1(c)(i) of the Merger Agreement with respect to all of the Subject Shares and agrees that the Stockholder and the Individual will request that all such Subject Shares be issued and registered in the name of "Estate of John A. Svenningsen." The shares of Company Common Stock which the Stockholder retains pursuant to Section 2.1(c)(i) of the Merger Agreement are herein referred to as the "Retained Shares."

          (f) Merger Agreement. Each of the Stockholder and the Individual accepts the terms and conditions of the Merger Agreement as they apply to the holders of shares of Company Common Stock.

          (g) Stockholders Agreement. The Stockholder agrees to execute and become a party to the Stockholders Agreement, by and among the Company (as the surviving company in the Merger) and certain stockholders and executives of the Company, at or following the Effective Time (as defined in the Merger Agreement), substantially in the form delivered as of the date hereof.

          (h) Affiliate Letter. The Stockholder shall deliver to Newco on or prior to the Closing Date (as defined in the Merger Agreement) a written agreement substantially in the form attached as Annex A to the Merger Agreement.

     4. Option.

     (a) The Stockholder and the Individual hereby grant to Newco (or its designee, provided such designee is an affiliate of the controlling stockholders of Newco), an irrevocable option to purchase the Subject Shares, on the terms and subject to the conditions set forth herein (the "Option").

     (b) The Option may be exercised by Newco, as a whole and not in part, at any time during the period commencing upon the occurrence of any of the following events and ending on the date which is the 90th calendar day following the first to occur of such events:

          (i) the Merger Agreement shall have been terminated by either the Company or Newco pursuant to Section 8.1(b) or (c) thereof (other than a termination by the Company pursuant to Section 8.1(c), which was based on an actual material breach by Newco of its obligations under the Merger Agreement (a "Newco Breach Termination"));

          (ii) the Merger Agreement shall have been terminated by Newco pursuant to Section 8.1(d) thereof; or

          (iii) the Merger Agreement shall have been terminated by the Company pursuant to Section 8.1(e) thereof.

     (c) If Newco wishes to exercise the Option, Newco shall send a written notice to the Stockholder and the Individual of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Option Closing Date") of the closing (the "Option Closing") of the purchase. The Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of
(i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 4(f).

     (d) At the Option Closing, the Stockholder and the Individual shall deliver to Newco (or its designee) all of the Subject Shares by delivery of a certificate or certificates evidencing such Subject Shares duly endorsed to Newco or accompanied by powers duly executed in favor of Newco, with all necessary stock transfer stamps affixed.

     (e) At the Option Closing, Newco shall pay to the Stockholder pursuant to the exercise of the Option, by wire transfer, cash in immediately available funds to the account of the Stockholder (such account to be specified in writing at least two days prior to the Option Closing, an amount equal to the product of $9.83 and the number of Subject Shares (the "Subject Purchase Price").

     (f) The Option Closing shall be subject to the satisfaction of each of the following conditions:

          (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option;

          (ii) any waiting period applicable to the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

          (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

     (g) Newco hereby agrees that, in the event that it purchases the Subject Shares pursuant to the Option, as promptly as practicable thereafter, Newco will make a tender offer for the remaining shares of Company Common Stock to the stockholders of the Company (the consummation of which shall be subject only to the condition that no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of such tender offer) pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Newco) will receive an amount of cash consideration per share of Company Common Stock equal to $16.50, and will take such actions as may be necessary or appropriate in order to effectuate such tender offer at the earliest practicable time.

     5. Further Assurances. Each of the Stockholder and the Individual will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, proxies, documents and other instruments as Newco or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     6. Stop Transfer Order. Each of the Stockholder and the Individual hereby authorizes and requests the Company's counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares).

     7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder, except as expressly provided herein with respect to Newco's rights under the Option, shall be assigned by any of the parties without the prior written consent of the other parties, except that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Newco. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their permitted assigns and their respective successors (including the Company as successor to Newco pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators. The Company shall be a beneficiary of and be entitled to enforce Newco's obligation under
Section 4(g) hereof.

     8. Termination. Except as set forth in Section 4, this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect immediately following the earliest to occur of (x) the Effective Time, (y) the 91st day following the termination of the Merger Agreement pursuant to Section 8.1(b), 8.1(c) (other than in the case of a Newco Breach Termination), 8.1(d) or 8.1(e) thereof or (z) the termination of the Merger Agreement pursuant to Section 8.1(a) thereof or Section 8.1(c) thereof (only in the case of a Newco Breach Termination). Notwithstanding the foregoing, in the event the Option shall have been exercised in accordance with Section 4, but the Option Closing shall not have occurred, the provisions of Sections 1 and 3 shall survive until the Option Closing. Nothing in this Section 8 shall relieve any party of liability for breach of this Agreement and the Stockholder and the Individual shall be jointly and severally liable for any breach of this Agreement by either of them.

     9. General Provisions.

     (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Newco in accordance with Section 9.2 of the Merger Agreement and to the Stockholder, the Individual or any acknowledging persons c/o Kurzman & Eisenberg, One North Broadway, White Plains, NY 10601,
Attn: Sam Eisenberg (Telecopier No.: (914) 285-9855) (or at such other address for a party as shall be specified by like notice).

     (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

     (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent the laws of the State of Delaware are required to be applicable under applicable choice of law principles.

     10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court of the United States located in the Southern District of the State of New York or in a New York state court located in Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the Southern District of the State of New York or any New York state court located in Manhattan in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the Southern District of the State of New York or a New York state court located in Manhattan and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                       [VOTING AGREEMENT SIGNATURE PAGE]

     IN WITNESS WHEREOF, Newco and the Stockholder have each caused this Agreement to be signed by its signatory thereunto duly authorized, and the Individual has signed this Agreement, each as of the date first written above.

                                          CONFETTI ACQUISITION, INC.

                                                /s/ TERENCE M. O'TOOLE
                                          --------------------------------------
                                          By: Terence M. O'Toole
                                          Title: Chairman of the Board
                                             and President

                                          THE ESTATE OF JOHN A. SVENNINGSEN

                                               /s/ CHRISTINE SVENNINGSEN
                                          --------------------------------------
                                          By: Christine Svenningsen
                                          Title: Executrix

                                               /s/ CHRISTINE SVENNINGSEN
                                          --------------------------------------
                                          Christine Svenningsen

     The following individuals, in their capacities as trustees or other fiduciaries (whether on the date hereof or at any point in the future) of any trust or similar instrument created by or at the instruction of, or under the last will and testament of, John A. Svenningsen or the Stockholder, acknowledge this Agreement and agree to be bound by the terms hereof in each such capacity, such agreement being for the benefit of each of the parties hereto, and such individuals further agree to cause any such trust or similar instrument upon its formation to become a party to this Agreement with the same obligations as the Stockholder and the Individual hereunder, and in accordance herewith have agreed to and acknowledged this Agreement:

                                          By:   /s/ CHRISTINE SVENNINGSEN
                                            ------------------------------------
                                            Dated: August 10, 1997
                                            Name: Christine Svenningsen
                                            Title: Trustee

                                          By:       /s/ FANNY WARREN
                                            ------------------------------------
                                            Dated: August 10, 1997
                                            Name: Fanny Warren
                                            Title: Trustee

                                                                      SCHEDULE I
                                                             TO VOTING AGREEMENT

                         TAX INDEMNIFICATION AGREEMENT

     This Indemnification Agreement ("Indemnification Agreement") is made and entered into as of August 10, 1997 by and between Amscan Holdings, Inc., a Delaware corporation ("Amscan"), on the one hand, and Christine Svenningsen (the "Individual") and the Estate of John A. Svenningsen (the "Estate" and together, jointly and severally, with the Individual, the "Svenningsen Indemnitors"), on the other.

     WHEREAS, effective as of July 31, 1996, Amscan Inc. was the surviving constituent corporation in the merger of Kookaburra USA, Ltd., Deco Paper Products, Inc. and Amscan Inc.;

     WHEREAS, as of December 18, 1996, Amscan acquired all of the business operations of Amscan Inc. (including Kookaburra USA, Ltd. and Deco Paper Products, Inc. which were previously merged into Amscan Inc.), Am-Source, Inc., Trisar, Inc., JCS Realty Corp. and SSY Realty Corp. (individually, a "Subject Company" and, collectively, the "Subject Companies");

     WHEREAS, prior to such acquisition, each of the Subject Companies had elected under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated and operated as S corporations (as defined in the Code and hereinafter referred to as "Subchapter S Corporations");

     WHEREAS, John A. Svenningsen ("Svenningsen"), the deceased spouse of the Individual and the decedent of the Estate was for a number of years the controlling shareholder of Amscan Inc., Kookaburra USA, Ltd., Deco Paper Products, Inc., Trisar, Inc., JCS Realty Corp. and SSY Realty Corp. and since 1993 owned a 50% interest in Am-Source, Inc.;

     WHEREAS, as of the date hereof, Amscan and Confetti Acquisition, Inc., a Delaware corporation ("Confetti"), have entered into a Merger Agreement (the "Merger Agreement") and in connection therewith, Confetti, the Individual and the Estate have entered into a Voting Agreement (the "Voting Agreement"), in each case dated as of the date hereof.

     NOW, THEREFORE, in consideration of the premises and mutual provisions hereinafter set forth, the parties hereto hereby agree as follows:

     ARTICLE I. AMSCAN INDEMNITY. Amscan will indemnify the Svenningsen Indemnitors for any increase in Svenningsen's Federal, state or other income tax liability (together with any penalties and interest thereon), to the extent such liability is attributable to an understatement of Svenningsen's share (in his capacity as a shareholder) of a Subject Company's income as previously reported to Svenningsen by a Subject Company on its Internal Revenue Service Form K-1 (or any similar state or other form) and for any Federal, state or other income tax liability of Svenningsen in respect of payments to Svenningsen pursuant to this
Article 1; provided, however, that Amscan's obligation to indemnify the Svenningsen Indemnitors shall be limited to the actual reduction in taxes to any of the Subject Companies (whether by reason of deduction, amortization, credit or otherwise) for a taxable year(s) which end(s) after December 18, 1996, and shall be reduced by any payments paid by Amscan pursuant to Article 1 of the Tax Indemnification Agreement, by and between Svenningsen and Amscan, dated as of December 18, 1996 (the "Svenningsen Indemnity Agreement").

     ARTICLE II. INDIVIDUAL AND ESTATE INDEMNITY. The Svenningsen Indemnitors will indemnify Amscan for Amscan's and its subsidiaries Federal, state or other income tax liability (together with any interest or penalties thereon) arising out of or resulting from a claim by any taxing authority that a Subject Company was not a Subchapter S Corporation for any period in which such Subject Company filed a tax return on which it claimed that it was a Subchapter S Corporation, provided, however, that the Svenningsen Indemnitors' obligation to indemnify Amscan shall be reduced by any payments paid by the Svenningsen Indemnitors pursuant to Article 2 of the Svenningsen Indemnity Agreement.

     ARTICLE III.  PROCEDURES RELATING TO INDEMNIFICATION.

     (a) Any party seeking indemnification pursuant to Article 1 or Article 2 hereof (in any case, the "indemnitee") from the other party or parties (the "indemnifying party or parties"), upon receipt of written notice from any taxing authority, shall promptly provide the indemnifying party with notice of such receipt including information of reasonable detail to apprise the indemnifying party of the nature of the proposed adjustments; provided, however, that failure to provide such notice promptly shall not relieve the indemnifying party of its obligations under Article 1 or Article 2 hereof, as applicable, except to the extent that such failure results in actual prejudice to the indemnifying party's ability to contest the matter to which such notice relates.

     (b) With respect to an audit by any taxing authority, the indemnifying party shall control all proceedings taken solely in connection with such audit (including, without limitation, selection of and payment for counsel reasonably acceptable to indemnitee) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the tax claimed and sue for a refund where applicable law permits such refund suits or contest the audit adjustments in any permissible manner; provided, however, that if (i) the results of such proceedings, suit, contest, claim, hearing, compromise or proposed settlement could reasonably be expected to have a material adverse effect on the assets, business, operations or financial condition of Amscan or the Svenningsen Indemnitors, or their ability to treat any income or losses in a particular manner for tax calculation purposes for taxable periods ending after December 18, 1996 or (ii) any such proceeding, suit, contest, claim, hearing, compromise or proposed settlement or procedure involves taxes other than taxes subject to indemnification, the parties hereto shall consult and mutually agree on a reasonable good faith basis upon all aspects of the conduct of such matters. The indemnitee and the indemnifying party shall cooperate in contesting any such audit, which cooperation shall include, without limitation, the retention and provision to the indemnifying party of records and information which are reasonably relevant to such audit and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such audit.

     ARTICLE IV. ADDITIONAL INDEMNITORS. Each of the Svenningsen Indemnitors agrees that it will not cause or permit the Estate to transfer, whether in one transfer or a number of transfers to a single transferee or a group of related transferees, any substantial amount of the property of the Estate, including, without limitation, (i) any shares of common stock of Amscan (the transfer of which is prohibited by the terms and conditions of the Voting Agreement prior to the Merger and thereafter will be subject to certain restrictions), (ii) any Merger Consideration (as defined in the Merger Agreement) received pursuant to the Merger (as defined in the Merger Agreement) and (iii) any direct or indirect proceeds of any of the foregoing or of any subsequent reinvestment thereof, unless, in each case, the transferee thereof agrees in writing for the benefit of Amscan to be jointly and severally liable with the Svenningsen Indemnitors pursuant to this Indemnification Agreement. Each of the Svenningsen Indemnitors agrees not to take any action (including any transfers of assets) which has the effect of frustrating or otherwise significantly diminishing any of the respective rights of, or protections afforded hereunder to, the parties to this Indemnification Agreement.

     ARTICLE V. GOVERNING LAW. This Indemnification Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     ARTICLE VI.  NOTICES.   All notices or other communications provided for
under this Indemnification Agreement shall be given in writing and shall be delivered personally or sent by first class or overnight mail (prepaid postage and return receipt requested) or facsimile transmission to the other parties at the following addresses or to such other addresses as to which a party has given notice as provided herein.

         If to Amscan:

         Amscan Holdings, Inc.
         80 Grasslands Road
         Elmsford, NY 10523
         Attention: Corporate Secretary
         Facsimile: (914) 345-2056

         If to the Estate, the Trustees,
           the Trusts or the Individual:

         c/o Kurzman & Eisenberg
         One North Broadway
         White Plains, NY 10601
         Attn: Sam Eisenberg
         Telecopier No.: (914) 285-9855

         If to Confetti:

         Confetti Acquisition, Inc.
         c/o GS Capital Partners II, L.P.
         85 Broad Street
         New York, NY 10004
         Attention: David J. Greenwald
         Facsimile: (212) 357-5505

         with a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Attention: Mitchell S. Presser
         Facsimile: (212) 403-2000

     ARTICLE VII. ASSIGNMENT; SUCCESSORS. Except as otherwise specifically provided herein, this Indemnification Agreement and any rights and obligations hereunder may not be assigned by any party hereto without the prior written approval of the other parties hereto, and any attempted assignment not in compliance with this Article shall be void and of no effect. This Indemnification Agreement shall be binding upon the parties hereto and each of their respective successors, assigns, heirs, agents, representatives, beneficiaries (including trust beneficiaries), attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators, including any person (as defined in the Merger Agreement) to whom the proceeds of the sale of the Subject Shares (as defined in the Voting Agreement) may be distributed or contributed and any other person required to become an additional indemnitor pursuant to Article 4 hereof.

     ARTICLE VIII. COSTS. In any proceeding to enforce any rights under this Indemnification Agreement by legal proceedings or otherwise, the prevailing party shall be reimbursed by the defaulting party for all of the costs and expenses of the prevailing party in pursuing such proceeding, including, without limitation, reasonable attorneys' or solicitors' fees.

     ARTICLE IX. PARTIES NOT PARTNERS. Nothing contained in this Indemnification Agreement shall constitute a partnership or other agency agreement between the parties hereto or their respective subsidiaries or any of them, nor shall anything contained in this Indemnification Agreement give any of the parties hereto or any of the respective subsidiaries the right to bind, or pledge the credit of, any of the other parties hereto or any of their respective subsidiaries.

     ARTICLE X. ANNUAL REVIEW. This Indemnification Agreement may be amended by mutual consultation between the parties, evidenced in a writing signed by all parties, and the parties agree to engage in mutual consultation in good faith during each annual period from the date hereof at the request of any party to maintain in this Indemnification Agreement the principles of fairness and equity, and to amend this Indemnification Agreement accordingly.

     ARTICLE XI. SEVERABILITY. If any provision in this Indemnification Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Indemnification Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect unless the severance of the invalid or unenforceable provision would unreasonably frustrate the commercial purposes of this Indemnification Agreement. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

     ARTICLE XII. WAIVER. The waiver by any party of a breach or default of any of the provisions of this Indemnification Agreement by any other party shall not be construed as a waiver of any succeeding breach of the same or other provisions nor shall any delay or omission on the part of any party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any breach or default by any other party. Confetti is an intended third party beneficiary of this Indemnification Agreement, and no waiver, amendment or modification of this Indemnification Agreement or the rights or obligations of the parties hereto shall be valid without the prior written consent of Confetti.

     ARTICLE XIII. ENTIRE AGREEMENT. This Indemnification Agreement constitutes the entire and only agreement between the parties hereto relating to the subject matter hereof and overrides and supersedes any prior arrangements or oral discussions and shall not be modified except in writing by agreement between the parties; provided, however, that the Svenningsen Indemnity Agreement remains a separate valid and binding agreement between the parties thereto enforceable in accordance with its terms.

     ARTICLE XIV. SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Indemnification Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Indemnification Agreement and to enforce specifically the terms and provisions of this Indemnification Agreement in any Federal court of the United States located in the Southern District of the State of New York or in a New York state court located in Manhattan, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(i) consents to submit such party to the personal jurisdiction of any Federal court located in the Southern District of the State of New York or any New York state court located in Manhattan in the event any dispute arises out of this Indemnification Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Indemnification Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the Southern District of the State of New York or a New York state court located in Manhattan and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Indemnification Agreement or any of the transactions contemplated hereby.

     ARTICLE XV. EFFECTIVENESS. The effectiveness of this Indemnification Agreement is contingent upon the Closing and the effectiveness of the Merger (as such terms are defined in the Merger Agreement) or upon the exercise by Newco or its designee of the Option (as defined in the Voting Agreement). If the Closing does not occur and the Merger Agreement is terminated, and if Newco (or its designee) does not exercise the Option, then this Indemnification Agreement shall have no effect and shall be void ab initio without any party hereto having any liability to any other party hereto.

     IN WITNESS WHEREOF, the parties have caused this Indemnification Agreement to be executed and delivered as of the day and year first above written.

                                          AMSCAN HOLDINGS, INC.

                                          By:   /s/ GERALD C. RITTENBERG

                                            ------------------------------------
                                            Name: Gerald C. Rittenberg
                                            Title: Acting Chairman of the Board
                                               and President

                                          THE ESTATE OF JOHN A. SVENNINGSEN

                                          By:   /s/ CHRISTINE SVENNINGSEN

                                            ------------------------------------
                                            Name: Christine Svenningsen
                                            Title: Executrix

                                               /s/ CHRISTINE SVENNINGSEN

                                          --------------------------------------
                                          Christine Svenningsen

                 [TAX INDEMNIFICATION AGREEMENT SIGNATURE PAGE]

     The following individuals, in their capacities as trustees or other fiduciaries (whether on the date hereof or at any point in the future) of any trust or similar instrument created by or at the instruction of, or under the last will and testament of, John A. Svenningsen or the Estate, acknowledge this Indemnification Agreement and agree to be bound by the terms hereof in each such capacity, such agreement being for the benefit of each of the parties hereto, and such individuals further agree to cause any such trust or similar instrument upon its formation to become a party to this Indemnification Agreement as an additional indemnitor pursuant to Article 4 hereof (and as if a Svenningsen Indemnitor hereunder) and in accordance herewith have agreed to and acknowledged this Indemnification Agreement:

                                          By:   /s/ CHRISTINE SVENNINGSEN

                                            ------------------------------------
                                            Dated: August 10, 1997
                                            Name: Christine Svenningsen
                                            Title: Trustee

                                          By:       /s/ FANNY WARREN

                                            ------------------------------------
                                            Dated: August 10, 1997
                                            Name: Fanny Warren
                                            Title: Trustee

                                                                         ANNEX C

  [WASSERSTEIN PERELLA & CO]
                                                Wasserstein, Perella & Co., Inc.
                                                31 West 52nd Street
                                                New York, New York 10019
                                                Tel: (212) 969-2700

                                                                 August 10, 1997

Board of Directors
Amscan Holdings, Inc.
80 Grasslands Road
Elmsford, New York 10523

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.10 per share (the "Shares"), of Amscan Holdings, Inc. (the "Company") (other than Shares owned by the estate of John A. Svenningsen, referred to herein as the "Principal Stockholder") of the Cash Consideration (as hereinafter defined) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 10, 1997 (the "Merger Agreement"), between the Company and Confetti Acquisition, Inc. ("Newco"). The Merger Agreement provides for, among other things, a merger of Newco with and into the Company (the "Merger") whereby each Share, except as otherwise provided in the Merger Agreement, will be converted, at the election of the holder thereof, into either
(a) the right to receive $9.33 per Share in cash plus a retained interest in the Company equal to one Share for every 150,000 Shares elected (the "Cash and Equity Consideration") or (b) the right to receive $16.50 per Share in cash (the "Cash Consideration"), subject to certain procedures contained in the Merger Agreement, as to which procedures we express no opinion. We understand that pursuant to a Voting Agreement, dated as of August 10, 1997, among Newco, the Principal Stockholder and Christine Svenningsen, the Principal Stockholder, which owns approximately 71% of the outstanding Shares, will agree to elect to receive the Cash and Equity Consideration in exchange for all of its Shares pursuant to the Merger. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed and analyzed the financial terms and conditions of a draft of the Merger Agreement, and for purposes thereof, we have assumed that the final form of the Merger Agreement will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the party goods industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us and we have assumed, with your consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We have assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

     It should be noted that in the context of our current engagement by the Company, we have not been authorized to and have not solicited alternative offers for the Company or its assets, or investigated any other alternative transactions that may be available to the Company.

     We are acting as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services, a major portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion addresses only the fairness from a financial point of view to the stockholders of the Company other than the Principal Stockholder of the Cash Consideration to be received by such stockholders pursuant to the Merger. We do not express any opinion as to the fairness of the Cash and Equity Consideration to be received by the Principal Stockholder or any other stockholders pursuant to the Merger, nor do we express any opinion as to the fairness of the aggregate consideration to be paid by Newco pursuant to the Merger. Our opinion also does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement.

     It is understood that this letter is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be relied upon by any other person, and except for inclusion in its entirety in a registration statement or proxy statement or both relating to the Merger, the opinion may not be quoted, used or reproduced for any other purpose without our prior written consent.* This opinion does not constitute a recommendation to any stockholder which respect to how such holder should vote with respect to the Merger, or with respect to whether such holder should elect to receive the Cash and Equity Consideration or the Cash Consideration pursuant to the Merger, and should not be relied upon by any stockholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Cash Consideration to be received by the stockholders of the Company, other than the Principal Stockholder, pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          WASSERSTEIN PERELLA & CO., INC.
---------------
* As described on page 29 of the proxy statement relating to the merger, "The letter agreement, dated as of July 8, 1997, pursuant to which Wasserstein Perella was retained by the Company (the "Letter Agreement"), and the Wasserstein Perella opinion state that the fairness opinion rendered by Wasserstein Perella to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be relied upon by any other person. It is Wasserstein Perella's position that its duties in connection with its fairness opinion are solely to the Company, and that it has no legal responsibility to any other persons, including the Company's stockholders, under New York state law, the governing law of the Letter Agreement. Wasserstein Perella intends to assert the substance of the foregoing disclaimer as a defense to any claims that might be brought against it by stockholders with respect to its fairness opinion. However, since no New York state court has definitively ruled on the availability to a financial adviser of an express disclaimer as a defense to stockholder liability with respect to its fairness opinion, this issue necessarily would have to be resolved by a court of competent jurisdiction. In any event, the availability or non-availability of such a defense will have no effect on Wasserstein Perella's rights and responsibilities under the federal securities laws, or the rights and responsibilities of the Board of Directors under governing state law or under the federal securities laws."

                                                                         ANNEX D

               SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
                    STATE OF DELAWARE RELATING TO THE RIGHTS
                           OF DISSENTING STOCKHOLDERS

262  APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY
                             AMSCAN HOLDINGS, INC.

                                     PROXY
             SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                        SPECIAL MEETING OF STOCKHOLDERS
                              ON DECEMBER 17, 1997
    The undersigned stockholder of Amscan Holdings, Inc. (the "Company") hereby appoints Gerald C. Rittenberg, James M. Harrison and Frank A. Rosenberry, and each of them individually, with full power of substitution, the proxy of the undersigned, to vote all shares of Common Stock, par value $0.10 per share, of the Company which the undersigned is entitled, in any capacity, to vote at the Special Meeting of Stockholders to be held on December 17, 1997 and any and all adjournments or postponements thereof (the "Special Meeting"), with all powers the undersigned would possess if personally present, as follows:

1. To approve and adopt the Agreement and Plan of Merger, dated as of August 10, 1997 (the "Merger Agreement"), between the Company and Confetti Acquisition, Inc., a Delaware corporation ("Acquisition") affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co., and to approve the transactions contemplated thereby, including the merger of Acquisition with and into the Company, with the Company as the surviving corporation in the merger (the "Merger").

  [ ] FOR                       [ ] AGAINST                       [ ] ABSTAIN

2. In their discretion, upon all matters incident to the conduct of the Special Meeting and such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL AND
                                    ADOPTION
OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE
                                    MERGER.

                  (continued, and to be signed, on other side)

    This proxy, if properly executed and returned, will be voted in accordance with the instructions appearing on the proxy and at the discretion of the proxy holders as to any other matters that may properly come before the Special Meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT/PROSPECTUS DATED NOVEMBER 14, 1997, RELATING TO THE SPECIAL MEETING.

    PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY IN THE RETURN ENVELOPE whether or not you expect to attend the Special Meeting. You may nevertheless vote in person if you do attend.

                                         Date
                                         ---------------------------------------

                                         ---------------------------------------

                                         ---------------------------------------
                                                      Signature(s)

                                         Note: Please sign this proxy exactly as
                                         name appears hereon. If shares are held
                                         as joint tenants, both joint tenants
                                         should sign. Attorneys-in-fact,
                                         executors, administrators, trustees,
                                         guardians, corporation officers or
                                         others signing in a representative
                                         capacity should indicate the capacity
                                         in which they are signing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity at another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful.

     Section 145 of the DGCL also provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL also provides that to the extent that a director, officer, employee or agent of a corporation is successful on the merits or otherwise in the defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     In accordance with Section 145 of the DGCL, the Registrant's By-laws provide that the Registrant will indemnify, to the maximum extent permitted by applicable law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     The Registrant's By-laws also provide that expenses incurred by an officer or director in defending an action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person seeking indemnification to repay such amount in the event that it shall be ultimately determined that such person is not entitled to be indemnified by the Registrant by law or pursuant to the Registrant's By-laws. The Registrant's By-laws define the term "expenses" to include, without limitation, costs of and expenses incurred in connection with or in preparation for litigation, attorneys' fees, judgments, fines, penalties, amounts paid in settlement, excise taxes in respect of any employee benefit plan of the Registrant, and interest on any of the foregoing.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding certain illegal distributions) or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides that the personal liability of the Registrant's directors to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty by such director as a director is limited to the fullest extent permitted by Delaware law.

     The Registrant also maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by directors and officers of the Registrant in the performance of their duties.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

 2.1    --  Agreement and Plan of Merger, dated as of August 10, 1997, between Confetti
            Acquisition, Inc. and Amscan Holdings, Inc. (included as Annex A to the Proxy
            Statement/Prospectus).
 2.2    --  Voting Agreement, dated as of August 10, 1997, among Confetti Acquisition, Inc., the
            Estate of John A. Svenningsen and Christine Svenningsen (included as Annex B to the
            Proxy Statement/Prospectus).
 2.3    --  Form of Stockholders Agreement to be entered into among Amscan Holdings, Inc., GS
            Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs &
            Co. Verwaltungs GmbH and each of the individuals and the Estate of John A.
            Svenningsen listed on Schedule I thereto.
 3.1    --  Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit
            3(a) to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
 3.2    --  By-laws of the Registrant (incorporated by reference to Exhibit 3(b) to the
            Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
 5      --  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered.
 8      --  Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
10.1    --  Credit Agreement among Amscan Inc., Kookaburra USA Ltd., Deco Paper Products, Inc.,
            Trisar, Inc., the banks signatory thereto and The Chase Manhattan Bank N.A., dated as of September 20, 1995 (incorporated by reference to Exhibit 4(a) to Amendment No.
            1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.2    --  Amendment No. 1 to Credit Agreement among Amscan Holdings, Inc., Amscan Inc., Trisar
            Inc., the banks signatory thereto and The Chase Manhattan Bank, dated as of November
            14, 1996 (incorporated by reference to Exhibit 4(b) to Amendment No. 2 to the
            Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
10.3    --  Amendment No. 2 to Credit Agreement among Amscan Holdings, Inc., Amscan Inc., Trisar
            Inc., the banks signatory thereto and The Chase Manhattan Bank, dated as of December
            11, 1996 (incorporated by reference to Exhibit 4(c) to Amendment No. 2 to the
            Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
10.4    --  Employment Agreement by and between Amscan Holdings, Inc. and John A. Svenningsen, dated November 1, 1996 (incorporated by reference to Amendment No. 1 to Exhibit
            10(a) to the Registration's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.5    --  Employment Agreement by and between Amscan Holdings, Inc. and Gerald C. Rittenberg, dated October 9, 1996 (incorporated by reference to Exhibit 10(b) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).

10.6    --  Stock Agreement among Gerald C. Rittenberg, John A. Svenningsen and Amscan Inc.,
            dated October 9, 1996 (incorporated by reference to Exhibit 10(c) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.7    --  Employment Agreement by and between Amscan Inc. and William Wilkey, dated as of
            October 4, 1996 (incorporated by reference to Exhibit 10(e) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
10.8    --  Employment Agreement between Amscan Holdings, Inc. and James M. Harrison, dated as of February 1, 1997 (incorporated by reference to Exhibit 10(e) to the Registrant's
            Annual Report on Form 10-K for the year ended December 31, 1997).
10.9    --  1996 Stock Option Plan for Key Employees (incorporated by reference to Exhibit 10(h)
            to Amendment No. 2 to the Registrant's Registration Statement on Form S-1
            (Registration No. 333-14107)).
10.10   --  Lease between ACP East LLC and Amscan Inc., dated as of December 1, 1995, as amended
            (incorporated by reference to Exhibit 10(i) to Amendment No. 1 to the Registrant's
            Registration Statement on Form S-1 (Registration No. 333-14107)).
10.11   --  Lease between John Anders Svenningsen and Amscan Inc., dated March 1, 1995, as modified and amended (incorporated by reference to Exhibit 10(j) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.12   --  Lease between John Anders Svenningsen and Amscan Inc., dated November 9, 1995, as amended (incorporated by reference to Exhibit 10(k) to Amendment No. 1 to the
            Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
10.13   --  Tax Indemnification Agreement between Amscan Holdings, Inc. and John A. Svenningsen, dated as of December 18, 1996 (incorporated by reference to Exhibit 10(j) to the
            Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).
10.14   --  The MetLife Capital Corporation Master Lease Purchase Agreement between MetLife
            Capital Corporation and Amscan Inc., Deco Paper Products, Inc., Kookaburra USA Ltd.,
            and Trisar, Inc., dated November 21, 1991, as amended (incorporated by reference to
            Exhibit 10(n) to Amendment No. 2 to the Registrant's Registration Statement on Form
            S-1 (Registration No. 333-14107)).
10.15   --  Form of Indemnification Agreement between Amscan Holdings, Inc. and each of the directors of Amscan Holdings, Inc. (incorporated by reference to Exhibit 10(o) to
            Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Registration
            No. 333-14107)).
10.16   --  The Metlife Capital Corporation Master Lease Purchase Agreement between Metlife
            Capital Corporation and Amscan Inc., Deco Paper Products, Inc., Kookaburra USA Ltd.,
            and Trisar, Inc., dated November 21, 1995, as amended (incorporated by reference to
            Exhibit 10(n) to Amendment No. 2 to the Registrant's Registration Statement on Form
            S-1 (Registration No. 333-14107)).
10.17   --  Tax Indemnification Agreement, dated as of August 10, 1997, between the Registrant,
            Christine Svenningsen and the Estate of John A. Svenningsen (included as Schedule I to Annex B to the Proxy Statement/Prospectus).
12      --  Statement re Computation of Ratios.
21      --  Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Amendment
            No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
23.1    --  Consent of KPMG Peat Marwick LLP.
23.2    --  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5).
23.3    --  Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8).
24.1    --  Power of Attorney (included in the signature page of this Registration Statement).

99.1    --  Opinion of Wasserstein Perella & Co., Inc. (included as Annex C to the Proxy
            Statement/Prospectus).
99.2    --  Form of Election to be used in connection with the Merger.
99.3    --  Consent of Wasserstein Perella & Co., Inc.
99.4    --  Consent of Terence M. O'Toole.
99.5    --  Consent of Sanjeev Mehra.
99.6    --  Consent of Joseph P. DiSabato.

     (b) Financial Statement Schedules

     See the Schedule of Valuation and Qualifying Accounts included on page F-21 of the Proxy Statement/Prospectus.

     (c) A copy of opinion of Wasserstein Perella & Co., Inc. has been filed as exhibit 99.1 hereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding undertaking, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on November 14, 1997.

                                          AMSCAN HOLDINGS, INC.
                                          (Registrant)

                                          By: /s/ GERALD C. RITTENBERG
                                            ------------------------------------
                                              Name: Gerald C. Rittenberg
                                            Title: President and Acting Chairman
                                              of the Board

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Gerald C. Rittenberg and James M. Harrison, and each of them, as their attorneys-in-fact, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to execute one or more amendments (including post-effective amendments) to this Registration Statement and to file any such amendment, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  ------------------

         /s/ GERALD C. RITTENBERG           President and Acting Chairman   November 14, 1997
------------------------------------------    of the Board and a Director
           Gerald C. Rittenberg               (Principal Executive
                                              Officer)

          /s/ JAMES M. HARRISON             Chief Financial Officer and     November 14, 1997
------------------------------------------    Secretary (Principal
            James M. Harrison                 Financial Officer)
         /s/ MICHAEL A. CORREALE            Corporate Controller            November 14, 1997
------------------------------------------    (Principal Accounting
           Michael A. Correale                Officer)

           /s/ ALLYN H. POWELL              Director                        November 14, 1997
------------------------------------------
             Allyn H. Powell

                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  ------------------


         /s/ FRANK A. ROSENBERRY            Director                        November 14, 1997
------------------------------------------
           Frank A. Rosenberry

                                            Director
------------------------------------------
               John Tugwell

                               INDEX TO EXHIBITS

 2.1     -- Agreement and Plan of Merger, dated as of August 10,1997, between Confetti
            Acquisition, Inc. and Amscan Holdings, Inc. (included as Annex A to the Proxy
            Statement/Prospectus).
 2.2     -- Voting Agreement, dated as of August 10, 1997, among Confetti Acquisition, Inc., the
            Estate of John A. Svenningsen and Christine Svenningsen (included as Annex B to the
            Proxy Statement/Prospectus).
 2.3     -- Form of Stockholders Agreement to be entered into among Amscan Holdings, Inc., GS
            Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman, Sachs &
            Co. Verwaltungs GmbH and each of the individuals and the Estate of John A.
            Svenningsen listed on Schedule I thereto.
 3.1     -- Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit
            3(a) to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
 3.2     -- By-laws of the Registrant (incorporated by reference to Exhibit 3(b) to the
            Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
 5       -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the securities being registered.
 8       -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.
10.1     -- Credit Agreement among Amscan Inc., Kookaburra USA Ltd., Deco Paper Products, Inc.,
            Trisar, Inc., the banks signatory thereto and The Chase Manhattan Bank N.A., dated as of September 20, 1995 (incorporated by reference to Exhibit 4(a) to Amendment No.
            1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.2     -- Amendment No. 1 to Credit Agreement among Amscan Holdings, Inc., Amscan Inc., Trisar
            Inc., the banks signatory thereto and The Chase Manhattan Bank, dated as of November
            14, 1996 (incorporated by reference to Exhibit 4(b) to Amendment No. 2 to the
            Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
10.3     -- Amendment No. 2 to Credit Agreement among Amscan Holdings, Inc., Amscan Inc., Trisar
            Inc., the banks signatory thereto and The Chase Manhattan Bank, dated as of December
            11, 1996 (incorporated by reference to Exhibit 4(c) to Amendment No. 2 to the
            Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
10.4     -- Employment Agreement by and between Amscan Holdings, Inc. and John A. Svenningsen, dated November 1, 1996 (incorporated by reference to Amendment No. 1 to Exhibit
            10(a) to the Registration's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.5     -- Employment Agreement by and between Amscan Holdings, Inc. and Gerald C. Rittenberg, dated October 9, 1996 (incorporated by reference to Exhibit 10(b) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.6     -- Stock Agreement among Gerald C. Rittenberg, John A. Svenningsen and Amscan Inc.,
            dated October 9, 1996 (incorporated by reference to Exhibit 10(c) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.7     -- Employment Agreement by and between Amscan Inc. and William Wilkey, dated as of
            October 4, 1996 (incorporated by reference to Exhibit 10(e) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
10.8     -- Employment Agreement between Amscan Holdings, Inc. and James M. Harrison, dated as of February 1, 1997 (incorporated by reference to Exhibit 10(e) to the Registrant's
            Annual Report on Form 10-K for the year ended December 31, 1997).
10.9     -- 1996 Stock Option Plan for Key Employees (incorporated by reference to Exhibit 10(h)
            to Amendment No. 2 to the Registrant's Registration Statement on Form S-1
            (Registration No. 333-14107)).

10.10    -- Lease between ACP East LLC and Amscan Inc., dated as of December 1, 1995, as amended
            (incorporated by reference to Exhibit 10(i) to Amendment No. 1 to the Registrant's
            Registration Statement on Form S-1 (Registration No. 333-14107)).
10.11    -- Lease between John Anders Svenningsen and Amscan Inc., dated March 1, 1995, as modified and amended (incorporated by reference to Exhibit 10(j) to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
10.12    -- Lease between John Anders Svenningsen and Amscan Inc., dated November 9, 1995, as amended (incorporated by reference to Exhibit 10(k) to Amendment No. 1 to the
            Registrant's Registration Statement on Form S-1 (Registration No. 333-14107)).
10.13    -- Tax Indemnification Agreement between Amscan Holdings, Inc. and John A. Svenningsen, dated as of December 18, 1996 (incorporated by reference to Exhibit 10(j) to the
            Registrant's Annual Report on Form 10-K for the year ended December 31, 1996).
10.14    -- The MetLife Capital Corporation Master Lease Purchase Agreement between MetLife
            Capital Corporation and Amscan Inc., Deco Paper Products, Inc., Kookaburra USA Ltd.,
            and Trisar, Inc., dated November 21, 1991, as amended (incorporated by reference to
            Exhibit 10(n) to Amendment No. 2 to the Registrant's Registration Statement on Form
            S-1 (Registration No. 333-14107)).
10.15    -- Form of Indemnification Agreement between Amscan Holdings, Inc. and each of the directors of Amscan Holdings, Inc. (incorporated by reference to Exhibit 10(o) to
            Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Registration
            No. 333-14107)).
10.16    -- The Metlife Capital Corporation Master Lease Purchase Agreement between Metlife
            Capital Corporation and Amscan Inc., Deco Paper Products, Inc., Kookaburra USA Ltd.,
            and Trisar, Inc., dated November 21, 1995, as amended (incorporated by reference to
            Exhibit 10(n) to Amendment No. 2 to the Registrant's Registration Statement on Form
            S-1 (Registration No. 333-14107)).
10.17    -- Tax Indemnification Agreement, dated as of August 10, 1997, between the Registrant,
            Christine Svenningsen and the Estate of John A. Svenningsen (included as Schedule I to Annex B to the Proxy Statement/Prospectus).
12       -- Statement re Computation of Ratios.
21       -- Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Amendment
            No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No.
            333-14107)).
23.1     -- Consent of KPMG Peat Marwick LLP.
23.2     -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5).
23.3     -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8).
24.1     -- Power of Attorney (included in the signature page of this Registration Statement).
99.1     -- Opinion of Wasserstein Perella & Co., Inc. (included as Annex C to the Proxy
            Statement/Prospectus).
99.2     -- Form of Election to be used in connection with the Merger.
99.3     -- Consent of Wasserstein Perella & Co., Inc.
99.4     -- Consent of Terence M. O'Toole.
99.5     -- Consent of Sanjeev Mehra.
99.6     -- Consent of Joseph P. DiSabato.